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                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
  IN RE:                       NORTHERN DIVISION

                                        (S)

  DOW CORNING CORPORATION               (S)

                                                         CASE NO. 95-20512
                                        (S)


                                                              (CHAPTER 11)
   DEBTOR                               (S)

                                        (S)        JUDGE ARTHUR J. SPECTOR
                                        (S)


                    AMENDED JOINT DISCLOSURE STATEMENT WITH
                RESPECT TO AMENDED JOINT PLAN OF REORGANIZATION

           Barbara J. Houser                   Kenneth H. Eckstein
           Craig J. Litherland                 Jeffrey S. Trachtman
           David Ellerbe                       Philip Bentley
           Thomas S. Henderson                 KRAMER LEVIN NAFTALIS &
           SHEINFELD, MALEY & KAY,             FRANKEL LLP
           A PROFESSIONAL CORPORATION          919 Third Avenue
           1700 Pacific Avenue, Suite 4400     New York, New York 10022-3850
           Dallas, Texas 75201-4618


                                               ATTORNEYS FOR
           ATTORNEYS FOR                       OFFICIAL COMMITTEE
           DOW CORNING                         OF TORT CLAIMANTS
           CORPORATION

           DATED: February 4, 1999

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

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
                               TABLE OF CONTENTS

 PRELIMINARY STATEMENT.................................................     1
 ARTICLE I--PLAN OVERVIEW..............................................     2
 1.1  Summary of How Personal Injury Claims Are Treated Under the Plan.     2
      A.   Options Under the Plan......................................     2
      B.   Settlement..................................................     3
           1.   Breast Implant Claims..................................     3
                a.   Explantation Payment Option......................      3
                b.   Rupture Payment Option...........................      3
                      Disease Payment Option/Expedited Release Payment
                c.   Option...........................................      4
                     (1)Disease Payment Option........................      4
                     (2)Expedited Release Payment Option..............      5
           2.   Other Products Claims (TMJ, Hip, Knee, Etc.)...........     5
           3.   Silicone Material Claims...............................     6
           4.   Foreign Claimants......................................     6
           5.   Family Member Claims...................................     7
                a.   Consortium Claims................................      7
                b.   Children Direct Claims...........................      7
           6.   Procedure Under Settlement Facility....................     7
                a.   Use of MDL 926 Claims Office and Protocols.......      7
                b.   Administrators of the Settlement Facility........      7
                     (1)MDL 926 Court.................................      7
                     (2)Claims Administrator..........................      7
                     (3)Financial Advisor.............................      8
                     (4)Operations Manager............................      8
                     (5)Quality Control Supervisor....................      8
                     (6)Appeals Judge.................................      8
                c.   Processing of Settlement Claims..................      8
                d.   Review of Claims Office Decisions................      8
      C.   Litigation..................................................     8
           1.   The Litigation Facility................................     8
           2.   Processing of Claims in the Litigation Facility........     9
           Payment of Allowed Claims; First Priority and Second
      D.   Priority Payments...........................................     9
      E.   Funding.....................................................    10
      F.   Release of Dow Corning, the Shareholders, the Settling
           Insurers and Limited Release of Certain Third Parties.......    11
      G.   Effect on Non-Electing Claimants............................    12
      H.   Summary Is Not Controlling..................................    12
 1.2  Summary of How Physician Claims Are Treated Under the Plan.......    12
      A.   Definition of Physician Claims..............................    12
           1.   Physician Products Liability Reimbursement Claims......    12
           2.   Physician Tortious Conduct Claims......................    12
      B.   Classification of Physician Claims under the Plan...........    12
      C.   Treatment of Physician Claims under the Plan................    12
           1.   The Settlement Option..................................    12
                a.   Releases by the Settling Physician...............     12
                b.   Protections Afforded Settling Physicians.........     12
                c.   Settling Physicians Remain Exposed to Claims by
                     Non-Settling Personal Injury Claimants...........     13
           2.   The Litigation Option..................................    13
                a.   Litigation Procedure for Claims of Non-Settling
                     Physicians.......................................     13
                b.   Payment of Allowed Physician Claims..............     14
                c.   Treatment of Punitive Damage Claims of Non-
                     Settling Physicians..............................     14
           3.   The Election Process...................................    14

                                                                          Page i

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

      D.   Summary not Controlling......................................    15
 1.3  Summary of How Unsecured Claims Are Treated Under the Plan........    15
      A.   General......................................................    15
      B.   Summary Not Controlling......................................    15
      Summary of the Treatment of Claims Against, and Interests in, the
 1.4  Debtor............................................................    16
      A.   Treatment of Claims and Interests............................    16
      B.   Treatment of Tort Claims.....................................    20
 1.5  Alternatives to the Plan..........................................    22

 ARTICLE II--INTRODUCTION...............................................    23
 2.1  Purpose of Disclosure Statement...................................    23
 2.2  Explanation of Chapter 11.........................................    23
 2.3  Procedure for Filing Proofs of Claim and Proofs of Interest.......    24
      A.   Bar Date for Filing of All Proofs of Claim (Other Than
           Administrative Claims) and Proofs of Interest................    24
      B.   Confidentiality Regarding Filed Personal Injury Claims.......    24
      C.   Filing of Claims on Behalf of Personal Injury Claimants......    24
      D.   Bar Date for Administrative Claims...........................    25
      E.   Effect of Amendments to Schedules............................    25
      F.   Executory Contracts and Unexpired Leases.....................    25
      G.   Voting Procedures and Requirements...........................    25
           1.   Persons Entitled to Vote................................    25
           2.   Voting Instructions.....................................    26
                a.  Coded Ballots......................................     26
                b.  Returning Ballots..................................     26
           3.   Special Instructions for Holders of Public Debt Claims..    26
           4.   Public Debt Claims Held in Nominee Name.................    26
           5.   Incomplete or Irregular Ballots.........................    27
           6.   Ballot Retention........................................    27
           7.   Approval of Disclosure Statement........................    27
           8.   Confirmation Hearing....................................    27
           9.   Objections..............................................    27

 ARTICLE III--GENERAL INFORMATION ABOUT THE DEBTOR......................    29
 3.1  Dow Corning Corporation...........................................    29
      A.   Formation of DCC.............................................    29
           1.   DCC Management..........................................    29
                a.  Current DCC Officers...............................     29
                b.  Current DCC Directors..............................     30
           2.   Business of DCC and Its Subsidiaries....................    30
                a.  Raw Materials Used by DCC and Its Subsidiaries to
                    Manufacture Products...............................     30
                b.  Products Manufactured by DCC.......................     30
      B.   Distribution and Sale of Products............................    30
      C.   Research and Development Operations..........................    30
      D.   Corporate Organization of DCC and Its Operating Divisions....    31
      Corporate Organization of Non-Debtor Joint Ventures and
 3.2  Subsidiaries of DCC...............................................    31
 3.3  Breast Implant Litigation.........................................    33
      A.   Background...................................................    33
      B.   Procedural Posture of Silicone Gel Breast Implant Litigation.    33
           Substantive Allegations of Silicone Gel Breast Implant
      C.   Litigation...................................................    34
      D.   Attempted Global Settlement of the Breast Implant Litigation.    34
 3.4  Other Claims, Litigation and Investigations.......................    35
      A.   Other Implant Litigation.....................................    35
           1.   TMJ Claims..............................................    35
           2.   SJO Claims..............................................    35
           3.   LJO Claims..............................................    36
           4.   LTCI Claims.............................................    36

                                                                         Page ii

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

           Insurance Coverage for
           Products Liability
      B.   Claims................    36
                  General
                  Discussion of
           1.     Coverage.......    36
                  Litigation
                  Against
                  Insurance
           2.     Carriers.......    37
           Other Potential
           Product-Related
      C.   Claims................    37
      D.   Environmental Matters.    38
           Securities Laws Class
      E.   Action Lawsuits.......    38
 ARTICLE IV--TRANSACTIONS WITH
 JOINT VENTURES AND SUBSIDIARIES.    38
 4.1  General....................    38
      Intercompany Financings and
 4.2  Guarantees.................    38
      A.   Financings............    38
 4.3  Guarantees.................    39
 4.4  Product Sales and
      Miscellaneous Transactions
      Between the Debtor and Its
      Joint Ventures and
      Subsidiaries...............    40
 ARTICLE V--THE REORGANIZATION
 CASE............................    41
      Factors Precipitating the
      Filing of the
 5.1  Reorganization Case........    41
           Breast Implant
      A.   Litigation............    41
           Other Pending Products
           Liability Litigation
           and Potential
      B.   Litigation............    41
 5.2  The Debtor's Assets........    41
           Cash and Cash-
           Equivalent Assets and
      A.   Marketable Securities.    41
      B.   Inventory.............    41
      C.   Fixed Assets..........    41
           Intellectual Property
      D.   Rights................    42
      E.   Real Property Leases..    42
      F.   Insurance.............    42
      Significant Case
 5.3  Developments...............    42
           Commencement of the
      A.   Case..................    42
           Appointment of
      B.   Committees............    42
           DCC's Request to
           Transfer Breast
      C.   Implant Claims........    42
           Transfer of Other
      D.   Products Claims.......    43
      E.   Payment of Wages,
           Salaries, Expenses and
           Benefits for Employees
           and Retirees..........    43
           Exclusivity Matters;
           DCC's Prior Proposed
      F.   Plans.................    43
      G.   Insurance Settlements.    44
      H.   Bar Date Motions......    45
           Estimation
           Procedures/Scientific
           Advisory Panel
      I.   Motions...............    46
           Motion to Withdraw the
      J.   Reference.............    47
           MDL Registrations as
      K.   Proofs of Claim.......    47
           Omnibus Objection to
      L.   Implant Claims........    47
           Appointment of Judge
      M.   Pointer...............    48
           Appointment of
           Mediator and Agreement
           on Terms of Joint
      N.   Plan..................    48
           Appointment of Rule
           706 Panel in the MDL
      O.   Case..................    48

 ARTICLE VI--DESCRIPTION OF THE
 PLAN............................    49
 6.1  Classification of Claims
      and Interests..............    49
      A.   General...............    49
      B.   Unclassified Claims...    49
                  Administrative
           1.     Claims.........    49
                  Priority Tax
           2.     Claims.........    49
      C.   Classes...............    50
                  Class 1--Other
                  Priority
           1.     Claims.........    50
                  Class 2--
           2.     Secured Claims.    50
                  Class 3--
                  Convenience
           3.     Claims.........    50
                  Class 4--
                  Unsecured
           4.     Claims.........    50
                  Class 4A--
                  Prepetition
                  Judgment
           5.     Claims.........    52
                  Class 4B--DCC
                  Guaranty
           6.     Claims.........    52
                  Class 5--
                  Domestic Breast
                  Implant
                  Personal Injury
           7.     Claims.........    52

                                                                        Page iii

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                Classes 6.1 and
                6.2--Foreign Breast
                Implant Personal
            8.  Injury Claims......    52
                Class 6A--Quebec
                Class Action
                Settlement
            9.  Claimants..........    52
                Class 6B--Ontario
                Class Action
                Settlement
           10.  Claimants..........    52
                Class 6C--B.C.
                Class Action
                Settlement
           11.  Claimants..........    52
                Class 6D--Electing
                Australia Breast
                Implant Settlement
           12.  Claimants..........    52
                Class 7--Silicone
           13.  Material Claims....    53
                Class 8--
                Miscellaneous Raw
                Material Personal
           14.  Injury Claims......    53
                Class 9--Domestic
                Other Products
                Personal Injury
           15.  Claims.............    53
           16.  Classes 10.1 and
                10.2--Foreign Other
                Products Personal
                Injury Claims......    53
                Class 11--Co-
           17.  Defendant Claims...    53
                Class 12--Physician
           18.  Claims.............    53
                Class 13--Health
                Care Provider
           19.  Claims.............    53
                Class 14--Domestic
                Health Insurer
           20.  Claims.............    54
                Class 14A--Foreign
                Health Insurer
           21.  Claims.............    54
                Class 15--
                Government Payor
           22.  Claims.............    54
                Class 16--
           23.  Shareholder Claims.    54
                Class 17--General
                Contribution
           24.  Claims.............    54
                Class 18--LTCI
                Personal Injury
           25.  Claims.............    54
                Class 19--LTCI
           26.  Other Claims.......    54
                Class 20--
                Intercompany
           27.  Claims.............    54
                Class 21--
                Subordinated
           28.  Claims.............    54
                Class 22--
                Environmental
           29.  Claims.............    54
                Class 23--Retiree
           30.  Benefit Claims.....    54
                Class 24--
           31.  Interests..........    54
 6.2  Impaired Classes.............    54
 6.3  Non-Voting and Unimpaired
      Classes......................    54
 6.4  Treatment of Claims and
      Interests....................    54
      A.   General.................    54
           Other Priority Claims--
      B.   Class 1.................    54
      C.   Secured Claims--Class 2.    55
           Convenience Claims--
      D.   Class 3.................    55
           Unsecured Claims--Class
      E.   4.......................    55
           Prepetition Judgment
      F.   Claims--Class 4A........    56
           DCC Guaranty Claims--
      G.   Class 4B................    56
           Domestic and Foreign
           Personal Injury Claims--
      H.   Classes 5 through 10.2..    56
           Quebec Class Action
      I.   Claims--Class 6A........    57
                Eligible Class 6A
           1.   Claimants..........    57
           2.   Funding............    57
           3.   Claim Liquidation..    57
           4.   Payment Grid.......    57
                Claims of Family
           5.   Members............    57
                Effect of Opt-Out
                Elections/Failure
                to Obtain Court
           6.   Approval...........    57
           Ontario Class Action
      J.   Claims--Class 6B........    58
                Eligible Class 6B
           1.   Claimants..........    58
           2.   Funding............    58
           3.   Claim Liquidation..    58
           4.   Payment Grid.......    58
                Claims of Family
           5.   Members............    58
                Effect of Opt-Out
                Elections/Failure
                to Obtain Court
           6.   Approval...........    58
           B.C. Class Action
      K.   Claims--Class 6C........    58
                Eligible Class 6C
           1.   Claimants..........    58
           2.   Funding............    58
           3.   Claim Liquidation..    58
           4.   Payment Grid.......    58
                Claims of Family
           5.   Members............    59

                                                                         Page iv

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

           6.   Effect of Opt-Out and Opt-In Elections/Failure to
                Obtain Court Approval..................................    59
      L.   Australia Breast Implant Claims--Class 6D...................    59
           1.   Eligible Class 6D Claimants............................    59
           2.   Funding................................................    59
           3.   Claim Liquidation......................................    60
           4.   Payment Grid...........................................    60
                a.   Expedited Option.................................     60
                b.   Medical Conditions Option........................     60
                c.   Localized Injury.................................     61
                d.   Raw Material Claimants...........................     61
           5.   Treatment of "Advanced Claims".........................    62
           6.   Claims of Family Members...............................    62
           7.   Counsel's Fees.........................................    63
           8.   Effect of Registration Elections/Failure to Obtain         63
                Court Approval.........................................
           9.   Risks Related to Treatment of Class 6D.................    63
      M.   Other Claims Related to Implants--Classes 11 through 17.....    63
           1.   Claims in Class 11.....................................    63
           2.   Claims in Class 12.....................................    64
           3.   Claims in Class 13.....................................    64
                a.   Settlement Option for Health Care Providers......     64
                b.   The Litigation Option............................     65
                c.   The Election Process.............................     66
                d.   Recommendation Regarding Plan....................     66
           4.   Claims in Classes 14 and 14A...........................    66
                a.   Settlement Fund..................................     67
                b.   Proportionate Shares of Settlement Fund..........     67
                c.   Minimum Participation............................     67
                d.   Release of Reimbursement Claims..................     67
                e.   If Settlement Not Effective......................     67
                f.   Treatment of Class 14A Claimants.................     67
                g.   Notice of Claim Resolution of Settling Personal
                     Injury Claims....................................     67
                h.   Cutoff of Rights to Recover Against the               68
                     Settlement Facility..............................
                i.   Notice of Claim Resolution of Non-Settling
                     Personal Injury Claims...........................     68
           5.   Claims in Classes 15 and 17............................    68
           6.   Class 16 Claims........................................    68
           7.   Basis for Disallowance of Other Claims.................    68
      N.   LTCI-Related Claims--Classes 18 and 19......................    69
      O.   Allowed Intercompany Claims--Class 20.......................    69
      P.   Allowed Subordinated Claims--Class 21.......................    69
      Q.   Environmental Claims--Class 22..............................    69
      R.   Retiree Benefit Claims--Class 23............................    69
      S.   Interests--Class 24.........................................    69
 6.5  Conditions Precedent to Confirmation and Effective Date..........    69
      A.   Conditions Precedent to Confirmation........................    69
      B.   Conditions to the Effective Date............................    70
      C.   Waiver of Conditions........................................    70
 6.6  Means for Implementation of the Plan.............................    70
      A.   Litigation Process..........................................    70
           Settlement Regarding Allocation of Insurance Proceeds and
      B.   Coverage....................................................    70
      C.   Filing and Payment of Allowed Administrative Claims.........    71
      D.   Payment of Allowed Other Priority Claims....................    71
      E.   Payment to United States Trustee............................    72
      F.   Closing.....................................................    72
      G.   Debtor's Obligations at Closing.............................    72
           1.   Payment, Cure and Reinstatement or Setoff of Allowed
                Secured Claims.........................................    72

                                                                          Page v
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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

           2.   Satisfaction of Allowed Unsecured Claims...............    72
           3.   Satisfaction of Personal Injury Claims and LTCI Claims.    72
                Satisfaction of Allowed Other Claims Related to
           4.   Implants...............................................    72
                Satisfaction of Settling Domestic Health Insurer
           5.   Claims.................................................    72
           6.   Satisfaction of Allowed Subordinated Claims............    72
      H.   MATERIAL PROVISIONS OF THE SETTLEMENT FACILITY AND
           LITIGATION FACILITY AGREEMENTS..............................    73
           1.   Purposes, Organization and Operation...................    73
           2.   Transfer of Consideration..............................    73
           3.   Governance of the Settlement Facility..................    73
                a.   MDL 926 Court....................................     73
                b.   Claims Administrator.............................     73
                c.   Financial Advisor................................     73
                d.   MDL Claims Administrator.........................     73
                e.   Appeals Judge....................................     73
                f.   Quality Control Supervisor.......................     74
                g.   Operations Manager...............................     74
                h.   Claims Office Staff..............................     74
           4.   Governance of the Litigation Facility..................    74
                a.   Manager..........................................     74
                b.   Special Master...................................     74
           5.   Common Governance Entities.............................    74
                a.   Finance Committee................................     74
                b.   Claimants' Advisory Committee....................     75
                c.   Debtor's Representatives.........................     75
           6.   Liability of Facilities' Administrators; Indemnity.....    75
           7.   Duties of the Claims Office and the Litigation Manager.    75
           8.   Accounting.............................................    75
           9.   Reporting Duties.......................................    75
           10.  Liability for Assumed Claims and Expenses of Settlement
                Facility and Litigation Facility.......................    76
           11.  Irrevocability; Amendments.............................    76
           12.  Termination............................................    76
                Disposition of Excess Funds from the Settlement
           13.  Facility...............................................    76
      I.   Material Provisions of the Funding Payment Agreement........    76
                Unified Funding of Settlement Facility and Litigation
           1.   Facility...............................................    76
           2.   Funds Administration; Establishment of Dedicated Funds.    77
           3.   The Shareholder Credit Facility........................    77
           4.   Covenants; Reporting Obligations.......................    77
           5.   Effect of Default Under the Funding Payment Agreement..    78
      J.   Claims Resolution Procedures Under the Settlement Facility
           and the Litigation Facility.................................    78
           1.   Resolving Breast Implant Personal Injury Claims Under
                the Settlement Facility: The Philosophy of Settlement..    78
                a.   Explantation Payment Option......................     78
                b.   Rupture Payment Option...........................     78
                c.   Disease Payment Option or the Expedited Release
                     Payment Option...................................     79
                     (1)Disease Payment Option........................     79
                     (2)Expedited Release Payment Option..............     80
                d.   Claims of Family Members.........................     81
                e.   How Claims Are Processed.........................     81
                f.   Payment of Claims--Generally.....................     82
                g.   Release..........................................     82
                h.   Review...........................................     82
           2.   Resolving Other Products Personal Injury Claims and
                Silicone Material Claims Under the Settlement Facility.    82
                a.   Other Products Settlement Options................     83
                b.   Silicone Material Claims.........................     83

                                                                         Page vi

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                c.   Other Settlement Provisions......................     83
           3.   Payment of Foreign Claims..............................    84
                a.   Payment Adjustment...............................     84
                b.   Categorization of Foreign Claims.................     84
                c.   Procedure for Adjustment to Categorization.......     84
           4.   Resolving Claims Under the Litigation Facility.........    84
                a.   Election to Litigate.............................     85
                b.   Pre-Trial Settlement Procedures..................     85
                c.   Trial............................................     86
                d.   Participation Under the Plan by Rule 3005             86
                     Claimants........................................
                e.   Payment of Claims................................     87
           5.   LTCI Claims............................................    88
           6.   Punitive Damages.......................................    88
           7.   Claims in Classes 11 Through 15 and 17.................    88
           8.   Claims in Class 16.....................................    88
      K.   Other Obligations of the Reorganized Debtor.................    88
 6.7  Effects of Plan Confirmation.....................................    88
      A.   Discharge...................................................    88
      B.   Vesting.....................................................    88
      C.   Release.....................................................    89
           1.   Description of Release.................................    89
           2.   History of Litigation Against Dow Chemical.............    89
           3.   History of Litigation Against Corning..................    90
                Consideration Given by the Shareholders to Support the
           4.   Plan...................................................    90
           5.   Tort Committee Support of Release......................    91
      D.   Injunctive Relief...........................................    91
           Supplemental Release and Injunction For Certain Settling
      E.   Insurers....................................................    92
      F.   Retention of Jurisdiction...................................    92
 6.8  Treatment of Executory Contracts, Unexpired Leases and
      Employee/Retiree Benefits Under the Plan.........................    93
      A.   General.....................................................    93
      B.   Specific Plan Provisions....................................    93
      C.   Continuation of Pension Plan................................    93
 6.9  Other Provisions of the Plan.....................................    94
      A.   Survival of Certain Corporate Indemnification Obligations...    94
      B.   Modification of the Plan....................................    94
      C.   Committees; Representatives.................................    94
 ARTICLE VII--CERTAIN RISK FACTORS.....................................    94
 7.1  Limitations on Aggregate Funding/Timing of Distributions by
      Settlement Facility/Potential for Reduction in Payments and
      Delay............................................................    94
           Limited Funding/Potential for Limitation or Reduction in
      A.   Payments....................................................    94
           1.   Settling Claimants.....................................    94
                a.   Breast Implant Claimants.........................     95
                b.   Silicone Material Claims.........................     96
                c.   Other Products Claimants.........................     96
           2.   Non-Settling Personal Injury Claimants.................    96
      B.   Timing/Potential for Delay..................................    97
           1.   Settling Claimants.....................................    97
                a.   Timing of Payment for Settling Breast Implant         97
                     Claimants........................................
                b.   Timing of Payment for Settling Silicone Material      97
                     Claimants........................................
                c.   Timing of Payments for Settling Other Products        97
                     Claimants........................................
                Timing of Payment for Non-Settling Personal Injury
           2.   Claimants..............................................    98
           3.   Temporary Delays in Payment............................    98
                Payment Delays Attributable to Delays in the Effective
           4.   Date...................................................    98
 7.2  Business and Competition.........................................    99

                                                                        Page vii

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

 7.3     Certain Risks of Non-
         Confirmation...............    99
 7.4     Potential Effects of a
         Prolonged Chapter 11
         Proceeding.................    99
 7.5     Risks Relating to the
         Projections................    99
 7.6     Partial Holding Company
         Structure..................    99
 7.7     Subordination of
         Subordinated Notes.........    99
 7.8     Absence of Trading Market
         for the Notes..............   100
 7.9     Risks Associated With the
         Settlement Facility and the
         Litigation Facility........   100
 ARTICLE VIII--FINANCIAL INFORMATION
  AND FEASIBILITY...................   100
 ARTICLE IX--LIQUIDATION ANALYSIS...   100
 9.1     Effects of Liquidation on
         Claims Generally...........   100
               Commercial Claims and
         A.    Other Claims.........   101
               Personal Injury
         B.    Claims...............   101
                     The Treatment
                     of Personal
                     Injury Claims
               1.    Under the Plan.   101
                     The Treatment
                     of Personal
                     Injury Claims
                     in a Chapter 7
               2.    Liquidation....   101
 9.2     Other Liquidation Factors..   102
 ARTICLE X--POST-CONFIRMATION
  MANAGEMENT........................   103
 10.1    Directors of Reorganized
         Debtor.....................   103
         A.    Appointment..........   103
         B.    Tenure...............   103
         C.    Compensation.........   103
 10.2    Corporate Governance of the
         Reorganized Debtor.........   103
 10.3    Officers of the Reorganized
         Debtor.....................   103
         A.    Appointment..........   103
         B.    Tenure...............   103
         C.    Compensation.........   103
               1.    Salary.........   103
                     Employee
               2.    Benefit Plans..   104
 ARTICLE XI--DISTRIBUTIONS/CLAIM
            RESOLUTION WITH RESPECT
            TO ALL CLAIMS OTHER THAN
            PRODUCT LIABILITY
            CLAIMS..................   104
 11.1    General....................   104
 11.2    Distribution Shall be Made
         Only to Holders of Allowed
         Claims.....................   104
 11.3    Objection Process..........   105
 11.4    No Distribution Pending
         Resolution.................   105
 11.5    Initial/Final
         Distributions..............   105
 11.6    Unclaimed Distributions of
         Certain Claimants..........   105
 11.7    Preservation of the
         Debtor's Affirmative
         Claims.....................   105
 ARTICLE XII--SECURITIES LAWS
  CONSIDERATIONS....................   106
 12.1    General....................   106
         A.    Issuance.............   106
         B.    Resale...............   106
 ARTICLE XIII--FEDERAL INCOME TAX
  CONSEQUENCES OF THE PLAN..........   107
 13.1    General....................   107
 13.2    Federal Income Tax
         Consequences to the Debtor.   107
               Cancellation of
         A.    Indebtedness.........   107
               Deductibility of
               Payments to
         B.    Depository Trust.....   108
 13.3    Federal Income Tax
         Consequences to Claimants..   109
         A.    General..............   109
               Holders of Claims
               Other Than Personal
         B.    Injury Claims........   109
                     Original Issue
               1.    Discount.......   109
                     Definition of
               2.    Tax Securities.   109
                     Holders of
                     Claims
                     Constituting
               3.    Tax Securities.   109
                     Holders of
                     Claims Not
                     Constituting
               4.    Tax Securities.   110
               Holders of Personal
         C.    Injury Claims........   110

                                                                       Page viii

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

             Certain Other Tax
             Considerations for
        D.   Claimants..........   110
                   Receipt of
             1.    Interest.....   110
                   Installment
             2.    Method.......   111
                   Reinstated
             3.    Claims.......   111
                   Bad Debt
                   and/or
                   Worthless
                   Securities
             4.    Deduction....   111
                   Backup
             5.    Withholding..   111
 13.4   Request for IRS Ruling..   111
 13.5   Importance of Obtaining
        Professional Tax
        Assistance..............   111

 ARTICLE XIV--REQUIREMENTS FOR
  CONFIRMATION OF THE PLAN......   112
 14.1   General Confirmation
        Requirements............   112
 14.2   Potential Cram down of
        the Plan................   112
 14.3   Absolute Priority Rule..   113
 ARTICLE XV--CONCLUSION.........   114
 EXHIBITS TO JOINT DISCLOSURE
  STATEMENT:

 n   Exhibit "A"  -- Order Approving Disclosure Statement with Respect to
                     Plan of Reorganization of Dow Corning Corporation....  A-1

 n   Exhibit "B"  -- Plan of Reorganization of Dow Corning Corporation....  B-1

 n   Exhibit "C"  -- Foreign Claim Adjustment Categories..................  C-1

 n   Exhibit "D"  -- Biographies of Directors and Officers of Dow Corning
                     Corporation..........................................  D-1

 n   Exhibit "E"  -- Non-Debtor Joint Ventures and Subsidiaries of Dow
                     Corning Corporation..................................  E-1

 n   Exhibit "F"  -- Projected Financial Statements.......................  F-1

 n   Exhibit "G"  -- Summary of Insurance Settlements and Remaining
                     Coverages............................................  G-1

 n   Exhibit "H"  -- Liquidation Analysis.................................  H-1

                                                                         Page ix

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

   THE MANAGEMENT OF DOW CORNING CORPORATION AND THE OFFICIAL COMMITTEE OF TORT CLAIMANTS BELIEVE THAT THE AMENDED JOINT PLAN OF REORGANIZATION IS IN THE BEST INTEREST OF CREDITORS AND URGES ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN.

   VOTING INSTRUCTIONS ARE PROVIDED AT PAGES 25 TO 28 OF THIS DISCLOSURE STATEMENT AND IN THE VOTING MATERIALS THAT ACCOMPANY THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND RECEIVED BY 5:00 P.M., EASTERN TIME, ON MAY 14, 1999.

   ALL CREDITORS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT "B," THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS" IN ARTICLE VII, AND THE ADDITIONAL DOCUMENTS IN THIS SOLICITATION PACKAGE PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

   The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto, and Plan Documents described as being filed with the Court prior to the deadline for objection to confirmation of the Plan. In the event of any conflict between the provisions of this Disclosure Statement and the Plan or the Plan Documents, the provisions of the Plan and the Plan Documents shall, in that order, control.

                             PRELIMINARY STATEMENT

   On May 15, 1995 (the "PETITION DATE"), Dow Corning Corporation
(hereinafter, "DOW CORNING," "DCC" or the "DEBTOR") filed its voluntary petition under chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the Eastern District of Michigan, Northern Division (the "COURT").

   After lengthy and intensive negotiations supervised by a court-appointed mediator with extensive experience in resolving mass tort litigation, DCC, its Shareholders (Dow Chemical and Corning) and the Official Committee of Tort Claimants (the "TORT COMMITTEE" or the "TCC"), the Court-designated representative of all Personal Injury Claimants, have reached agreement on an Amended Joint Plan of Reorganization dated February 4, 1999 (the "PLAN"). The Plan differs from Dow Corning's prior proposed plans in several important ways: It increases the amount available to compensate all Products Liability Claimants from the prior proposed maximum amount of $1.9 billion (NPV)/1/ to $2.35 billion (NPV); it offers claims resolution standards and procedures negotiated and agreed to by the Tort Committee; and it provides litigation procedures that the Tort Committee believes more closely mirror non-bankruptcy litigation. As discussed in greater detail elsewhere in this Disclosure Statement, the Plan offers Domestic Breast Implant Claimants the opportunity to settle their Claims under a procedure, including Claim payment levels and eligibility criteria, modeled on the Revised Settlement Program (the "REVISED SETTLEMENT PROGRAM" or "RSP"). The RSP has been used by the MDL 926 Court (described below) successfully to resolve tens of thousands of claims against other manufacturers of silicone breast implants. The MDL 926 Court has also approved a Foreign Settlement Program ("FSP"). While the Plan treatment of Domestic Breast Implant Claimants is modeled after the RSP, the treatment of Foreign Breast Implant Claims under the Plan is different from the treatment under the FSP. Dow Corning and the Tort Committee (the "PROPONENTS") hope that Personal Injury Claimants will take advantage of the opportunity to settle their Claims. However, those Claimants who choose to litigate their Claims will be entitled to do so in jury trials against a newly created Litigation Facility. The Plan, a copy of which is attached as EXHIBIT "B" to this Disclosure Statement, is described in further detail below.

   This Disclosure Statement is submitted jointly by Dow Corning and the Tort Committee pursuant to section 1125 of the Bankruptcy Code in connection with the Plan. For purposes hereof, any term used in an initially capitalized form in this Disclosure Statement, and not otherwise separately defined herein, shall have the defined meaning ascribed to it in the Plan, in section 101 of the Bankruptcy Code, in the Settlement Facility Agreement (and annexes thereto), the Litigation Facility Agreement and the Funding Payment Agreement.

----------------------
   /1 /Amounts referred to in this Disclosure Statement as being "NPV" or "NET PRESENT VALUE" mean amounts that are to be paid over time or in the future and that have been adjusted, or "discounted," to reflect the amount in today's dollars. The discount factor used in the Plan and this Disclosure Statement is 7%; the date to which the amounts are adjusted is the Effective Date of the Plan. (For example, if the amount of $107 is to be paid one year after the Effective Date, its NPV is $100.) Those amounts that are referred to as "NOMINAL" have not been adjusted or discounted.)

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


   On February 4, 1999, after notice and a hearing, the Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable a hypothetical, reasonable investor typical of the classes of Claimants and Shareholders entitled to vote pursuant to the Plan to make an informed judgment on whether to accept or reject the Plan. Approval of this Disclosure Statement does not, however, constitute a determination by the Court as to the fairness or merits of the Plan.

   The Tort Committee, the Debtor, the Shareholders, or any creditor or other Official Committee may communicate with creditors for the purpose of soliciting acceptances or rejections of the Plan. No promises made to secure acceptance or rejection of the Plan other than as set forth in this Disclosure Statement should be relied upon by you in arriving at your decision. If any additional promises are made to you, you may contact one or all of the parties listed on pages 27 and 28 of this Disclosure Statement.

   The statements and the financial information about the Debtor and/or the Reorganized Debtor have been prepared by the Debtor from its books and records and from court records. While the Debtor believes the information to be accurate and complete, the Proponents' advisors have not taken any independent action to verify the accuracy or completeness of such statements and information and expressly disclaim any representation concerning the accuracy or completeness thereof.

   The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and neither delivery of this Disclosure Statement nor any exchange of rights made in connection with the Plan shall, in any circumstances, create an implication that there has been no change in the information set forth herein since the date the Disclosure Statement and the materials relied upon in the preparation of the Disclosure Statement were compiled.

   This Disclosure Statement may not be relied on for any purpose other than to determine whether to vote to accept or reject the Plan. This Disclosure Statement contains projected financial information regarding the Debtor and the Reorganized Debtor and certain other forward-looking statements, all of which are based on various assumptions and estimates and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks including, among others, those described herein. See "Article VII--Certain Risk Factors." Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements.

   In reliance upon the exemption from registration pursuant to section 1145 of the Bankruptcy Code, any securities to be issued pursuant to the Plan, if consummated, will not have been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), or under any state securities act or similar state laws, nor have the securities been approved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or upon the merits of the Plan.

                                   ARTICLE I

                                 PLAN OVERVIEW

    1.1 SUMMARY OF HOW PERSONAL INJURY CLAIMS ARE TREATED UNDER THE PLAN.

     A. OPTIONS UNDER THE PLAN. The Plan provides Personal Injury Claimants, including Breast Implant Claimants, with a basic option to resolve their Claims. If the Plan is confirmed by the Court, a Participation Form will be sent to all Personal Injury Claimants. Each Personal Injury Claimant will indicate on this Participation Form if she wishes to settle or litigate her Claim. An election to settle permits you to settle your Claim on the terms offered in the Plan. An election to litigate places your Claim in the Litigation Facility, which allows you to litigate your Claim.

     The settlement process for Breast Implant Claims is based largely on the criteria and procedures used to resolve breast implant claims in the consolidated breast implant litigation pending in the United States District Court for the Northern District of Alabama (the "MDL 926 COURT"). As many Breast Implant Claimants may be aware, a prior settlement, called the "ORIGINAL GLOBAL SETTLEMENT," was attempted in 1994, and, after the bankruptcy filing by Dow Corning, was revised by certain other breast implant manufacturers. This revised settlement is called the "REVISED SETTLEMENT PROGRAM" or "RSP." The Revised Settlement Program was approved by the MDL 926 Court in December, 1995, and has been processing and paying claims since that time. As discussed further below, the settlement program offered under this Plan for the compensation of Breast Implant Claims adopts the disease definitions in both the Original Global Settlement and the Revised Settlement Program. In addition, as in the Revised Settlement Program,

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

  the Plan offers compensation for explantation and rupture. The disease, explantation and rupture payment options in this Plan all offer increased compensation and eligibility options as compared to the Revised Settlement Program. For example, all Breast Implant Claimants may assert Claims for disease relying on the criteria in the Original Global Settlement (unlike the RSP which allowed only "Current Claimants" to rely on these criteria). Also, the explantation compensation has been increased from $3,000 in the RSP to $5,000 under this Plan and it covers a broader time frame (i.e., anyone explanted after December 31, 1990 may apply, as opposed to the RSP provisions which limit the payment for explantation procedures after April 1, 1994).

     Another feature in this Plan that differs from the RSP--and will increase the compensation received by many Breast Implant Claimants--is the separate Rupture Payment Option. In the RSP, only "Current Claimants" who also had acceptable proof of a disease condition under the Fixed Amount Benefit Schedule could recover for rupture. Under this Plan, Breast Implant Claimants do not have to be "Current Claimants" and do not also have to have disease Claims. Claimants may recover for rupture without filing any other Claim. Some Claimants who have a Disease Payment Option I--Claim Severity Level A may recover slightly less money under this Plan compared to the RSP. However, Claimants electing Disease Payment Option II who also have a rupture will recover more than under the RSP.

     B. SETTLEMENT. Claimants who do not timely elect to litigate will have their Claims considered and resolved using the various settlement options described herein. The Claims will be processed through a Claims Office (the "CLAIMS OFFICE") in Houston, Texas, the same office, with generally the same personnel, that processes RSP settlements under the authority of the MDL 926 Court (the "MDL 926 CLAIMS OFFICE"). Claimants who elect to settle must submit certain information (unless that information was previously submitted to the MDL 926 Claims Office) and meet certain eligibility criteria to qualify for compensation. For example, all Claimants must submit acceptable proof that they had or have a Dow Corning product (Silicone Material Claimants must submit proof of a specific breast implant--see section 1.1(B)(3) below). This may be established through medical records, a statement from your implanting doctor, or one of the other ways described in the Dow Corning Settlement Program and Claims Resolution Procedures ("CRP")/2/. Each settlement option also has criteria to recover compensation. They are all described in detail in this Disclosure Statement. You should review them carefully.

       1. BREAST IMPLANT CLAIMS. The settlement options for Claimants with Dow Corning Breast Implants are described generally below. A Claimant can qualify for any or all of three different options: (1) the Explantation Payment Option, (2) the Rupture Payment Option, and (3) the Disease/Expedited Release Payment Option.

         A. EXPLANTATION PAYMENT OPTION. Claimants who had a Dow Corning Breast Implant removed after December 31, 1990 and before the tenth anniversary of the Effective Date of the Plan can receive a one-time payment in the amount of $5,000 regardless of the number of explant operations. The documentation supporting a Claim under this option must be submitted to the Claims Office on or before the tenth anniversary of the Effective Date. That payment will be made after the Claimant provides proof that she had a Dow Corning Breast Implant (or Breast Implants) and that the Breast Implant(s) has been removed. If the Breast Implant for which explantation benefits are sought was removed during 1991 and replaced with another silicone gel implant in the course of the same procedure, the Claimant is not eligible to receive payment under this option. If the Breast Implant for which explantation benefits are sought was removed after January 1, 1992, and the Claimant received another silicone gel breast implant in the same or any other procedure, the Claimant is not eligible to receive payment under this option. Claimants who receive replacement breast implants made of saline are still eligible for the Explantation compensation.

         B. RUPTURE PAYMENT OPTION. Under this option, Claimants whose Dow Corning Breast Implants have in the past ruptured or rupture prior to the second anniversary of the Effective Date of the Plan may apply for a one-time Rupture Payment in the "Base" amount of $20,000 (regardless of the number of ruptures) and, if allowed, a "Premium" payment of an additional $5,000. Documentation supporting a Claim under this option must be submitted to the Claims Office on or before the second anniversary of the Effective Date. However, if the explantation of the Breast Implant occurs within 90 days of that deadline, the Claimant must submit the Claim information no later than 30 days after the second anniversary of the Effective Date.
----------------------

   /2 /The CRP is an exhibit to the Settlement Facility Agreement, which is a Plan Document. Information on how to obtain copies of the Plan Documents appears on page 22.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


         If a Claimant has an approved Claim under the Rupture Payment Option, an approved Claim under the Disease Payment Option, and has Dow Corning Breast Implants and acceptable proof of a silicone gel breast implant(s) manufactured by Bristol, Baxter or 3M and if the Claimant received a "rupture enhancement payment" under the Revised Settlement Program, then her Rupture and Disease compensation collectively will be reduced by 50%.

         A qualified Rupture is defined as a tear or other opening in the envelope surrounding the silicone gel. Gel bleed does not qualify as Rupture. To document a Rupture Claim, you will need to submit explantation operative and/or pathology reports and, perhaps, additional statements from doctors depending on when the ruptured Implant was removed. The documentation required is the same as is required under the Revised Settlement Program, except that where the type of proof required is keyed to the date the ruptured Implant is removed, the dates have been modified. You should review the description of the Rupture documentation in the CRP to determine how it applies to you.

         The Settlement Program also offers a feature that was not present in the RSP. If your rupture proof is found to be unacceptable, you can still qualify if you meet one of two additional standards for Rupture. These standards require medical documentation of visual confirmation of a breach in the elastomer envelope found upon or prior to removal of the Dow Corning silicone gel Breast Implant or medical documentation demonstrating migration along tissue planes distant from the site of breast implantation of a substantial mass of material confirmed by biopsy to be silicone from a ruptured Dow Corning silicone gel Breast Implant.

         In addition to this Individual Review process of certain Rupture Claims, there is a provision that allows Claimants who have not been explanted to recover rupture benefits provided that explantation is medically contraindicated (as specifically defined in the CRP) because the Claimant suffers from a serious chronic medical condition that precludes surgical removal.

         C. DISEASE PAYMENT OPTION/EXPEDITED RELEASE PAYMENT OPTION.

                (1) DISEASE PAYMENT OPTION. A Claimant may qualify for payment depending on her disease or medical condition. Compensation is determined by two payment grids (collectively, the "GRID") established in the CRP. Under the Grid, more severe medical conditions will be compensated at higher levels than less severe conditions. The "Base"/3/ Grid payments for Domestic Claimants range from $10,000 to $250,000. If additional "Premium" payments are allowed by the District Court, the total Grid payments will range from $12,000 to $300,000.

               To qualify for payment, a Claimant must document one of the conditions defined in the CRP. Disease Payment Option I provides payments for Breast Implant Claimants who meet the disease and disability criteria under the Original Global Settlement (the Fixed Amount Benefit Schedule in the Revised Settlement Program). If a Breast Implant Claimant meets the Original Global Settlement disease and disability criteria, the Claimant will receive a "Base" payment of $10,000 for disability Severity Level C, $20,000 for disability Severity Level B, or $50,000 for disability Severity Level A. Disease Payment Option II, which has more stringent criteria, provides "Base" payments ranging from $75,000 to $250,000. These Disease Payment Option II eligibility criteria are the same as the Long-Term Benefit Schedule criteria under the Revised Settlement Program.

               To qualify for payment under the Disease Payment Option the
            Claimant must submit medical records that document one of the covered conditions defined in the CRP. A Claimant may rely on the claim forms and supporting records and documents previously submitted to the MDL 926 Claims Office. To qualify for higher payments under Disease Payment Option II, Claimants may need to submit additional documentation and undergo further testing and examination. Not all conditions or symptoms will qualify under either Disease Payment Option and you should carefully evaluate your own condition and your medical records to determine if and to what extent you would qualify under either Disease Payment Option.

----------------------
   /3 /"BASE" payments under the Settlement Facility Agreement are also called "FIRST PRIORITY PAYMENTS." First Priority Payments are the highest priority payments made from the Settlement Fund. Those payments designated as "PREMIUM" payments, also called "SECOND PRIORITY PAYMENTS," will be made only if funds are available after payment of all First Priority Payments is adequately assured.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


               In some circumstances, the Disease Payment Option compensation may be reduced. For example, a Claimant who elects Disease Payment Option II and who does not qualify under that option may, if qualified, receive payment under Disease Payment Option I. In this circumstance, there is no reduction in compensation. However, a Claimant who returns to Disease Payment Option I after failing to qualify for Disease Payment Option II within the allotted time period (i.e., one year after the date of notification of a deficiency in her submission) will receive a 25 percent reduction in the amount, if any, she qualifies for under Disease Payment Option I.

               Claimants who had Breast Implants manufactured by Dow Corning and also had any silicone gel breast implant(s) manufactured by "Baxter," "Bristol" or "3M" (as defined in Exhibit "G" to the Revised Settlement Program) (collectively, the "PARTICIPATING CO-DEFENDANTS") and who qualify for the Disease Payment Option will have their payment under that option reduced by 50%. This reduction applies whether or not any payment was received from any of the Participating Co-Defendants pursuant to the RSP or otherwise.

               Any Claimant who has received a payment under Disease Payment
            Option I and who, subsequent to such payment and during the 15 years of the Settlement Program, documents an increase in the severity of her condition that meets the criteria for Severity Level A under Disease Payment Option I shall be entitled to apply for an additional payment based on that Severity Level A condition. The maximum amount for which that Claimant may qualify is the difference between the maximum payment amount applicable for Level A (including, if allowed, the "Premium" payment of up to 20%), and the amount previously Allowed for the Claim. The aggregate amount available for all Claimants seeking increased severity payments under Disease Payment Option I is $15 million Net Present Value. Similarly, a Claimant who has received a payment under Disease Payment Option II and who subsequently documents a Covered Condition (as defined in the CRP) that would entitle her to a larger payment than previously Allowed shall be entitled to apply for an additional payment based on this increased severity condition. There is no separate cap for increased severity payments under Disease Payment Option II. These claims will, however, be treated as Second Priority Payments under the Plan.

               The Claims Office will notify Claimants of the status of their
            Claims after a review of the Claim information submitted. This notification will describe any deficiencies in the Claim Forms and documentation. Claimants will also be notified of procedures necessary to cure any deficiencies in the supporting documentation for their Claims.

               If you choose but do not qualify under the Disease Payment
            Option (after reasonable opportunity to cure any deficiencies), the Claims Office will nevertheless offer you the Expedited Release Payment Option, described in the next section. Additionally, a settling Claimant who timely applies for payment but does not qualify, and does not accept payment under the Expedited Release Payment Option, and who subsequently develops a new Covered Condition may submit a new application for compensation at any time up to the fifteenth anniversary of the Effective Date.

                (2) EXPEDITED RELEASE PAYMENT OPTION. This option provides an immediate payment of $2,000 in exchange for a release of the right to participate in the Disease Payment Option. No records (other than to show that Dow Corning manufactured the implant) and no proof of injury are required. This option will be available to Claimants for three years following the Effective Date, unless that period is extended by the Claims Administrator. Claimants who elect the Expedited Release Payment Option are still eligible to apply for Explantation and Rupture benefits.

         If you do not have a current Claim eligible for payment under the Disease Payment Option, you may apply for the Explantation Payment Option, the Rupture Option and/or the Expedited Release Payment Option. Claimants who develop a Covered Condition under either Disease Payment Option any time up until the fifteenth anniversary of the Effective Date can apply for the Disease Payment Option unless they have accepted the Expedited Release Payment Option or previously accepted a payment under the Disease Payment Option.

       2. OTHER PRODUCTS CLAIMS (TMJ, HIP, KNEE, ETC.). Implant Claimants with other implant products manufactured by Dow Corning ("OTHER PRODUCTS") may choose from two settlement options provided such products are among those listed as "Covered Other Products" in Schedule I, Part II of the Claims Resolution

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

    Procedures attached as Annex "A" to the Settlement Facility Agreement. "Covered Other Products" include such implants as knee, hip, large or small joint orthopedic devices, chin or facial implants and TMJ devices. (If the Dow Corning product is not a "Covered Other Product," the Claim will be treated and paid, if Allowed, in the Litigation Facility.) The Expedited Release Payment is $1,000 per Other Implant Claimant. Alternatively, Claimants may elect the Medical Condition Payment Option, which provides compensation if the Dow Corning implant broke or ruptured, or if it has caused an inflammatory reaction. TMJ Claimants may in addition be eligible to receive payment for an inflammatory response with active, localized bone resorption. Claimants with proof of one of these conditions will be offered payments ranging from $5,000 to $10,000, depending on the type of implant involved. To be eligible, Other Products Claimants must file their Claim Forms and supporting documents by the second anniversary of the Effective Date.

       The total of all payments to settling Covered Other Products Claimants with Allowed Claims and related administrative costs and attorney's fees (called the "OTHER PRODUCTS FUND") shall not exceed $36 million (Net Present Value). All settling Covered Other Product Claims must be resolved within this sum. If the aggregate costs of administering and resolving these Claims exceed or are forecast to exceed this amount, payments to settling Covered Other Products Claimants on their Allowed Claims may be reduced pro rata or on some other equitable basis (e.g., reduced for Claimants who have had their implants for more than five years) to be determined by the Claims Administrator and the Finance Committee. On the other hand, if funds remain in the Other Products Fund after resolution and payment of Allowed Claims, then the Claimants' Advisory Committee and the Claims Administrator shall determine guidelines to distribute additional compensation to those Settling Other Products Claimants (including implant Claimants with TMJ devices, knee, hip, large or small orthopedic devices, and chin or facial implants) who have demonstrated the most serious injuries or conditions. If the Claims Administrator determines that costs of administering the Other Product Claims will exceed $3.6 million (NPV), the Claims Administrator will establish simpler procedures to reduce costs.

       3. SILICONE MATERIAL CLAIMS. Claimants who have or have had breast implants manufactured by Baxter, Bristol, Bioplasty, Mentor or Cox-Uphoff (CUI) may apply for the Disease Payment Option or the Expedited Release Payment Option, with payments to be made from a fund of $57.5 million (NPV). To be eligible to participate, Silicone Material Claimants must file their Claim Forms and supporting documents by the second anniversary of the Effective Date. The amount to be paid to each Claimant will be determined after the Claims have been received and evaluated, but payments for the Disease Payment Option will not be more than 40% of the amount payable to Claimants with Dow Corning Breast Implants. The potential compensation to each Silicone Material Claimant will be reduced by the amount the Claimant received or could receive from another manufacturer, except that Silicone Material Claimants whose silicone gel breast implants were made by Mentor, CUI or Bioplasty, or who are an "Other Registrant" in the RSP with one of these breast implants and a post August, 1984 McGhan breast implant will not have their compensation reduced. Any funds remaining in the $57.5 million fund after these calculations will be divided equally among eligible Silicone Material Claimants.

       Those Raw Material Breast Implant Claimants who are not Silicone Material Claimants shall have their Claims resolved and, as Allowed, paid in the Litigation Facility in the same manner as Non-Settling Breast Implant Claimants.

       4. FOREIGN CLAIMANTS. The description of settlement payment amounts described earlier in this section applies to Domestic Claimants. The same proof requirements for product identification and medical condition generally apply to both Foreign and Domestic Claimants. Payment levels to Foreign Claimants are lower. Depending on the country in which you live, the payment will be either 60% (for Category 1 or 2 countries) or 35% (for Category 3 or 4 countries) of the amounts described earlier (see EXHIBIT "C" to the Disclosure Statement for a list of countries and the payment adjustment for each). Additionally, the Claims Administrator is authorized, if deemed economically appropriate, to establish separate claims offices in Europe and in South America to handle processing of settling Foreign Claims in those areas in languages other than English.

       The Claims of the Quebec Class Action Settlement Claimants, the Ontario Class Action Settlement Claimants and the B.C. Class Action Settlement Claimants are treated, respectively, under Classes 6A, 6B and 6C of the Plan. The treatment offered to these Claimants is based on negotiated settlements reached between representatives of certain of those Claimants and the Debtor. While those Claimants are settling separately, the treatment of their Claims is generally consistent with the treatment of Foreign Claims under the Plan although each of the settlement options has somewhat different settlement grid options, eligibility criteria and compensation structure.

       Claimants who reside in Australia or who received their Breast Implants in Australia have an option either to elect treatment in Class 6D of the Plan or to remain in Class 6.1. The optional treatment in Class 6D results from negotiations between Dow Corning and Mr. Peter Gordon of the firm Slater & Gordon. The optional treatment is

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

    based upon a settlement grid that is similar in some respects to the treatment offered other Foreign Claimants but the settlement grid has some additional settlement options, omits certain settlement options open to Foreign Claimants in Classes 6.1 and 6.2, has somewhat different eligibility criteria and somewhat different requirements for submitting eligibility criteria. To participate in Class 6D, eligible Claimants must elect to participate by indicating their election on the ballot for voting on the Plan; provided the Australia Breast Implant Settlement Option is approved by the Court and becomes effective, such election will be irrevocable. This option is described in more detail in section 6.4(L), at pages 59 through 63.

       5. FAMILY MEMBER CLAIMS. Certain Claims have been asserted by the spouses, parents and children of Personal Injury Claimants. These Claims, referred to as "FAMILY MEMBER CLAIMS," are comprised of (i) "CONSORTIUM CLAIMS," and (ii) "CHILDREN DIRECT CLAIMS."

         A. CONSORTIUM CLAIMS are Claims that derive from the relationship of a spouse, parent, child or other individual related to or claiming some personal relationship to a Breast Implant User, Other Product User, or a Non-Dow Corning Breast Implant User to the extent those claims are recognized under applicable non-bankruptcy law. The option to settle Consortium Claims shall be controlled by and be subject to the election of the Breast Implant Claimant, the Other Products Claimant or the Non-Dow Corning Breast Implant Claimant (the "Primary Claimant"). If the Primary Claimant elects the settlement option described in Section 5.4 of the Plan or is deemed to be a Settling Claimant because of a failure to timely elect to litigate, then any and all Consortium Claims related to that Primary Claimant shall be deemed settled and discharged for no additional compensation regardless of whether the Family Member elects or would have elected to litigate his or her Consortium Claim separately. Thus, the settlement Grid amount specified for such Primary Claimant is intended to cover both the Primary Claimant and the related Consortium Claims, and, accordingly, the Primary Claimant's election to take the settlement option shall operate as a release of both her Claims and all related Consortium Claims.

         If the Primary Claimant elects to litigate, any Consortium Claims that could be brought under applicable non-bankruptcy law must be brought against the Litigation Facility pursuant to Section 5.4.2 of the Plan, which provides for liquidation of all Non-Settling Personal Injury Claims pursuant to the Litigation Facility Agreement.

         B. CHILDREN DIRECT CLAIMS are Claims asserted by children born to a Breast Implant User or Non-Dow Corning Breast Implant User arising from the alleged exposure to the Breast Implant, Other Product or the component parts of those products in utero, through breast feeding or otherwise.

         Any Children Direct Claims made will be resolved through the procedures established by the Litigation Facility. For these purposes, such "CHILDREN DIRECT CLAIMANTS" shall be deemed to be "Non-Settling Personal Injury Claimants." There is no settlement option available to Children Direct Claimants. See pages 84-88 for information regarding litigation procedures applicable to holders of Children Direct Claims.

       6. PROCEDURE UNDER SETTLEMENT FACILITY. The Claims of settling Claimants, except for those Claimants in Classes 6A, 6B, 6C and 6D, will be processed in accordance with the Settlement Facility Agreement and the CRP.

         A. USE OF MDL 926 CLAIMS OFFICE AND PROTOCOLS. Except as otherwise provided in the Settlement Facility Agreement, the Claims Office will apply the guidelines and protocols established by the MDL 926 Claims Office.

         B. ADMINISTRATORS OF THE SETTLEMENT FACILITY. The administration and day-to-day operations of the Settlement Facility are to be divided among a number of individuals. These parties and their roles and responsibilities are the following:

                (1) MDL 926 COURT. The Honorable Sam C. Pointer, the MDL 926
            judge in Birmingham, Alabama, will oversee and supervise all operations of the Claims Office.

                (2) CLAIMS ADMINISTRATOR. The Claims Administrator, who will be designated by the Proponents and approved by the MDL 926 Court, will be responsible for oversight of the Claims processing functions of the Settlement Facility, and will be the party to whom first appeals from disputes regarding Claims resolution will be addressed. The Claims Administrator will also be responsible, in consultation with the Finance Committee (described below) for the payment of Allowed Claims.

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


                (3) FINANCIAL ADVISOR. The Financial Advisor, who will be
            selected by the Finance Committee, will have the primary responsibility, along with the Finance Committee, for overseeing the investment of all funds paid to the Settlement Facility and held by the Depository Trust, for providing investment instructions to the Depository Trust, and for overseeing the preparation of financial statements and reports required by the Settlement Facility Agreement.

                (4) OPERATIONS MANAGER. The Operations Manager will be
            responsible for supervising the staff of personnel who will review and evaluate Claims.

                (5) QUALITY CONTROL SUPERVISOR. The Quality Control Supervisor
            will be responsible for monitoring the staff of the Claims Office to ensure that the eligibility criteria for Claims are accurately and consistently applied.

                (6) APPEALS JUDGE. The initial Appeals Judge will be Frank
            Andrews, the same person designated by the MDL 926 Court to hear appeals from disputes in the resolution of claims by the MDL 926 Claims Office. The Appeals Judge will hear appeals from Claims decisions of the Claims Administrator. The Appeals Judge also will be a member of the Finance Committee.

         C. PROCESSING OF SETTLEMENT CLAIMS. The Claims Office is directed to process and resolve Claims as rapidly and efficiently as possible. Because of many unknown factors, such as when each Claimant will provide the necessary medical information to the Claims Office, it is difficult to predict when any individual Claim will be paid. However, the Settlement Facility Agreement provides the following directives for the processing of Claims:

                (1) The Claims Office shall adopt procedures to maintain the confidentiality of all Claim files and Claimants' identities. Every Claimant is entitled to a copy of his/her Claim file.

                (2) Claims will generally be processed within each payment option elected in the order in which completed submissions are received.

                (3) Review of Proof of Manufacturer, and of Claims for
            explantation and rupture may begin as soon as Claimants submit the appropriate form(s) and documentation. Breast Implant Claims for disease will not be allowed or processed until the Claimant has acceptable proof (or only a minor deficiency) in her Proof of Manufacturer.

                (4) All Claimants may supplement their prior submissions to the MDL 926 Claims Office to support a Claim under the CRP.

         D. REVIEW OF CLAIMS OFFICE DECISIONS. If a Claimant believes the Claims Office made a mistake in the processing of her Claim, she may notify the Claims Office of the error. If the Claims Office determines that an error was made, the error will be corrected and the Claimant will be notified of the correction.

         Any Claimant not satisfied with the treatment of her Claim (after all error correction procedures) may seek a review of the benefit status determination by written request to the Claims Administrator. The Claimant must first submit any supplemental documentation she wishes to have considered. The Claims Administrator will review the written materials in the Claimant's file including the supplemental documentation, and will either affirm or adjust the determination made by the Claims Office based on a de novo review. If the Claimant disagrees with the determination made by the Claims Administrator, the Claimant may submit an appeal to the Appeals Judge. The Appeals Judge shall provide a written determination regarding the ruling made by the Claims Administrator, which determination shall be final and not further appealable. Dow Corning will not have any right of appeal or review from determinations made by the Claims Office.

     C. LITIGATION. If you want to litigate your Claim through the courts, you must choose (on the Participation Form to be sent by the Settlement Facility after confirmation of the Plan) to litigate your Claim. If you so elect, your Claim will be handled by the Litigation Facility.

       1. THE LITIGATION FACILITY. Claims of Non-Settling Personal Injury Claimants and Children's Direct Claims, together with all Miscellaneous Raw Material Claims/4/ and the Claims of Other Products Users whose Claims do not arise from a Covered Other Product, will be handled as lawsuits against the Litigation Facility under

----------------------
   /4 /This class is made up of (a) all Claimants with a Non-Dow Corning Breast Implant manufactured by a company which (i) is neither located nor manufactured its product within the United States and (ii) did not use a gel system from Dow Corning, and (b) all other Non-Dow Corning Implant Claimants.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

    the jurisdiction of the District Court for the Eastern District of Michigan (the "DISTRICT COURT"). The Claims of Non-Settling Personal Injury Claimants and Miscellaneous Raw Material Claimants will be resolved under the terms of the Litigation Facility Agreement and a Case Management Order prepared by the Proponents and approved by the District Court. The District Court will be assisted in the resolution of the Non-Settling Personal Injury Claims and Miscellaneous Raw Material Claims by a Special Master. The initial Special Master will be Professor Francis McGovern.

       2. PROCESSING OF CLAIMS IN THE LITIGATION FACILITY. The procedure for the liquidation of Domestic Personal Injury Claims in the Litigation Facility will, in many respects, resemble the litigation process in a non-bankruptcy setting. Non-Settling Personal Injury Claimants and Miscellaneous Raw Material Claimants will either resume existing litigation or initiate suit--in either case against the Litigation Facility. Claimants who are minors as of the Effective Date or who do not have manifested injuries do not have to initiate suit until six months after they turn 18, in the case of minors, or six months after manifesting illness, provided all such "tolled" suits must be filed no later than 15 years after the Effective Date. Children who hold Children Direct Claims and who are 18 as of the Effective Date and have manifested injuries must initiate suit within 60 days after the Effective Date. Pursuant to the Case Management Order, the terms of which have been negotiated and agreed to by the Debtor and the Tort Committee, and which will be submitted to the District Court for approval prior to or in connection with the confirmation hearing, litigation will proceed first with pre-trial dispositive motion practice. This dispositive motion practice may include a common issues "Daubert" hearing to determine if there is sufficient admissible evidence to permit a jury trial as to whether silicone causes systemic diseases. The Manager of the Litigation Facility will seek such a common issues hearing and the Debtor has reserved, on behalf of the Litigation Facility, the right to seek adjudication of other common issues. The Tort Committee has reserved the right of any individual Claimant to oppose such common issue adjudications. The District Court will decide whether common issue adjudications are appropriate. The Case Management Order shall provide that the earliest time that the District Court can consider such issues is 270 days after the deadline for electing to litigate. The Manager of the Litigation Facility will aggressively litigate the merits of the unresolved Claims.

       At the conclusion of any common issues/dispositive motion practice, individual cases that have not been settled or dismissed may be certified for trial, upon the recommendation of the Special Master. Individual cases will be certified for trial in the District Court or in the federal district court where the underlying Claims arose. In individual cases that (i) were originally filed in state court and (ii) were not removed to federal court prior to the Petition Date, the cases may be remanded to that state court for trial, subject to the consent of all parties to the remand to that court. If remand occurs, the District Court will retain jurisdiction over any issues common to all Breast Implant Claims. The state court to which the case is remanded must agree to be bound by the terms of the Case Management Order.

       Following the outcome of any individual trial (and any appeals), the resulting judgment (including interest, if recoverable under applicable non-bankruptcy law), if adverse to the Litigation Facility, will be forwarded to the Claims Administrator for payment, subject to the terms of the Litigation Facility Agreement, the Settlement Facility Agreement and the Funding Payment Agreement.

       The litigation process for Foreign Personal Injury Claims is the same as for Domestic Claims although the Litigation Facility will have the option of seeking to have the Claim referred to the courts of the Claimant's residence for adjudication pursuant to principles of forum non conveniens. After the Claim is liquidated, any Allowed amount of the Claim will be paid in U.S. dollars pursuant to the terms of the Settlement Facility, the Litigation Facility Agreement and the Funding Payment Agreement.

     D. PAYMENT OF ALLOWED CLAIMS; FIRST PRIORITY AND SECOND PRIORITY PAYMENTS. If your Claim is Allowed, you will be entitled to be paid the amount of your Allowed Claim./5/ All Claimants who elect to settle will be entitled to
----------------------

   /5 /To be "Allowed" under the Plan, all objections to a Claim must be resolved by Final Order of the Court. The Confirmation Order shall, among other things, provide that the Debtor's Disease Objection (described in section 5.3(L) of this Disclosure Statement) will be deemed resolved as to all Settling Personal Injury Claimants. The Commercial Committee has also filed an objection to Personal Injury Claims. The Proponents believe that confirmation of the Plan will moot the Commercial Committee's objection as to Settling Personal Injury Claimants and will seek such a determination by the Court. Pursuant to the Litigation Facility Agreement, the Manager must assume responsibility for handling all objections to the Claims of Non-Settling Claimants, including (without limitation) the objection filed by the Commercial Committee.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

  be paid the maximum amount for which they qualify. If funds are insufficient in a given year to pay all Allowed Claims in full, the Finance Committee/6/ shall make installment payments on the Allowed Claims pending receipt of further scheduled funding from the Reorganized Debtor. No interest will be paid on installment payments. Such timing restrictions on payments would be caused by the annual cap on payments by the Reorganized Debtor under the Funding Payment Agreement.

     The Disease Payment Option and the Rupture Payment Option for Breast Implant Claimants and the Medical Condition Payment Option for certain Other Products Claimants have two components, a "Base" and a "Premium" payment. The Settlement Facility Agreement establishes a priority for payment of Settling Personal Injury Claims. The "FIRST PRIORITY PAYMENTS" will be for (i) Allowed Claims under the Expedited Release Payment Option,
  (ii) Allowed Claims under the Explantation Payment Option, (iii) the "Base" payment for Claims Allowed under the Disease Payment Option and the Rupture Payment Option, (iv) Allowed Claims under the Expedited Release Payment Option and the Medical Condition Payment Option for Other Products Claimants; and (v) Allowed Claims for Silicone Material Claimants, along with related administrative costs. Allowed Claims of settling Claimants in Classes 4A, 6A, 6B, 6C, 6D, 14 and 15 are also defined as First Priority Payments. Payments in respect of Claims of non-settling Claimants in Classes 11, 13, 14, 14A and 17, which are called Settlement Fund Other Payments, will be made at the time such Claims are Allowed. The "SECOND PRIORITY PAYMENTS" include "Premium" payments under the Rupture Payment Option and the Disease Payment Option for Breast Implant Claimants and the Medical Payment Option for certain Other Products Claimants and any "increased severity" payments for Breast Implant Claims. The "Premium" payments entitle Breast Implant Claimants to receive additional compensation, up to 20% of the "Base" payments under the Disease Payment Option and 25% of the "Base" payment under the Rupture Payment Option. (See chart at pp. 20-22.) If a "Premium" is paid to a Breast Implant Claimant with a disease Claim, she will receive greater compensation than is available under the RSP for a comparable disease claim that does not include the rupture enhancement. The "Premium" payments provide Other Products Claimants additional compensation that, when combined with amounts received as "Base" payments, equal $36 million (NPV) in the aggregate.

     A factor that may affect the amounts actually received by Claimants is the competing rights of third parties, particularly those of hospitals, health benefit plans, health insurers and governmental agencies, to reimbursement from the settlement payment for prior expenditures. However, most of these competing Claims will be extinguished as a result of a settlement Dow Corning has proposed for the Domestic Health Insurers. This settlement is similar to the settlement reached with health insurers in the Revised Settlement Program. Dow Corning's settlement requires all participating insurers to waive any Claims, including rights of reimbursement, against Personal Injury Claimants. The settlement requires that a sufficient number of insurers participate in the settlement so that the vast majority of Personal Injury Claimants will not be subject to Claims from their health insurers. The Debtor believes that substantially all of the Domestic Health Insurers will accept the settlement and that the participation level condition will be satisfied.

     Some insurers may not participate in the settlement. The rights of those third parties to recover from payments to be made to Claimants are governed by the agreements between those third parties and the Claimants. The Plan provides that payments to Claimants will not be held up by the non-settling insurers or government agencies, but they remain free to assert their rights, if any, against the Claimants.

     E. FUNDING. Under the Funding Payment Agreement, the Reorganized Debtor will pay up to the aggregate amount of $3.172 billion into the Depository Trust, the recipient of funding for the Settlement Facility and Litigation Facility, to resolve all Products Liability Claims. This amount is subject to adjustment to maintain a Net Present Value as of the Effective Date of $2.35 billion. This amount constitutes a "cap" on the funding to be provided by Dow Corning; if the amount of Allowed Claims (and the related expenses of the Facilities) exceeds the cap, the actual distributions to Claimants will be reduced. In addition, if Claims are Allowed at a pace that exceeds the funding schedule, payment of certain Allowed Claims will be delayed. Priority will be given to "Base" payments to minimize the delay in making those payments, with the likely result that "Premium" payments on Allowed Claims will be delayed for several years. However, there can be no guarantee that "Base" payments will not be delayed if Allowed Claims exceed available funds in particular years. No interest or cost of living increases will be paid on settlements. Additional discussion regarding the potential for reduction or delay in payment appears in section 7.1 of this Disclosure Statement, at pages 94 through 99.
----------------------

   /6 /The members of the Finance Committee are the Claims Administrator, the Special Master and the Appeals Judge.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


     Of the aggregate amount available, an amount up to the sum of $400 million (Net Present Value) is designated as the "LITIGATION FUND." The Litigation Fund is reserved for payment of Allowed Claims of (i) Non-Settling Personal Injury Claimants, (ii) Class 12 Claims, (iii) Assumed Third Party Claims, (iv) all defense costs and (v) administrative costs associated with the resolution and liquidation of all Claims resolved by the Litigation Facility. Although funds designated as the Litigation Fund are intended to be used, to the extent necessary, to resolve Non-Settling Personal Injury Claims, Class 12 Claims and Assumed Third Party Claims, beginning on the fourth anniversary of the Effective Date, the assets comprising the Litigation Fund may be used for payment of First Priority Payments of Settling Personal Injury Claimants, upon the recommendation of the Finance Committee and order of the District Court. In determining whether such an order should issue, the District Court will determine whether (i) funds are needed for payment of First Priority Claims, and (ii) the remaining assets of the Litigation Fund, after the proposed payment of First Priority Payments, will be adequate to pay all Claims subject to the Litigation Fund.

     The remainder of the aggregate sum of $2.35 billion (Net Present Value) is defined as the "SETTLEMENT FUND" and is reserved for the payment of (i) Allowed Claims of Settling Personal Injury Claimants in Classes 5 through
  10.2 (i.e., Personal Injury Claimants who elect to participate in the Dow Corning Settlement Program), (ii) Allowed Claims of Claimants in Classes 4A (if settled prior to resolution of pending appeals), 6A, 6B, 6C, 6D, 11, 13, 14, 14A, 15, 16 (to the extent provided in the Litigation Facility Agreement) and 17, and (iii) costs associated with the operation and administration of the Settlement Facility.

     The Plan and the Funding Payment Agreement provide that Dow Corning will make payments from insurance proceeds, certain escrowed funds and operating cash. An initial payment, comprised of collected insurance proceeds and cash on hand, will be made to the Settlement Facility in an amount of not less than $985 million. (As provided in the Funding Payment Agreement, that amount will be supplemented with interest earned through the Effective Date on $905 million of the scheduled initial payment if the Effective Date is delayed.) Insurance proceeds received following the Effective Date will be paid to the Settlement Facility when received by Dow Corning. Additional funds will be paid to the Settlement Facility on an "as needed" basis in monthly payments, subject to annual funding caps.

     The Shareholders have made a credit facility available to the Reorganized Debtor. Dow Corning will be able to access the credit facility during the first ten years of the Settlement Facility to make payments due under the Funding Payment Agreement. For further discussion of the credit facility, see section 6.6(I)(3), at p. 77.

     F. RELEASE OF DOW CORNING, THE SHAREHOLDERS, THE SETTLING INSURERS AND LIMITED RELEASE OF CERTAIN THIRD PARTIES. If the Plan is confirmed, DCC will be discharged and released from liability on all Claims, including Claims attributable to Breast Implants and Other Products, and other Personal Injury Claims. Dow Corning's subsidiaries, the Shareholders, and their respective directors, officers and employees, and those insurance companies (the "SETTLING INSURERS") that have settled coverage disputes with Dow Corning, will also be released from Claims attributable to such products./7/ Personal Injury Claimants asserting such Claims will have the rights provided under the Plan, including the right to settle their Claims under the Settlement Facility or to litigate their Claims against the Litigation Facility, as described more fully in section 6.6.J of this Disclosure Statement.

     The Plan gives all Personal Injury Claimants a choice to either settle or litigate their Claims. Claimants who elect to settle and Claimants who do not timely elect litigation will release all Claims (except for Malpractice Claims, as defined in the Plan) that they may have against those Physicians and Health Care Providers (such as hospitals) who have released their Claims against Dow Corning. These releases are described in more detail in section 8.3 of the Plan, which you should review carefully.

     Personal Injury Claimants who elect the litigation option retain the right to assert their Claims, if any, against the Settling Physicians and the Settling Health Care Providers under the Plan's procedures. The Plan provides that those Claims will be channeled to the Litigation Facility for consolidated resolution with any corresponding Claims against DCC in the same litigation proceedings. Any judgment that a litigating Claimant receives against any Released Party imposing joint liability with the Debtor or the Litigation Facility in any such proceeding will be paid by the Litigation Facility. If, however, the Litigation Facility does not have sufficient funds to pay such a judgment against the Physician or Health Care Provider, the Claimant will be entitled to collect or enforce that judgment directly against those parties in accordance with the terms of the judgment. If these parties make a payment directly to Claimants, they have a right to reimbursement from the Litigation Facility for any such payments in those circumstances described in more detail in section 6.6(J)(4)(e), at pp. 87-88 of this Disclosure Statement.
----------------------

   /7 /The availability of releases of third parties in bankruptcy is a matter of dispute, with the appropriateness of such releases to be determined depending on the facts of each bankruptcy. The Proponents believe that the releases are an essential part of this integrated, indivisible Plan that consists of negotiated compromises for Claim resolution and should be approved in this case.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


     G. EFFECT ON NON-ELECTING CLAIMANTS. All Claimants who do not timely elect litigation (including those Claimants who have Unmanifested Claims) will be treated as Settling Personal Injury Claimants and will have their Claims resolved in the Settlement Facility. Those Claimants will also be bound by the provisions of the Plan that release Claims against the Settling Physicians and Settling Health Care Providers.

     H. SUMMARY IS NOT CONTROLLING. This Summary does not describe all of the important conditions, terms and qualifications of the treatment of Personal Injury Claims under the Plan. You should carefully review the details of both the settlement options and the litigation procedures described in this Disclosure Statement for a complete understanding of them. Any differences between this Summary and the more detailed descriptions in the Plan and the balance of this Disclosure Statement are controlled by the more detailed descriptions below and, ultimately, by the Plan and the Plan Documents, and not by this Summary.

    1.2 SUMMARY OF HOW PHYSICIAN CLAIMS ARE TREATED UNDER THE PLAN.

     A. DEFINITION OF PHYSICIAN CLAIMS. Physician Claims are defined under the Plan to include all Claims asserted by Physician Claimants arising out of (i) the implantation of silicone gel breast implants and other products produced by Dow Corning and (ii) Dow Corning's marketing, sale and provision of such silicone gel breast implants and other products to Physicians. Physician Claims fall into two legal categories:

       1. PHYSICIAN PRODUCTS LIABILITY REIMBURSEMENT CLAIMS. Physician Products Liability Reimbursement Claims are Claims (a) arising in connection with litigation or claims asserted by recipients of Breast Implants or Other Products against both the Physician Claimant and Dow Corning and (b) alleging that the Physician Claimant and Dow Corning are both liable or potentially liable for injuries allegedly sustained by the implant recipients. Physician Products Liability Reimbursement Claims are claims asserted against Dow Corning by Physician Claimants who, if they are found personally liable to the implant recipients for the alleged injuries, want Dow Corning to reimburse or indemnify them for any such losses.

       2. PHYSICIAN TORTIOUS CONDUCT CLAIMS. Physician Tortious Conduct Claims are claims arising from Dow Corning's marketing, sale and provision of Breast Implants and Other Products directly to Physician Claimants. Physician Tortious Conduct Claims include damage Claims against Dow Corning for loss of profit or damage to reputation allegedly caused by, among other things, Dow Corning's alleged misrepresentations about the extent and results of Dow Corning's implant testing, and Physician Claimants' reliance thereon in providing their patients medical services involving Dow Corning's Breast Implants and Other Products.

     B. CLASSIFICATION OF PHYSICIAN CLAIMS UNDER THE PLAN. All Physician Claims are classified in Class 12 under the Plan.

     C. TREATMENT OF PHYSICIAN CLAIMS UNDER THE PLAN. The Plan treats Physician Claims in an aggregated manner. Physician Claimants may elect to settle ALL of their Claims or they may elect to litigate ALL of their Claims. An individual physician may not selectively settle his or her Physician Products Liability Reimbursement Claims and pursue litigation over his or her Physician Tortious Conduct Claims. The Official Physicians' Committee believes that a substantial legal issue exists as to whether this provision provides for unequal treatment and makes the Plan unconfirmable.

       1. THE SETTLEMENT OPTION.

         A. RELEASES BY THE SETTLING PHYSICIAN. Physician Claimants electing the settlement option will be required to "give up" or release ALL Claims that they have against Dow Corning and ALL other Released Parties relating to Products Liability Claims. Thus, a Physician Claimant may not elect to give up certain claims and litigate others. However, if a Physician Claimant holds a Class 4 Commercial Claim or other Claim unrelated to the Personal Injury Claims, that Claim will not be released but will be entitled to separate treatment under the Plan.

         B. PROTECTIONS AFFORDED SETTLING PHYSICIANS. Settling Physicians will receive no cash payment in exchange for their election to settle, but will obtain the benefits of the release, injunction and channeling provisions contained in sections 8.3 through 8.5 of the Plan. Settling Physicians will receive certain protections under the Plan, including:

                (1) release from all Claims relating to Products Liability
            Claims held against them by Dow Corning and all other Released Parties;

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                (2) A release from all Personal Injury Claims, EXCEPT
            MALPRACTICE CLAIMS AS DEFINED IN THE PLAN, which Settling Personal Injury Claimants hold, may hold or may have held against Settling Physicians, either based upon tort, contract or otherwise (MALPRACTICE CLAIMS ASSERTED BY PERSONAL INJURY CLAIMANTS WILL BE RESOLVED IN THE COURTS WHERE SUCH CLAIMS HAVE BEEN OR MAY BE FILED); and

                (3) All parties who release Claims against the Settling
            Physicians will also be permanently enjoined, i.e. prevented from, among other things, (a) commencing or continuing any action or other proceeding against a Settling Physician and (b) seeking to enforce, attach, collect or recover against any Settling Physician or the property of any Settling Physician at any time on or after the Effective Date of the Plan. (The release and injunction does not affect any Claims preserved under the Domestic Health Insurer Settlement Agreement.)

         C. SETTLING PHYSICIANS REMAIN EXPOSED TO CLAIMS BY NON-SETTLING PERSONAL INJURY CLAIMANTS. Settling Physicians are not released or protected from Claims (including Malpractice Claims) held by Non-Settling Personal Injury Claimants. Claims held by Non-Settling Personal Injury Claimants against Settling Physicians (other than Malpractice Claims) may be transferred to the District Court in Michigan. The Litigation Facility shall file a motion seeking to transfer such Non-Settling Personal Injury Claims. The Claimants' Advisory Committee shall support such motion to transfer. Settling Physicians will be required to (i) join in the Litigation Facility's motion to transfer such claims, and (ii) cooperate with the Litigation Facility by providing non-confidential lists and other information on the Claims asserted against them by the Non-Settling Personal Injury Claimants. The Litigation Facility and the Settling Physicians must each bear their own costs incurred in connection with any motion for the transfer of claims.

         If the transfer of Non-Settling Personal Injury Claims is contested, the District Court will determine whether the Claims asserted by Non-Settling Personal Injury Claimants against Settling Physicians are within its "related to" jurisdiction, i.e. whether such Claims could conceivably have an impact on the Debtor (such as through contribution claims), and should therefore be transferred to the District Court. If these Claims are not within the "related to" jurisdiction of the District Court, the transfer will be denied and litigation of such Claims will proceed in the courts where they have been or may be brought and will be the responsibility of the Physicians.

         If the transfer is granted, then the transferred Claims of Non-Settling Personal Injury Claimants ("ASSUMED THIRD PARTY CLAIMS") will be subject to the following procedures established under the
      Plan:

                (1) The Assumed Third Party Claims will be resolved pursuant to the Litigation Facility Agreement's claim resolution procedures and will be consolidated with any corresponding claims against the Debtor. Any settlement by the Litigation Facility shall include Assumed Third Party Claims.

                (2) The District Court will have the power and authority to set trial venue for Non-Settling Personal Injury Claims against Settling Physicians in the District Court, in the federal district court for the district in which the Claim arose or, in some circumstances, in the state court in which such Claim was originally filed.

                (3) Persons who have held, hold or may hold Assumed Third
            Party Claims against Settling Physicians will be enjoined from (a) commencing or continuing any action or other proceeding relating to an Assumed Third Party Claim except as permitted under the Plan provisions and Litigation Facility Agreement, and (b) asserting any right or Claim or taking any act against a Settling Physician in respect of an Assumed Third Party Claim which fails to conform or comply with the Plan and Litigation Facility Agreement.

                (4) If transfer is granted as described above, the only
            Products Liability Claims against Settling Physicians that will be permitted to go forward in courts other than those described in subparagraph (2) above will be Malpractice Claims, as defined in section 1.101 of the Plan. If alleged Malpractice Claims are asserted in contravention of the Plan terms, the Proponents anticipate that those Physicians will seek relief to enforce the terms of sections 8.4 and 8.5 of the Plan.

       2. THE LITIGATION OPTION.

               A. LITIGATION PROCEDURE FOR CLAIMS OF NON-SETTLING
            PHYSICIANS. All Claims of the Physician Claimant who timely elects the litigation option will be resolved through the Litigation Facility established under the Plan. NON-SETTLING PHYSICIAN CLAIMANTS WILL NOT RECEIVE PROTECTION UNDER THE RELEASE, INJUNCTION AND CHANNELING PROVISIONS OF THE PLAN.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


         A PHYSICIAN CLAIMANT SEEKING TO REVIEW THE LITIGATION FACILITY AGREEMENT, THE SETTLEMENT FACILITY AGREEMENT AND THE FUNDING PAYMENT AGREEMENT IN ORDER TO DECIDE WHETHER TO SETTLE OR LITIGATE MUST REQUEST COPIES OF THESE DOCUMENTS BY CALLING 1-800-651-7030 (DOMESTIC CLAIMANTS) OR 1-202-332-5510 (FOREIGN CLAIMANTS), MAY DOWNLOAD COPIES FROM DOW CORNING'S WEBSITE AT HTTP://WWW.IMPLANTCLAIMS.COM/PLANDOCS, OR MAY CONTACT COUNSEL FOR THE OFFICIAL PHYSICIANS' COMMITTEE, H. JEFFREY SCHWARTZ, BENESCH, FRIEDLANDER, COPLAN & ARONOFF, 2300 BP AMERICA BUILDING, 200 PUBLIC SQUARE, CLEVELAND, OHIO 44114-2378,
      (216) 363-4500.

         The Proponents believe that most or all of the Physician Products Liability Reimbursement Claims will be disallowed by the Court as contingent; however, the Official Physicians' Committee takes the position that such a disallowance would be inappropriate and, in any event, would merely be temporary, such that once a Physician Products Liability Reimbursement Claim became fixed, it would be entitled, underlying non-bankruptcy law permitting, to allowance notwithstanding any prior temporary disallowance. If such Claims are finally disallowed by the Court, they will not be paid unless subsequently Allowed on appeal. To date, this allowance/ disallowance issue regarding such reimbursement Claims remains open.

         All other Claims of Non-Settling Physician Claimants will be aggressively contested by the Manager of the Litigation Facility. Physicians should consult their individual counsel as to their substantive rights with respect to such remaining Claims. Moreover, the Litigation Facility will seek a common issue trial in the District Court on the threshold question of whether silicone causes systemic disease in humans. The Litigation Facility is expected to argue that all of the Physician Claims require, as an element of such Claims, that Dow Corning's products were defective and therefore that adjudication of these Claims must await resolution of the common issue litigation. In other words, until a determination on the common issue litigation is rendered, Physician Tortious Conduct Claims may not be adjudicated. Any Claims of Non-Settling Physicians that are not resolved by any such common issue proceedings will be resolved through further litigation by the Manager of the Litigation Facility in the Court.

         The Official Physicians' Committee asserts that proof of Physician Tortious Conduct Claims does not require that plaintiff physicians establish Breast Implant product defect and that adjudication of the Physician Tortious Conduct Claims therefore should proceed independently of any common issue trial. The District Court or the Court will resolve this issue and determine the appropriate course for the adjudication of the Non-Settling Physician Tortious Conduct Claims once the Plan becomes effective.

         B. PAYMENT OF ALLOWED PHYSICIAN CLAIMS. If any Claims of Non-Settling Physicians become Allowed in the Litigation Facility, that Allowed Claim will, subject to the terms of the Litigation Facility Agreement, the Settlement Facility Agreement, and the Funding Payment Agreement, be paid from the Litigation Fund in full, in cash, including any pre- or post-petition interest as may be required by law.

         If sufficient funds are not then presently available to pay all Allowed Claims in full, payments may be made in installments or delayed until funds are available under the Funding Payment Agreement. Because of the many variables described above, it is impossible to predict when any Non-Settling Physicians will receive payment on their Allowed Claims. It is possible that Allowed Claims may not be paid in full if, upon a determination by the District Court, it becomes necessary for "First Priority Payments" under the Settlement Facility Agreement to be paid by the Litigation Fund. Additional information regarding the Litigation Facility and the procedures for Claim resolution and payment appears at pages 84 through 88 of this Disclosure Statement and in the Litigation Facility Agreement.

         C. TREATMENT OF PUNITIVE DAMAGE CLAIMS OF NON-SETTLING
      PHYSICIANS. The Plan provides for the disallowance of all claims for punitive damages against Dow Corning, including those held by Physician Claimants in connection with Physician Tortious Conduct Claims. The Proponents believe a sufficient legal basis exists for doing so. The Official Physicians' Committee, on the other hand, believes that disallowing punitive damages when Dow Corning is solvent violates the "best interest of creditor" test by paying Non-Settling Physicians potentially a lower amount than they would receive in a liquidation, and that this provision may render the Plan unconfirmable.

       3. THE ELECTION PROCESS. Personal Injury Claimants will have six months from the Effective Date of the Plan to elect whether to settle or to "opt out" and litigate their claims. As soon as practicable after this Personal Injury Claimant "opt-out" deadline, Physician Claimants will be provided with a copy of the list of Non-Settling Personal Injury Claimants to enable the Physicians Claimants to determine which of their patients have elected to continue to litigate their Personal Injury Claims.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


       In addition to the list of Non-Settling Personal Injury Claimants, each Physician Claimant will be provided with an election form setting forth the process by which Physician Claimants may elect to settle or litigate their Claims. Physician Claimants will have 45 days from the date of service of the list of Non-Settling Personal Injury Claimants to return the election form indicating whether they have conditionally elected to settle, subject to the District Court's determination of the motion to transfer the Non-Settling Personal Injury Claims, or have elected to litigate their Claims. Physician Claimants who fail to return the form will be deemed to have conditionally elected to settle. Within 30 days after the service of the District Court's order disposing of such motion to transfer, Physicians must make their conditional election to settle final. Any Physician who fails timely to revoke his or her conditional election to settle shall be deemed to have made a final election to settle. A Physician who is deemed to have made a final election to settle agrees to settle ALL Claims related to Products Liability Claims that the Physician Claimant has against Dow Corning and the other Released Parties. A Physician Claimant who elects the litigation option has decided by such election to litigate ALL Claims that Physician Claimant has against Dow Corning related to Products Liability Claims.

       PHYSICIAN CLAIMANTS WHO DO NOT AFFIRMATIVELY ELECT TO LITIGATE SHALL HAVE SETTLED ALL OF THEIR RESPECTIVE CLAIMS.

     D. SUMMARY NOT CONTROLLING. This summary of the treatment of Physician Claims is to assist Physician Claimants in evaluating how to vote on the Plan. You are encouraged, however, to review the Plan and other Plan documents carefully for further details of the treatment of Physician Claims. Any discrepancy between the description of such treatment in those documents and this summary is controlled by those documents and not by this summary.

    1.3 SUMMARY OF HOW UNSECURED CLAIMS ARE TREATED UNDER THE PLAN.

     A. GENERAL. Unsecured Claims are classified in Class 4 under the Plan. This class includes all unsecured Claims against DCC not classified in any other class, including, without limitation, bank loans, public debt Claims, trade payables, and pre-petition personal injury settlements. The value of these Claims, including principal and interest accrued as of the Petition Date, is approximately $1,010,000,000.

     The Plan provides for Class 4 Claims to be paid in full at confirmation in cash and Senior Notes. DCC will use its best efforts to obtain an investment grade rating for the Notes, which will pay a rate of interest, as or in a manner to be determined by the Court at confirmation, with the objective that the Class 4 Claims will be paid in full. Upon the motion of the Debtor or the Commercial Committee, and after notice and a hearing, the Court may, prior to the Effective Date, approve a modification of the formula for setting the interest rate for the Senior Notes if the Court determines that the formula approved at the confirmation hearing is no longer appropriate as a consequence of changes after the Confirmation Date in market conditions affecting rates of interest.

     The payments to Class 4 Claimants will include post-petition interest at the Case Interest Rate of 6.28% (the federal judgment rate as of the Petition Date), compounded annually on each anniversary of the Petition Date. The total principal and interest to be distributed to Class 4 Claimants, assuming a June 30, 1999 Effective Date, will be approximately $1,298,900,000.

     The Commercial Committee has stated that it will recommend that holders of Class 4 Claims vote against the Plan. The Commercial Committee believes, among other things, that the treatment of holders of Class 4 Claims proposed under the Plan does not provide such holders with "payment in full" because the amount of post-petition interest proposed to be paid to holders of Class 4 Claims under the Plan is substantially less than the amount to which holders are legally entitled and the Senior Notes are likely to have a value when issued of less than their principal amount because, among other things, the terms of the Senior Notes do not assure that the Senior Notes will be issued with a market rate of interest. If the Court determines that the treatment of Class 4 does not satisfy the requirements of either section 1129(a)(7) or 1129(b) (in the event confirmation is sought pursuant to section 5.18 of the Plan) of the Bankruptcy Code, the Proponents shall propose amendments to the Plan to ensure its compliance with the applicable requirements of section 1129 of the Bankruptcy Code, and thereafter request confirmation of the Plan, as amended.

     B. SUMMARY NOT CONTROLLING. This summary of the treatment of Unsecured Claims is to assist Unsecured Claimants in evaluating how to vote on the Plan. However, you should review the Plan carefully for the details of treatment of Unsecured Claims. Any discrepancy between the detailed descriptions of such treatment in the Plan and this summary is controlled by the Plan and not by this summary.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


    1.4 SUMMARY OF THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE
DEBTOR.

     A. TREATMENT OF CLAIMS AND INTERESTS. The treatment of Claims and Interests under the Plan is summarized in the tables set forth below, which are qualified by reference to the more detailed and complete descriptions set forth in Article VI of this Disclosure Statement and Articles Two through Five of the Plan.

                         SUMMARY OF TREATMENT OF CLASSES UNDER THE PLAN
-----------------------------------------------------------------------------------------------------
                         ESTIMATED AMOUNT
                        OF ALLOWED CLAIMS
        CLASS               OR AMOUNTS                           TREATMENT UNDER PLAN
                          PROVIDED FOR
                           SETTLEMENT
-----------------------------------------------------------------------------------------------------
  Unclassified              $2.4 million           Paid in full on Effective Date.
    -- Administrative
      Claims
-----------------------------------------------------------------------------------------------------
  Unclassified              $4.3 million           Paid in full (subject to deferred payment
    -- Priority Tax Claims                         arrangement).
-----------------------------------------------------------------------------------------------------
  1-- Other Priority        $0                     Paid in full on Effective Date.
       Claims
-----------------------------------------------------------------------------------------------------
  2-- Secured Claims        $760,000               Paid in full; at DCC's option, either the legal,
                                                   equitable and contractual rights will not be
                                                   altered by the Plan or such Claimant will be
                                                   treated in another manner that will result in its
                                                   Allowed Secured Claim being deemed unimpaired
                                                   under section 1124 of the Bankruptcy Code.
-----------------------------------------------------------------------------------------------------
  3-- Convenience Claims    $6.0 million           Paid in cash in full, including post-Petition Date
                                                   interest at the Case Interest Rate, as soon as
                                                   practicable after the Effective Date.
-----------------------------------------------------------------------------------------------------
  4-- Unsecured             $1.299 billion         Paid in full, including post-Petition Date
       (Non-Tort) Claims                           interest at the Case Interest Rate, as follows:
                                                   (a) cash payment of the lesser of 24% of each
                                                   Allowed Class 4 Claim or a pro rata portion of
                                                   $315.6 million and (b) ten-year Senior Notes in
                                                   the amount of the balance of the Allowed Class 4
                                                   Claim bearing interest payable in semi-annual
                                                   installments at the Plan Interest Rate.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                         SUMMARY OF TREATMENT OF CLASSES UNDER THE PLAN
-----------------------------------------------------------------------------------------------------
                         ESTIMATED AMOUNT
                        OF ALLOWED CLAIMS
        CLASS               OR AMOUNTS                           TREATMENT UNDER PLAN
                          PROVIDED FOR
                           SETTLEMENT
-----------------------------------------------------------------------------------------------------
  4A-- Prepetition          $7.0 million           Post-confirmation injunction will be modified to
       Judgment Claims                             allow prosecution of appeal of prepetition
                                                   judgments; amount surviving appeal to be treated
                                                   in the same manner as Class 4 Claims; if Claims
                                                   remanded for new trial as to liability or damages,
                                                   Claimants to elect to have Claims liquidated
                                                   through the Settlement Facility or the Litigation
                                                   Facility; if settled prior to decision on appeal,
                                                   settlement paid out of Settlement Fund.
-----------------------------------------------------------------------------------------------------
  4B-- DCC Guaranty Claims  $82 million            Unimpaired--Claims pass through Case unaffected.
-----------------------------------------------------------------------------------------------------
  5-- Domestic Breast       Up to the maximum      Qualified Settling Personal Injury Claimants will
       Implant Personal     amount of the          receive payments pursuant to schedules in the
       Injury Claims        Settlement Fund and    Settlement Facility Agreement; Non-Settling
                            Litigation Fund;       Personal Injury Claimants will have Claims
                            amount of Allowed      resolved through Litigation Facility procedures
                            Claims currently       within $400 million (NPV) Litigation Fund.
                            unknown
-----------------------------------------------------------------------------------------------------
  6.1-- Category 1 and 2    See Class 5            Qualified Settling Personal Injury Claimants will
       Foreign Breast       description            receive payments pursuant to schedules in the
       Implant                                     Settlement Facility Agreement; Non-Settling
       Personal Injury                             Personal Injury Claimants will have Claims
       Claims                                      resolved through Litigation Facility procedures.
-----------------------------------------------------------------------------------------------------
  6.2-- Category 3 and 4    See Class 5            Qualified Settling Personal Injury Claimants will
       Foreign Breast       description            receive payments pursuant to schedules in the
       Implant Personal                            Settlement Facility Agreement; Non-Settling
       Injury Claims                               Personal Injury Claimants will have Claims
                                                   resolved through Litigation Facility procedures.
-----------------------------------------------------------------------------------------------------
  6A-- Quebec Class Action  $37.25 million         Will receive payments in accordance with the
       Claimants            (nominal)--To be paid  Quebec Breast Implant Settlement Agreement.
                            out of the Settlement
                            Fund
-----------------------------------------------------------------------------------------------------
  6B-- Ontario Class        $17.9 million          Will receive payments in accordance with the
       Action Claimants     (nominal)--To be paid  Quebec Breast Implant Settlement Agreement.
                            out of the Settlement
                            Fund
-----------------------------------------------------------------------------------------------------
  6C-- B.C. Class Action    $25.1 million          Will receive payments in accordance with the B.C.
       Settlement           (nominal)--To be paid  Class Action Settlement Agreement.
       Claimants            out of the Settlement
                            Fund
-----------------------------------------------------------------------------------------------------
  6D-- Australia Breast     Up to $36.0 million    Will receive payments in accordance with the
       Implant Settlement   (nominal)--To be paid  Australia Breast Implant Settlement Option.
       Claimants            out of the Settlement
                            Fund
-----------------------------------------------------------------------------------------------------
  7-- Silicone Material     $57.5 million (NPV)--  Qualified Silicone Material Claimants (i.e., Non-
       Claims (Other than   To be paid out of the  Dow Corning Breast Implant Claimants whose
       Claims in Classes    Settlement Fund        implants were made by a U.S.-based company using
       6B, 6C and 6D)                              Dow Corning materials) will receive payments from
                                                   a $57.5 million (NPV) fund; Non-Settling Silicone
                                                   Material Claimants will have Claims resolved
                                                   through Litigation Facility procedures.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                         SUMMARY OF TREATMENT OF CLASSES UNDER THE PLAN
-----------------------------------------------------------------------------------------------------
                         ESTIMATED AMOUNT
                        OF ALLOWED CLAIMS
        CLASS               OR AMOUNTS                           TREATMENT UNDER PLAN
                           PROVIDED FOR
                            SETTLEMENT
-----------------------------------------------------------------------------------------------------
  8-- Miscellaneous Raw     See Class 5            Miscellaneous Raw Material Claimants (i.e. Non-Dow
       Material Claims      description            Corning Breast Implant Claimants whose implants
       (Other than Claims                          were made by non-U.S. companies and Non-Dow
       in Classes 6B, 6C,                          Corning Implant Claimants) will have Claims
       6D and 7)                                   resolved through Litigation Facility procedures.
-----------------------------------------------------------------------------------------------------
  9-- Domestic Other        $36 million (NPV)--To  Qualified Settling Domestic Other Product
       Products Personal    be paid out of         Claimants with Claims related to Covered Other
       Injury Claims        Settlement Fund to     Products will receive payments pursuant to
                            Settling Claimants in  schedules in the Settlement Facility Agreement;
                            Classes 9, 10.1 and    Non-Settling Claimants (including all Claims
                            10.2; Non-Settling     related to non-Covered Other Products) will have
                            Claimants in Classes   Claims resolved through Litigation Facility
                            9, 10.1 and 10.2 to    procedures.
                            be paid out of
                            Litigation Fund
-----------------------------------------------------------------------------------------------------
  10.1-- Category 1 and 2   See Class 9            Qualified Settling Foreign Other Product Claimants
       Foreign Other        description            with Claims related to Covered Other Products will
       Products Personal                           receive payments pursuant to schedules in the
       Injury Claims                               Settlement Facility Agreement; Non-Settling
                                                   Claimants (including all Claims related to non-
                                                   Covered Other Products) will have Claims resolved
                                                   through Litigation Facility procedures.
-----------------------------------------------------------------------------------------------------
  10.2 -- Category 3 and 4  See Class 9            Qualified Settling Foreign Other Product Claimants
       Foreign Other        description            with Claims related to Covered Other Products will
       Products Personal                           receive payments pursuant to schedules in the
       Injury Claims                               Settlement Facility Agreement; Non-Settling
                                                   Claimants (including all Claims related to non-
                                                   Covered Other Products) will have Claims resolved
                                                   through Litigation Facility procedures.
-----------------------------------------------------------------------------------------------------
  11-- Co-Defendant Claims  See Class 5            Settling Co-Defendants shall exchange mutual
                            description            releases with the Debtor, the Debtor-Affiliated
                                                   Parties and the Shareholder-Affiliated Parties.
                                                   Each Non-Settling Co-Defendant Claim which is
                                                   Allowed or estimated for distribution as of the
                                                   Effective Date to be treated in the same manner as
                                                   a Class 4 Claim; Non-Settling Co-Defendant Claims
                                                   not Allowed or estimated for distribution before
                                                   the Effective Date to be channeled to the
                                                   Litigation Facility for liquidation and payment.
-----------------------------------------------------------------------------------------------------
  12-- Physician Claims     See Class 5            Claims of Settling Physicians released; Settling
                            description            Physicians receive protection (except for
                                                   Malpractice Claims) of release and injunction
                                                   under Plan; Non-Settling Class 12 Claims to be
                                                   channeled to the Litigation Facility for
                                                   liquidation and payment.
-----------------------------------------------------------------------------------------------------
  13-- Health Care          See Class 5            Claims of Settling Health Care Providers released;
       Provider Claims      description            Settling Health Care Providers receive protection
                                                   (except for Malpractice Claims) of release and
                                                   injunction under Plan; Non-Settling Class 13
                                                   Claims to be channeled to the Litigation Facility
                                                   for liquidation and payment.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                         SUMMARY OF TREATMENT OF CLASSES UNDER THE PLAN
-----------------------------------------------------------------------------------------------------
                         ESTIMATED AMOUNT
                        OF ALLOWED CLAIMS
        CLASS               OR AMOUNTS                           TREATMENT UNDER PLAN
                           PROVIDED FOR
                            SETTLEMENT
-----------------------------------------------------------------------------------------------------
  14-- Domestic Health      $40 million--To be     Class 14 Claimants who elect (or who are deemed to
       Insurer Claims       paid out of the        elect) to settle pursuant to the terms of the
                            Settlement Fund        Domestic Health Insurer Settlement Agreement will
                                                   share proportionately in distributions of cash
                                                   from a fund to be established pursuant to that
                                                   agreement. Class 14 Claimants who elect to
                                                   litigate their Claims will be deemed satisfied by
                                                   the treatment provided in section 6.05 of the
                                                   Litigation Facility Agreement.
-----------------------------------------------------------------------------------------------------
  14A-- Foreign Health      See Class 5            Class 14A Claims will be deemed satisfied by the
       Insurer Claims       description            treatment provided in section 6.05 of the
                                                   Litigation Facility Agreement.
-----------------------------------------------------------------------------------------------------
  15-- Government Payor     See Class 5            Allowed amount paid in full--each Government Payor
       Claims               description            Claim which is Allowed or estimated for
                                                   distribution as of the Confirmation Date to be
                                                   treated in the same manner as a Class 4 Claim;
                                                   Class 15 Claims not Allowed or estimated for
                                                   distribution before the Confirmation Date to be
                                                   channeled to the Litigation Facility for
                                                   liquidation and payment.
-----------------------------------------------------------------------------------------------------
  16-- Shareholder Claims   See Class 5            Claims released as provided in section 6.16 of the
                            description            Plan.
-----------------------------------------------------------------------------------------------------
  17-- General              See Class 5            Allowed amount paid in full--each General
       Contribution Claims  description            Contribution Claim which is Allowed or estimated
                                                   for distribution as of the Confirmation Date to be
                                                   treated in the same manner as a Class 4 Claim;
                                                   Class 17 Claims not Allowed or estimated for
                                                   distribution before the Confirmation Date to be
                                                   channeled to the Litigation Facility for
                                                   liquidation and payment.
-----------------------------------------------------------------------------------------------------
  18-- LTCI Personal        Unknown                LTCI Personal injury Claims will be channeled to
       Injury Claims                               Litigation Facility and treated through
                                                   enforcement of indemnity agreements assigned by
                                                   the Debtor to the Litigation Facility.
-----------------------------------------------------------------------------------------------------
  19-- LTCI Other Claims    Unknown                LTCI Other Claims will be channeled to Litigation
                                                   Facility and treated through enforcement of
                                                   indemnity agreements assigned by the Debtor to the
                                                   Litigation Facility.
-----------------------------------------------------------------------------------------------------
  20-- Intercompany Claims  $25.02 million         Allowed Intercompany Claims, including post-
                                                   Petition Date interest at the Case Interest Rate,
                                                   will be paid by offset and/or product sales, in
                                                   the ordinary course of business.
-----------------------------------------------------------------------------------------------------
  21-- Subordinated Claims  $0                     Paid in full, including post-Petition Date
                                                   interest at the Case Interest Rate, in principal
                                                   amount of 10-year Subordinated Notes, bearing
                                                   interest at the Plan Interest Rate (payable in
                                                   semi-annual installments).
-----------------------------------------------------------------------------------------------------
  22-- Environmental        N/A                    Unimpaired--Claims pass through Case unaffected.
       Claims
-----------------------------------------------------------------------------------------------------
  23-- Retiree Benefit      N/A                    Unimpaired--Union and/or employee benefit
       Claims                                      contracts deemed assumed on the Effective Date;
                                                   Claims pass through Case unaffected.
-----------------------------------------------------------------------------------------------------
  24-- Interests            N/A                    Shareholders shall retain their Interests.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     B. TREATMENT OF TORT CLAIMS. The settlements offered under the Plan for Domestic Personal Injury Claims are summarized on the following chart. To qualify under any settlement option, certain standards apply. Those standards are set forth in the CRP, which is attached as Annex "A" to the Settlement Facility Agreement. Additional information on the settlement options is provided in section 6.6(J), at pages 78 through 84 of this Disclosure Statement. You should review them carefully.

                                       SETTLEMENT GRID
                               DOMESTIC PERSONAL INJURY CLAIMS
                                   (ALL AMOUNTS IN U.S. $)
--------------------------------------------------------------------------------------------
                                                                              ADDITIONAL
                                                           AMOUNT OF          AMOUNT OF
                  SETTLEMENT OPTION                     COMPENSATION--      COMPENSATION--
                                                        "BASE" PAYMENT        "PREMIUM"
                                                                               PAYMENT
--------------------------------------------------------------------------------------------
  BREAST IMPLANT CLAIMS
--------------------------------------------------------------------------------------------
    EXPLANTATION PAYMENT (SEE P. 78)/8/                            $5,000                N/A
--------------------------------------------------------------------------------------------
    RUPTURE PAYMENT (SEE PP. 78-79)                                20,000             $5,000
--------------------------------------------------------------------------------------------
      (1) Multiple manufacturer reduction (applied                    50%                50%
      to compensation under the Disease Payment
      Option, for silicone gel breast implants
      manufactured by Bristol, Baxter, or 3M; (2)
      Multiple manufacturer reduction applied to
      rupture compensation if a "rupture enhancement
      payment" has been made in the RSP to Claimants
      who also qualify for the Disease Payment
      Option) (see p. 80)
--------------------------------------------------------------------------------------------
    DISEASE PAYMENT (SEE PP. 79-80)
--------------------------------------------------------------------------------------------
      Disease Payment Option I: Level One C or D                   10,000              2,000
--------------------------------------------------------------------------------------------
        Level One B                                                20,000              4,000
--------------------------------------------------------------------------------------------
        Level One A                                                50,000             10,000
--------------------------------------------------------------------------------------------
      Disease Payment Option II: Level Two--GCTS--B                75,000             15,000
--------------------------------------------------------------------------------------------
        Level Two--GCTS--A/PM/DM                                  110,000             22,000
--------------------------------------------------------------------------------------------
        Level Two--Systemic Sclerosis/Lupus C                     150,000             30,000
--------------------------------------------------------------------------------------------
        Level Two--Systemic Sclerosis/Lupus B                     200,000             40,000
--------------------------------------------------------------------------------------------
        Level Two--Systemic Sclerosis/Lupus A                     250,000             50,000
--------------------------------------------------------------------------------------------
    EXPEDITED RELEASE PAYMENT (SEE P. 80)                           2,000                N/A


----------------------

   /8/Page and exhibit references in this table refer to pages in and exhibits to this Disclosure Statement.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                SETTLEMENT GRID
                        DOMESTIC PERSONAL INJURY CLAIMS
                            (ALL AMOUNTS IN U.S. $)
------------------------------------------------------------------------------
                                                                ADDITIONAL
            SETTLEMENT                           AMOUNT OF       AMOUNT OF
             OPTION                            COMPENSATION-- COMPENSATION--
                                              "BASE" PAYMENT    "PREMIUM"
                                                                 PAYMENT
------------------------------------------------------------------------------
  COVERED OTHER PRODUCTS CLAIMS (SEE P.
   83)
------------------------------------------------------------------------------
    EXPEDITED RELEASE PAYMENT                           1,000
------------------------------------------------------------------------------
    MEDICAL CONDITION PAYMENT
------------------------------------------------------------------------------
      Level One--Base
------------------------------------------------------------------------------
        Chins, Facial, Nasal Gel Implants               5,000 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
        SJO                                             5,000 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
        LJO--Knee                                       7,500 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
        LJO--Hip                                       10,000 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
        TMJ                                             5,000 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
        Testicular, Penile                              5,000 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
      Level Two--TMJ Enhanced                          10,000 Additional pay-
                                                              ments (including
                                                              any "premium"
                                                              entitlement) to
                                                              be allocated
                                                              from excess
                                                              Other Products
                                                              Fund, if any
------------------------------------------------------------------------------
        Multiple manufacturer reduction                   50%              N/A
        for TMJ Claimants who have both a
        Dow Corning Covered Other Product
        and a TMJ product made by any
        other manufacturer

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                SETTLEMENT GRID
                        DOMESTIC PERSONAL INJURY CLAIMS
                            (ALL AMOUNTS IN U.S. $)
------------------------------------------------------------------------------
                                                                ADDITIONAL
            SETTLEMENT                           AMOUNT OF       AMOUNT OF
             OPTION                            COMPENSATION-- COMPENSATION--
                                              "BASE" PAYMENT    "PREMIUM"
                                                                 PAYMENT
------------------------------------------------------------------------------

  SILICONE MATERIAL CLAIMS (SEE P. 83)
--------------------------------------------------------------------------
    Expedited Release Payment           To be paid from   To be paid from
                                        a fixed fund of   a fixed fund of
                                        $57.5 million     $57.5 million
                                        (NPV); the        (NPV); the
                                        amount paid to    amount paid to
                                        each individual   each individual
                                        Claimant will be  Claimant will be
                                        determined after  determined after
                                        review and        review and
                                        evaluation by     evaluation by
                                        the Claims        the Claims
                                        Office            Office
--------------------------------------------------------------------------
    Disease Option Payment              To be paid from   To be paid from
                                        a fixed fund of   a fixed fund of
                                        $57.5 million     $57.5 million
                                        (NPV); the        (NPV); the
                                        amount paid to    amount paid to
                                        each individual   each individual
                                        Claimant (up to   Claimant (up to
                                        40% of the        40% of the
                                        Allowed Amount    Allowed Amount
                                        for Domestic Dow  for Domestic Dow
                                        Corning Breast    Corning Breast
                                        Implant           Implant
                                        Claimants)        Claimants)
                                        determined after  determined after
                                        review and        review and
                                        evaluation by     evaluation by
                                        the Claims        the Claims
                                        Office            Office


     Amounts payable to settle Foreign Claims are subject to reduction to 35% or 60% of the above-listed amounts, depending on the country of residence. The Debtor believes that this adjustment reflects the levels of compensation for similar claims within the Foreign Claimants' respective local jurisdictions as described in EXHIBIT "C" to this Disclosure Statement. Included as part of Exhibit "C" are grids reflecting the amount payable to Settling Claimants at the 60% and 35% levels.

     The foregoing amounts and all other information set forth in the schedule above must be read with the Settlement Facility Agreement and are qualified in their entirety by reference to, and are subject to, all terms and conditions of the Settlement Facility Agreement. COPIES OF THE SETTLEMENT FACILITY AGREEMENT AND THE LITIGATION FACILITY AGREEMENT ARE AVAILABLE, AT DOW CORNING'S EXPENSE, AND CAN BE OBTAINED BY CALLING 1-800-651-7030 (DOMESTIC CLAIMANTS) OR 1-202-332-5510 (FOREIGN CLAIMANTS) OR CAN BE DOWNLOADED FROM DOW CORNING'S WEBSITE at http://www.implantclaims.com/plandocs.

    1.5 ALTERNATIVES TO THE PLAN. If the Plan proposed herein is not accepted, other alternatives are possible. First, the Debtor (or the Proponents) may propose another plan. Second, the Court may allow other parties to submit a plan. The Proponents believe that any proposed plan will, like the current Plan, include a settlement mechanism and will also allow for ultimate jury trial of the Personal Injury Claims for those who desire such a trial, which is a right protected by statute. A new plan may provide different amounts for compensation and different procedures and standards for qualification. No assurance can be given as to the details or likelihood of approval of any alternative plan, or when such alternative may become available.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


                                  ARTICLE II

                                 INTRODUCTION

    2.1 PURPOSE OF DISCLOSURE STATEMENT. The purpose of this Disclosure Statement is to provide sufficient information about the Debtor to enable the holders of impaired Claims against the Debtor to make an informed decision with respect to acceptance or rejection of the Plan. This Disclosure Statement should be read in its entirety prior to voting on the Plan. (The voting process is discussed in section 2.3(G) of this Disclosure Statement.) This Disclosure Statement describes various transactions contemplated under the Plan. Each Creditor, Interest Holder or other party in interest is urged to carefully consider the Plan and this Disclosure Statement in their entirety and, if legal or other counsel is available, to consult with such counsel, if necessary, to understand the Plan and its effects, including possible tax consequences, before voting.

    2.2 EXPLANATION OF CHAPTER 11. Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Upon the commencement of a chapter 11 case, section 362 of the Bankruptcy Code provides for an automatic stay of all attempts to collect upon claims against a debtor that arose prior to the bankruptcy filing. Generally speaking, the automatic stay prohibits interference with a debtor's property or business.

   Under chapter 11, a debtor attempts to reorganize its business for the benefit of the debtor, its creditors, and shareholders. Confirmation of a plan of reorganization is the primary purpose of a reorganization case under chapter 11 of the Bankruptcy Code. A plan of reorganization sets forth the means for satisfying all claims against, and interests in, a debtor. Generally, a claim against a debtor arises from a normal debtor/creditor transaction, such as a promissory note or a trade credit relationship, but may also arise from other contractual arrangements or from alleged torts. An interest in the debtor is held by a party that owns the debtor, such as a shareholder.

   After a plan of reorganization has been filed with a bankruptcy court, it must be accepted by holders of impaired claims against, or interests in, the debtor. Section 1125 of the Bankruptcy Code requires that a plan proponent fully disclose adequate information about the debtor, its assets and the plan of reorganization to creditors and shareholders before acceptances of that plan may be solicited. This Disclosure Statement is being provided to the holders of Claims against, or Interests in, the Debtor to satisfy the requirements of section 1125 of the Bankruptcy Code.

   The Bankruptcy Code provides that creditors and shareholders are to be grouped into "classes" under a plan and that they are to vote to accept or reject a plan by class. While courts have disagreed on the proper method to be used in classifying creditors and shareholders, a general rule of thumb is that creditors with similar legal rights are placed together in the same class and shareholders with similar legal rights are placed together in the same class. For example, creditors entitled to similar priority under the Bankruptcy Code should be grouped together.

   The Bankruptcy Code does not require that each claimant or shareholder vote in favor of a plan in order for the court to confirm the plan. Rather, the plan must be accepted by each class of claimants and shareholders (subject to an exception discussed below). A class of claimants accepts the plan if, of the claimants in the class who actually vote on the Plan, such claimants holding at least two-thirds in dollar amount and more than one-half in number of allowed claims vote to accept the plan. For example, if a hypothetical class has ten creditors that vote and the total dollar amount of those ten creditors' claims is $1,000,000, then for such class to have accepted the plan, six or more of those creditors must have voted to accept the plan (a simple majority) and the claims of the creditors voting to accept the plan must total at least $666,667 (a two-thirds majority).

   Because all Personal Injury Claims are disputed and will not be liquidated prior to the voting deadline, the Court must temporarily allow the Claims for voting purposes. The Proponents have agreed to request that the Court temporarily allow all Personal Injury Claims for voting purposes. The Court has previously reserved its ruling on whether some method of "weighting" of votes within classes of Personal Injury Claimants will be necessary to determine whether the vote of Claimants has reached the requisite level of two-thirds in dollar amount of Claims.

   The Court may confirm the Plan even though fewer than all classes of Claims and Interests vote to accept the Plan. In this instance, the Plan must be accepted by at least one "impaired" class of Claims, without including any acceptance of the Plan by an Insider. Section 1124 of the Bankruptcy Code defines "impairment" and generally provides that a claim as to which legal, equitable or contractual rights are altered under a plan is deemed to be "impaired." Under the Plan, Classes 4 through 21 (other than class 4B) and Class 24 are impaired.

   If all impaired classes of Claims under the Plan do not vote to accept the Plan and at least one impaired class of Claims votes to accept the Plan, the Debtor is entitled to request, and has requested, that the Court confirm the Plan pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code. These "cramdown" provisions permit the Plan to be

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION confirmed over the dissenting votes of classes of Claims if the Court determines that the Plan does not discriminate unfairly and is fair and equitable with respect to each impaired, dissenting class of Claims.

   Independent of the acceptance of the Plan as described above, in order to confirm the Plan the Court must determine that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. See "Requirements for Confirmation of the Plan," Article XIV, at pp. 112-113 of the Disclosure Statement, for a discussion of the section 1129(a) requirements for confirmation of a plan of reorganization.

   The Proponents believe that the Plan satisfies the confirmation requirements of the Bankruptcy Code. Confirmation of the Plan makes the Plan binding upon the Debtor, the Reorganized Debtor, all creditors, Shareholders, and other parties in interest irrespective of whether they have filed proofs of claim or voted to accept the Plan.

    2.3 PROCEDURE FOR FILING PROOFS OF CLAIM AND PROOFS OF INTEREST.

     A. BAR DATE FOR FILING OF ALL PROOFS OF CLAIM (OTHER THAN ADMINISTRATIVE CLAIMS) AND PROOFS OF INTEREST. In order to participate in the payments and other distributions under the Plan, a Creditor must have an Allowed Claim against, and an Interest Holder must have an Allowed Interest in, the Debtor. The first step in obtaining an Allowed Claim or an Allowed Interest is generally filing a proof of claim or proof of interest.

     A proof of claim or proof of interest is deemed filed for any Claim or Interest that appears in the Schedules which were filed in the Case, except a Claim or Interest that is scheduled as disputed, contingent, unliquidated or in an unknown amount. In other words, if a Creditor or Interest Holder agrees with the amount of the Claim or Interest as scheduled by the Debtor, and that Claim or Interest is not listed in the Schedules as being disputed, contingent, or unliquidated, it is not necessary that a separate proof of claim or proof of interest be filed.

     Claims that are unscheduled, or that are scheduled as disputed, contingent, or unliquidated will be recognized and allowed only if a proof of claim or proof of interest is timely filed. If a Claim was scheduled in a finite amount and the Claimant believed the Claim was understated, the Claimant was required to file a proof of claim for the larger amount or be forced to accept the amount for which it is scheduled. The Schedules are on file with the Clerk of the Court and are available for inspection during regular Court hours, subject to orders of the Court concerning confidentiality of certain information in the Schedules.

     On February 15, 1996, the Debtor filed a motion seeking approval of certain notice procedures and the establishment of the Bar Date. On July 29, 1996, the Court, following its review of a stipulation among the Debtor and other parties in interest regarding the notice procedures for the Case, entered the Bar Order establishing January 15, 1997 (or February 14, 1997 with respect to Claims of Implant Claimants who continuously maintained their residence outside of the United States, its territories and Puerto Rico during the period from September 15, 1996 through November 15, 1996) as the Bar Date for all Claims in the Case.

     B. CONFIDENTIALITY REGARDING FILED PERSONAL INJURY CLAIMS. At the request of the Tort Committee early in the Case, the Court entered an order providing certain confidentiality protections for Claims filed by Personal Injury Claimants. During the course of the Case, the Court has entered further orders providing access for certain parties to Claims information based on a demonstrated need for the information. The Proponents will use their best efforts to preserve the confidentiality protections for Claims filed by Settling Personal Injury Claimants, consistent with the rights of certain third parties to obtain access to Claims information. Other parties may seek broader access to Claim information of Settling Personal Injury Claimants. The Proponents cannot assure Settling Personal Injury Claimants that it will be possible to preserve such confidentiality protections. With respect to Claims of Non-Settling Personal Injury Claimants, lawsuits must be filed in the District Court as provided in the Litigation Facility Agreement.

     C. FILING OF CLAIMS ON BEHALF OF PERSONAL INJURY CLAIMANTS. Various Entities, including many of the defendants in the breast implant litigation, have filed proofs of claim against the Debtor pursuant to section 501(b) of the Bankruptcy Code and Bankruptcy Rule 3005, which permits an Entity that is or may be co-liable with the Debtor to file a proof of claim on behalf of a Claimant who has not filed his or her own proof of claim (referred to herein as the "RULE 3005 CLAIMS"). In general, the Rule 3005 Claims were filed on behalf of Personal Injury Claimants (i) who did not themselves timely file proofs of claim against the Debtor and
  (ii) who have asserted or may assert Claims against the Entity filing the Rule 3005 Claims (or their affiliates), based on the same or similar facts and circumstances underlying their Claims against the Debtor. The Rule 3005 Claims may not include all Claims that could be asserted by a Claimant on whose behalf they were filed. Interested parties may obtain a list of the names of the more than 50 Entities

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION that have filed Rule 3005 Claims and may request a copy of any proof of claims filed on their behalf by calling the designated representative for such inquiries at 1-800-651-7030 (for Domestic Claimants) or 1-202-332-5510 (for Foreign Claimants).

     As a result of the Rule 3005 Claims, Claimants on whose behalf timely Claims were filed (the "RULE 3005 CLAIMANTS") may have a further opportunity to participate in the bankruptcy even though they did not themselves file proofs of claim. Pursuant to Bankruptcy Rule 3005, if a Rule 3005 Claimant files a "notice" of intention to act in the Claimant's own behalf, as referred to in that rule (the "NOTICE OF INTENT"), with the Court prior to the balloting deadline, the Claimant will (subject to meeting all other Court requirements) be entitled to vote on the Plan. However, the Rule 3005 Claimants' rights to receive payments under the Plan are subject to the objections to the Rule 3005 Claims that have been filed by certain parties, including the objections filed by the Commercial Committee. In the event the Plan becomes effective, a Personal Injury Claimant who files the Notice of Intent with the Court on or before 90 days after the Plan becomes effective will thereby have all rights as specified in the Rule 3005 Claim filed on her or his behalf and will be entitled to assert such Rule 3005 Claim under the Claim resolution procedures established pursuant to the Plan. The procedures applicable to filing a Notice of Intent are specified in section 6.6(J)(4)(d) of this Disclosure Statement. The Claims of Rule 3005 Claimants who do not timely file a Notice of Intent shall be disallowed.

     D. BAR DATE FOR ADMINISTRATIVE CLAIMS. Unless otherwise ordered by the Court, the Confirmation Order will operate to set a bar date for Administrative Claims (other than Claims arising in the ordinary course of the Debtor's business operations), which bar date shall be 75 calendar days after the Effective Date. Claimants holding such non-ordinary course Administrative Claims not Allowed by the Confirmation Date may submit proofs of claim on or before such bar date. The notice of confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will identify such date and will constitute notice of the Administrative Claims bar date. The Reorganized Debtor will have 180 calendar days after the Administrative Claims bar date to review and object to any such Administrative Claims. Unless otherwise resolved, a hearing to determine the allowability of such Administrative Claims will be held by the Court. It is anticipated that the Confirmation Order will specify the mechanics for final fee applications by professionals retained in the Case.

     E. EFFECT OF AMENDMENTS TO SCHEDULES. If, prior to the Confirmation Date, the Debtor amends downward any Claim or Interest shown on the Schedules, the affected Claimant or Interest Holder will be notified and will be given 30 calendar days from the date of the mailing of the notice in which to file a proof of claim or proof of interest, if the affected Claimant or Interest Holder so desires. The Reorganized Debtor reserves the right, consistent with section 11.1 of the Plan, to object to Claims.

     F. EXECUTORY CONTRACTS AND UNEXPIRED LEASES. A Party to an executory contract or lease that is rejected by the Debtor under the Plan (see Article Nine of the Plan) must file any Claim for damages resulting from such rejection within 30 calendar days after the Effective Date. If any order providing for the rejection of an executory contract or unexpired lease (other than rejection effected pursuant to Article Nine of the Plan) did not provide a deadline for the filing of Claims arising from such rejection, proofs of claim with respect thereto must be filed within 30 days after the later to occur of (i) the Effective Date or (ii) if the order is entered after the Effective Date, the date of the entry of such order, or such Claims shall be barred. The Debtor does not anticipate any material liability to result from the rejection of executory contracts under the Plan.

     G. VOTING PROCEDURES AND REQUIREMENTS.

       1. PERSONS ENTITLED TO VOTE. The Proponents are soliciting acceptances of the Plan from the holders of Claims and Interests in Classes 4 through 21 (other than Class 4B) and 24. Each of these classes is impaired under the Plan and the holders of Claims in those classes are entitled to vote on the Plan in accordance with the provisions of the Bankruptcy Code. The holders of Claims classified in Classes 1, 2, 3, 4B, 22 and 23 are not entitled to vote under the Plan, as such holders are either receiving their statutory treatment under the Bankruptcy Code or are not impaired under the Plan.

       Any Claim as to which an objection is filed before voting has commenced is not entitled to vote, unless the Court, upon motion of the holder whose Claim has been objected to or the motion of another party in interest, temporarily allows the Claim in an amount that the Court deems proper for the purpose of voting to accept or reject the Plan. The Proponents have agreed that holders of Personal Injury Claims shall have their Claims temporarily Allowed for purposes of voting. The Court entered the order implementing that agreement on February 4, 1999. A vote may be disregarded or disallowed if the Court determines that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       2. VOTING INSTRUCTIONS.

         A. CODED BALLOTS. IT IS IMPORTANT THAT CREDITORS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known creditors entitled to vote on the Plan have been sent a ballot, together with instructions for voting, with this Disclosure Statement. Creditors should read the ballot carefully and follow the instructions contained therein. In voting for or against the Plan, use only the coded ballot or ballots sent with this Disclosure Statement. If a Creditor has Claims in more than one class with respect to the Debtor, it will receive multiple ballots.

         THE DETAILED INSTRUCTIONS FOR COMPLETION OF YOUR BALLOT ARE INCLUDED WITH THE BALLOT AND SHOULD BE CAREFULLY REVIEWED. IF YOU RECEIVE MORE THAN ONE BALLOT, YOU SHOULD ASSUME THAT EACH BALLOT IS FOR A SEPARATE CLAIM AND THAT YOU SHOULD COMPLETE AND RETURN ALL SUCH BALLOTS AS INSTRUCTED BELOW. IF YOU ARE A MEMBER OF A CLASS WITH RESPECT TO THE PLAN AND YOU DID NOT RECEIVE A BALLOT FOR SUCH CLASS, OR IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU BELIEVE YOU MAY BE COVERED BY A RULE 3005 FILING AS DESCRIBED ABOVE AT PAGES 24-25, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE VOTING PROCEDURES, PLEASE CALL 1-800-651-7030 (DOMESTIC CLAIMANTS) OR 1-202-332-5510 (FOREIGN
      CLAIMANTS).

         B. RETURNING BALLOTS. THE VOTING DEADLINE IS MAY 14, 1999, AT 5:00 PM, EASTERN TIME. IF YOU ARE THE BENEFICIAL OWNER OF ANY PUBLIC SECURITY ISSUED BY THE DEBTOR HELD IN RECORD NAME BY A BANK OR BROKER, YOU MUST RETURN YOUR BALLOT TO YOUR BANK OR BROKER, OR THE AGENT OF SUCH PARTIES, IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE BALLOTING AGENT, CORPORATE ELECTION SERVICES, BY THE VOTING DEADLINE. IF YOU ARE THE HOLDER OF ANY PUBLIC SECURITY ISSUED BY THE DEBTOR WHICH IS HELD IN YOUR NAME, OR IF YOU ARE NOT THE HOLDER OF A PUBLIC SECURITY ISSUED BY THE DEBTOR, YOU SHOULD COMPLETE AND SIGN EACH ENCLOSED BALLOT AND RETURN IT IN THE ENCLOSED ENVELOPE TO CORPORATE ELECTION SERVICES BY THE VOTING DEADLINE AT THE FOLLOWING ADDRESS:

            CORPORATE ELECTION SERVICES
            P.O. BOX 2400
            PITTSBURGH, PA 15230
      OR:
            CORPORATE ELECTION SERVICES
            650 SMITHFIELD STREET, 5TH FLOOR
            PITTSBURGH, PA 15222
            (OVERNIGHT DELIVERY ADDRESS)

         AGAIN, IN ORDER TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY CORPORATE ELECTION SERVICES ON OR BEFORE THE VOTING DEADLINE.

         3. SPECIAL INSTRUCTIONS FOR HOLDERS OF PUBLIC DEBT CLAIMS. The record date for determining which holders of Public Debt Claims are entitled to vote on the Plan is February 9, 1999, the third business day after the entry of the order approving the Disclosure Statement. Persons who acquire Public Debt Claims after the record date will not be entitled to vote on the Plan.

         4. PUBLIC DEBT CLAIMS HELD IN NOMINEE NAME. Bank and broker nominees will be requested to transmit a ballot and a copy of this Disclosure Statement to each beneficial owner of Public Debt Claims that are held in the name of nominees. Such nominees will also be requested to transmit instructions for returning ballots to the beneficial owners of such Claims. THE INDENTURE TRUSTEES FOR PUBLIC DEBT CLAIMS WILL NOT VOTE ON BEHALF OF THE BENEFICIAL OWNERS OF SUCH SECURITIES. THE BENEFICIAL OWNERS OF SUCH SECURITIES MUST SUBMIT THEIR BALLOTS TO THEIR BANK OR BROKER IN ACCORDANCE WITH
      THE PROCEDURES

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
      DESCRIBED ABOVE. DO NOT RETURN ANY INSTRUMENTS EVIDENCING YOUR SECURITIES WITH YOUR BALLOT. ANY BENEFICIAL OWNER OF A PUBLIC DEBT CLAIM WHO DOES NOT RECEIVE A BALLOT AND VOTING INSTRUCTIONS SHOULD CONTACT EITHER THE INDENTURE TRUSTEE UNDER THE INDENTURE GOVERNING SUCH PUBLIC SECURITY OR MORROW & CO., INC, AT (212) 754-8000 OR TOLL-FREE AT (800) 566-9061.

         5. INCOMPLETE OR IRREGULAR BALLOTS. The ballot will designate the class in which each Claimant's ballot will be counted. If a Claimant disagrees with the class designated on its ballot, the Claimant may file an objection to its classification with the Court. Ballots that are signed and returned but not expressly voted either to accept or reject the Plan will not be counted.

         6. BALLOT RETENTION. Original ballots of Claimants and
      Shareholders will be retained by Corporate Election Services for six months following the Confirmation Date.

         7. APPROVAL OF DISCLOSURE STATEMENT. On February 4, 1999, the Court approved this Disclosure Statement as containing adequate information in accordance with section 1125 of the Bankruptcy Code. A copy of the "Order Approving Disclosure Statement With Respect to Plan of Reorganization of Dow Corning Corporation" is attached as EXHIBIT "A" to this Disclosure Statement.

         8. CONFIRMATION HEARING. The Court has set the Confirmation Hearing for 9:30 A.M., Eastern Time on JUNE 28, 1999, before the Honorable Arthur J. Spector, United States Bankruptcy Judge, at the United States Bankruptcy Courthouse, 111 First Street, Bay City, Michigan, or as relocated upon further notice. The Confirmation Hearing may be adjourned by the Court from time to time and from place to place without further notice except for an announcement made in open court at the Confirmation Hearing or any continued hearing thereon.

         9. OBJECTIONS. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object, in writing, to confirmation of a plan of reorganization. Written objections to confirmation of the Plan, if any, must be filed with the Court and a copy of such written objections must be actually received by counsel for the Debtor, counsel for the Shareholders, counsel for each of the Official Committees, and on the United States Trustee at the following addresses on or before APRIL 19, 1999:

      COUNSEL FOR THE DEBTOR:   SHEINFELD, MALEY & KAY, P.C.
                                ATTENTION: BARBARA J. HOUSER, ESQ.
                                1700 PACIFIC AVENUE, SUITE 4400
                                DALLAS, TEXAS 75201-4618
                                (214) 953-0700

      COUNSEL FOR DOW CHEMICAL: MAYER, BROWN & PLATT
                                ATTENTION: RICHARD BROUDE, ESQ.
                                1675 BROADWAY
                                NEW YORK, NEW YORK 10019-5820

      COUNSEL FOR CORNING:      SHEARMAN & STERLING
                                ATTENTION: DEBRA MCCULLOUGH, ESQ.
                                599 LEXINGTON AVENUE, ROOM 440
                                NEW YORK, NEW YORK 10022

      COUNSEL FOR THE TORT      KRAMER LEVIN NAFTALIS & FRANKEL LLP
      COMMITTEE:                ATTENTION: KENNETH H. ECKSTEIN, ESQ.
                                919 THIRD AVENUE
                                NEW YORK, NEW YORK 10022-3850
                                (212) 715-9100

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

      COUNSEL FOR THE COMMERCIAL
                               DAVIS POLK & WARDWELL
      COMMITTEE:               ATTENTION: DONALD S. BERNSTEIN, ESQ.
                               450 LEXINGTON AVENUE
                               NEW YORK, NEW YORK 10017
                               (212) 450-4000

      COUNSEL FOR THE PHYSICIANS
                               BENESCH, FRIEDLANDER, COPLAN & ARONOFF
      COMMITTEE:               ATTENTION: H. JEFFREY SCHWARTZ, ESQ.
                               2300 BP TOWER
                               200 PUBLIC SQUARE
                               CLEVELAND, OHIO 44114-2378
                               (216) 363-4500

      UNITED STATES TRUSTEE:   OFFICE OF THE UNITED STATES TRUSTEE
                               ATTENTION: LESLIE BERG, ESQ.
                               477 MICHIGAN AVENUE, SUITE 1760
                               DETROIT, MICHIGAN 48226
                               (313) 226-7999

       Objections not timely filed and actually received by the above parties will not be considered by the Court.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                  ARTICLE III

                     GENERAL INFORMATION ABOUT THE DEBTOR

    3.1 DOW CORNING CORPORATION.

     A. FORMATION OF DCC. DCC was incorporated in 1943 by Corning Glass Works (now "CORNING INCORPORATED") and The Dow Chemical Company ("DOW CHEMICAL") for the purpose of developing and producing polymers and other materials based on silicone chemistry. Corning Incorporated provided the basic silicone technology to DCC, and Dow Chemical supplied the chemical processing and manufacturing know-how. As of the Petition Date and continuing throughout the Case, Corning Incorporated and Dow Holdings, Inc. (a wholly owned subsidiary of Dow Chemical) have each owned 50% of DCC's outstanding common stock.

       1. DCC MANAGEMENT.

         A. CURRENT DCC OFFICERS.


                 NAME            AGE                  POSITION(S)

         Richard A. Hazleton     56    Chairman and Chief Executive Officer
           --------------------------------------------------------------------
         Gary E. Anderson        53    President
           --------------------------------------------------------------------
         Siegfried Haberer       55    Executive Vice President
           --------------------------------------------------------------------
         John W. Churchfield     51    Vice President, Planning and Finance and
                                       Chief Financial Officer
           --------------------------------------------------------------------
         James R. Jenkins        53    Vice President, Secretary and General
                                       Counsel
           --------------------------------------------------------------------
         Barbara S. Carmichael   50    Vice President, Executive Director
                                       Corporate Communications
           --------------------------------------------------------------------
         Gifford E. Brown        52    Vice President, Executive Director Human
                                       Resources
           --------------------------------------------------------------------
         James V. Chittick       58    Vice President, Executive Director
                                       Manufacturing and Engineering
           --------------------------------------------------------------------
         Leon D. Crossman        59    Vice President, Executive Director
                                       Science and Technology
           --------------------------------------------------------------------
         Burnett S. Kelly        54    Vice President, President Dow Corning
                                       Americas
           --------------------------------------------------------------------
         Robert P. Krasa         52    Vice President, General Manager Core
                                       Products Business Group
           --------------------------------------------------------------------
         Richard H. Hoover       50    Vice President, President Dow Corning
                                       Asia
           --------------------------------------------------------------------
         Jere D. Marciniak       51    Vice President, President Dow Corning
                                       Europe
           --------------------------------------------------------------------
         Charles W. Lacefield    58    Vice President, Executive Director
                                       Business Processes and Information
                                       Technology
           --------------------------------------------------------------------
         Endvar Rossi            51    Vice President, Executive Director
                                       Marketing and Sales
           --------------------------------------------------------------------
         Neville J. Whitfield    54    Vice President, General Manager Advanced
                                       Materials Business Group
           --------------------------------------------------------------------

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         B. CURRENT DCC DIRECTORS.


             NAME                             POSITION(S)

      Richard A. Hazleton Chairman of the Board of Directors, Chief Executive
                          Officer, DCC
    -------------------------------------------------------------------------
      Roger G. Ackerman   Chairman and Chief Executive Officer, Corning
                          Incorporated
    -------------------------------------------------------------------------
      Gary E. Anderson    President, DCC
    -------------------------------------------------------------------------
      David T. Buzelli    Senior Consultant to Dow Chemical (Former Vice
                          President, Environment, Health & Safety, Public
                          Affairs and Information Systems, Dow Chemical)
    -------------------------------------------------------------------------
      Van C. Campbell     Vice Chairman-Finance and Administration, Corning
                          Incorporated
    -------------------------------------------------------------------------
      Enrique C. Falla    Senior Consultant to Dow Chemical (Former Executive
                          Vice President, Dow Chemical)
    -------------------------------------------------------------------------
      Norman E. Garrity   President, Corning Technologies
    -------------------------------------------------------------------------
      W.S. Stavropoulos   President and Chief Executive Officer, Dow Chemical

    -------------------------------------------------------------------------

         Detailed biographies of the officers and directors listed above are attached as EXHIBIT "D."

       2. BUSINESS OF DCC AND ITS SUBSIDIARIES.

         A. RAW MATERIALS USED BY DCC AND ITS SUBSIDIARIES TO MANUFACTURE PRODUCTS. The principal raw material used in the production of DCC's products is silicon. DCC purchases chemical grade silicon from producers who manufacture the silicon from quartz that has been reacted with carbon at high temperatures. The majority of DCC's anticipated annual requirements are satisfied by its silicon supply contracts. DCC believes that it has adequate sources of supply of silicon and that adequate supplies of quartz are available to the producers of silicon. DCC considers worldwide production capacity of silicon to be adequate to meet expected demand and does not expect shortages.

         DCC also purchases substantial quantities, and believes it has adequate sources of supply, of methanol, methyl chloride, and other raw materials required for its manufacturing operations. Although temporary shortages of particular raw materials may occur from time to time, DCC believes that adequate sources of those raw materials required to maintain its operations exist.

         B. PRODUCTS MANUFACTURED BY DCC. DCC and its Subsidiaries develop, manufacture and market over 10,000 silicon-based products serving a wide variety of industries ranging, alphabetically, from the aerospace to the textiles industries.

     B. DISTRIBUTION AND SALE OF PRODUCTS. The bulk of DCC's products are sold to purchasers for use in manufacturing or construction. DCC does not expend substantial amounts for mass market advertising due to its limited involvement in direct markets for consumer products. Rather, DCC focuses on providing a high level of technical support to its customers. DCC seeks to enhance sales by providing customers promptly with new formulations to meet changing needs and assisting customers in using DCC products effectively. Reflecting this fact, DCC has established a number of product market planning and implementation teams organized around particular product markets. These teams often work cooperatively with DCC's customers to develop new products, which DCC then manufactures and sells as components to be incorporated into customers' finished products.

     DCC markets its products on a world-wide basis through both a direct sales force and independent wholesale sales representatives. The Company sells its products directly to its largest customers and utilizes wholesale distributors to distribute DCC's product to end users who purchase smaller quantities of DCC's products. DCC believes that its distribution network for silicon-based products is one of the most extensive in the world.

     C. RESEARCH AND DEVELOPMENT OPERATIONS. During the last five years, DCC has consistently expended approximately 8% of net sales on research and development, expenditures that it believes generally exceed the industry average. Research and development expenditures totaled $210.4 million in 1997; $203.5 million in 1996; $194.5 million in 1995; $174 million in 1994;
  and $163.9 million in 1993. As a result of DCC's focus on research and development,

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
  DCC's sales of products that, within the past five years, were new, modified or employed in new applications comprised in excess of 15% of DCC' total sales for each of the last five years.

     DCC and its subsidiaries operate four principal research and development facilities located in the United States, Belgium, Japan and Wales. DCC and its subsidiaries also operate technical service centers in the United States, Australia, Belgium, Brazil, France, Germany, Japan, South Korea, Taiwan and the United Kingdom.

     D. CORPORATE ORGANIZATION OF DCC AND ITS OPERATING DIVISIONS. DCC is a corporation incorporated under the laws of the State of Michigan. Its corporate headquarters are located near Midland, Michigan. DCC maintains manufacturing facilities in Midland and Hemlock, Michigan; Greensboro, North Carolina; and Elizabethtown and Carrollton, Kentucky. DCC conducts a major portion of its research and development program at its corporate facility near Midland, Michigan. DCC conducts the sale of its products through geographically based operating divisions: Dow Corning Europe, Dow Corning Asia and Dow Corning Americas. Although segregated for accounting and internal reporting purposes, these divisions are not separate entities from DCC.

    3.2 CORPORATE ORGANIZATION OF NON-DEBTOR JOINT VENTURES AND SUBSIDIARIES OF DCC. Listed below are the Non-Debtor Joint Ventures and Subsidiaries of DCC. Those entities which are indented are owned indirectly, i.e., by the Subsidiary or Joint Venture of DCC listed immediately above such entries. For a more detailed summary of the business activities of the Joint Ventures and Subsidiaries, see EXHIBIT "E" to this Disclosure Statement.

                                                                                          DCC
                            NAME                                  GOVERNING           OWNERSHIP OR
                                                                 JURISDICTION      INTEREST (IF LESS
                                                                                       THAN 100%)
----------------------------------------------------------------------------------------------------
                                            JOINT VENTURES:
----------------------------------------------------------------------------------------------------
  Hemlock Semiconductor Corporation                                Michigan              63.25%
----------------------------------------------------------------------------------------------------
  SDC Technologies, Inc./9/                                        Delaware               50%
  SDC Coatings, Inc./10/                                           Delaware               50%
  Applied Hardcoating Technologies, Inc.                           Delaware               50%
----------------------------------------------------------------------------------------------------
  Dow Corning Toray Silicone Co., Ltd.                              Japan                 65%
----------------------------------------------------------------------------------------------------
                                         DOMESTIC SUBSIDIARIES:
----------------------------------------------------------------------------------------------------
  Devonshire Underwriters Limited                                  Bermuda
----------------------------------------------------------------------------------------------------
  Dow Corning Foreign Sales Corporation                      U.S. Virgin Islands
----------------------------------------------------------------------------------------------------
  Dow Corning STI, Inc.                                            Delaware
----------------------------------------------------------------------------------------------------
  Site Services, Inc.                                              Delaware
----------------------------------------------------------------------------------------------------
  DC Liquid System Technologies, Inc.                              Delaware
----------------------------------------------------------------------------------------------------
  Bay Asset Funding Corporation                                    Delaware
----------------------------------------------------------------------------------------------------
  Dow Corning Silicon Energy Systems, Inc.                         Delaware
----------------------------------------------------------------------------------------------------
  Wickhen Products of Delaware                                     Delaware
  Recon Associates                                                 Delaware
  Wickhen Products, Inc.                                          Wisconsin
  Agron, Inc.                                                      Delaware
----------------------------------------------------------------------------------------------------
  Dow Corning Enterprises Inc.                                     Delaware
  Universal Silicones and Lubricants Ltd.                           India                49.9%
  Dow Corning Polska Sp. zo.o                                       Poland

----------------------
   /9 /Interest held through subsidiary holding company, Dow Corning
Enterprises.
   /10/Indented entities are owned by the DCC subsidiary named at the margin; ownership interest is DCC's indirect ownership.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                                                                          DCC
                        NAME                                      GOVERNING           OWNERSHIP OR
                                                                 JURISDICTION      INTEREST (IF LESS
                                                                                       THAN 100%)
----------------------------------------------------------------------------------------------------
                                    DCC INTERAMERICAN SUBSIDIARIES:
----------------------------------------------------------------------------------------------------
  Dow Corning de Argentina S.A.I.C.                               Argentina               95%
----------------------------------------------------------------------------------------------------
  Dow Corning do Brazil LTDA                                        Brazil
  Sil Trade                                                         Brazil                49%
----------------------------------------------------------------------------------------------------
  Dow Corning Canada, Inc.                                          Canada
----------------------------------------------------------------------------------------------------
  Dow Corning de Colombia, S.A.                                    Colombia
----------------------------------------------------------------------------------------------------
  Dow Corning de Mexico S.A. de C.V.                                Mexico
----------------------------------------------------------------------------------------------------
  Dow Corning Puerto Rico, Inc.                                  Puerto Rico
----------------------------------------------------------------------------------------------------
  Dow Corning de Venezuela S.A.                                   Venezuela
----------------------------------------------------------------------------------------------------
  Dow Corning Chile S.A.                                            Chile
----------------------------------------------------------------------------------------------------
                                        DCC ASIAN SUBSIDIARIES:
----------------------------------------------------------------------------------------------------
  Dow Corning Asia Ltd.                                             Japan
----------------------------------------------------------------------------------------------------
  Dow Corning Australia PTY, Ltd.                                 Australia

----------------------------------------------------------------------------------------------------
  Dow Corning China Limited                                       Hong Kong
----------------------------------------------------------------------------------------------------
  Dow Corning Korea Ltd.                                         South Korea
----------------------------------------------------------------------------------------------------
  Dow Corning New Zealand Ltd.                                   New Zealand
----------------------------------------------------------------------------------------------------
  Dow Corning Singapore PTE, Ltd.                                 Singapore
----------------------------------------------------------------------------------------------------
  Dow Corning Taiwan Inc.                                           Taiwan
----------------------------------------------------------------------------------------------------
  Dow Corning (Thailand) Ltd.                                      Thailand
----------------------------------------------------------------------------------------------------
  Dow Corning (Shanghai) Co. Ltd./11/                              People's
                                                                 Republic of
                                                                    China
----------------------------------------------------------------------------------------------------
  Dow Corning Malaysia Sdn. Bhd.                                   Malaysia

--------------------------------------------------------------------------------

----------------------
   /11/Interest held through subsidiary holding company, Dow Corning
Enterprises.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                                                                          DCC
                            NAME                                  GOVERNING           OWNERSHIP OR
                                                                 JURISDICTION      INTEREST (IF LESS
                                                                                       THAN 100%)
----------------------------------------------------------------------------------------------------
                                       DCC EUROPEAN SUBSIDIARIES:
----------------------------------------------------------------------------------------------------
  DC Belgian Pension Fund (ASBL)                                   Belgium
----------------------------------------------------------------------------------------------------
  Dow Corning Construction S.A.                                     France
----------------------------------------------------------------------------------------------------
  DC STI S.A.                                                       France
----------------------------------------------------------------------------------------------------
  Dow Corning France S.A.                                           France
----------------------------------------------------------------------------------------------------
  Dow Corning GmbH (Weisbaden)                                     Germany
----------------------------------------------------------------------------------------------------
  Dow Corning GesmbH (Austria)                                     Austria
----------------------------------------------------------------------------------------------------
  Dow Corning Iberica S.A.                                          Spain
----------------------------------------------------------------------------------------------------
  Dow Corning Investment S.A.                                      Belgium
  Dow Corning Coordination Center S.A.                             Belgium
----------------------------------------------------------------------------------------------------
  Dow Corning Limited                                           United Kingdom
  Dow Corning Hansil Limited                                       England
  Dow Corning STI Limited                                          England
----------------------------------------------------------------------------------------------------
  Dow Corning S.A.                                                 Belgium
----------------------------------------------------------------------------------------------------
  Dow Corning S.p.A.                                                Italy
----------------------------------------------------------------------------------------------------
  DC Krafft S.A.                                                    Spain                 65%
----------------------------------------------------------------------------------------------------
  Dow Corning Nordic AB                                             Sweden

    3.3 BREAST IMPLANT LITIGATION.

     A. BACKGROUND. Prior to January 6, 1992, DCC, directly and through its wholly owned subsidiary, Dow Corning Wright Corporation, was engaged in the manufacture and sale of breast implants and the raw material components of these products. (Dow Corning Wright Corporation was merged into DCC prior to the Petition Date.) As part of a review process initiated in 1990 by the United States Food and Drug Administration ("FDA") of Premarket Approval Applications ("PMAA") for silicone gel breast implants, on January 6, 1992, the FDA asked breast implant producers and medical practitioners voluntarily to halt the sale and use of silicone gel breast implants pending further review of the safety and effectiveness of such devices. DCC complied with the FDA's request and suspended shipments of implants. Subsequently, DCC announced that it would not resume the production or sale of silicone gel breast implants and that it would withdraw its PMAA for silicone gel breast implants from consideration by the FDA.

     B. PROCEDURAL POSTURE OF SILICONE GEL BREAST IMPLANT
  LITIGATION. Beginning in 1992, DCC experienced a substantial increase in the number of lawsuits filed against it relating to breast implants. As of the Petition Date, DCC had been named, often together with other defendants, in more than 19,000 pending breast implant product liability lawsuits filed by or on behalf of breast implant users. Many of these lawsuits involve multiple plaintiffs.

     In addition, there were 46 Breast Implant product liability class action lawsuits filed against DCC as of the Petition Date. On June 25, 1992, the Judicial Panel on Multi-District Litigation consolidated all federal Breast Implant cases for discovery purposes in the MDL 926 Court under the Multi-District Litigation rules "in order to avoid duplication of discovery, prevent inconsistent pretrial rulings, preserve the resources of the parties, their counsel and the judiciary." As of the Petition Date, substantially all of the federal Breast Implant cases had been transferred to the MDL 926 Court. As a result of the filing of the Case, all Breast Implant litigation pending against DCC in the United States and its territories has been stayed.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     In April 1995, United States District Court Judge Sam C. Pointer, presiding in the MDL 926 Court, issued a ruling on motions filed by Dow Corning asserting that various breast implant cases filed or pending in federal courts in various jurisdictions by individuals from Australia, New Zealand, Great Britain and Canada should be dismissed on the grounds of forum non conveniens. Judge Pointer granted the motions with regard to individual litigants from Australia, Canada and Great Britain, finding that such cases should be dismissed, and directed that the claims of such litigants should be resolved in tribunals outside the United States. With respect to New Zealand litigants, Judge Pointer denied the motion based on a determination that New Zealand claimants who had injuries arising during the period 1974 to 1992 and who had failed to timely file an administrative claim in New Zealand by October 1992 would not have an alternative forum in New Zealand. The order expressly stated that the denial of the motion as to New Zealand claimants was without prejudice to the submission of amended motions upon a showing that most New Zealand claimants do have viable claims in New Zealand.

     C. SUBSTANTIVE ALLEGATIONS OF SILICONE GEL BREAST IMPLANT LITIGATION. In the Breast Implant lawsuits pending against the Debtor, the plaintiffs typically allege various theories of liability including, among other things, products liability, conspiracy, fraud, and misrepresentation and allege further that the Breast Implants caused specific ailments, including, among other things, autoimmune disease, scleroderma, systemic disorders, joint swelling and chronic fatigue. Plaintiffs also allege injuries of chronic inflammation, pain, and disfigurement; and from rupture of the implants. Some plaintiffs have also alleged that Breast Implants have had an adverse impact on the children of Breast Implant recipients. DCC is sometimes named as the manufacturer of the Breast Implants and at other times is named as the supplier of silicone or other materials to other Breast Implant manufacturers. Health care providers, including doctors and hospitals, that have joined in such suits against DCC have alleged similar theories of liability and have further alleged that DCC's actions have resulted in a loss of business reputation to such health care providers.

     Plaintiffs in these lawsuits typically have sought relief in the form of monetary damages, and have also asked for certain types of equitable relief such as requiring DCC to fund the removal of the Claimants' Breast Implants, to fund medical research into any ailments caused by Breast Implants and to fund periodic medical checkups for the Claimants.

     D. ATTEMPTED GLOBAL SETTLEMENT OF THE BREAST IMPLANT LITIGATION. On March 24, 1994, DCC, along with other defendants and representatives of breast implant litigation plaintiffs, entered into a settlement pursuant to a Breast Implant Litigation Settlement Agreement (as amended by the MDL 926 Court, the "ORIGINAL GLOBAL SETTLEMENT AGREEMENT"). Under the Original Global Settlement Agreement, certain industry participants (the "FUNDING PARTICIPANTS") agreed to contribute up to approximately $4.2 billion (nominal), of which DCC agreed to contribute up to approximately $2.02 billion (nominal), over a period of more than 30 years. Although the Original Global Settlement Agreement covered claims of most breast implant recipients and related Claimants brought in federal or state courts, at least 5,000 U.S. claimants and 2,000 potential foreign Claimants with Claims against DCC elected not to settle their claims in the Original Global Settlement Agreement and elected to pursue their individual breast implant litigation against DCC. Under the terms of the Original Global Settlement Agreement, in certain circumstances, DCC had the option to withdraw from participation in the settlement. The final approval of the Original Global Settlement Agreement by the MDL 926 Court on September 1, 1994 was appealed to the U.S. Court of Appeals for the Eleventh Circuit primarily by certain providers of health care indemnity payments or services and by certain foreign Claimants. A number of the appellants have since filed suggestions of mootness regarding their appeals.

     On or about May 1, 1995, the MDL 926 Court advised the parties of its conclusions that a study of a sample of the current disease compensation settlement fund claims indicated that the total amount of current claims likely to be approved for payment would substantially exceed the $1.2 billion then committed under the Original Global Settlement Agreement to pay such current claims and that, accordingly, amounts payable under the current disease compensation settlement fund would be less than the amounts specified in the Original Global Settlement Agreement. In addition, the MDL 926 Court requested that the parties to the Original Global Settlement Agreement commence negotiations relating to possible modifications of the Original Global Settlement Agreement.

     On October 9, 1995, the MDL 926 Court issued an order indicating its conclusions that (a) the total amount of claims that would qualify for payment from the settlement fund would exceed the amount set aside for such claims, (b) very large numbers of potential Claimants participating in the settlement would elect to opt out of the settlement, (c) the Funding Participants would not be willing to make their respective contributions to a settlement which would leave so many potential claims unresolved and the defendants would, therefore, withdraw from the settlement, and (d) negotiations relating to possible modifications of the Original Global Settlement Agreement were not successful in eliminating the apparent need for reductions in benefits under the Original Global Settlement Agreement. For these reasons, the MDL 926 Court ordered that all members of the class of potential Claimants who did not initially opt out of the settlement would have the ability to opt out during another period of indefinite duration commencing December 1, 1995.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     Certain of the Funding Participants--namely, Baxter Healthcare Corporation, Bristol-Myers Squibb Company, McGhan Medical Corporation, Minnesota Mining & Manufacturing Company, Union Carbide Corporation, and certain of their related corporations--negotiated the Revised Settlement Program for U.S. claimants who received an implant manufactured by at least one of those manufacturers. The MDL 926 Court approved the Revised Settlement Program by order entered on December 22, 1995.

     Certain of the manufacturers who participated in the Revised Settlement Program--namely Bristol Myers Squibb, Medical Engineering, Baxter Healthcare, Baxter International and Minnesota Mining Manufacturing--also negotiated a Foreign Settlement Program ("FSP") for foreign claimants who received a breast implant manufactured by at least one of these companies.

     The MDL 926 Court approved the Statement of Principles for the FSP on December 20, 1996, and approved the Notice of the FSP and its terms on June 26, 1998. Under those terms, eligible foreign "Current Claimants" who do not opt-out may receive disease and disability benefits under the Fixed Amount Benefit Schedule only (no Long Term Disease Benefits) but without any compensation or supplement for rupture. They may also receive a one-time payment of $3,000 if their eligible breast implant was explanted after April 1, 1994 and by December 15, 2010. People who are defined as "Other Registrants" under the FSP are not eligible to receive any disease or explantation benefits but are eligible to receive a one-time payment of $3,500. Dow Corning is not a party to the FSP and the FSP categories, including the classification called "Other Registrants" do not apply under the Dow Corning Settlement Program.

     The FSP was not a basis or model for the proposed Dow Corning Settlement Program. Under the proposed Dow Corning Settlement Program, all Foreign Claimants are eligible for both of the disease compensation options, rupture benefits and explantation and Foreign Claimants are provided the same settlement options (but at lesser monetary values) as Domestic Claimants. Under the proposed Dow Corning Settlement Program, qualified Foreign Claimants are offered enhanced benefits and options over the FSP. The Proponents believe that the Dow Corning Settlement Program will provide some qualified Foreign Claimants with opportunities for greater compensation than foreign claimants received under the FSP. Some Foreign Claimants will receive less than they received under the FSP. Foreign Claimants should therefore consider the description of their treatment under the Plan rather than in any materials relating to the FSP.

    3.4 OTHER CLAIMS, LITIGATION AND INVESTIGATIONS.

     A. OTHER IMPLANT LITIGATION. As of the Petition Date, DCC was either named as a defendant in litigation or had been notified of potential claims regarding various of its medical products or products manufactured by others using materials supplied by DCC. A summary of those matters follows.

       1. TMJ CLAIMS. Temporomandibular Joint ("TMJ") Claims arise from a variety of surgical procedures performed in the area of the skull near the ear where the lower jaw connects to the skull. There are a number of TMJ procedures, only some of which involve the use of DCC products. DCC products employed by surgeons in TMJ procedures have included silicone "sheeting," a formed piece of sheeting known as a "Wilkes implant," and blocks of silicone, usually sold under the name SILASTIC(R) Block, which was used as a "spacer" in the TMJ procedure.

       The claims asserted by TMJ patients fall into three areas: (i) the presence of "wear particles" of silicone from silicone sheeting that has allegedly deteriorated over time, (ii) the occurrence of synovitis, similar to arthritis, and (iii) autoimmune disease.

       As of the Petition Date, approximately 215 lawsuits were pending against DCC related to TMJ, involving approximately 860 Claimants. According to information contained in proofs of claim filed in this Case, the number of TMJ Claimants (including Claimants who asserted Claims against other manufacturers) is approximately 7,850. DCC is unable to verify the accuracy of this information at this time because it has not yet received verification or other supporting medical records from the TMJ Claimants who filed claims in the Case. Although no class actions had been certified as of the Petition Date, the federal district court in Minneapolis has been designated as the forum for multi-district litigation for TMJ claims. Notwithstanding such designation, the proofs of claim filed in the Case will be liquidated through the Settlement Facility and the Litigation Facility, and not through the pending Minneapolis proceeding.

       2. SJO CLAIMS. Small joint orthopedic devices ("SJOS") are hard, but in many cases flexible, silicone devices designed as a spacer for removed, damaged or deteriorated small joints in the fingers, toe and wrist. DCC manufactured dozens of SJO designs from the 1960's until it exited the market in early 1993.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       Most SJO claims have asserted injuries from the presence of wear particles and bone resorption, although certain claims have included autoimmune allegations.

       As of the Petition Date, DCC was named as defendant in 23 pending lawsuits relating to SJOs.

       3. LJO CLAIMS. Large joint orthopedic devices ("LJOS") manufactured by DCC were knee and hip joints, which were made of metal and do not contain silicone. DCC ceased the manufacture and sale of LJOs in 1993.

       LJO claims arise from alleged injuries from wear particles or device breakage. As of the Petition Date, DCC was named as defendant in 18 pending lawsuits relating to LJOs.

       4. LTCI CLAIMS. DCC has supplied certain silicone materials for use in the development of long term contraceptive implants ("LTCI") manufactured by Leiras Oy ("LEIRAS"), and has licensed certain technology to Leiras in connection with that product development. Leiras, in turn, contract manufactures its LTCI products for sale in the United States by the Wyeth-Ayerst Laboratories Division of the American Home Products Corporation ("AHP") pursuant to an agreement between Leiras and AHP.

       As a condition to the supply of silicone product to Leiras and for the licensing agreement reached with them, DCC obtained from Leiras and AHP indemnities on claims against DCC for product claims involving LTCIs. Leiras's prior parent corporation, the Finnish corporation Huhtamaki, guaranteed the performance of Leiras under its indemnity for non-U.S. sales. Subsequently, Leiras was acquired by Schering AG. Pending Schering's agreement to assume liabilities of Huhtamaki as guarantor, Huhtamaki remains a guarantor of the Leiras/AHP indemnity governing non-U.S. products. DCC is obligated pursuant to the indemnity agreements to reimburse Lieras and AHP for certain exemplary or punitive damages paid by Leiras and/or AHP. DCC will assume these indemnity agreements which will result in DCC's continuing obligation to perform its reimbursement obligations for exemplary or punitive damages under the provisions of the indemnity agreements.

       As of the Petition Date, DCC (or certain of its Subsidiaries) had been named as defendants in approximately 60 lawsuits relating to LTCIs, involving approximately 600 individual plaintiffs, who assert product liability causes of action, alleging that a wide variety of physical and mental maladies resulted from hormonal release levels and other properties of the product, including prolonged menstrual bleeding, irregular menstrual cycles, headaches, dizziness, weight gain, weight loss, hair growth, hair loss, nervousness, moodiness, depression and other conditions. Some plaintiffs also allege that pain and/or scarring resulted from removal of the product from their inner arms. Defendants deny causation and liability and assert that physicians (learned intermediaries) were adequately warned of any complications associated with the use of the product.

       As claims and/or lawsuits are received, they are forwarded to AHP and Leiras for handling pursuant to their indemnities. To date, Leiras and AHP have acted pursuant to their indemnities to defend the lawsuits and respond to the claims. Based upon the financial strength of AHP, Leiras, Huhtamaki and, prospectively, Schering, as well as DCC's evaluation that its retained exposure for exemplary or punitive damages is not likely to result in any ultimate liability to DCC, it is not believed that the claim exposure to DCC for LTCI products liability is material.

       Pursuant to the Plan, DCC intends to assign those indemnities to the Litigation Facility in satisfaction of its LTCI-related Claims (Classes 18 and 19).

     B. INSURANCE COVERAGE FOR PRODUCTS LIABILITY CLAIMS.

       1. GENERAL DISCUSSION OF COVERAGE. DCC historically has maintained (usually as one of several co-insured affiliates) levels of insurance coverage that it believed to be appropriate to its business and operations. DCC maintains primary insurance coverage pursuant to which the respective insurers (the "PRIMARY CARRIERS") have a duty, subject to applicable policy limits and exclusions, (i) to defend DCC against bodily injury and property damage claims, (ii) to pay defense costs, regardless of the merits of the claims, and (iii) to pay all sums that DCC is or becomes liable to pay by reason of liability for damages in connection with bodily injury claims and property damage claims. DCC further maintains excess insurance coverage pursuant to which the respective insurers (the "EXCESS CARRIERS") are obligated, subject to applicable policy limits and exclusions, to pay and/or reimburse DCC for bodily injury and property damage claims.

       Virtually all of DCC's relevant insurance policies include aggregate limits of liability for products liability claims. Some of the Primary Carriers' policies provide that amounts paid for defense costs are in addition to the limits of liability. Some of the Excess Carriers' policies also require the insurers to pay and/or reimburse DCC for

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION defense costs, but many of such policies provide that defense costs paid are included in the aggregate amount paid under the aggregate limits of liability.

       Most of the Primary Carriers and the Excess Carriers that issued policies prior to 1986 issued "occurrence policies," policies that provide coverage for claims resulting from injuries that occurred within the policy periods. Most of the policies issued in and after 1986 are "claims made policies," policies that provide coverage for claims asserted within the policy period. The substantial majority of the policies issued after 1992 specifically exclude coverage for claims arising from breast implants.

       DCC purchased the policies from its Primary Carriers and the post-1985 claims made Excess Carriers for itself, its subsidiaries, and, in some cases, its Shareholders. Many of the pre-1986 policies issued by Excess Carriers jointly cover DCC, Dow Chemical, and their respective subsidiaries. As discussed below, litigation currently is pending with various Insurance Companies regarding coverage of the Breast Implant Claims.

       2. LITIGATION AGAINST INSURANCE CARRIERS. On June 30, 1993, DCC filed a complaint, which was subsequently amended, in the Superior Court of California against 99 insurance companies that issued occurrence-based products liability policies to DCC from 1962 until 1985 (the "INSURERS"). The complaint also named as defendants three state insurance guaranty funds. This action (the "California Action") resulted from a failure or refusal of the Insurers to honor their contractual obligations to Dow Corning related to the Breast Implant Claims. The California Action was filed to seek, among other things, judicial enforcement of the obligations of the Insurers under the relevant Insurance Policies.

       On September 10, 1993, several of DCC's Insurers filed a complaint against DCC and other insurers (including the claims made insurers) for declaratory relief in Wayne County, Michigan Circuit Court (the "MICHIGAN ACTION"). The Michigan Action raised issues substantially similar to those raised in the California Action, as well as numerous alleged defenses to coverage.

       On September 13, 1993, the plaintiff Insurers in the Michigan Action moved for a stay or dismissal of the California Action on the grounds that California was an inconvenient forum. On October 1, 1993, the California Court dismissed the California Action on such ground. With the consent of DCC, litigation of coverage issues on Breast Implant Claims in the Michigan Action continued after the Petition Date.

       On March 11, 1994, the court in the Michigan Action ruled that certain of DCC's primary insurers have a duty to defend DCC with respect to Breast Implant products liability lawsuits. These insurers were also directed to reimburse DCC for certain defense costs previously incurred. On November 16, 1994, the court further ruled in favor of DCC on allocation of defense costs. On August 11, 1995, the Michigan Court granted DCC's motion for summary judgment ruling that DCC's Insurance Policies are continuously triggered from the time of implant forward. The court ruled that each primary occurrence insurer is obligated to pay the defense costs for all cases alleging a date of implant either before or during the insurers' policy period and for all cases involving unknown implant dates. Trial of the Michigan Action commenced in late 1995 and a verdict was handed down on February 14, 1996, finding that Insurance Coverage extended to the Breast Implant Claims. The court further found, on February 28, 1996, that DCC was entitled to recover substantially all defense, settlement, and judgment costs previously incurred. On July 10, 1996, the court issued an omnibus final order and judgment and other rulings relative to the Michigan Action. On October 18, 1996, the court denied the Insurers' motion for judgment NOV. Several of the affected Insurers have appealed their loss of the Michigan Action. Final determination of the issues raised in the Michigan Action will be reached through the pending appeals in the Michigan state courts.

       DCC has also commenced arbitration proceedings against a number of insurers whose policies require the arbitration of any disputes. Such arbitrations raise essentially the same issues as were determined in Dow Corning's favor in the Michigan Action.

       Pending the final outcome of the Michigan Action and the various arbitration proceedings, DCC has continued to negotiate and enter into settlements with many of its insurers. Such settlements are discussed infra at Article V, section 5.3(G).

       C. OTHER POTENTIAL PRODUCT-RELATED CLAIMS. In May 1992, the Debtor began communicating additional information and test results to the owners of buildings which contain DOW CORNING FIRE STOP(R) Intumescent Wrap Strip 2002, recommending that the owners conduct a review with a qualified Fire Protection Engineer to determine whether remedial action is warranted, including possible replacement of the product due to uncertainty

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION about its ability to perform consistently and predictably over time. DOW CORNING FIRE STOP(R) Intumescent Wrap Strip 2002 is a non-silicone, resin-based fire stop product which was installed in buildings as a passive fire protection product. DCC ceased the sale of this product in 1992.

       D. ENVIRONMENTAL MATTERS. DCC has been advised by the United States Environmental Protection Agency ("EPA") or by similar state regulatory agencies that DCC, together with others, is a Potentially Responsible Party ("PRP") with respect to a portion of the cleanup costs and other related matters involving a number of abandoned hazardous waste disposal facilities. DCC believes that there are 14 sites at which it may have some liability, although DCC currently expects to settle its liability for a majority of these sites for de minimis amounts. Based upon preliminary estimates by the EPA or the PRP groups formed with respect to these sites, the aggregate liabilities for all PRP's at the sites at which DCC currently believes that it may have more than a de minimis liability is $15.5 million. DCC records accruals for environmental matters when it is probable that a liability has been incurred and DCC's costs can be reasonably estimated. Although DCC has accrued a $7.8 million liability for its estimated exposure with respect to these sites, there can be no assurance that its actual exposure will not exceed that amount. Because the actual amount of such exposure is not expected to be material to the operations of DCC, the Debtor has elected to allow its Environmental Claims, except to the extent they are Disallowed Claims, to pass through this Case unimpaired to avoid what it believes would be unnecessary litigation over Claims which (i) are unascertainable as to amount in the near term and (ii) can be adequately addressed as its liability, if any, for such Claims is actually determined.

       E. SECURITIES LAWS CLASS ACTION LAWSUITS. As of the Petition Date, DCC and certain of its directors and officers were named as defendants, along with others, in two securities fraud class action lawsuits filed by purchasers of stock in Corning Incorporated and Dow Chemical. The plaintiffs in these cases allege, among other things, misrepresentations and omissions of material facts and breach of duty regarding the Breast Implant issue to purchasers of Corning Incorporated stock and Dow Chemical stock. The relief sought in these cases is monetary damages in unspecified amounts. Motions to dismiss both cases have been filed by all defendants, including DCC. The cases have been stayed as to DCC as a result of the filing of this Case. Claims against DCC's officers and directors asserted in these suits have been dismissed without prejudice.

                                  ARTICLE IV

               TRANSACTIONS WITH JOINT VENTURES AND SUBSIDIARIES

    4.1 GENERAL. In the normal course of its business, the Debtor engages in various business transactions with its Joint Ventures and Subsidiaries. The following is a summary of significant transactions that have occurred during the twelve-month period prior to the Petition Date.

    4.2 INTERCOMPANY FINANCINGS AND GUARANTEES.

     A. FINANCINGS.

       1. As of the Petition Date, DCC had loans outstanding to the following Subsidiaries:

         A. DCC held a note receivable from Dow Corning Asia Ltd. in the principal amount of $30,000,000. The note was repaid after the Petition Date.

         B. DCC was owed $17,083,453 of accrued interest on loans previously made to Dow Corning Ltd. The principal of those loans was repaid. The accrued interest was paid after the Petition Date.

         C. DCC held a revolving credit note from Dow Corning Canada, Ltd. in the principal amount of $869,217. Interest accrues at 1% over the one-month Canadian Dollar LIBOR, payable monthly. The note was repaid after the Petition Date.

         D. DCC held a note receivable from Theratek International, Inc. for advances under a line of credit in the principal amount of $974,444. The note was repaid after the Petition Date.

         E. DCC held a note receivable in the principal amount of $21,197,230 from Bay Asset Funding Corporation ("BAFCO") related to the sale of trade receivables from DCC, which receivables were then resold by BAFCO. The note was paid after the Petition Date.

         F. DCC held a note receivable from Dow Corning Iberica S.A. in the principal amount of $1,314,990. The note bears interest at 1% over the one-year Madrid Interbank Offer Rate. The note was paid after the Petition Date.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         G. DCC holds a revolving loan with Dow Corning Singapore PTE Ltd. in the principal amount of $2,213,334. The loan bears interest at 1% over the one-month U.S. Dollar LIBOR, payable monthly.

         H. DCC holds a revolving loan with Dow Corning Taiwan Inc. in the principal amount of $5,991,267. The loan bears interest at the one-month U.S. Dollar LIBOR, reset monthly.

         I. DCC held a revolving loan with Dow Corning GmbH (Wiesbaden) in the principal amount of $4,573,679. The loan bore interest at 0.75% over the one-month Dem FIBOR, payable monthly. The loan was repaid after the Petition Date.

         J. DCC holds a note receivable from Dow Corning Thailand Inc. in the amount of $2,431,984. The note bears interest at 1% over the one-month U.S. Dollar LIBOR.

       2. As of the Petition Date, DCC had borrowed funds from the following of its Subsidiaries:

         A. Dow Corning do Brazil LTDA has advanced three loans to DCC aggregating $9,672,044. The loans provide for interest at 6%, compounded quarterly. This obligation was repaid after the Petition Date.

         B. Dow Corning New Zealand Ltd. has made a loan to DCC in the amount of $235,574.76. The loan provides for interest at 7.09%.

    4.3 GUARANTEES. As of the Petition Date, DCC had guaranteed certain of the obligations of its Subsidiaries as listed below.

                                DOW CORNING CORPORATION
                                (GUARANTEED OBLIGATIONS)

-------------------------------------------------------------------------------------
                                                                          APPROXIMATE
           PRIMARY OBLIGOR                  ENTITY HOLDING GUARANTY        AMOUNT OF
                                                                           GUARANTY
-------------------------------------------------------------------------------------
  Dow Corning Silicon Energy          Royal Bank of Canada                $   500,000
  Systems, Inc.
-------------------------------------------------------------------------------------
  Dow Corning Korea Ltd.              Bank of America Trust               $ 3,500,000
-------------------------------------------------------------------------------------
  Dow Corning Korea Ltd.              The Korea Long-Term Credit Bank     $ 5,000,000
-------------------------------------------------------------------------------------
  Dow Corning Korea Ltd               The Bank of New York                $21,000,000
-------------------------------------------------------------------------------------
  Dow Corning Korea Ltd               First National Bank of Boston       $ 6,000,000
-------------------------------------------------------------------------------------
  Dow Corning Singapore PTE. Ltd.     Citibank                            $   200,000
-------------------------------------------------------------------------------------
  Dow Corning Thailand Ltd.           Citibank                            $   363,070
-------------------------------------------------------------------------------------
  Dow Corning Thailand Ltd.           Thai Farmers Bank                   $   400,000
-------------------------------------------------------------------------------------
  Dow Corning ARA-Werk                Dresdner Bank                       $ 7,300,000
-------------------------------------------------------------------------------------
  Dow Corning France S.A.             Societe Generale                    $ 7,200,000
-------------------------------------------------------------------------------------
  Dow Corning France S.A.             Credit Lyonnais                     $10,300,000
-------------------------------------------------------------------------------------
  Dow Corning de Venezuela S.A.       Citibank                            $   500,000
-------------------------------------------------------------------------------------
  Dow Corning New Zealand Ltd.        ANZ Banking Group Ltd.              $    67,000
-------------------------------------------------------------------------------------
  Dow Corning Investment S.A.         Societe Anonyme                     $20,000,000

-------------------------------------------------------------------------------

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

    4.4 PRODUCT SALES AND MISCELLANEOUS TRANSACTIONS BETWEEN THE DEBTOR AND ITS JOINT VENTURES AND SUBSIDIARIES. As discussed previously, DCC sells manufactured goods and raw materials to various of its Subsidiaries and Joint Ventures in the ordinary course of business. DCC sells these products and raw materials to its Subsidiaries and Joint Ventures for profit. Payments are made by the Subsidiaries and Joint Ventures for such products and raw materials in the ordinary course of business of each such entity. As part of this relationship, DCC, on one hand, and a Subsidiary or Joint Venture, on the other, would, as part of the netting process (prior to the Petition Date), also advance funds to one another subject to monthly settlement of invoices and advances.

   DCC has licensing agreements with certain of its Subsidiaries under which DCC earns royalty income or incurs royalty expenses. In addition, DCC receives dividends from its Subsidiaries from time to time.

   By order entered on November 25, 1996, the Court authorized the setoff of Intercompany Claims for goods and services and/or advances of funds between the Debtor and its Subsidiaries and Joint Ventures, resulting in payables against and/or receivables in favor of the Debtor in the following amounts:

                  INTERCOMPANY TRADE CLAIMS
--------------------------------------------------------------
                                      OWING BY    PAYABLE TO
         INTERCOMPANY PARTY              DCC         DCC
--------------------------------------------------------------
  Dow Corning de Argentina S.A.I.C.                  ($26,685)
--------------------------------------------------------------
  Dow Corning Australia PTY, Ltd.     $1,080,722
--------------------------------------------------------------
  Dow Corning do Brazil LTDA                        ($465,574)
--------------------------------------------------------------
  Dow Corning S.A.                   $22,612,159
--------------------------------------------------------------
  Dow Corning de Venezuela S.A.                     ($520,928)
--------------------------------------------------------------
  Dow Corning Limited                            ($44,154,692)
--------------------------------------------------------------
  Dow Corning Korea Ltd.                          ($5,372,899)
--------------------------------------------------------------
  Dow Corning France S.A.                           ($120,468)
--------------------------------------------------------------
  Dow Corning Singapore PTE. Ltd.                 ($2,278,065)
--------------------------------------------------------------
  Dow Corning New Zealand Ltd.           $82,980
--------------------------------------------------------------
  Dow Corning Taiwan Inc.                         ($5,863,934)
--------------------------------------------------------------
  Dow Corning GmbH (Wiesbaden)                    ($2,819,269)
--------------------------------------------------------------
  Korea Silicone Co., Ltd.               $22,931
--------------------------------------------------------------
  Dow Corning GmbH (Austria)            $282,572
--------------------------------------------------------------
  Dow Corning Coordination Center       $940,806
--------------------------------------------------------------
  Dow Corning Thailand Ltd.                       ($2,438,304)
--------------------------------------------------------------
  Dow Corning de Colombia, S.A.                     ($121,693)
--------------------------------------------------------------
  TOTAL                              $25,022,170 ($64,187,781)

-------------------------------------------------------------------------------

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                   ARTICLE V

                            THE REORGANIZATION CASE

    5.1 FACTORS PRECIPITATING THE FILING OF THE REORGANIZATION CASE.

     A. BREAST IMPLANT LITIGATION. As of the Petition Date, approximately 19,000 lawsuits were pending against DCC by or on behalf of Breast Implant Users. A number of these lawsuits were filed by or on behalf of multiple plaintiffs. New Breast Implant Claims were being asserted against the Debtor each month. The cost to and the logistics for the Debtor to defend against the Breast Implant Claims were very substantial. This exposure was further exacerbated by the reluctance or refusal on the part of its Insurance Companies to provide or confirm Insurance Coverage for the defense costs and/or the Breast Implant Claims. These factors were further compounded by credit rating downgrades arising from the financial community's concerns about the lack of a certain and predictable financial resolution to the Breast Implant controversy.

     While the Debtor believed that it was in all parties' best interests to settle the Breast Implant Claims, it also believed that the failure of the Global Settlement Agreement left it with only two alternatives: (i) piecemeal litigation of the multitude of lawsuits at a very substantial cost to the Debtor in defense costs alone or (ii) a chapter 11 filing and confirmation of a plan of reorganization that would fairly and efficiently resolve all Breast Implant Claims. The Debtor concluded that continued piecemeal litigation was not in the best interests of either the Breast Implant Claimants or the Debtor due to the significant sums being expended by all parties that could be better utilized to satisfy Allowed Breast Implant Claims. Moreover, the Debtor concluded that its chapter 11 filing would provide it with the opportunity to propose a plan of reorganization that would fairly and efficiently resolve all Breast Implant Claims.

     The Debtor's chapter 11 filing has stayed the continued prosecution of the Breast Implant Claims and lawsuits in the United States and its territories. The Plan will resolve all Breast Implant Claims against the Debtor and its Shareholders.

     B. OTHER PENDING PRODUCTS LIABILITY LITIGATION AND POTENTIAL
  LITIGATION. As of the Petition Date, approximately 470 lawsuits involving Other Products Claims and 30 lawsuits arising out of the Other Products had been asserted and/or filed against the Debtor. A number of the lawsuits were filed by or on behalf of multiple plaintiffs.

     The Debtor's chapter 11 filing has stayed the continued prosecution of all of the Other Products Claims and/or lawsuits in the United States and its territories. Moreover, the Plan will resolve all of the Other Products Claims against the Debtor and the Shareholders.

    5.2 DEBTOR'S ASSETS. Since the Petition Date, the Debtor has been operating profitably, with net income for 1996 of $221.7 million and net income for 1997 of $237.6 million. A description of the Debtor's principal assets as of December 31, 1997 follows.

     A. CASH AND CASH-EQUIVALENT ASSETS AND MARKETABLE SECURITIES. As of the Petition Date, DCC had cash on hand or in its various bank accounts totaling approximately $85 million. On December 31, 1997, the end of its most recent fiscal year, DCC's cash totaled approximately $55.1 million. (Not included in this amount is the cash deposit of $275 million made in connection with the Global Settlement Agreement and approximately $501.1 million in restricted proceeds of the various insurance settlements to date.) In addition, DCC reflected trade accounts receivable (other than intercompany) on the Petition Date in the amount of approximately $30.8 million. On December 31, 1997, the trade accounts receivable (other than intercompany) totaled approximately $143.2 million. Approximately 82% of DCC's accounts receivable are current. DCC maintains a historical reserve of 2% to 3% of its receivables for uncollectible accounts.

     B. INVENTORY. As of the Petition Date, DCC had inventory of goods for sale and materials in process having a book value totaling approximately $145 million. On December 31, 1997, the book value of DCC inventory totaled approximately $144.1 million.

     C. FIXED ASSETS. The fixed assets of DCC consist principally of land, buildings, furniture, fixtures and/or equipment utilized at its executive and corporate facility near Midland, Michigan; its manufacturing facilities located in Midland and Hemlock, Michigan; Greensboro, North Carolina; and Elizabethtown and Carrollton, Kentucky; its research and development facilities near Midland, Michigan; and its various sales offices. The book value of those fixed assets, net of accumulated depreciation, as of the Petition Date was approximately $590.5 million. As of December 31, 1997, the book value, net of accumulated depreciation, was approximately $571.4 million.

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
     D. INTELLECTUAL PROPERTY RIGHTS. DCC consistently applies for United States and foreign patents and owns, directly or indirectly, a substantial number of such patents. DCC is a licensor under a number of patent licenses and technology agreements. While DCC considers its patents and licenses to be valuable assets, it does not regard its business as being materially dependent on any single patent or license or any group of related patents or licenses.

     E. REAL PROPERTY LEASES. On the Petition Date, DCC was the tenant under certain leases and, as of the date of this Disclosure Statement, remains in possession of its leased domestic and foreign sales offices and related facilities. DCC does not believe that these leases have a market value in excess of that reflected in the rental rates paid by DCC under those leases. The Debtor does not anticipate that any material liability will result from the rejection, if any, of any unexpired leases in the Case.

     F. INSURANCE. EXHIBIT "G" to this Disclosure Statement describes settlements that have been completed between the Debtor and insurers and that may provide proceeds available to pay Personal Injury Claims and also describes remaining unsettled insurance coverages that may be available to pay such claims. The exhibit describes the cash proceeds and the accrued interest from settlements that resulted in cash payments. All of these cash proceeds are held in escrow accounts subject to the Court's jurisdiction and subject to the competing claims of other parties including Dow Chemical, other insureds under the policies, and others. (As described in section 6.6(B) of this Disclosure Statement, DCC and Dow Chemical have entered into the Insurance Allocation Agreement to resolve issues concerning the allocation of their shared insurance.) The exhibit also describes remaining coverages that may be available either pursuant to settlements that specify how claims related to Breast Implants will be treated under the policies or pursuant to policies that have not been settled. These remaining coverages are also subject to competing claims of other parties as described above.

    5.3 SIGNIFICANT CASE DEVELOPMENTS.

     A. COMMENCEMENT OF THE CASE. On May 15, 1995, DCC filed the Case. DCC continues to operate as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

     B. APPOINTMENT OF COMMITTEES. Although individual creditors may be represented in a bankruptcy case by their own attorneys, the interests of creditors in Chapter 11 proceedings are collectively represented by a committee or committees appointed by the United States Trustee. Section 1103(c) of the Bankruptcy Code sets forth the duties and powers of official creditors' committees. Among other things, an official committee consults with the Debtor, investigates the debtor's assets and resources, participates in the plan of reorganization process, and advises its constituency concerning any such plan.

     On May 31, 1995, the United States Trustee appointed the Official Committee of Unsecured Creditors, referred to in the Plan as the Commercial Committee. The membership of that committee, which is composed of representatives of a number of institutional lenders and trade creditors, has changed from time to time, principally because of the transfer of the Claims.

     On June 1, 1995, the United States Trustee appointed the Official Committee of Tort Claimants, referred to in the Plan as the Tort Committee or TCC. The membership in that committee has not changed, and is composed of eight attorneys who each represent numerous tort Claimants and one non-lawyer implant recipient.

     On July 23, 1996, the United States Trustee appointed the Official Committee of Physician Creditors, referred to in the Plan as the Physicians' Committee, to represent the interests of physician Claimants in this Case. The membership in the Committee, which is composed of physicians asserting Claims against Dow Corning and a professional liability insurer, was reconstituted by Amended Notice of Appointment filed by the United States Trustee on November 14, 1996.

     C. DCC'S REQUEST TO TRANSFER BREAST IMPLANT CLAIMS. On June 12, 1995, DCC filed a Motion to Transfer Certain Breast Implant Claims and Causes of Action (the "OPT-OUT TRANSFER MOTION") in the District Court in Detroit, requesting that all breast implant claims against DCC and Dow Chemical and Corning Incorporated asserted by Claimants who opted-out of the Global Settlement be transferred to the District Court under 28 U.S.C. (S) 157(b)(5). DCC sought the transfer to facilitate the consolidation of those claims for purposes of a common trial on the issue of whether breast implants manufactured by DCC, or for which DCC supplied raw materials to other manufacturers, cause the diseases claimed by the tort plaintiffs.

     On July 31, 1995, the District Court held a hearing on the Opt-Out Transfer Motion. On August 10, 1995, DCC filed a Supplemental Motion to Transfer Additional Breast Implant Claims and Causes of Action (the "OPT-IN TRANSFER

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
  MOTION"), requesting that the District Court transfer all breast implant claims against DCC and the Shareholders asserted by Claimants who opted to participate in the Global Settlement Agreement to the District Court under 28 U.S.C. (S) 157(b)(5) for the same purpose, and on the same grounds, as the transfer of the opt-out claims requested in the Opt-Out Transfer Motion.

     In an opinion dated September 12, 1995, the District Court granted DCC's request to transfer the opt-out claims against DCC, but only for the purpose of later determining, if necessary, the eventual trial venue of those claims. The District Court viewed the common-issue causation trial or determination requested by DCC as premature, and instead directed the parties to proceed with Claim estimation in the Court. The District Court reserved its authority to conduct a common-issues trial if later appropriate. Finally, the District Court denied DCC's request to transfer claims against DCC's Shareholders, concluding that it did not have "related to" jurisdiction over those claims under 28 U.S.C. (S) 1334(b). On September 14, 1995, the District Court entered its Supplemental Order to the Court's September 12, 1995 Order, which provided for the transfer of the opt-in claims against the Debtor.

     DCC appealed various of the District Court's rulings to the United States Court of Appeals for the Sixth Circuit. On April 9, 1996, the Sixth Circuit reversed the District Court on the issue of the existence of "related to" jurisdiction over claims against the Shareholders and other third parties and remanded the matter for further consideration by the District Court. On June 3, 1996, the Sixth Circuit issued an Amended Opinion in the matter, intended to clarify the scope of its ruling and the intended impact thereof. The prior reversal and remand of the matter to the District Court was not affected by the Amended Opinion.

     On remand, the District Court considered the request of the Tort Committee and other individual tort Claimants to remand the cases against the Shareholders and other defendants to the state or federal courts from which they had been transferred by abstaining from exercising jurisdiction over those Claims under 28 U.S.C. (S) 1334(c). On July 30, 1996, the District Court issued its Memorandum Opinion and Order on Remand Regarding
  Section 1334(c) Abstention, ruling that the cases against the Shareholders and other non-Debtor defendants were subject to mandatory abstention and, alternatively, that "in the interest of justice, comity and judicial economy," it would exercise its discretion to abstain from those cases.

     The Debtor, the Shareholders and other parties sought relief from the District Court's ruling both by appeal and by application for writ of mandamus. By order entered on May 8, 1997, the Sixth Circuit granted the request for mandamus relief, ordering the District Court to transfer the claims against the Shareholders to the Eastern District of Michigan, subject to appropriate determinations with respect to mandatory abstention.

     D. TRANSFER OF OTHER PRODUCTS CLAIMS. On September 22, 1995, DCC filed a Motion requesting the District Court to transfer approximately 1,500 Personal Injury Claims against DCC and the Shareholders involving Other Products to the District Court pursuant to 28 U.S.C. (S) 157(b)(5). On March 13, 1996, the District Court issued an order denying that Motion. Following DCC's appeal, on November 18, 1996, the Sixth Circuit reversed the District Court's decision and ordered that the Other Products Claims pending against DCC and the Shareholders be transferred to the District Court.

     E. PAYMENT OF WAGES, SALARIES, EXPENSES AND BENEFITS FOR EMPLOYEES AND RETIREES. On May 17, 1995, the Court issued an Order authorizing DCC to pay certain pre-petition items to or for the benefit of DCC's employees and retirees, as well as employees of two of DCC's subsidiaries. The Court allowed DCC to pay pre-petition wages, salaries, vacation and sick leave pay, certain insurance and retirement benefit contributions, reimbursable expenses, and medical and dental benefits, as more fully specified in that May 17 Order.

     On August 11, 1995, the Court also authorized DCC to assume and honor various pre-petition contracts to continue providing certain severance, incentive bonus, stock appreciation, and pension benefits to its employees and certain retirees. The relief granted by these two orders is intended by DCC to maintain competitive compensation levels and motivate its employees to continue performing at their highest levels.

     F. EXCLUSIVITY MATTERS; DCC'S PRIOR PROPOSED PLANS. The Bankruptcy Code provides the Debtor with a period of exclusivity for the first 120 days of the case in which to file its plan of reorganization and, if a plan is timely filed, up to 180 days after the case is filed in which it has the exclusive right to solicit acceptances of the plan. This period may, for cause, be either shortened or extended by the Court.

     On August 18, 1995, DCC filed its Motion to Extend Exclusive Periods for Dow Corning Corporation to File Plan of Reorganization and Obtain Acceptances Thereof (the "FIRST EXTENSION MOTION"). On September 7, 1995, the Court held a hearing on the First Extension Motion, and on September 11, 1995, entered an order extending the period for

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION filing a plan for an additional six months, to March 11, 1996, and extended the exclusive period for solicitation of acceptances to May 10, 1996.

     On February 15, 1996, DCC filed its Second Motion to Extend Exclusive Periods for Dow Corning Corporation to File Plan of Reorganization and Obtain Acceptances Thereof (the "SECOND EXTENSION MOTION"). On February 16, 1996, the Tort Committee filed a Motion for Leave to File Plan of Reorganization and to Terminate the Debtor's Exclusive Periods to File and Solicit Acceptances of a Plan of Reorganization (the "TERMINATION MOTION").

     The Court conducted hearings on the Second Extension Motion and the Termination Motion which concluded on March 7, 1996. The Court then entered an order (the "SUSPENSION ORDER") deferring rulings on those motions and suspending further action for up to 90 days thereafter on those motions and related matters, including the bar date and estimation matters described further herein. DCC's exclusivity period was continued pending termination of the period of suspension and the Court's ruling on the exclusivity-related motions.

     On April 30, 1996, the Court vacated the Suspension Order and reconvened hearings on, among other things, the pending exclusivity matters for May 16, 1996. On that date, the Court issued an Order (the "MAY 16 ORDER") extending the term of the Debtor's exclusivity for a period of 21 days following the entry of orders in the Court on pending motions requesting the establishment of procedures for the estimation of certain Personal Injury Claims, the fixing of bar dates for filing proofs of claim and the notice procedure therefor, and the appointment of a scientific advisory panel to assist in the estimation process, as discussed further herein. The Court's May 16 Order further extended the Debtor's period of exclusivity for solicitation of acceptances of its Plan for an indefinite period, subject to further order.

     On December 2, 1996, the Debtor filed its Plan of Reorganization and related proposed form of Disclosure Statement.

     On January 10, 1997, the Tort Committee and the Commercial Committee jointly filed their Motion to Modify Exclusivity (the "MODIFICATION MOTION"), seeking the termination of the Debtor's exclusivity which remained in effect under the May 16 Order pending the Court's rulings on the pending bar date and estimation-related issues, to allow the two committees to file the joint plan of reorganization which they had negotiated in the period following the entry of the May 16 Order. The Court held a hearing on the Modification Motion on April 16-18, 1997, and on May 12, 1997, announced its ruling denying the Modification Motion. In its ruling, the Court directed the Debtor to file an amended Plan of Reorganization within 21 days after the issuance of its order regarding estimation protocols, discussed further herein. The Tort Committee and the Commercial Committee appealed the denial of the Modification Motion, which appeal was argued before the District Court on October 28, 1997, and remains pending.

     On August 25, 1997, following the release of the Court's order on estimation protocols, the Debtor filed its Amended Plan of Reorganization and related [Proposed] Amended Disclosure Statement. Following notice to creditors, a hearing to consider approval of the Amended Disclosure Statement commenced on November 3, 1997. At the conclusion of the hearing on November 20, 1997, the Court announced its findings that the Amended Plan had deficiencies that, taken in the aggregate, rendered it unconfirmable in a "cramdown" setting. As the Amended Disclosure Statement indicated DCC's belief that the Plan would be confirmable in that event, the Court declined to approve the Amended Disclosure Statement.

     On March 10, 1998, the Tort Committee filed a new Motion to Terminate Exclusivity (the "RENEWED MOTION") pursuant to which it again requested that it be allowed to file a plan of reorganization. After hearings in April and May, 1998 on that motion, the Court announced that it would withhold its ruling pending the outcome of mediator-led negotiations, as discussed below. As a result of the agreement reached between DCC and the Tort Committee, it is anticipated that no ruling will be made on the Renewed Motion.

     G. INSURANCE SETTLEMENTS. DCC is an insured under a number of insurance policies that DCC contends entitle it, inter alia, to reimbursement of certain costs incurred in connection with the Products Liability Claims. Among such policies are primary liability insurance policies ("PRIMARY POLICIES") and excess insurance policies ("EXCESS POLICIES"). DCC and its officers, directors, subsidiaries and its Shareholders (in limited instances) are the insureds under the Primary Policies. The majority of the Excess Policies insure these and other parties, including Dow Chemical and various of its subsidiaries and related companies.

     As described in section 3.4(B) herein, DCC was involved in pre-petition litigation with many of the Insurance Companies related to insurance coverage for Breast Implant Claims. Trial in the Michigan Action was scheduled, prior to the Petition Date, to commence on September 18, 1995. As the trial date approached, settlement discussions

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION accelerated. Shortly after the Petition Date, DCC was able to conclude settlements with Hartford Accident and Indemnity Company and various related insurers (collectively, "HARTFORD") and Royal Indemnity Company ("ROYAL") based upon substantial settlement discussions with those parties that had occurred before the Petition Date. In August, 1995, the Court approved the compromises and settlements with Hartford and Royal. The Tort Committee, Dow Chemical and Hoechst Marion Roussel, Inc. ("HMR"), a former affiliate of Dow Chemical, and certain other parties objected to the Hartford settlement. Dow Chemical and HMR objected to the Royal settlement. The settlement with Hartford provides for cash payments by Hartford of $107.5 million in exchange for releases of the majority of the products liability limits of the Hartford policies, a so-called "buy-out" settlement. The Royal settlement provides that Royal pay covered amounts associated with Breast Implant Claims pursuant to agreed policy interpretations and mechanisms, a so-called "coverage-in-place" settlement.

     Before the trial in the Michigan Action started, DCC reached additional agreements with some Insurance Companies for buy-out settlements that will produce approximately $266.5 million in settlement proceeds. These settlements include agreements with, among others, DCC's London Market Insurers, TIG Insurance Company, North River Insurance Company and Federal Insurance Company. These additional settlements were approved by the Court in March and April, 1996. DCC also reached a coverage-in-place settlement with American Guarantee and Liability Insurance Company, which was approved by the Court in May 1996.

     In the course of discussing objections to this second group of insurance settlements, DCC reached settlements with HMR and Dow Chemical partially resolving issues relating to those parties as co-insureds under some of the policies involved in the settlements. The agreement with HMR provides that DCC will pay HMR up to 2 1/2% of recoveries under insurance policies in which HMR claimed an interest as a co-insured in exchange for HMR's agreement not to compete with DCC for the shared product limits. The agreements with Dow Chemical provide for the escrow of most of the proceeds of the second group of insurance settlements under specified terms pending final resolution of the interest of various Claimants in such proceeds. The Court approved these settlements with HMR and Dow Chemical on January 25, 1996, over the objection of the Tort Committee.

     During the course of trial in the Michigan Action and subsequent thereto, DCC negotiated a number of additional settlements including a coverage-in-place agreement with certain AIG insurers involving approximately $400 million in product liability limits and additional buy-out agreements in excess of $200 million with various insurers. The Court has approved these settlements with AIG and these other insurers. The Plan does not modify the terms of the settlement agreements reached with any of the Settling Insurers.

     As the Plan contemplates that the proceeds of insurance coverages relating to Products Liability Claims will be used to fund obligations under the Funding Payment Agreement for the satisfaction of Personal Injury Claims, and that all such funds should be free and clear of all claims of other Entities (except as provided in the Insurance Allocation Agreement), Dow Corning will seek, as part of the Confirmation Order or pursuant to an adversary proceeding to be heard concurrently with confirmation, a determination that its claims and interests in amounts paid or to be paid under settlements of its Primary Policies and Excess Policies are superior to the rights or interests claimed by other entities including Insurance Companies, Physicians, Health Care Providers and Government Payors. The determination of interests in the insurance proceeds will be based upon the contractual rights and obligations of the Settling Insurers and the non-Settling Insurers under applicable non-bankruptcy law (except to the extent bankruptcy law may grant the Court jurisdiction to make such a determination). Although Dow Corning will seek a determination of rights in the insurance settlement proceeds, Dow Corning does not intend to modify the contractual or non-bankruptcy law rights of non-Settling Insurers through the provisions of the Plan. Notwithstanding the foregoing, nothing in the Plan or Confirmation Order will modify or eliminate the rights of HMR pursuant to the settlement approved by the Court on January 25, 1996, the rights of Dow Chemical pursuant to the Insurance Allocation Agreement, or the rights of the Claims Administrator pursuant to the Funding Payment Agreement and any insurance assignment executed in connection therewith.

     H. BAR DATE MOTIONS. As part of the claims resolution process in chapter 11, it is necessary for the Court to provide a procedure and deadline for the filing of proofs of claim. This is accomplished by the entry of an order, called a "bar date order," directing Claimants to file their proofs of claim by the specified deadline or have their Claims against the debtor disallowed.

     On December 1, 1995, DCC filed its Motion for Order (1) Setting Bar Date for Filing Proofs of Claim; (2) Approving Alternative Proof of Claim Forms for Filing Certain Proofs of Claim; (3) Modifying Local Rule 2.02; and (4) Approving Notice Procedures (the "FIRST BAR DATE MOTION"). The Court commenced a hearing on the First Bar

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
  Date Motion on January 4, 1996. At the conclusion of the hearing, the Court determined that it would not set a bar date at that time, denying the First Bar Date Motion without prejudice, and indicated that it wished to have the opportunity to consider the establishment of a bar date in conjunction with its review of proposals for the estimation of Products Liability Claims.

     On February 15, 1996, DCC filed, along with its Estimation Procedures Motion and Scientific Advisory Panel Motion (discussed below) its Renewed Motion for Order (1) Setting Bar Date for Filing Proofs of Claim; (2) Approving Alternative Proof of Claim Forms for Filing Certain Proofs of Claim; (3) Modifying Local Rule 2.02; and (4) Approving Notice Procedures (the "SECOND BAR DATE MOTION"). Although a hearing on the Second Bar Date Motion was set to commence on March 7, 1996, such hearing was continued pursuant to the Suspension Order and commenced on June 12, 1996. At the conclusion of that hearing, the Court announced its preliminary approval of a stipulation between the Debtor and other parties in interest regarding the notice procedures relating to a bar date and the filing of proofs of claim; directed an expansion of the scope of notice to Foreign Claimants; and instructed the parties to reach agreement on a bar date for filing proofs of claim.

     On July 29, 1996, the Court entered the Bar Order, setting January 15, 1997 as the Bar Date for Domestic Claims and setting February 14, 1997 as the Bar Date for Claims held by Implant Claimants who continuously maintained their residence outside of the United States, its territories and Puerto Rico during the period from September 15, 1996 through November 15, 1996. Pursuant to the Bar Order, written notice of the Bar Date was mailed to approximately 844,000 potential Claimants and other parties in interest and an extensive domestic and foreign advertising campaign was conducted.

     I. ESTIMATION PROCEDURES/SCIENTIFIC ADVISORY PANEL MOTIONS. The jurisdictional statutes relating to bankruptcy prohibit the Court from conducting trials to allow or disallow Claims for personal injury for purposes of receiving distributions in the Case, and vest such authority in the District Court. Nevertheless, the Court may estimate those unliquidated Claims for other purposes, such as for confirming a plan of reorganization. This authority is provided to allow for the efficient administration of the bankruptcy case, which usually cannot be delayed to provide for the final liquidation and allowance of all Claims.

     On February 15, 1996, DCC filed its Motion to Estimate Tort Claims and to Establish Estimation Hearing Procedures (the "ESTIMATION PROCEDURES MOTION") proposing, inter alia, a schedule for the filing of pleadings, the designation of expert witnesses, and other discovery matters in connection with proposed estimation hearings to commence in the fall of 1996. On March 5, 1996, the Tort Committee filed its Motion of Tort Claimants' Committee for Order Approving and Establishing Procedures to Estimate Debtor's Aggregate Tort Liability for Plan Feasibility Purposes (the "TCC ESTIMATION MOTION"), proposing its own suggested structure for tort claims estimation.

     DCC also filed on February 15, 1996, a Motion for the Appointment of an Independent Panel of Scientific Experts Under Federal Rule of Evidence 706 (the "SCIENTIFIC ADVISORY PANEL MOTION"), seeking the appointment of an independent panel of scientific experts, chosen by the Court alone, to review the state of collected scientific information on the interconnection, if any, of breast implants and various disease claims. The proposed panel would provide the Court with a report to assist it in the estimation process.

     Although a hearing on the Estimation Procedures Motion and the Scientific Advisory Panel Motion was set to commence on March 7, 1996, such hearing was continued pursuant to the Suspension Order. Following the termination of the Suspension Order, the Court conducted extensive pre-trial hearings on the Estimation Procedure Motion, the TCC Estimation Motion and the Science Advisory Panel Motion on May 16-17, 1996. The Court held a hearing on the estimation motions on July 18-19, 1996, and announced its intention to issue an opinion and order regarding both motions.

     On May 12, 1997, the Court made available a draft order on estimation, subject to a confidentiality order, which was reviewed by attorneys for the Debtor, the Shareholders, the Committees, and several other parties in interest. After reviewing the comments from those parties, on July 29, 1997, the Court issued an Order and a separate, extensive Opinion (collectively, the "ESTIMATION RULING") on the Estimation Procedures Motion, the TCC Estimation Motion, and the Scientific Advisory Panel Motion.

     In the Estimation Ruling, the Court indicated it would recommend to the District Court that the Breast Implant Disease Claims should be liquidated through one or more common-issue causation trials in the event either a Consensual Plan is not possible or if the Court denies the pending Motion for Summary Judgment filed by DCC with respect to the Disease Objection (discussed below). The Court also indicated that it would recommend that the District Court utilize a

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  scientific advisory panel to assist in the liquidation of these Claims. The
  Court further stated that if the plaintiffs won the Causation Trial, some form of collective adjudication, rather than a lengthy series of individual trials, should be employed to resolve the remaining aspects of the disease Claims. The Court recommended that in these circumstances the District
  Court decide individual causation and damages issues through extrapolation from the results of jury trials of randomly selected implant Claims. The Court observed that the careful and prudent design and implementation of a collective adjudication method would protect the legitimate rights of all parties. The Court noted in particular that Personal Injury Claimants would likely be willing to give up their statutory right to individual jury trials in order to participate in a sampling process that could resolve their Claims much more quickly. The Court recognized that if these issues were handled by the District Court, its decisions would be binding, whereas if the Court handled the same issues via an estimation process, the results would not necessarily be binding. Thus, to avoid possible duplication of effort, e.g., trying the causation issue once in the Court and again in the District Court, the Court denied the Scientific Advisory Panel Motion (without prejudice to being renewed at another time), the Estimation Procedures Motion, and the TCC Estimation Motion.

     Subsequent to the entry of its Estimation Ruling, the Court forwarded it to the District Court as a report and recommendation. The District Court has made no rulings with respect to the recommendations contained therein.

     J. MOTION TO WITHDRAW THE REFERENCE. On May 3, 1996, the Tort Committee filed with the District Court its Motion for Withdrawal of Reference with Respect to Proceedings Involving Estimation or Liquidation of Tort Claims and Related Proceedings (the "WITHDRAWAL MOTION"). Pursuant to the jurisdictional provisions of the Bankruptcy Code and the related provisions of the United States Code, jurisdiction of bankruptcy matters is given to the district courts, which are in turn authorized to "refer" that authority to the bankruptcy courts. Those statutes further provide that a district court, for "cause shown," may withdraw the reference of that authority as to a specific matter or of the case in its entirety.

     The Withdrawal Motion asserted that the interrelationship of the claims estimation and liquidation processes, in light of the jurisdictional limitation of the Court's power to conduct trials to liquidate personal injury claims, militated in favor of withdrawing the reference as to the claims estimation matters, which matters were set for hearing on May 16, 1996. The Withdrawal Motion was withdrawn prior to hearing after the Tort Committee failed to obtain a stay of the commencement of the estimation and related hearings pending a hearing of the Withdrawal Motion by the District Court.

     On August 19, 1997, the Tort Committee moved in the District Court to transfer to that court all matters relating to valuing and liquidating tort claims, including the matters relating to the plan process (the "NEW WITHDRAWAL MOTION"). The New Withdrawal Motion was argued in September 1997, and has not yet been decided by the District Court.

     K. MDL REGISTRATIONS AS PROOFS OF CLAIM. On June 20, 1996, the Tort Committee filed its Motion Requesting "Jury View" of the MDL Claims Facility in Connection With Proceedings by Dow Corning Corporation to Establish a Bar Date and Bankruptcy Claims Facility (the "CLAIMS MOTION"), seeking, among other things, to have the Court declare that the registrations filed with the claims administrator for the MDL 926 Court were sufficient to qualify as "claims" in the Case, thus obviating the need for certain of the Personal Injury Claimants to file proofs of claim in the Case. By its opinion dated July 16, 1996, the Court determined that the MDL registrations, having been filed nearly two years prior to the Petition Date, and further having in many cases not designated a responsible manufacturer against which a claim was made, were insufficient to constitute a proof of claim in the Case. The Tort Committee appealed the Court's ruling to the District Court.

     On January 17, 1997, the District Court entered its ruling reversing the Court, finding that certain of the MDL registrations met the necessary qualifications to constitute "informal" proofs of claim in the Case. DCC disagreed with the District Court's ruling, and appealed to the Sixth Circuit.

     On April 6, 1998, the Sixth Circuit entered its opinion and order reversing the District Court, finding that a "prepetition filing is not converted to a proof of claim upon the declaration of bankruptcy," and concluded that the registrations filed by the MDL Claimants did not constitute formal or informal proofs of claim. The Sixth Circuit further found that the transfer of claims which had been pending prepetition to the Eastern District of Michigan did not convert the MDL registrations into documents filed in bankruptcy.

     L. OMNIBUS OBJECTION TO IMPLANT CLAIMS. On April 7, 1997, the Debtor filed an Omnibus Disease Objection to Breast Implant Claims (the "DISEASE OBJECTION"), together with an Omnibus Supplemental Objection to Implant

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
  Claims, a motion regarding procedures relating to the objections, and a motion for summary judgment with respect to the Disease Objection. The Disease Objection and the related summary judgment motion assert that there is no sufficient scientific evidence or expert opinion testimony admissible under the standards established in Daubert v. Merrell Dow Pharmaceuticals, 509 U.S. 579 (1993), to support a finding, by a court or jury, that it is more likely than not that silicone-gel breast implants cause any disease asserted by Breast Implant Claimants. Certain limited pre-trial proceedings were held before the Court with respect to the Disease Objection and the related matters in September 1997.

     On November 20, 1997, the Court entered its Opinion on Court's Authority to Decide Dow Corning's Motion for Summary Judgment on its Omnibus Disease Objection to Breast Implant Claims, in which the Court determined that the prohibition against the Court's presiding over the liquidation of individual Breast Implant Claims did not preclude its consideration of pre-trial matters, including the legal sufficiency of evidence and the potential disallowance of such Claims on summary judgment. Thus, the Court determined that it could hear and determine Dow Corning's summary judgment motion as it was within the Court's "core" jurisdiction.

     On December 19, 1997, the Court entered its Supplemental Opinion on Debtor's Motion for Summary Judgment on Omnibus Disease Claim Objection, announcing its decision that it would not rule on the summary judgment motion. The Court found that, notwithstanding its view that it had jurisdiction to consider the motion, its ruling could potentially conflict with the District Court's views on the related claims against the Shareholders pending in the District Court and thus cause significant inconsistent results that could not be harmonized by appeal. The Court therefore issued its concurrent Report on Dow Corning Corporation's Motion for Summary Judgment on Its Omnibus Disease Claim Objection, recommending the District Court's withdrawal of the reference to the Court of both the Disease Objection and the related Motion for Summary Judgment. On February 2, 1998, the District Court issued its Order partially withdrawing the reference (leaving responsibility for certain administrative matters relating to the Disease Objection with the Court), as recommended by the Court.

     M. APPOINTMENT OF JUDGE POINTER. On April 7, 1997, the Debtor filed its Motion for a Certificate of Necessity Pursuant to 28 U.S.C. (S) 292(d) (the "RULE 292 MOTION") with the Chief Judge of the Sixth Circuit, seeking the temporary assignment of U.S. District Judge Sam C. Pointer, Chief Judge of the Northern District of Alabama, to preside in breast implant-related matters, and specifically, issues related to disease causation, in the Case. Judge Pointer has presided over breast implant claims in the MDL 926 Court since those claims were consolidated in 1992.

     On June 29, 1997, the Chief Justice of the United States, upon the certification of necessity by the Chief Judge of the Sixth Circuit, entered an order, styled Designation and Assignment of a Chief United States District Judge for Service in Another Circuit (the "POINTER DESIGNATION"), approving the requested relief and appointing Judge Pointer "for the purpose of presiding over all breast implant and non-breast implant personal injury claims arising out of the reorganization of the Dow Corning Corporation and cases against the shareholders of the Dow Corning Corporation that have been transferred to the Eastern District of Michigan."

     Subsequent to the entry of the Pointer Designation, Judge Denise Page Hood, the district judge of the District Court before whom matters relating to the Case are pending, and Judge Pointer have indicated to the parties that they intend to work cooperatively in exercising jurisdiction over Breast Implant related matters.

     N. APPOINTMENT OF MEDIATOR AND AGREEMENT ON TERMS OF JOINT PLAN. On November 5, 1997, the Court, citing the pendency of the Disease Objection, and contested matters relating to the Plan and Disclosure Statement, appointed Francis E. McGovern, professor of law at Duke University School of Law and a recognized authority in the area of mass tort litigation and mass claims resolution, as mediator "to assist the parties in resolving their disputes, and to help bring the parties to agreement upon a plan of reorganization." On November 11, 1997, the District Court, based on the pendency of several matters, including matters on appeal from the Court, and its jurisdiction over the related Claims against the Shareholders, appointed Professor McGovern as mediator. Thereafter, Professor McGovern commenced his meetings with the various parties in the Case. Over the next several months, Professor McGovern continued to meet with the representatives of DCC, the Shareholders and the Tort Committee in an attempt to reach agreement on the terms of a proposed joint plan of reorganization. Those efforts resulted in the execution on July 7, 1998 of a term sheet binding the parties to an agreement for the treatment of Personal Injury Claims in the Case and in the execution of subsequent addenda to the term sheet in September and November, 1998 resolving issues arising in the course of finalizing the agreements described in the term sheet, all leading to the filing of the Plan.

     O. APPOINTMENT OF RULE 706 PANEL IN THE MDL CASE. In a series of orders entered in 1996, Judge Pointer appointed in the MDL a national scientific panel (the "706 PANEL") to address, pursuant to Federal Rule of Evidence

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
  706, whether existing studies, research and reported observations provide a reliable scientific basis to support the conclusion that silicone gel breast implants cause or exacerbate a variety of alleged classical or atypical diseases, syndromes or conditions. The 706 Panel conducted two public hearings and heard testimony and argument presented by parties to the MDL, and has heard commentary and input from selected experts.

     On November 30, 1998, the 706 Panel released its report. The 706 Panel concluded that scientific studies completed to date do not provide consistent evidence that silicone breast implants cause systemic illness in humans. Dow Corning believes that this report will make it significantly more difficult in the future for women to win in court on claims that breast implants caused a systemic illness and will lead most courts to dismiss such claims before trial. The Tort Committee believes that the report ignores substantial scientific evidence of disease causation and that any impact the 706 Panel's scientific views will have on breast implant lawsuits is impossible to predict until the testimony of the 706 Panel members is taken later this year. Until that process is completed, the report cannot be used in court proceedings.

     The Debtor has not participated in the proceedings before the 706 Panel. At a joint status conference held by the Court and the District Court, the parties agreed that the report of the 706 Panel could have a material effect on the Case. The Court therefore entered its order on February 2, 1998, modifying the automatic stay to allow the parties in this Case, including the Debtor, to participate in proceedings before the 706 Panel, including requiring the Debtor to provide information to the 706 Panel, allowing the parties to participate by submission of written inquiries to the 706 Panel through its counsel, and allowing the parties to participate in discovery of the 706 Panel after its report is issued.

                                  ARTICLE VI

                            DESCRIPTION OF THE PLAN

   THE FOLLOWING DESCRIPTION OF THE PLAN IS QUALIFIED BY THE ACTUAL PROVISIONS OF THE PLAN AND THE PLAN DOCUMENTS. TO THE EXTENT THE PROVISIONS OF THE PLAN OR THE PLAN DOCUMENTS DIFFER FROM THE DESCRIPTION SET OUT BELOW, THE PROVISIONS OF THE PLAN AND THE PLAN DOCUMENTS SHALL CONTROL.

    6.1 CLASSIFICATION OF CLAIMS AND INTERESTS.

     A. GENERAL. The Bankruptcy Code requires DCC to classify Claims asserted against its estate. The Bankruptcy Code prohibits dissimilar creditors from being placed within the same class. Except for such prohibition, the Bankruptcy Code is silent as to other guidelines to be used in classification. Generally, every secured creditor is classified within a separate class. This is necessary because a secured creditor's rights against unique collateral are generally considered to be sufficiently dissimilar from any other creditor's rights to allow for joint classification. Priority claims, except for Bankruptcy Code section 507(a)(1), (2) and (8) claims, are generally classified within the same class. Except with respect to Class 3 (Convenience Class) Claims, which shall not be aggregated, if a Claimant or an Interest Holder has more than one Claim or Interest in the same class, such Claims or Interests shall be aggregated and treated as a single Claim or a single Interest, but if a Claimant and/or Interest Holder has Claims and/or Interests in different classes, such Claims and/or Interests shall only be aggregated within the same class and not between classes. Additionally, if a Claim has been acquired or transferred, the Claim shall be placed in the class in which it would have been placed if it were owned by the original holder of such Claim.

     B. UNCLASSIFIED CLAIMS. As provided in the Bankruptcy Code, certain groups of Claims (or potential Claims) are not classified for treatment under the Plan. Those Claims are listed herein.

       1. ADMINISTRATIVE CLAIMS. This group consists of all Administrative Claims allowed under section 507(a)(1) of the Bankruptcy Code. Most of the Claims in this category consist of the "hold-back" portions of Claims for professional fees for various professionals (attorneys, accountants, financial advisors, etc.) retained by permission of the Court. It is estimated that the amount owing to this group of Claims will total $2.4 million as of the Effective Date. Also within this group of potential Claims, but not quantified, are obligations generally incurred in the ordinary course of the operations of DCC, which claims shall be paid according to the agreed terms with those parties.

       2. PRIORITY TAX CLAIMS. This group consists of all Claims for taxes allowable under section 507(a)(8) of the Bankruptcy Code. DCC estimates this group of Claims to aggregate $4.3 million.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     C. CLASSES. For the purposes of the Plan, those Claimants holding Claims against, or Shareholders holding Interests in, the Debtor are grouped in the following classes in accordance with section 1122(a) of the Bankruptcy Code.

       1. CLASS 1--OTHER PRIORITY CLAIMS. Class 1 consists of all Priority Claims against DCC arising under section 507(a)(2) through (7) of the Bankruptcy Code. DCC is not aware of any Claims that may fall into this class.

       2. CLASS 2--SECURED CLAIMS. Class 2 consists of all Secured Claims against DCC. The Class 2 Claims consist of potential setoff rights held by vendors to DCC, which claims are believed to be nominal, and the mechanics lien claims asserted against the Debtor's corporate center, Midland, Michigan plant and Hemlock, Michigan facilities, in the aggregate approximate amount of $760,000. Although their treatment is summarized within a single class in the Plan, to conform to the requirements of the Bankruptcy Code, each holder of a Secured Claim will be considered to be classified within a separate subclass of Class 2, i.e., Class 2A, Class 2B, etc.

       3. CLASS 3--CONVENIENCE CLAIMS. Class 3 consists of all Unsecured Claims (other than Public Debt Claims) against DCC of $10,000.00 or less, provided, that, if the holder of an Unsecured Claim in an amount greater than $10,000.00 shall make an election to reduce such Claim to $10,000.00, such Claim shall be treated as a Convenience Claim for all purposes. The election shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by order of the Court. Making this election shall be deemed to be a waiver by such electing holder of any right to participate in Class 4 as to any and all Claims held by such holder. This class is estimated to be comprised of approximately 3,000 Claimants having Claims aggregating (in principal amount) approximately $4.65 million.

        4. CLASS 4--UNSECURED CLAIMS. Class 4 consists of all Unsecured Claims against DCC not classified in any other Class. As part of the Plan, interest will accrue on these Claims from the Petition Date to the Effective Date, at the Case Interest Rate of 6.28%, compounded annually on each anniversary of the Petition Date. The Class 4 Claims are estimated by DCC to be comprised of the following amounts of principal and interest, assuming an Effective Date of June 30, 1999:

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                           CLASS 4 CLAIM SUMMARY/12/

-------------------------------------------------------------------------------
                                                PRINCIPAL   INTEREST    TOTAL
                                                   AND     ACCRUAL AT PRINCIPAL
                                               INTEREST ON   6.28%       AND
                                                PETITION    (THROUGH  INTEREST
                                                  DATE      6/30/99)  (6/30/99)

-------------------------------------------------------------------------------

  SHORT-TERM LOANS/REVOLVER

-------------------------------------------------------------------------------

    Revolver-BofA                                 $100.8      $28.9     $129.7
-------------------------------------------------------------------------------
    Revolver-BofA                                   50.1       14.3       64.4

-------------------------------------------------------------------------------

    Revolver-BofA                                  110.6       31.7      142.3

-------------------------------------------------------------------------------

    Revolver-BofA                                  115.6       33.1      148.7


  LOANS AND PUBLIC DEBT CLAIMS


    1995 Medium Term Notes                          $5.0       $1.4       $6.5

-------------------------------------------------------------------------------

    1996 Medium Term Notes                          10.0        2.9       12.9

-------------------------------------------------------------------------------

    1998 Medium Term Notes                          10.0        2.9       12.9

-------------------------------------------------------------------------------

    2001 Medium Term Notes                           9.5        2.7       12.3

-------------------------------------------------------------------------------

    9.375% Debentures (due 2008)                    77.0       22.0       99.0

-------------------------------------------------------------------------------

    8.15% Debentures (due 2029)                     50.3       14.4       64.7

-------------------------------------------------------------------------------

    Nippon Life (3.0B Yen-payable in Yen)           23.0        6.6       29.6

-------------------------------------------------------------------------------

    Credit Lyonnais                                 25.4        7.2       32.5

-------------------------------------------------------------------------------

    First National Bank of Chicago                   7.2        2.0        9.2

-------------------------------------------------------------------------------

    Bank of New York                                20.2        5.7       25.9

-------------------------------------------------------------------------------

    Comerica                                        10.0        2.9       12.9

-------------------------------------------------------------------------------

    Bank of Tokyo Term                              20.3        5.7       26.0

-------------------------------------------------------------------------------

  OTHER DEBT


    Trade Payables/13/                              61.6       17.6       79.1

-------------------------------------------------------------------------------

    Forward Contracts                               24.3        6.9       31.2

-------------------------------------------------------------------------------

    Swaps                                           47.9       13.7       61.6

-------------------------------------------------------------------------------

    Pre-Petition Personal Injury Settlements        31.3        8.9       40.2

-------------------------------------------------------------------------------

    Miscellaneous Claims                           200.0       57.2      257.2


  TOTAL                                         $1,010.1     $288.8   $1,298.9



----------------------

   /12/Amounts in this table are in millions of dollars.
   /13/The aggregate amount of Trade Payables is undisputed; the Debtor is reviewing its records to determine whether disputes remain as to individual Claims.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       5. CLASS 4A--PREPETITION JUDGMENT CLAIMS. Class 4A consists of the Claims of certain Personal Injury Claimants whose Claims were resolved by judgments entered prior to the Petition Date, which judgments were either on appeal or as to which the time for taking an appeal had not expired as of the Petition Date and were consequently stayed by the filing of the Case. Four Claimants in this Class obtained judgments against the Debtor: Rebecca and Robert Stabile, who obtained a judgment in the aggregate amount of $1,745,000 entered on February 16, 1995, and Gladys and Robert Laas, who obtained a judgment in the aggregate amount of $5,230,000 entered on April 25, 1995. Dow Corning obtained judgment in its favor with respect to the other Class 4A Claimants, Jennifer Ladner, Tammy Turner and Harla Jean Gossett.

       6. CLASS 4B--DCC GUARANTY CLAIMS. Class 4B consists of the holders of guaranty agreements executed by the Debtor with respect to the operations of certain of its Subsidiaries. There are 12 holders of Claims in Class 4B, which entities are listed in section 4.3 of this Disclosure Statement. The total of such contingent Claims is approximately $82 million. All the underlying obligations of the Subsidiaries are current, and no defaults are anticipated with respect to these Claims.

       7. CLASS 5--DOMESTIC BREAST IMPLANT PERSONAL INJURY CLAIMS. Class 5 consists of the Breast Implant Personal Injury Claims against DCC held by Claimants who are not defined below as "Foreign." (Claimants not meeting the criteria to be classified as "FOREIGN" are referred to herein and in the Plan as "DOMESTIC" Claimants). This class is estimated to include approximately 135,000 Breast Implant Users, not including Rule 3005 Claimants or supplemental Claims. Dow Corning disputes its liability to substantially all of these Claimants.

       8. CLASSES 6.1 AND 6.2--FOREIGN BREAST IMPLANT PERSONAL INJURY CLAIMS. Classes 6.1 and 6.2 consist of the Breast Implant Personal Injury Claims against DCC held by Claimants who are not citizens of the United States, are not resident aliens within the United States, Puerto Rico, the territories and possessions of the United States, or a United States military facility (such geographic areas being referred to herein as the "GREATER U.S."), or who reside outside the Greater U.S., and whose implant procedures occurred outside the Greater U.S. (Claimants meeting these criteria are referred to herein and in the Plan as "FOREIGN" Claimants.) Class 6.1 includes Foreign Claimants in Category 1 and 2 countries (see EXHIBIT "C") and is estimated to include approximately 11,500 to 13,500 Breast Implant Users, not including Rule 3005 Claimants. Class 6.2 includes Foreign Claimants in Category 3 and 4 countries (see EXHIBIT "C") and is estimated to include approximately 8,000 Breast Implant Users, not including Rule 3005 Claimants. Dow Corning disputes its liability to substantially all of these Claimants.

       9. CLASS 6A--QUEBEC CLASS ACTION SETTLEMENT CLAIMANTS. Class 6A consists of the settling members of the class of plaintiffs in a class action filed in the province of Quebec against DCC and its subsidiary, DC Canada, asserting Claims relating to Breast Implants. There are approximately 7,500 members of the class action in Quebec. Although DCC disputes its liability to the Class 6A Claimants, the Claims are to be resolved pursuant to the Quebec Breast Implant Settlement Agreement.

        10. CLASS 6B--ONTARIO CLASS ACTION SETTLEMENT CLAIMANTS. Class 6B consists of the settling members of the class of plaintiffs in class action filed in the province of Ontario against DCC and its subsidiary, DC Canada, asserting Claims relating to Breast Implants. There are approximately 2,500 Breast Implant Users who are members of the class action in Ontario. Although DCC disputes its liability to the Class 6B Claimants, the Claims are to be resolved pursuant to the Ontario Breast Implant Settlement Agreement.

        11. CLASS 6C--B.C. CLASS ACTION SETTLEMENT CLAIMANTS. Class 6C consists of the settling members of the class of plaintiffs in a class action filed in the province of British Columbia against DCC and its subsidiary, DC Canada, asserting Claims relating to Breast Implants. The affected plaintiffs include those resident Claimants in British Columbia who do not opt out of the class action or those Claimants who are resident of any province of Canada other than British Columbia, Quebec and Ontario who timely elect to be bound by the class action. There are approximately 4,100 Breast Implant Claimants who are members of the class action in British Columbia. Although DCC disputes its liability to the Class 6C Claimants, the Claims are to be resolved pursuant to the B.C. Class Action Settlement Agreement.

        12. CLASS 6D--ELECTING AUSTRALIA BREAST IMPLANT SETTLEMENT CLAIMANTS. Class 6D consists of the Breast Implant Claimants who are residents of Australia or who received their implants in Australia and who timely elect to participate under the Australia Breast Implant Settlement Option by indicating their election on their ballot on the Plan. Breast Implant Claimants eligible to participate in Class 6D have asserted Claims against DCC or its subsidiary, Dow Corning Australia PTY, Ltd. There are approximately 4,500 Breast Implant Users eligible to participate in Class 6D, not including Rule 3005 Claimants who will have only limited options to participate and

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
    Raw Material Claimants who will be entitled to receive a limited fixed payment amount. Although DCC disputes its liability to the Class 6D Claimants, the Claims of Claimants who elect to participate will be resolved pursuant to the Australia Breast Implant Settlement Option.

        13. CLASS 7--SILICONE MATERIAL CLAIMS. Class 7 consists of the Silicone Material Claims against DCC (other than those held by Claimants in Classes 6B, 6C and 6D). These Claims arise from implantation of a Non-Dow Corning Breast Implant manufactured by a United States-based manufacturer using a medical grade gel system purchased from Dow Corning. This class is estimated to include approximately 100,000 Claimants who claim to have been implanted, not including Rule 3005 Claimants. Dow Corning disputes its liability to these Claimants.

        14. CLASS 8--MISCELLANEOUS RAW MATERIAL PERSONAL INJURY
    CLAIMS. Class 8 consists of the Miscellaneous Raw Material Personal Injury Claims against DCC other than those held by Claimants in Classes 6B, 6C, 6D and 7. This class is estimated to include up to 50,000 Claimants who claim to have been implanted, not including Rule 3005 Claimants. Dow Corning disputes its liability to these Claimants.

        15. CLASS 9--DOMESTIC OTHER PRODUCTS PERSONAL INJURY CLAIMS. Class 9 consists of the Other Products Personal Injury Claims against DCC held by Domestic Claimants. This class is estimated to include approximately 17,000 Other Products Personal Injury Claimants who assert they have or had a Dow Corning Covered Other Product, not including Rule 3005 Claimants. Dow Corning disputes its liability to substantially all of these Claimants.

        16. CLASSES 10.1 AND 10.2--FOREIGN OTHER PRODUCTS PERSONAL INJURY CLAIMS. Class 10.1 consists of the Other Products Personal Injury Claims against DCC held by Foreign Claimants in Category 1 and 2 countries (see EXHIBIT "C"). This class is estimated to include approximately 2,300 Other Products Personal Injury Claimants who assert they have or had a Covered Other Product. Class 10.2 consists of the Other Products Personal Injury Claims against DCC held by Foreign Claimants in Category 3 and 4 countries (see EXHIBIT "C"). This class is estimated to include approximately 100 Covered Other Products Personal Injury Claimants who assert they have or had a Dow Corning Other Product. Dow Corning disputes its liability to substantially all of these Claimants.

        17. CLASS 11--CO-DEFENDANT CLAIMS. Class 11 consists of the parties who have been named or have been aligned as co-defendants with the Debtor in litigation with respect to Personal Injury Claims that are not otherwise classified. These Claimants include, without limitation, Baxter Healthcare Corp., Baxter International, Inc., Minnesota Mining & Manufacturing Co., and Bristol-Myers Squibb Company. The amount and allowability of these Claims are disputed.

        18. CLASS 12--PHYSICIAN CLAIMS. Class 12 consists of the Claims of Physicians with respect to Personal Injury Claims involving Breast Implants, Non-Dow Corning Breast Implants and Other Products. These Claims include Physician Tortious Conduct Claims such as for loss of profit or damage to reputation allegedly caused by, among other things, Dow Corning's alleged misrepresentation about the extent and results of Dow Corning's implant testing, and Physician Claimants' reliance thereon in providing their patients medical services involving Dow Corning's Breast Implants and Other Products. They also include Physician Products Liability Reimbursement Claims (a) arising in connection with litigation or Claims asserted by implant recipients against both the Physician Claimant and Dow Corning and (b) alleging that the Physician Claimant and Dow Corning are both liable or potentially liable for injuries allegedly sustained by the implant recipients. The amount and allowability of these Claims are disputed.

        19. CLASS 13--HEALTH CARE PROVIDER CLAIMS. Class 13 consists of the Claims of Health Care Providers with respect to Personal Injury Claims involving Breast Implants, Non-Dow Breast Implants and Other Products. The amount and allowability of these Claims are disputed.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
        20. CLASS 14--DOMESTIC HEALTH INSURER CLAIMS. Class 14 consists of the Claims of Domestic Health Insurers for payments made or to be made on behalf of Personal Injury Claimants. The amount and allowability of these Claims are disputed.

        21. CLASS 14A--FOREIGN HEALTH INSURER CLAIMS. Class 14A consists of the Claims of Foreign Health Insurers for payments made or to be made on behalf of Personal Injury Claimants. The amount and allowability of these Claims are disputed.

        22. CLASS 15--GOVERNMENT PAYOR CLAIMS. Class 15 consists of the Claims of Government Payors with respect to their Other Claims against DCC. The amount and allowability of these Claims are disputed.

        23. CLASS 16--SHAREHOLDER CLAIMS. Class 16 consists of the Claims of the Shareholders arising with respect to liabilities for Personal Injury Claims. The amount and allowability of these Claims are disputed.

        24. CLASS 17--GENERAL CONTRIBUTION CLAIMS. Class 17 consists of all Claims for indemnity, contribution, subrogation or the like which are not treated within classes 11 through 16. The amount and allowability of these Claims are disputed.

        25. CLASS 18--LTCI PERSONAL INJURY CLAIMS. Class 18 consists of the LTCI Personal Injury Claims against DCC. This Class is estimated to be comprised of approximately 5,900 Claimants. The amount and allowability of these Claims are disputed.

        26. CLASS 19--LTCI OTHER CLAIMS. Class 19 consists of the LTCI Other Claims against DCC. The amount and allowability of these Claims are disputed.

        27. CLASS 20--INTERCOMPANY CLAIMS. Class 20 consists of the Intercompany Claims against DCC. The Class 20 Claims, net of offsets previously authorized, aggregate approximately $25.02 million.

        28. CLASS 21--SUBORDINATED CLAIMS. Class 21 consists of Subordinated Claims against DCC. DCC is not aware of any Claims that would be allowable in Class 21. If Claims are Allowed with respect to the pending securities law or shareholder derivative actions, see section 3.4(E) above, the Debtor will seek to have such Claims subordinated pursuant to section 510 of the Bankruptcy Code.

        29. CLASS 22--ENVIRONMENTAL CLAIMS. Class 22 consists of the Environmental Claims against DCC. DCC maintains an accrued reserve for accounting purposes for Class 22 Claims in the aggregate amount of $7.8 million.

        30. CLASS 23--RETIREE BENEFIT CLAIMS. Class 23 consists of the Claims for payments to any entity or person for the purpose of providing or reimbursing payments for retired employees of Dow Corning and their spouses and dependents, for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund, or program established by Dow Corning prior to the Petition Date.

        31. CLASS 24--INTERESTS. Class 24 consists of the Shareholders of
    DCC: Dow Chemical (which holds its Interest through a wholly-owned subsidiary, Dow Holdings, Inc.) and Corning.

    6.2 IMPAIRED CLASSES. Classes 4 through 21 (excepting Class 4B) and 24 are impaired under the Plan. The Proponents are seeking acceptances of the Plan by Claimants in these classes.

    6.3 NON-VOTING AND UNIMPAIRED CLASSES. Claimants holding Claims classified in Class 1 shall receive the treatment prescribed for their Claims under the Bankruptcy Code. Therefore, such Claimants are not entitled to vote on the Plan, and the Debtor will not solicit acceptances of the Plan from such Claimants. Claimants holding Claims classified in Classes 2, 3, 4B, 22 and 23 are unimpaired and are conclusively presumed to have accepted the Plan under the provisions of section 1126(f) of the Bankruptcy Code, and the Proponents will not solicit acceptances of the Plan from the Claimants holding such Claims.

    6.4 TREATMENT OF CLAIMS AND INTERESTS.

     A. GENERAL. The Claims and Interests, as classified in section 6.1 above, shall be satisfied in the manner set forth in this section 6.4.

     B. OTHER PRIORITY CLAIMS--CLASS 1. All Allowed Other Priority Claims shall be paid by the Reorganized Debtor either (a) in full, in cash, as soon as practicable after the Effective Date (or, if later, the Allowance
  Date) or (b) upon such terms as may be agreed to in writing by such Claimant and the Reorganized Debtor.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
     C. SECURED CLAIMS--CLASS 2. Class 2 shall consist of separate subclasses for each Claim secured by a Security Interest in or Lien upon property in which the Debtor has an interest, as appropriate. Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code. The legal, equitable and contractual rights of Persons holding Allowed Secured Claims in any subclass of Class 2 will either (a) not be altered by the Plan or (b) at the option of the Debtor, will be treated in any other manner that will result in such Allowed Secured Claims being deemed unimpaired under section 1124 of the Bankruptcy Code.

     D. CONVENIENCE CLAIMS--CLASS 3. Any person holding an Allowed Convenience Claim shall be entitled to receive as soon as practicable after the Effective Date, or, if later, the Allowance Date, payment of its Allowed Claim in cash.

     E. UNSECURED CLAIMS--CLASS 4. Each Allowed Unsecured Claims in Class 4 shall include interest thereon from the Petition Date through the Effective Date at the Case Interest Rate, and such fees, costs and expenses (including liquidated damages or prepayment penalties), but only to the extent such fees, costs and expenses are allowable under applicable law. The Case Interest Rate is the Federal judgment rate in effect on the Petition Date (6.28%), which amount is compounded annually on each anniversary of the Petition Date.

     Each Claimant holding an Allowed Unsecured Claim will receive, as payment in full, as soon as practicable following the Effective Date (or, if later, the Allowance Date), the sum of (a) a cash payment equal to the lesser of 24% of the holder's Allowed Unsecured Claim or a pro rata share of $315.6 million and (b) Senior Notes in a principal amount equal to the balance of the Allowed Unsecured Claim. In the event the Court determines that the treatment of Class 4 does not satisfy the requirements of either section 1129(a)(7) or, in the event confirmation is sought pursuant to section 5.18 of the Plan, section 1129(b) of the Bankruptcy Code, the Proponents shall propose amendments to the Plan to ensure its compliance with the requirements of section 1129 of the Bankruptcy Code, and thereafter request confirmation of the Plan, as amended.

     To the extent distributions in respect of any Allowed Class 4 Claims are not made on the Effective Date, interest shall accrue on the unsatisfied portion of such Allowed Class 4 Claim from the Effective Date until the date on which distribution is actually made in respect thereof at the rate set for the initial issuance of Senior Notes under the Plan, compounded on each interest payment date under the Senior Notes so issued. All such interest shall be paid in cash at the time distributions in respect of such Claim are made.

     The Senior Notes will mature on the tenth anniversary of the Effective Date, on which date the entire principal balance will be paid as a single balloon payment, with interest, which shall accrue from and after the Effective Date, payable in semi-annual installments at the Plan Interest Rate.

     The interest rate on the Senior Notes shall be computed based upon a formula or procedure (a "Rate Setting Procedure") that is determined by the Court at the confirmation hearing to result in the Senior Notes having a value, as of the effective date of the Plan (within the meaning of section 1129 of the Bankruptcy Code), that is equal to the principal amount of the Senior Notes. Prior to the confirmation hearing, the Proponents shall attempt to reach agreement with the Commercial Committee regarding the Rate Setting Procedure. Absent agreement between the Proponents and the Commercial Committee, the Proponents will request a Rate Setting Procedure providing that the interest rate be set by establishing a financial reference point, such as the interest rate on 10-year U.S. Treasury securities as of the Effective Date, and providing for a certain basis point spread above such reference rate, resulting in automatic adjustments to account for changes in market conditions between the Confirmation Date and the Effective Date. Upon the motion of the Debtor or the Commercial Committee, and after notice and a hearing prior to the Effective Date, the Court shall approve a modification of the Rate Setting Procedure if the Court determines, prior to the Effective Date, that due to changed circumstances the Rate Setting Procedure approved at the confirmation hearing is no longer adequate to cause the Senior Notes to have a value, as of the effective date of the Plan, that is equal to their principal amount.

     The terms of the Senior Notes indenture governing covenants and events of default are described in Exhibit "D" to the Plan.

     The Debtor shall use its commercially reasonable best efforts to obtain a preliminary indication from the rating agencies of a rating for the Senior Notes prior to the confirmation hearing and will use its reasonable best efforts to obtain an investment grade rating for the Senior Notes prior to the Effective Date from at least two of the following credit rating agencies: Standard & Poor's, Moody's, Fitch, and Duff & Phelps, with at least one of the ratings to be from Standard & Poor's or Moody's. The Debtor cannot, however, state with certainty what rating will be obtained, or

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION indeed, whether a rating will be obtained at all. The Debtor shall prepare and file an application to list the Senior Notes on the New York Stock Exchange and shall use its reasonable best efforts to cause the Senior Notes to become so listed no later than the Effective Date.

     The Debtor shall file a registration statement with the Securities and Exchange Commission prior to the Effective Date to effect the registration of the Senior Notes under the Securities Exchange Act of 1934, and shall use its reasonable best efforts to cause the Registration Statement to become effective no later that than the Effective Date (or as soon thereafter as possible). On the Effective Date, the Debtor shall enter into a registration rights agreement providing certain demand and piggyback registration rights for certain of the holders of the Senior Notes.

     F. PREPETITION JUDGMENT CLAIMS--CLASS 4A. On the Effective Date, the post-confirmation injunction provided in the Confirmation Order will be modified to the limited extent required to allow the exhaustion of any post-judgment appeals in connection with any pre-petition judgment Claims. The Litigation Facility will be substituted for the Debtor as party to the appeals; the appeals will be prosecuted in the appellate courts of the jurisdictions in which the written judgments were obtained. If the final resolution of the appeal is in favor of the Prepetition Judgment Claimant, the amount of the judgment, as finally determined on appeal (whether by settlement, remittitur or affirmance), shall be treated and paid in the same manner as Class 4 Claims under the Plan. If the appeal results in an order remanding the matter for new trial as to liability and/or damages, the holder of the Prepetition Judgment Claim shall have the Claim resolved through litigation in the Litigation Facility. The limited modification of the post-confirmation injunction provided above shall not otherwise affect or limit the effect of the release and injunction provisions of sections
  8.3 through 8.5 of the Plan.

     G. DCC GUARANTY CLAIMS--CLASS 4B. The holders of DCC Guaranty Claims shall retain their Claims, if any, against DCC, and the Plan leaves unaltered the legal, equitable and contractual rights to which such Claims entitle the holders thereof.

     H. DOMESTIC AND FOREIGN PERSONAL INJURY CLAIMS--CLASSES 5 THROUGH 10.2 (OTHER THAN CLAIMS IN CLASSES 6A, 6B, 6C AND 6D)/14/. Dow Corning proposes to resolve the Personal Injury Claims in Classes 5 through 10.2 by either settling Claims pursuant to the terms of the Settlement Facility Agreement or litigating Claims pursuant to the terms of the Litigation Facility Agreement. To this end, the Plan is designed to compensate Settling Personal Injury Claimants through the settlement options provided under the Settlement Facility.

     All holders of Personal Injury Claims (other than (i) Miscellaneous Raw Material Claimants and (ii) Other Products Claimants whose Claims do not arise from a Covered Other Product, whose Claims will be processed in the Litigation Facility) who timely return Participation Forms and elect to settle their Claims, and those that do not timely return Participation Forms, shall become Settling Personal Injury Claimants and their Claims shall be resolved in the Settlement Facility. All Personal Injury Claimants who timely return Participation Forms and elect to litigate their Claims shall be treated as Non-Settling Personal Injury Claimants and their Claims shall be resolved by the Litigation Facility.

     To maximize the recovery to Settling Personal Injury Claimants, section
  5.10 of the Plan proposes, to the extent the Court deems it allowed by law, to limit the amounts to be paid to attorneys for Settling Personal Injury Claimants to a range of between 10% and 30% of the Claimants' recovery, depending on the level of compensation to be paid to the Settling Personal Injury Claimant under the Settlement Facility Agreement. Payments under either the Expedited Release Payment Option or the Explantation Payment Option of the Settlement Facility are excluded from the computation of any payment to be made to attorneys for the individual Claimants, and no fee payments may be made with respect to these payments. If the Court does not approve the proposed fee limitation, the rights of the Claimants and their counsel will be governed by the existing arrangements between them or as the Court shall otherwise determine.

     Non-Settling Personal Injury Claimants, parties asserting Assumed Third Party Claims, Miscellaneous Raw Material Claimants and Other Products Claimants whose Claims do not arise from use of a Covered Other Product will have their Claims resolved through the procedures established by the Litigation Facility Agreement and the Case Management Order. The terms of the Case Management Order have been negotiated and agreed to by Dow Corning and the Tort Committee, and will be submitted to the District Court for approval prior to the Confirmation Date.

----------------------

   /14/All discussion in this section 6.4(H) will not apply to the Claimants in Classes 6A, 6B, 6C and 6D, whose treatment is discussed in sections 6.4(I) through (L), which follow.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
     Under the Case Management Order, the Non-Settling Claimants will either resume existing litigation or initiate suit--in either case against the Litigation Facility. The litigation will proceed first with pre-trial dispositive motion practice. This dispositive motion practice may include a "Daubert" hearing to determine if there is sufficient admissible evidence to permit a jury trial as to whether silicone causes systemic diseases. The Manager of the Litigation Facility will seek such a common issues hearing and the Debtor has reserved, on behalf of the Litigation Facility, the right to seek adjudication of other common issues. The Tort Committee has reserved the right on behalf of all individual Personal Injury Claimants to oppose such common issue adjudications. The District Court will decide whether common issue adjudications are appropriate. The Debtor and the Tort Committee have agreed in the Case Management Order that the earliest time the District Court can consider such issues is 270 days after the deadline for opt-out elections. The Litigation Manager will aggressively litigate the merits of the unresolved Claims.

     At the conclusion of the pre-trial settlement procedures and/or the common issues/dispositive motion practice, individual cases may be certified for trial, upon the recommendation of the Special Master. The Proponents shall request that, under the Case Management Order, in certifying cases for trial, the District Court shall take into account (i) the status of any appeals regarding Daubert or other common issues rulings,
  (ii) the litigation burdens on the Litigation Facility and the other defendants of multiple trials (including the availability of witnesses and counsel and the manageability of simultaneous trials), (iii) the interest of Claimants in a prompt and fair resolution of their Claims, (iv) the need to assure the integrity of the $400 million Litigation Fund cap and the fair distribution of funds to Claimants, (v) the readiness of the case for trial, and (vi) overall judicial efficiency.

     Individual cases will be certified for trial in the federal district court for the Eastern District of Michigan or in the district where the Claims arose. In individual cases that (i) were originally filed in state court and (ii) were not removed to federal court prior to the Petition Date, the cases may be remanded to that state court for trial, subject to the consent of all parties to each individual case to the remand to that court. If remand occurs, the District Court will retain jurisdiction over any issues common to all Breast Implant Claims. The state court to which the case is remanded must agree to be bound by the terms of the Case Management Order.

     I. QUEBEC CLASS ACTION CLAIMS--CLASS 6A. Claims in Class 6A are to be resolved pursuant to the terms of the Quebec Breast Implant Settlement Agreement, provided such agreement is approved by the Court as part of confirmation of the Plan. That agreement provides, in pertinent part, for the treatment described below.

       1. ELIGIBLE CLASS 6A CLAIMANTS. Eligible Quebec Class Action Settlement Claimants (defined in the Quebec Breast Implant Settlement Agreement as "SETTLING CLAIMANTS") shall include (i) those Breast Implant Personal Injury Claimants who are among the parties certified as members of the class of claimants in the class action against DCC and its subsidiary, Dow Corning Canada, Inc., and who have not timely elected to opt out of treatment as a member of such class and (ii) those Breast Implant Personal Injury Claimants who elect to opt to participate as Settlement Class Members under the terms of the Quebec Breast Implant Settlement Agreement.

       2. FUNDING. The Reorganized Debtor will provide funding, in the aggregate amount of $37.25 million (nominal), over a seven-year period, to fund the Quebec Class Action Fund.

       3. CLAIM LIQUIDATION. Claims will be processed and paid by administrators under the supervision of the court in Quebec. The claims administrators shall provide information to the Reorganized Debtor and the Court to allow for the coordination of resolution of related claims and to assist the Reorganized Debtor in obtaining reimbursement under available insurance coverage.

       4. PAYMENT GRID. Claims shall be processed pursuant to a settlement grid, to be approved by the Quebec court, that adopts the basic eligibility criteria and definitions of compensable conditions of the Plan and provides compensation comparable to the amounts offered (after taking into account the adjustment for foreign domicile) for similar Claims under the Settlement Facility, as well as for Claims in Classes 6B, 6C and 6D.

       5. CLAIMS OF FAMILY MEMBERS. Immediate family members of a Quebec Class Action Settlement Claimant who have themselves timely filed proofs of claim in the Case will be resolved and paid under the terms of the Litigation Facility Agreement.

       6. EFFECT OF OPT-OUT ELECTIONS/FAILURE TO OBTAIN COURT
    APPROVAL. Class 6A Claimants who timely opted out of the class action in Quebec and who do not timely elect to participate as Settling Claimants shall be treated as Class 6.1 Claimants under the Plan. The time period for opting out of the class action in Quebec has expired. Dow Corning believes that three individuals opted out. If the Court should fail to approve the Quebec Breast Implant Settlement Agreement, Class 6A Claimants shall be treated as Class 6.1 Claimants.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     J. ONTARIO CLASS ACTION CLAIMS--CLASS 6B. Claims in Class 6B are to be resolved pursuant to the terms of the Ontario Breast Implant Settlement Agreement, provided such agreement is approved by the Court as part of confirmation of the Plan. That agreement provides, in pertinent part, for the treatment described below.

       1. ELIGIBLE CLASS 6B CLAIMANTS. Eligible Ontario Class Action Settlement Claimants (defined in the Ontario Breast Implant Settlement Agreement as "SETTLING CLAIMANTS") shall include (i) those Breast Implant Personal Injury Claimants who are among the parties certified as members of the class of claimants in the class action against DCC and its subsidiary, Dow Corning Canada, Inc., and who have not timely elected to opt out of treatment as a member of such class and (ii) those Breast Implant Personal Injury Claimants, Silicone Material Claimants and Miscellaneous Raw Material Claimants who are not members of the certified class but who timely elect to opt to participate as Settlement Class Members under the terms of the Ontario Breast Implant Settlement Agreement.

       2. FUNDING. The Reorganized Debtor will provide funding, in the aggregate amount of $17.9 million (nominal), over a seven-year period, to fund the Ontario Class Action Fund.

       3. CLAIM LIQUIDATION. Claims will be processed and paid by administrators under the supervision of the court in Ontario. The claims administrators shall provide information to the Reorganized Debtor and the Court to allow for the coordination of resolution of related claims and to assist the Reorganized Debtor in obtaining reimbursement under available insurance coverage.

       4. PAYMENT GRID. Claims shall be processed pursuant to a settlement grid, to be approved by the Ontario court, that adopts the basic eligibility criteria and definitions of compensable conditions of the Plan and provides compensation comparable to the amounts offered (after taking into account the adjustment for foreign domicile) for similar Claims under the Settlement Facility, as well as for Claims in Classes 6A, 6C and 6D.

       5. CLAIMS OF FAMILY MEMBERS. The Ontario Breast Implant Settlement Agreement provides for resolution of the Claims of Family Members of such Claimants. Such Family Member Claims shall be resolved out of the payments of the Reorganized Debtor to the Ontario Class Action Fund.

       6. EFFECT OF OPT-OUT ELECTIONS/FAILURE TO OBTAIN COURT
    APPROVAL. Class 6B Claimants who opted out of the class action in Ontario and who do not timely elect to participate as Settlement Class Members shall be treated as Class 6.1, Class 7 or Class 8 Claimants under the Plan. The time period for electing to opt out of the Ontario class action has expired. Dow Corning believes that 15 members opted out. If the Court should fail to approve the Ontario Breast Implant Settlement Agreement, Class 6B Claimants shall be treated as Class 6.1, 7 or 8 Claimants, as appropriate.

     K. B.C. CLASS ACTION CLAIMS--CLASS 6C. Claims in Class 6C are to be resolved pursuant to the terms of the B.C. Class Action Settlement Agreement, provided such agreement is approved by the Court as part of confirmation of the Plan. That agreement provides, in pertinent part, for the treatment described below.

       1. ELIGIBLE CLASS 6C CLAIMANTS. Eligible B.C. Class Action Settlement Claimants (defined in the B.C. Class Action Settlement Agreement as "SETTLING CLAIMANTS") shall include (i) those Breast Implant Personal Injury Claimants, Silicone Material Claimants and Miscellaneous Raw Material Claimants who are residents of British Columbia having Claims against DCC and its subsidiary, DCC Canada, Inc., and who have not timely elected to opt out of treatment as a member of such class and
    (ii) those Breast Implant Personal Injury Claimants, Silicone Material Claimants and Miscellaneous Raw Material Claimants who are resident of any Canadian province other than British Columbia, Quebec and Ontario who elect to participate as Settlement Class Members under the terms of the B.C. Class Action Settlement Agreement.

       2. FUNDING. The Reorganized Debtor will provide funding, in the aggregate amount of $25.1 million (nominal), over a seven-year period, to fund the B.C. Class Action Fund.

       3. CLAIM LIQUIDATION. Claims will be processed and paid by administrators under the supervision of the court in British Columbia. The claims administrators shall provide information to the Reorganized Debtor and the Court to allow for the coordination of resolution of related claims and to assist the Reorganized Debtor in obtaining reimbursement under available insurance coverage.

       4. PAYMENT GRID. Claims shall be processed pursuant to a settlement grid, to be approved by the British Columbia court, that adopts the basic eligibility criteria and definitions of compensable conditions of the Plan and

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION provides compensation comparable to the amounts offered (after taking into account the adjustment for foreign domicile) for similar Claims under the Settlement Facility, as well as for Claims in Classes 6A, 6B and 6D.

       5. CLAIMS OF FAMILY MEMBERS. The treatment afforded the Class Members in Class 6C shall be cumulative of the Claims of Family Members of such Claimants, and such Family Member Claims shall be deemed released in consideration of the payments of the Reorganized Debtor to the B.C. Class Action Fund.

       6. EFFECT OF OPT-OUT AND OPT-IN ELECTIONS/FAILURE TO OBTAIN COURT APPROVAL. Class 6C Claimants who reside in British Columbia and who timely opt out of the class action in British Columbia and the potential Class 6C Claimants who reside in Canadian provinces other than British Columbia, Quebec and Ontario and who do not timely elect to become Settlement Class Members in the class action in British Columbia shall become (or shall remain) Class 6.1, 7 or 8 Claimants under the Plan. The time period for electing to opt either in or out, as applicable, of the class action has not commenced. Following receipt of information regarding the results of the opt-in/opt-out elections in British Columbia, Dow Corning will have 45 days to review and consider the effect of the elections. If, in the view of Dow Corning, the number of opt-outs is excessive or the number of opt-ins is insufficient, it may withdraw from the settlement. Similarly, if materially more than 4,100 "Primary Claimants" elect to become Class 6C Claimants, or if the Confirmation Date is delayed beyond December 31, 1999, the Settlement Claimants may withdraw from the settlement. If Dow Corning or the Settlement Claimants withdraw from the settlement or if either the Court or the British Columbia court fails to approve the settlement, Class 6C Claimants shall be treated as Class 6.1, Class 7 or Class 8 Claimants, as appropriate.

     L. AUSTRALIA BREAST IMPLANT CLAIMS--CLASS 6D. Claims in Class 6D are to be resolved pursuant to the terms of the Australia Breast Implant Settlement Option, provided such proposed settlement option is approved by the Court as part of confirmation of the Plan. That settlement option provides, in pertinent part, for the treatment described below.

       1. ELIGIBLE CLASS 6D CLAIMANTS. Eligible Australia Breast Implant Settlement Claimants (defined in the Australia Breast Implant Settlement Option as "SETTLING AUSTRALIAN CLAIMANTS") shall include those Breast Implant Personal Injury Claimants, Silicone Material Claimants and Miscellaneous Raw Material Claimants who reside in Australia or who received their Breast Implants in Australia and who timely register to participate as Settling Australian Claimants under the terms of the Australia Breast Implant Settlement Option.

       Claimants may not participate in the Australia Breast Implant Settlement Option if they (i) have accepted compensation from Dow Corning and/or the Released Parties related to any Dow Corning Breast Implant Claim other than under the program operated by Dow Corning Australia PTY Ltd. from 1992 through 1996 that provided reimbursement for certain removal expenses; (ii) have released Dow Corning and/or the Released Parties with respect to any Dow Corning Breast Implant Claim; or (iii) have had dismissed with prejudice any action against Dow Corning and/or the Released Parties with respect to any Dow Corning Breast Implant Claim. Eligible Australian Breast Implant Settlement Claimants release all options to pursue remedies other than under the Australia Breast Implant Settlement Option upon registration and should therefore carefully consider their options before making an election to participate.

       2. FUNDING. The Reorganized Debtor will provide funding, in the aggregate amount of up to $36 million (nominal), over a seven-year period, to fund the Australia Breast Implant Optional Settlement Fund. The actual amount of the funding provided by the Reorganized Debtor will depend upon the number of Australian Breast Implant Users who filed a timely proof of claim and who elect to participate in Class 6D. The Australia Breast Implant Settlement Option permits the Trustees appointed to manage the Australia Breast Implant Optional Settlement Fund to assign the right to receive the scheduled payments from the Reorganized Debtor to a third-party financial institution in exchange for a single lump-sum payment. Such an assignment might allow acceleration of payments to Settling Australian Claimants but would reduce somewhat the total nominal amount available for distribution to such Settling Australian Claimants.

       The aggregate nominal funding for the Australia Breast Implant Optional Settlement Fund will be determined by the number of eligible Australian Breast Implant Users who elect to participate in the following manner: If 2,400 eligible Australian Breast Implant Users who filed a timely proof of claim elect to participate, including substantially all of those Australian Breast Implant Users and Raw Material Breast Implant Claimants who are represented by the firms of Slater & Gordon and Reilly Basheer Downs & Humphries, then Dow Corning will pay to the Trust to be established in Australia the sum of $21 million over a period of seven years. The funding will be increased by $35,500 for each group of five additional eligible Australian Breast Implant Users above 2,400 who timely filed proofs of claim and timely elected to participate up to a maximum funding of $36 million.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       3. CLAIM LIQUIDATION. Claims will be processed and paid in Australian dollars by a claims administrator supervised by a Trustee designated under the Australia Breast Implant Settlement Option. The initial Trustee will be selected by the Court at confirmation from those nominated by the Debtor, Slater & Gordon, Reilly Basheer Downs & Humphries, and/or Settling Australian Claimants. The Trustee and the claims administrator will act under the supervision of the Supreme Court of Victoria. The Trustee will be independent of Dow Corning, the Released Parties and any Australian Claimant or counsel. The Trustee will invest the funds paid by Dow Corning to the Trust and will oversee the activities of the claims administrator. The Trustee is required to appoint a firm of independent accountants as auditors of the Trust.

       The claims administrator will be independent of both Dow Corning and the Released Parties and of any Australian Claimants or counsel. The claims administrator will be directed to adopt procedures to maintain the confidentiality of Claimant files. The claims administrator shall provide information to the Reorganized Debtor and the Court to allow for the coordination of resolution of related claims and to assist the Reorganized Debtor in obtaining reimbursement under available insurance coverage.

       4. PAYMENT GRID. Claims shall be processed by the claims administrator pursuant to a settlement grid that generally adopts the basic eligibility criteria and definitions of compensable conditions of the Plan, with certain variations in compensation structure, amounts, and/or eligibility criteria appropriate under circumstances applicable to Claims in Australia. Dow Corning believes that the Australia Breast Implant Settlement Option will generally provide compensation comparable to the amounts offered (after taking into account the adjustment for foreign domicile) under the settlement Grid structure employed in the Settlement Facility, as well as for claims in Classes 6A, 6B and 6C. The recovery by individual Claimants in Class 6D in some cases could be greater than and in other cases could be less than the recovery available under Class 6.1.

       Breast Implant Users who elect to participate in the Australia Breast Implant Settlement Option will be entitled to choose among several settlement options each of which is summarized below:

         A. EXPEDITED OPTION. Expedited Option. Australian Breast Implant Users will receive $A 2000/15/ upon proof of implantation with a Dow Corning Breast Implant. To qualify for this expedited payment, the Claimant must provide documentation of "Level I" proof of product identification which generally adopts the product identification requirements established under the Plan for Class 6.1 Claimants. Claimants who cannot establish product identification under these standards may receive an expedited payment of $A 500 if they present documentation of "Level II" proof of product identification. A Claimant who elects the expedited payment option may also obtain benefits for a qualified rupture, as described below.

         B. MEDICAL CONDITIONS OPTION. Under this Option, Australian Breast Implant Users are entitled to obtain payments for certain disease/medical conditions and rupture. The compensable medical conditions include some, but not all, of the medical conditions compensable under the Plan for Class 6.1 Claimants. Specifically, the compensable medical conditions consist of all conditions defined as Disease Option I in the Plan (equivalent to the conditions compensable under the Original Global Settlement). The diagnostic criteria for those medical conditions compensable under the Australia Breast Implant Settlement Option are the same as the criteria applicable to Class 6.1 Claimants. In addition to compensation for a medical condition, Breast Implant Users are also eligible to receive compensation for rupture. The criteria for defining a qualified rupture are the same as for Class 6.1 Claimants. Claims for compensation under the medical condition option will be evaluated and placed in the highest compensation category for which the Claimant qualifies based both on the Claimant's medical condition and on the medical condition documentation.

         To qualify for this option, the Claimant must submit: documentation demonstrating that she qualifies as a Class 6D Claimant, a completed Claim form, product identification documentation and medical condition documentation. Medical condition documentation consists of appropriate medical records or evaluations or a medical report of a medical practitioner who is a fellow with the Royal Australian College of Physicians with advanced training in internal medicine, rheumatology, immunology, neurology, neurosurgery and/or general surgery or equivalent qualification.

----------------------

   /15/As of January 27, 1999, an Australian dollar ($A) had an exchange rate equivalent to $US .63.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
         Claimants will be entitled to appeal the categorization of their Claim on the medical condition compensation schedule by submitting an appeal to a claims review panel. The members of the claims review panel will be appointed by the Trust.

         C. LOCALIZED INJURY. As an alternative to the medical condition option for disease/medical conditions or rupture, Breast Implant Users may instead receive compensation for certain localized injuries. Specifically, Australian Breast Implant Users may receive compensation if they document that they suffered from "contracture," or if they document surgical removal of breast tissue as a result of the need to remove silicone gel masses, or if they had their Dow Corning Breast Implant removed. The benefits for localized injury related to contracture and surgical removal of breast tissue are not offered to Class 6.1 Claimants under the Plan.

         D. RAW MATERIAL CLAIMANTS. Raw Material Claimants (Claimants who do not have a Dow Corning Breast Implant but who have an implant made by Baxter, Bristol, Cox Uphoff, Mentor or Bioplasty) who elect to participate will be entitled to receive a payment of $A 500 upon proof of product identification and proof of eligibility to participate in Class 6D. Claimants who have received compensation from other manufacturers may not be eligible to receive a payment. In general, the raw material payment option covers the same categories of Claimants as does Class 7 of the Plan; however, the raw material Option under the Australia Breast Implant Settlement Option does not offer separate payments for Claims based on disease or medical conditions.

       The documentation standards and criteria for compensation under the Australia Breast Implant Settlement Option may result in the payment of compensation to some Claimants who would not be eligible for compensation as Class 6.1 Claimants. For example, to receive compensation under the Australia Breast Implant Settlement Option, Breast Implant Users will be required to provide proof of implantation with a Dow Corning Breast Implant and documentation of the particular compensable condition. The Agreement adopts two levels of product identification standards: "Level I" proof, which generally adopts the product identification standards applicable to Class 6.1 Claimants and "Level II" proof, which permits proof of implantation based on criteria not available to Class 6.1 Claimants. This means that Claimants who may not be eligible to receive any compensation under the settlement program for Class 6.1 Claimants because they are unable to present adequate proof of product identification may be eligible to receive compensation under the Australia Breast Implant Settlement Option if they can establish Level II proof of product identification. Claimants who present Level I proof of product identification will receive higher compensation than Claimants who present Level II proof.

       To obtain compensation under the Australia Breast Implant Settlement Option for a medical condition, the Claimant must submit certain documentation establishing the presence of the compensable condition. The documentation requirements differ in some respects from the documentation requirements applicable to Class 6.1 Claimants by permitting those Claimants who cannot obtain their medical records to instead submit a medical report. The deadlines for submitting documentation under the Australia Breast Implant Settlement Option are shorter and more rigid than some of the similar deadlines under the Settlement Facility for Class 6.1 Claimants.

       The mechanism for determining the applicable compensation level for certain settlement options is somewhat different than the procedures applicable to Class 6.1 Claimants. The Australia Breast Implant Settlement Option allocates the aggregate Australia Breast Implant Optional Settlement Fund for different categories of payment as follows:

          (1) An amount not to exceed 10 percent of the aggregate (up to $US 3.6 million) is to be allocated for administration. This "Costs of Settlement and Administration Fund" is to be used to pay all costs of maintaining the trust, claims administration, any payments to be made to the Health Insurance Commission of Australia ("HIC"), and the fees and expenses of Slater & Gordon, Reilly Basheer Downs & Humphries, and other counsel who qualify under the Australia Breast Implant Settlement Option related to the negotiation and implementation of the settlement option in accordance with standards of the Supreme Court of Victoria, subject to approval by the Supreme Court of Victoria, and certain taxes assessed against the Trust. Payment will be made to the HIC only for the purpose of resolving any Claims that the HIC may have as to Class 6D members to reimburse the HIC for medical treatment relating to Dow Corning Breast Implants. If an agreement is reached with the HIC, the agreement would be designed to extinguish and settle any such Claims against Class 6D Claimants.

          (2) An amount equal to 1.27% of the aggregate nominal funding is to be allocated for payment of any Claimants (including Rule 3005 Claimants) who did not file a proof of claim in the Case on or before March

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
      1, 1997. Subject to available funds, such Claimants may receive up to $A 1,500 depending on proof of product identification.

          (3) Eligible Raw Material Claimants will receive a payment of $A
      500.

          (4) The remainder of the aggregate amount will be used to pay eligible Breast Implant User Claimants under the various settlement options. Claimants who elect the expedited option will receive $A 2,000 or $A 500 depending on whether they submit Level I or Level II proof of product identification. Claimants electing any of the other settlement options (medical condition/rupture) will receive their pro rata shares of the remaining Australia Breast Implant Optional Settlement Fund distributed in proportion to the base compensation ratio for the condition documented by the Claimant. The ratios and the projected compensation for each (non-Advanced) category (with Level I proof), and based on the current Australian exchange rate, are as follows:

                                                                              PROJECTED
                                                                             APPROXIMATE
                                          COMPENSATION                           BASE
               CONDITION                     RATIO                           COMPENSATION
               ---------                  ------------                       ------------
           Disability Level A                 0.60                            $A 47,650
           Disability Level B                 0.24                            $A 19,060
           Disability Level C                 0.12                            $A  9,530
           SS/SLE                              1.0                            $A 79,400
           Localized Injury                   0.11                            $A  8,740
           Rupture                            0.25                            $A 19,850

      The compensation amount may vary based on the number and nature of the participants, and an individual's Claim may be increased or decreased based on various factors. For example, Claimants who have implants made by multiple manufacturers (i.e., a Dow Corning Breast Implant and an implant made by Baxter, Bristol or 3M) will have their compensation reduced by one-half. The claims administrator has discretion to adjust this reduction based on the particular facts of the Claim. The compensation amount will also be reduced if the Claimant has only Level II proof of product identification or if the Claimant has technical deficiencies in the Claim. The compensation amount will be increased if the Claimant is an "Advanced Claimant," as described below. DCC and the Australian counsel that negotiated the Australia Breast Implant Settlement Option believe that up to 1,250 Australian Breast Implant Users may qualify as Advanced Claimants.

       5. TREATMENT OF ADVANCED CLAIMS. The Australia Breast Implant Settlement Option provides that class members who meet certain requirements are treated as Advanced Claimants. Advanced Claimants who submit Level I proof will receive one-third higher compensation than non-Advanced Claimants. Advanced Claimants are those who filed lawsuits, other than as members of a class action, against Dow Corning in a state court of any state of the United States before May 15, 1995 and whose claim as of that date (i) remained within, or had been returned to, the jurisdiction of that state court, (ii) was not bound by the decision of the U.S. District Court Judge Pointer in In re Silicone Gel Breast Implant Products Liability Litigation, Case No. CV 92-P-10000-S (N.D. Ala. Apr 25, 1995), and (iii) was pending in a state court which would not dismiss foreign claimants suits in favor of litigation in their home courts. Dow Corning and certain Australian counsel disagree as to the effect on both liability or the assessment of damages of the procedural status of the Claims held by Advanced Claimants. The distinction provided to Advanced Claimants is provided solely for purposes of compromising the disputes with the Advanced Claimants who elect to participate and does not constitute any waiver by Dow Corning of the position that federal law rather than state law governs the issue of forum non conveniens of cases properly removed to federal court; nor does it constitute a waiver of any arguments as to the applicability of choice of law rules or the right to assert that such claims should be removed to federal court. Some representatives of Australian Claimants have expressed concern that this treatment of Advanced Claims favors clients of one of the attorneys who negotiated the settlement option to the disadvantage of other eligible Claimants. Dow Corning believes that the definition of Advanced Claim is based on a procedural distinction among Claims and will apply to a number of Claimants who are not represented by the counsel principally responsible for negotiation of the Australia Breast Settlement Option.

       6. CLAIMS OF FAMILY MEMBERS. The treatment afforded the class members in Class 6D shall be cumulative of the Claims of Family Members of such Claimants, and such Family Member Claims shall be deemed

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION released in consideration of the payments of the Reorganized Debtor to the Australia Breast Implant Optional Settlement Fund.

       7. COUNSEL'S FEES. Slater & Gordon, Reilly Basheer Downs & Humphries, and other counsel who facilitate the implementation of the Australia Breast Implant Settlement Option may be entitled to fees paid out of the Costs of Settlement and Administration Fund for negotiating the settlement option and implementing the Claims processing structure, in accordance with existing general standards for costs and fees published by the Supreme Court of Victoria and subject to the approval of the Supreme Court of Victoria. The scale of costs and fees prescribes specific charges for specific tasks and services. The settlement option also provides for the establishment of uniform fees for counsel for Settling Australian Claimants consistent with the terms of the Plan applicable to all Claims in Classes 5 and 6.1. Fees paid to counsel for individual Settlement Claimants will reduce the amounts otherwise payable to Settling Australian Claimants.

       8. EFFECT OF REGISTRATION ELECTIONS/FAILURE TO OBTAIN COURT
    APPROVAL. Potential Class 6D Claimants who reside in Australia or who received their Breast Implants in Australia and who do not timely register to participate in the settlement option shall be treated as Class 6.1, 7 or 8 Claimants under the Plan, as appropriate. Elections to participate will be made on the ballot for accepting or rejecting the Plan by indicating the Claimant's election to be treated in Class 6D. Claimants who elect to participate will release all Claims against Dow Corning and the Released Parties and are required to indemnify Dow Corning in the event Dow Corning incurs costs to third parties in connection with the Claimant's Breast Implants. This indemnification should not be triggered unless a Claimant's family members pursue Claims against one of the Released Parties or the Claimant pursues Claims against a third party (i.e., a doctor, hospital or other manufacturer) who then seeks reimbursement from Dow Corning. If the Court should fail to approve the Australia Breast Implant Settlement Option or if the minimum participation by eligible Claimants is not met, Class 6D Claimants shall be treated as Class 6.1, 7 or 8 Claimants, as appropriate.

       In addition to the aforementioned risks, Settling Australian Claimants are also required to indemnify the Debtor and certain other Released Parties for any liability incurred to third parties such as the HIC or any private health insurance companies related to the Electing Claimant's breast implants. No such indemnification is required under the treatment afforded to Class 6.1 Claimants.

       9. RISKS RELATED TO TREATMENT OF CLASS 6D. The payment to Class 6D Claimants is capped in an aggregate amount to be determined based on the number of Australian Breast Implant Users who elect to participate in Class 6D. While some categories of settlement payments are fixed under the terms of the option (such as the payment for expedited Claimants), other categories of settlement payments will be determined after all Claims are evaluated and the actual amount payable will depend on the number and types of Claims asserted by the eligible Claimants. All payments made to Claimants in Class 6D from the Australia Breast Implant Optional Settlement Fund will be in Australian Dollars while all payments made to Claimants in Class 6.1 will be made in U.S. dollars. As reflected in footnote 15, as of January 27, 1999, $A 1 had an exchange rate value of $US .63. Exchange rates, however, may vary from time to time and may affect the relative recoveries between Classes 6D and 6.1 depending on when the Claims are ultimately paid.

     M. OTHER CLAIMS RELATED TO IMPLANTS--CLASSES 11 THROUGH 17. The Debtor has objected to the allowance of many of the Claims in Classes 11 through 15 and 17 ("OTHER CLAIMS") and, except as herein described, intends to object to substantially all of such claims.

       1. CLAIMS IN CLASS 11. Claimants in Class 11 shall have the option to elect to settle their Claims against the Debtor or to litigate the allowability of such Claims. Settling Co-Defendant Claimants shall release all Claims (including but not limited to contribution Claims, but excluding Claims filed under Bankruptcy Rule 3005) against the Debtor-Affiliated Parties and the Shareholder-Affiliated Parties arising from or relating to Products Liability Claims and, in exchange, the Debtor-Affiliated Parties and the Shareholder-Affiliated Parties shall release all Claims (including but not limited to contribution Claims) the Debtor-Affiliated Parties and/or the Shareholder-Affiliated Parties may have against a Settling Co-Defendant Claimant: (i) arising from or relating to any Claims that are discharged, released and/or enjoined pursuant to the Plan; and (ii) for any amount that was paid by any of the Debtor-Affiliated Parties or Shareholder-Affiliated Parties that if not so paid would have been a Products Liability Claim or would have been a Claim arising from or relating to a Products Liability Claim. The parties

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION shall exchange the releases on the Effective Date or as soon thereafter as may be practicable. To the extent a Personal Injury Claimant asserts a Product Liability Claim against a Debtor-Affiliated Party and/or Shareholder-Affiliated Party and a Claim against a Settling Co-Defendant Claimant in a single action that has been or will be transferred to the District Court, the Claims against the Debtor-Affiliated Party and/or the Shareholder-Affiliated Party shall be severed from the Claim against the Settling Co-Defendant Claimant and the Claim against the Settling Co-Defendant Claimant shall be tried in the court from which such Claim was transferred. Co-Defendant Claimants who do not elect to settle by the deadline for voting on the Plan shall have their Claims estimated for distribution on or before the Effective Date. The Estimated Amount of any such Claims will be paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) by the Claims Administrator on, or as soon as practicable after, the Effective Date. If not estimated for distribution on or before the Effective Date, such Claims will be channeled to the Litigation Facility for purposes of Claim liquidation and paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) when Allowed. References to a "Claim" against a non-Debtor party in section 5.13.1 of the Plan shall have the same meaning as that contained in 11 U.S.C. (S) 101(5).

       2. CLAIMS IN CLASS 12. Claimants in Class 12 (Physician Claims) who settle their claims against the Debtor (the "SETTLING PHYSICIANS") will receive the protection of the release and injunctive provisions of sections 8.3, 8.4 and 8.5 of the Plan. The release and injunctive protection in sections 8.3 and 8.4 of the Plan will be effective as to all Claims against the Settling Physicians, other than Malpractice Claims, that could be asserted by Personal Injury Claimants who elect or are deemed to have elected to become Settling Personal Injury Claimants. Additional protection is conditionally afforded in section 8.5 of the Plan, which provides for the channeling of Claims held by Non-Settling Personal Injury Claimants against Settling Physicians to the Litigation Facility, where the Claims will be resolved in tandem with the related Claims, if any, against the Litigation Facility, as successor to Dow Corning with respect to Personal Injury Claims of Non-Settling Personal Injury Claimants. This additional protection is conditional upon the Claims against the Settling Physicians being transferred, as Claims "related to" the Case, to the District Court for resolution.

       The Claims held by Claimants in Class 12 who timely elect to litigate their Claims against the Debtor will be channeled to and assumed by the Litigation Facility. Claims in Class 12 that become Allowed Claims will be paid in accordance with the Settlement Facility Agreement, the Litigation Facility Agreement and the Funding Payment Agreement.

       Additional details regarding treatment of Class 12 Claimants can be found in section 1.2, at pages 12 through 15 of this Disclosure Statement.

       3. CLAIMS IN CLASS 13. Class 13 includes hospitals and other Health Care Providers with Claims generally (a) arising in connection with litigation or claims asserted by Personal Injury Claimants against both the Health Care Providers and Dow Corning and (b) alleging that the Health Care Providers and Dow Corning are both liable or potentially liable for injuries allegedly sustained by the Personal Injury Claimants. Health Care Providers generally allege that if they are found liable to the Personal Injury Claimants for the alleged injuries, Dow Corning should reimburse or indemnify them for any such losses.

         A. SETTLEMENT OPTION FOR HEALTH CARE PROVIDERS. The Plan treats Health Care Provider Claims in an aggregated manner. Health Care Providers may elect to settle ALL of their Claims relating to Products Liability Claims or they may elect to litigate ALL such Claims. Health Care Providers electing the settlement option will be required to "give up" or release ALL such Claims that they have against Dow Corning and all other Released Parties. Thus, a Health Care Provider may not elect to give up certain claims and litigate others. However, if a Health Care Provider holds a Class 4 Commercial Claim or other Claim unrelated to the Personal Injury Claims, that Claim will not be released but will be entitled to separate treatment under the Plan.

         Settling Health Care Providers will receive no cash payment in exchange for their election to settle, but will obtain the benefits of the release, injunction and channeling provisions as provided in sections 8.3 through 8.5 of the Plan. Settling Health Care Providers will receive certain protections under the Plan, including:

                (1) A release from all Claims relating to Products Liability
            Claims held against them by Dow Corning and all other Released Parties;

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
                (2) A release from all Personal Injury Claims, EXCEPT
            MALPRACTICE CLAIMS AS DEFINED IN THE PLAN, which Settling Personal Injury Claimants hold, may hold or may have held against Settling Health Care Providers, either based upon tort, contract or otherwise (MALPRACTICE CLAIMS ASSERTED BY PERSONAL INJURY CLAIMANTS WILL BE RESOLVED IN THE COURTS WHERE SUCH CLAIMS HAVE BEEN OR MAY BE FILED); and

                (3) All parties who release Products Liability Claims against the Settling Health Care Providers will also be permanently enjoined, i.e. prevented from, among other things, (a) commencing or continuing any action or other proceeding against a Settling Health Care Provider and (b) seeking to enforce, attach, collect or recover against any Settling Health Care Provider or the property of any Settling Health Care Provider at any time on or after the Effective Date of the Plan. (The release and injunction shall not affect Claims preserved under the Domestic Health Insurer Settlement Agreement.)

         Settling Health Care Providers are not released or protected from Claims (including Malpractice Claims) held by Non-Settling Personal Injury Claimants. Claims held by Non-Settling Personal Injury Claimants against Settling Health Care Providers (other than Malpractice Claims) may be transferred to the District Court in Michigan. The Litigation Facility shall file a motion seeking to transfer such Non-Settling Personal Injury Claims. The Claimants' Advisory Committee shall support such motion to transfer. Settling Health Care Providers will be required to (i) join in the Litigation Facility's motion to transfer such claims, and (ii) cooperate with the Litigation Facility by providing non-confidential lists and other information on the Claims asserted against them by the Non-Settling Personal Injury Claimants.

         If the transfer of Non-Settling Personal Injury Claims is contested, the District Court will determine whether the Claims asserted by Non-Settling Personal Injury Claimants against Settling Health Care Providers are within its "related to" jurisdiction, i.e. whether such Claims could conceivably have an impact on the Debtor (such as through contribution claims), and should therefore be transferred to the District Court. If these Claims are not within the "related to" jurisdiction of the District Court, the transfer will be denied and litigation of such Claims will proceed in the courts where they have been or may be brought and will be the responsibility of the Health Care Providers. If the transfer is granted, then the transferred Claims of Non-Settling Personal Injury Claimants ("ASSUMED THIRD PARTY CLAIMS") will be subject to the following procedures established under the Plan:

                (1) The Assumed Third Party Claims will be resolved pursuant to the Litigation Facility Agreement's claim resolution procedures and will be consolidated with any corresponding claims against the Debtor. Any settlement by the Litigation Facility shall include Assumed Third Party Claims.

                (2) The District Court will have the power and authority to set trial venue for Non-Settling Personal Injury Claims against Settling Health Care Providers in the District Court, in the federal district court for the federal district in which the Claim arose, or, in some circumstances, the state court in which such Claim was originally filed.

                (3) Persons who have held, hold or may hold Assumed Third
            Party Claims against Settling Health Care Providers will be enjoined from (a) commencing or continuing any action or other proceeding relating to an Assumed Third Party Claim except as permitted under the Plan provisions and Litigation Facility Agreement, and (b) asserting any right or Claim or taking any act against a Settling Health Care Provider in respect to an Assumed Third Party Claim which fails to conform or comply with the Plan and Litigation Facility Agreement.

                (4) If transfer is granted as described above, the only Claims against Settling Health Care Providers that will be permitted to go forward in courts other than those described in subparagraph
            (2) above will be Malpractice Claims, as defined in the Plan. (This prohibition does not affect any Claims preserved under the Domestic Health Insurer Settlement Agreement.) If alleged Malpractice Claims are asserted in contravention of the Plan terms, the Proponents anticipate that the Health Care Providers will seek relief to enforce the terms of sections 8.4 and 8.5 of the Plan.

         B. THE LITIGATION OPTION. All Claims of Health Care Providers who timely elect the litigation option will be resolved through the Litigation Facility established under the Plan. NON-SETTLING HEALTH CARE PROVIDERS WILL RECEIVE NO PROTECTION UNDER THE RELEASE, INJUNCTION AND CHANNELING PROVISIONS OF THE PLAN.

         A Health Care Provider seeking to review the Litigation Facility Agreement, the Settlement Facility Agreement and the Funding Payment Agreement in order to decide whether to settle or litigate must request

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION copies of these documents by calling 1-800-651-7030 (Domestic Claimants) or 1-202-332-5510 (Foreign Claimants) or may download copies from Dow Corning's website at http://www.implantclaims.com/ plandocs.

         The Proponents believe that most or all of the Health Care Provider Claims for contribution and indemnity will be disallowed by the Court as contingent. However, certain Health Care Providers take the position that such a disallowance would be inappropriate and, in any event, would merely be temporary, as once the contribution or indemnity Claim became fixed, it would be entitled, underlying non-bankruptcy law permitting, to allowance notwithstanding any prior temporary disallowance. If such Claims are finally disallowed by the Court, they will not be paid unless subsequently Allowed on appeal. To date this allowance/disallowance issue regarding such reimbursement Claims remains open. All remaining Claims of Non-Settling Health Care Providers will be aggressively contested by the Manager of the Litigation Facility. If any Claims of Non-Settling Health Care Providers become Allowed in the Litigation Facility, those Allowed Claims will, subject to the terms of the Litigation Facility Agreement, the Settlement Facility Agreement, and the Funding Payment Agreement, be paid as a Settlement Fund Other Payment in full, in cash, including any interest as required by law.

         If sufficient funds are not then presently available to pay all Allowed Claims in full, payments may be made in installments or delayed until funds are available under the Funding Payment Agreement. Because of the many variables described above, it is impossible to predict when any Non-Settling Health Care Providers will receive payment on their Allowed Claims. Additional information regarding the Litigation Facility and the procedures for Claim resolution and payment appears at pages 84 through 88 of this Disclosure Statement and in the Litigation Facility Agreement.

         C. THE ELECTION PROCESS. Personal Injury Claimants will have six months from the Effective Date of the Plan to elect whether to settle or to "opt out" and litigate their Claims. As soon as practicable after this Personal Injury Claimant "opt-out" deadline, Health Care Providers will be provided with a copy of the list of Non-Settling Personal Injury Claimants to enable the Health Care Providers to determine which of their patients have elected to continue to litigate their Personal Injury Claims.

         In addition to the list of Non-Settling Personal Injury Claimants, each Health Care Provider will be provided with an election form setting forth the process by which Health Care Providers may elect to settle or litigate their Claims. Health Care Providers will have 45 days from the date of service of the list of Non-Settling Personal Injury Claimants to return the election form indicating whether they have conditionally elected to settle, subject to the District Court's determination of the motion to transfer the Non-Settling Personal Injury Claims, or have elected to litigate their Claims. Health Care Providers who fail to return the form will be deemed to have conditionally elected to settle. Within 30 days after the service of the District Court's order disposing of such motion to transfer, Health Care Providers must make their conditional election to settle final. Any Health Care Provider who fails timely to revoke its conditional election to settle shall be deemed to have made a final election to settle. A Health Care Provider who is deemed to have made a final election to settle agrees to settle ALL Claims related to Products Liability Claims that such Health Care Provider has against Dow Corning and the other Released Parties. A Health Care Provider who elects the litigation option has decided by such election to litigate ALL Claims that the Health Care Provider has against Dow Corning relating to Products Liability Claims.

         HEALTH CARE PROVIDERS WHO DO NOT AFFIRMATIVELY ELECT TO LITIGATE SHALL HAVE SETTLED ALL OF THEIR RESPECTIVE CLAIMS.

         D. RECOMMENDATION REGARDING PLAN. Counsel for various of the Health Care Providers have reviewed the terms of the Plan and its treatment of Health Care Providers. Based upon such review, counsel is recommending acceptance of the Plan by their respective clients.

       4. CLAIMS IN CLASSES 14 AND 14A. Domestic Health Insurers have the option to settle their Claims pursuant to the Domestic Health Insurer Settlement Agreement and receive payments in cash on the Effective Date or to litigate their Claims and receive the treatment provided in section 6.05 of the Litigation Facility Agreement. All Class 14 Claimants who do not elect to litigate will be deemed to have elected to settle their Claims pursuant to the Domestic Health Insurer Settlement Agreement which will provide, in pertinent part, for the treatment provided below.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
         A. SETTLEMENT FUND. The settling Domestic Health Insurers will receive payments from a cash fund. The aggregate amount of the fund will be determined by multiplying the Participant Fraction (as described below) times the Class 14 Settlement Amount (as described below). The Participant Fraction is a fraction whose numerator is the aggregate number of insured lives represented by the settling Domestic Health Insurers who timely filed proofs of claim in the Case and whose denominator is the aggregate number of insured lives represented by all the Domestic Health Insurers who timely filed proofs of claim in the Case. The Class 14 Settlement Amount will be $40 million.

         B. PROPORTIONATE SHARES OF SETTLEMENT FUND. Each settling Domestic Health Insurer will receive its proportionate share of the settlement fund based upon the proportionate number of "insured lives" it represents as compared to the aggregate number of "insured lives" of all the aggregate settling Domestic Health Insurers.

         C. MINIMUM PARTICIPATION. For the Domestic Health Insurer Settlement Agreement to be effective, the settling Domestic Health Insurers must demonstrate that they represent both:

                (I) at least two-thirds ( 2/3) of the aggregate number of
            "insured lives" within the commercially insured domestic market;
            and

                 (II) at least three-fourths ( 3/4) of the aggregate number of
            "insured lives" represented by all Domestic Health Insurers who timely filed proofs of claim in the Case.

         D. RELEASE OF REIMBURSEMENT CLAIMS. Generally, the settling Domestic Health Insurers will be required to release any claims for reimbursement or subrogation against any Personal Injury Claimant. Class 14 Claimants who elect to litigate their Claims and the holders of Foreign Health Insurer Claims in Class 14A will be treated pursuant to the provisions of section 6.05 of the Litigation Facility Agreement.

         E. IF SETTLEMENT NOT EFFECTIVE. In the event that no Domestic Health Insurer Settlement Agreement becomes effective, all Class 14 Claims will be treated as Class 14 Claimants who have elected to litigate their Claims and will be treated pursuant to the provisions of section 6.05 of the Litigation Facility Agreement. Allowed Claims of non-settling Class 14 Claimants will be paid from the Settlement Fund as Settlement Fund Other Payments as provided in the Settlement Facility Agreement.

         F. TREATMENT OF CLASS 14A CLAIMANTS. All Class 14A Claims will be treated as having elected to litigate their Claims and will be treated pursuant to the provisions of section 6.05 of the Litigation Facility Agreement. Allowed Claims of Class 14A Claimants will be paid from the Settlement Fund as Settlement Fund Other Payments as provided in the Settlement Facility Agreement.

         G. NOTICE OF CLAIM RESOLUTION OF SETTLING PERSONAL INJURY
      CLAIMS. Non-Settling Claimants in Classes 14 and 14A ("DERIVATIVE CLAIMANTS") may submit to the Claims Administrator a request for notification regarding the resolution of the Claims of any individual Settling Personal Injury Claimant for which the Derivative Claimant asserts a contractual or statutory reimbursement claim. The Claims Administrator shall--in writing--notify the Derivative Claimant of the approval for payment of such Settling Personal Injury Claimant's Claim provided:

                (1) the Derivative Claimant has identified the Settling
            Personal Injury Claimant with sufficient particularity to enable the Claims Administrator to identify the relevant Claimant, and

                (2) the Derivative Claimant provides to the Claims
            Administrator a written request identifying the Settling Personal Injury Claimant and the name and address of the person representing the Derivative Claimant to be notified.

         The Claims Administrator shall not, as a result of this notification procedure, delay payment to the Settling Personal Injury Claimant. Nothing in the notice provision of the Settlement Facility Agreement grants or shall be deemed to grant to the Class 14 or 14A Claimants any right to interfere with, delay or stop payment to any Settling Personal Injury Claimant or establish or shall be deemed to establish any entitlement by the Derivative Claimant to any portion of the payment to the Settling Personal Injury Claimant.

         Nothing in the Settlement Facility Agreement affects the rights under applicable law, if any, of the Derivative Claimants to commence any separate proceeding to recover directly from the Settling Personal Injury Claimant payment received from the Settlement Facility.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         H. CUTOFF OF RIGHTS TO RECOVER AGAINST THE SETTLEMENT
      FACILITY. Certain Claimants in Classes 14 and 14A have asserted rights under section 509 of the Bankruptcy Code or otherwise to recover from the Settlement Facility if the Settlement Facility pays Allowed Claims of Settling Personal Injury Claimants without notice to or an adjudication of competing rights of such Class 14 and 14A Claimants to such settlement amounts. Dow Corning will seek, as part of the Confirmation Order or pursuant to an adversary proceeding to be heard concurrently with confirmation, a determination that any such right to recover against the Settlement Facility shall be cut off by the payment of an Allowed Claim of a Settling Personal Injury Claimant and that the sole remedy available to such Class 14 or 14A Claimant shall be to pursue a recovery directly from the Settling Personal Injury Claimant.

         I. NOTICE OF CLAIM RESOLUTION OF NON-SETTLING PERSONAL INJURY CLAIMS. In accordance with section 7.03 of the Litigation Facility Agreement, no Claim of a Non-Settling Personal Injury Claimant will be paid until notice is given to non-settling Health Insurers who have actually filed subrogation or reimbursement Claims in the Claimant's case.

       5. CLAIMS IN CLASSES 15 AND 17. Unless a different treatment is agreed to by the Proponents and the affected Claimants, the Proponents shall seek to have the Claims in Classes 15 and 17 estimated for distribution on or before the Confirmation Date. The Estimated Amount of any such Claims will be paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) by the Claims Administrator on, or as soon as practicable after, the Effective Date. If not estimated for distribution on or before the Confirmation Date, such Claims will be channeled to the Litigation Facility for purposes of Claim liquidation and when Allowed will be paid by the Claims Administrator from the Settlement Funds.

       In addition to the above treatment, Class 15 Claimants shall have the right to request the notification of pending Claim resolution by the Settlement Facility described in the preceding section 6.4(M)(4)(g), and will be made parties to the determination to be sought by Dow Corning regarding the extinguishment of recourse of all Derivative Claimants to the Settlement Facility, as described in the preceding section 6.4(M)(4)(h).

       6. CLASS 16 CLAIMS. Except as provided in the Litigation Facility Agreement and in section 6.16 of the Plan regarding the Mahlum Claims and the Spitzfaden Claims, the Shareholder Claims in Class 16 will be released and discharged upon the Effective Date. Shareholder Claims relating to the Mahlum Claims and the Spitzfaden Claims will receive the following treatment:

       First, in the event the Mahlum Claims and/or the Spitzfaden Claims are settled prior to the Effective Date, all amounts paid by a Shareholder Affiliated Party to Mahlum Claimants and/or Spitzfaden Claimants to settle such Claims shall constitute Allowed Class 16 Claims, and the Shareholder Affiliated Party will be reimbursed such amounts in full, together with interest at the same rate as the Senior Notes. Payment of such amounts will be made by the Claims Administrator from the Settlement Fund on the same basis and with the same priority as "Premium" Payments under the Settlement Facility Agreement.

       Second, in the event a Shareholder Affiliated Party pays a judgment on account of Mahlum Claims or Spitzfaden Claims prior to the channeling of those Claims to the Litigation Facility, all Class 16 Claims of the Shareholder Affiliated Party arising out of the payment of the judgment shall be channeled to the Litigation Facility for resolution and the Shareholder Affiliated Party will be entitled to assert against the Reorganized Debtor all Claims, based on contribution, indemnity or otherwise, available to the Shareholder Affiliated Party under applicable law. Any such Class 16 Claims that become Allowed Claims pursuant to the procedures of the Litigation Facility will be paid by the Reorganized Debtor, and not from the Settlement Fund or the Litigation Fund.

       7. BASIS FOR DISALLOWANCE OF OTHER CLAIMS. The Proponents believe that, unless earlier settled, most of the Claims in Classes 11 through 15 and 17 will be disallowed. The Claimants in those Classes disagree with the Proponents' belief. The Other Claims are derivative in nature and necessarily dependent on the validity of the underlying Personal Injury Claims (such underlying Claims herein called "DIRECT CLAIMS"), which the Debtor and/or the Litigation Facility will strongly contest. Further, section 502(e) of the Bankruptcy Code operates to disallow many of these Derivative Claims as contingent. These Claims should be disallowed as contingent because (i) the Other Claimants have not actually paid the Direct Claimants and/or (ii) the Debtor's liability to the Direct Claimant for the amounts paid by the Other Claimant has not been determined. Certain Physician and Health Care Provider Claimants in Classes 12 and 13 vigorously dispute the application of section 502(e)(1) to their Claims and do not believe such Claims are subject to dismissal on the basis provided by such section. For example, the Claim of a Commercial Health Insurer, which asserts a Claim related to its obligation to pay medical costs

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION associated with a Direct Claimant's explant procedure, would be disallowable as contingent until such Commercial Health Insurer paid the explant procedure costs and until there was a determination that the Debtor is or was liable to the Direct Claimant for such costs (i.e., because it was determined that the costs were reasonably required as a result of the use of a defective product manufactured by the Debtor). Further, section 509(c) of the Bankruptcy Code should limit the payment of many Allowed Other Claims. Finally, applicable state law may further limit the ripeness and enforceability of these Other Claims.

     N. LTCI-RELATED CLAIMS--CLASSES 18 AND 19. At Closing, the Reorganized Debtor will, in full release, satisfaction and discharge of all Claims in Classes 18 and 19 cause the execution and delivery of the Litigation Facility Agreement and the assignment of the LTCI Indemnities to the Litigation Facility. The Litigation Facility will assume full responsibility for resolving Claims in Classes 18 and 19 pursuant to the Litigation Facility Agreement.

     O. ALLOWED INTERCOMPANY CLAIMS--CLASS 20. Each Joint Venture or Subsidiary of the Debtor holding an Allowed Claim in Class 20 will retain its right to payment from the Debtor; provided, however, that the Reorganized Debtor will make no cash payment on account of such Allowed Claim. On the Effective Date, all Allowed Claims in Class 20 will be set off against amounts owing to the Debtor by the holders of such Claims. To the extent that any Class 20 Claim remains unpaid after giving effect to such setoff, such unpaid amount will be satisfied by credits for future royalty obligations owing to the Reorganized Debtor or for future sales of product and/or services by the Reorganized Debtor in the ordinary course of the post-Effective Date business of the Reorganized Debtor and the applicable Joint Venture or Subsidiary.

     P. ALLOWED SUBORDINATED CLAIMS--CLASS 21. Each Claimant holding an Allowed Subordinated Claim will receive, as soon as practicable following the Effective Date (or, if later, the Allowance Date), a Subordinated Note in a principal amount equal to the amount of the Allowed Subordinated Claim.

     The Subordinated Notes will mature on the tenth anniversary of the Effective Date, with interest payable in semi-annual installments at the Plan Interest Rate.

     Q. ENVIRONMENTAL CLAIMS--CLASS 22. The holders of Claims, other than Disallowed Claims, arising under Environmental Laws shall retain their Claims, if any, against DCC, and the Plan leaves unaltered (a) the legal, equitable and contractual rights to which such Claims entitle the holders thereof, and (b) the rights and obligations of the Debtor, and any other holder of such Claims during the Case, pursuant to any settlement approved by a Final Order of the Court entered before the Confirmation Date.

     R. RETIREE BENEFIT CLAIMS--CLASS 23. The holders of Allowed Retiree Benefit Claims shall retain their Claims, if any, against DCC, and the Plan leaves unaltered the legal, equitable and contractual rights to which such Claims entitle the holders thereof. Retiree Benefit Claims shall be deemed to be Allowed Claims and shall be paid, performed and honored by the Reorganized Debtor in full when due in accordance with their terms notwithstanding any other contrary provision of the Plan or the Confirmation Order; provided, however, that the rights of retirees shall be subject to modification or termination as provided by the terms of the existing benefit plans and the terms of the collective bargaining agreements, consistent with applicable law.

     S. INTERESTS--CLASS 24. The Shareholders shall retain their Interests in the Debtor.

    6.5 CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE.

     A. CONDITIONS PRECEDENT TO CONFIRMATION. Confirmation of the Plan shall not occur unless and until each of the following conditions shall have been satisfied or have been waived in accordance with section 7.3 of the Plan.

       1. The Court or the District Court, as appropriate, shall have entered an Estimation Order(s) with respect to any Estimated Amount(s) that are necessary for confirmation of the Plan.

       2. The District Court shall have entered the Case Management Order.

       3. The Confirmation Order shall provide that the settlement provisions provided in section 5.4.1 of the Plan are binding on all Settling Personal Injury Claimants.

       4. The Confirmation Order shall approve and provide for the implementation of the Insurance Allocation Agreement.

       5. The Confirmation Order shall approve and provide for the implementation of the Domestic Health Insurer Settlement Agreement.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
       6. The Confirmation Order shall approve and provide for the implementation of the other Plan Documents.

       7. The Confirmation Order shall effect the release of certain Claims and the injunction against the prosecution of the Released Claims against those third parties, including the Shareholder-Affiliated Parties, as described in sections 8.3 and 8.4 of the Plan, and shall provide for the channeling injunction with respect to Assumed Third Party Claims described in section 8.5 of the Plan.

       8. The Confirmation Order shall be in form and substance reasonably acceptable to the Proponents and the Shareholders.

     B. CONDITIONS TO THE EFFECTIVE DATE. Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date shall not occur unless and until each of the following conditions shall have been satisfied or waived in accordance with section 7.3 of the Plan.

       1. No timely-filed appeal shall have been taken from the Confirmation Order challenging, directly or indirectly, the validity and enforceability of the releases and injunctions described in sections 8.3 and 8.4 of the Plan and/or the limits of required funding as set forth in the Funding Payment Agreement for the release, satisfaction and discharge of all claims in Classes 5 through 19 of the Plan (collectively, the "RELEASE/FUNDING ISSUES"), or, if such an appeal regarding any Release/Funding Issue shall have been filed, such appeal shall have been denied or dismissed and such releases and injunctions and such limits of required funding shall have been affirmed in all respects pursuant to a Final Order.

       2. The Debtor shall have received from the Internal Revenue Service ("IRS") a ruling reasonably satisfactory to Dow Corning and its tax counsel regarding the following matters: (i) the Depository Trust will be treated as a qualified settlement fund within the meaning of section 468B of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder; (ii) the payments to be made with respect to Claims Allowed through the procedures therefor in the Litigation Facility will be fully deductible by the Reorganized Debtor at the time of (or before) each such disbursement; and (iii) such other matters as tax counsel for Dow Corning may reasonably require.

       3. The Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, by the Securities and Exchange Commission.

     C. WAIVER OF CONDITIONS. Pursuant to section 7.3 of the Plan, any condition to either confirmation or the Effective Date set forth above may be waived by the Proponents and the Shareholders.

    6.6 MEANS FOR IMPLEMENTATION OF THE PLAN.

     A. LITIGATION PROCESS. Claims of Non-Settling Personal Injury Claimants, Assumed Third Party Claims, Miscellaneous Raw Material Claims and those Other Claims (including Non-Settling Physician Claims) to be liquidated in the Litigation Facility will be processed for Allowance and payment under the jurisdiction of the District Court (with respect to Non-Settling Personal Injury Claims, Assumed Third Party Claims and Miscellaneous Raw Material Claims) or the Court (with respect to Non-Settling Other Claims and Non-Settling Physician Claims). The Claims of Non-Settling Personal Injury Claimants, Assumed Third Party Claims, Miscellaneous Raw Material Claims and those Other Claims (including Non-Settling Physician Claims) will be resolved under the terms of the Litigation Facility Agreement and a Case Management Order negotiated and agreed to by the Debtor and the Tort Committee and approved by the District Court.

     B. SETTLEMENT REGARDING ALLOCATION OF INSURANCE PROCEEDS AND COVERAGE. The Plan includes an Insurance Allocation Agreement which resolves a complex and hotly contested series of disputes between Dow Corning and Dow Chemical over rights to certain shared insurance and provides Dow Corning with immediate access to substantial insurance necessary to the funding of the Plan.

     Dow Corning has entered into a series of cash buy-out settlements that released substantial, although disputed, coverage available under insurance policies that insure both Dow Corning and Dow Chemical, in exchange for present and future payments. Subject to the escrow agreements, Dow Chemical acquiesced in Dow Corning's decision to liquidate these policies in an effort to facilitate its reorganization.

     To facilitate funding of the Plan and in partial consideration of the releases and injunctive protections provided under the Plan, Dow Corning and Dow Chemical have agreed to an allocation of the remaining shared insurance upon confirmation of the Plan. The Insurance Allocation Agreement settles disputes with respect to approximately $416

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION million in cash escrows and settlement funds (plus $61 million in future payments and additional future interest) established in connection with certain settlements approved by the Court, proceeds from over $470 million in shared product insurance limits available under coverage in place settlements, and proceeds from approximately $290 million in unsettled shared product insurance limits all as more particularly described in the Insurance Allocation Agreement. The Insurance Allocation Agreement generally provides that 75% of the Shared Insurance Assets (as defined in the Insurance Allocation Agreement) including Dow Chemical recoveries of certain claims unrelated to Dow Corning shall be paid to Dow Corning for use in funding the Settlement Facility pursuant to the terms of the Funding Payment Agreement, and 25% of the Shared Insurance Assets, not to exceed $285 million, shall be made available to Dow Chemical under the terms outlined in the Insurance Allocation Agreement for its potential use in paying excess insurance products liability claims. This allocation will apply to recoveries from the Shared Insurance Assets by Dow Chemical as well as Dow Corning.

     Dow Chemical will be required to account for all amounts received under the Insurance Allocation Agreement. The amounts made available to Dow Chemical, net of any allowed debits for its products claims, will be deemed to accrue interest at an agreed rate specified in the Insurance Allocation Agreement. Dow Chemical will debit the Account (a) for amounts that, after exhaustion of other products liability insurance, Dow Chemical has actually paid to defend, settle or pay any judgment arising from (i) claims relating to exposure to or use of, prior to December 1, 1987, products allegedly manufactured, sold or distributed by Dow Chemical, and (ii) silicone implant or injection claims against it, to the extent there is a determination that any silicone implant or injection claim against Dow Chemical is not covered by Dow Chemical's general liability insurance and other available product liability insurance is exhausted; and (b) for amounts Dow Chemical is unable to recover from Shared Insurance Assets due to any asserted failure to exhaust underlying coverage that is not available to it because of Dow Corning's prior cash settlements. In the event the funds made available to Dow Chemical are not utilized to pay claims in accordance with the Insurance Allocation Agreement, after 17 1/2 years, the funds will revert, with interest, to the Reorganized Debtor. The amount of any reversion will be paid by the Reorganized Debtor to the Settlement Facility if required by the Funding Payment Agreement.

     Dow Corning believes that the Insurance Allocation Agreement provides significant benefits to the estate. Initially, it eliminates uncertainty as to the availability of insurance assets for use in the Plan by obviating the legal dispute between Dow Corning and Dow Chemical based on the potential application of the decision In re UNR Indus. Inc., 942 F.2d 1101 (7th Cir. 1991). As a result, the Insurance Allocation Agreement gives the Reorganized Debtor immediate access upon confirmation of the Plan to hundreds of millions of dollars in proceeds from the shared insurance settlement and escrow funds for use in funding the Depository Trust and is likely to expedite access to substantial additional funds from coverage in place and unsettled policies. It also eliminates the risk that Dow Chemical's product liability claims could supersede rights the Reorganized Debtor might have to some or all of the Shared Insurance Assets. Dow Corning therefore believes that the Insurance Allocation Agreement provides certainty as to its ability to access insurance proceeds to meet its funding obligations under the Plan.

     In sum, the Debtor believes that the Insurance Allocation Agreement creates an identity of interests between Dow Chemical and the Reorganized Debtor to maximize recoveries from specified Shared Insurance Assets for the benefit of the Reorganized Debtor. In particular, it helps to minimize controversies regarding which claims should be attributable to particular insurance policy years. The Debtor believes that the Insurance Allocation Agreement will facilitate the cash flow needed to enable the Reorganized Debtor to successfully implement the Plan, while eliminating the specter of protracted litigation.

     This description is subject to the actual terms of the Insurance Allocation Agreement which shall control. The Insurance Allocation Agreement becomes binding on the Reorganized Debtor and Dow Chemical only on the Effective Date of the Plan.

     C. FILING AND PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. All requests for the payment of administrative expenses (other than Claims arising in the ordinary course of business operations of the Debtor) pursuant to section 503(b)(1) of the Bankruptcy Code shall be filed with the Court no later than 75 days after the Effective Date or at such time as the Court may otherwise order. The Reorganized Debtor shall cause all Allowed Administrative Claims to be paid in cash in full on the Effective Date, or, if later, the Allowance Date, in accordance with section 2.1 of the Plan. Additional information regarding the Administrative Claims is provided in
  Article VI, section 6.1(B)(1) of this Disclosure Statement.

     D. PAYMENT OF ALLOWED OTHER PRIORITY CLAIMS. The Reorganized Debtor shall cause all of the Allowed Other Priority Claims asserted against it to be paid in accordance with section 4.1 of the Plan. Section 4.1 relating to the payment of Allowed Other Priority Claims is described in Article VI, section 6.4(B) of this Disclosure Statement.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     E. PAYMENT TO UNITED STATES TRUSTEE. All fees due to the United States Trustee pursuant to 28 U.S.C. (S) 1930(a) shall be paid by the Reorganized Debtor as and when they become due and shall be based on the Reorganized Debtor's total disbursements, including ordinary course of business disbursements as well as disbursements made under the Plan, but disbursements shall not include distributions by the Settlement Facility or the Litigation Facility to the ultimate recipients. Such fee obligations shall not terminate until the Case is converted or dismissed, or until the Case is no longer pending upon entry of a final decree closing the Case, whichever shall first occur.

     F. CLOSING. One or more closings (each, a "CLOSING" and collectively, the "CLOSINGS") shall be conducted in the offices of DCC, or at such other location(s) designated by the Proponents, at 10:00 o'clock a.m., Eastern Time, on one or more Business Days selected by the Proponents on, or as soon as practicable after, the Effective Date (each, a "CLOSING DATE" and collectively, the "CLOSING DATES") for the purpose of making the distributions to holders of Allowed Claims provided for in the Plan. As soon as practicable after the conditions to the Effective Date in section
  7.2 of the Plan have been satisfied or waived in accordance with section
  7.3 of the Plan, the Proponents shall give written notice of the applicable Closing Date to the other Official Committees and any Claimant that will be directly involved in a Closing. Separate Closing Dates may be scheduled for different Classes of creditors or Shareholders treated under the Plan to the extent necessary in the sole discretion of DCC. All references in the Plan to a Closing Date shall refer to the Closing Date designated for the transaction involved. (Although the Plan provision allowing multiple Closings is intended to afford all parties-in-interest the flexibility to efficiently conclude the transactions contemplated by the Plan, the Proponents intend, if at all possible, to conduct a single Closing.)

     G. DEBTOR'S OBLIGATIONS AT CLOSING. The following shall occur at the
  Closing:

       1. PAYMENT, CURE AND REINSTATEMENT OR SETOFF OF ALLOWED SECURED CLAIMS. The Reorganized Debtor shall pay or make provision for the prompt payment to the holders of Allowed Secured Claims either, with respect to Allowed Secured Claims evidenced by a valid mechanics and materialmen's lien, the full amount of such Claim or, with respect to Allowed Secured Claims payable in installments, an amount equal to all overdue principal installments and accrued and unpaid interest, if any, as of the Closing Date. The Allowed Secured Claims shall thereby be paid or reinstated, without premium or penalty. Alternatively, if an Allowed Secured Claim consists of an amount subject to setoff under section 553 of the Bankruptcy Code, the holders of such Allowed Secured Claims shall effect such setoffs on the Effective Date or, if later, the Allowance Date.

       2. SATISFACTION OF ALLOWED UNSECURED CLAIMS. The Reorganized Debtor shall cause the distribution of cash (to Class 3) and cash and Senior Notes (to Class 4 and, if applicable, Class 4A) to be made as provided in sections 4.3, 5.1 and 5.2 of the Plan.

       3. SATISFACTION OF PERSONAL INJURY CLAIMS AND LTCI CLAIMS. Unless the Settlement Facility and the Litigation Facility have been earlier established, the Reorganized Debtor shall cause the Settlement Facility and the Litigation Facility to be established and shall execute the Funding Payment Agreement and shall deliver any payment(s) then due thereunder to the Depository Trust/16/, in full satisfaction of the Personal Injury Claims and the LTCI Claims. Pertinent terms of the Settlement Facility Agreement and the Litigation Facility Agreement are described in sections 6.6(H) through (J) which follow.

       4. SATISFACTION OF ALLOWED OTHER CLAIMS RELATED TO IMPLANTS. The Claims Administrator shall cause the distribution of cash and Senior Notes with respect to Claims in Classes 11, 15 and 17 which have been Allowed or estimated for distribution as of the Closing Date, as provided in sections 5.13.1, 5.13.5 and 6.11.8 of the Plan. Other Claims liquidated through the Litigation Facility will be paid (subject to the terms of the Litigation Facility Agreement and the Funding Payment Agreement) from the Settlement Facility in cash, with interest, if required by law, with funds provided pursuant to the Settlement Facility Agreement and the Funding Payment Agreement, when Claims in Classes 11 through 17 are Allowed.

       5. SATISFACTION OF SETTLING DOMESTIC HEALTH INSURER CLAIMS. Provided the Domestic Health Insurer Settlement Agreement has become effective, the Reorganized Debtor shall consummate the terms of that agreement.

       6. SATISFACTION OF ALLOWED SUBORDINATED CLAIMS. The Reorganized Debtor shall cause all Allowed Subordinated Claims to be satisfied in accordance with section 5.16 of the Plan.

----------------------

   /16/The Depository Trust is a trust established pursuant to the Settlement Facility Agreement to hold, invest and disburse funds paid pursuant to the Funding Payment Agreement.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     H. MATERIAL PROVISIONS OF THE SETTLEMENT FACILITY AND LITIGATION FACILITY AGREEMENTS. THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE SETTLEMENT FACILITY AGREEMENT AND THE LITIGATION FACILITY AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE APPLICABLE AGREEMENT.

       1. PURPOSES, ORGANIZATION AND OPERATION. The Settlement Facility and the Litigation Facility will provide an orderly way to resolve and liquidate the various Claims and Assumed Third Party Claims assumed by or otherwise processed under each entity under guidelines established for their respective operations.

       The Settlement Facility will be governed by New York law. The Litigation Facility will be governed by Michigan law and will maintain its principal offices in the Eastern District of Michigan.

       2. TRANSFER OF CONSIDERATION. At Closing, the Reorganized Debtor will deliver the Funding Payment Agreement to the Claims Administrator of the Settlement Facility. Any payment due thereunder shall be delivered to the Depository Trust. The Funding Payment Agreement evidences the obligation of the Reorganized Debtor to make payments to or on behalf of the Settlement Facility and the Litigation Facility after the Effective Date and is more fully discussed below.

       3. GOVERNANCE OF THE SETTLEMENT FACILITY. The Persons or Entities responsible for operation of the Settlement Facility and their respective functions and duties are the following:

         A. MDL 926 COURT. The MDL 926 Court will supervise and oversee the operations of the Claims Office. In connection with this activity, the MDL 926 Court will review and approve salaries, expenses and budgets for the Claims Office.

         B. CLAIMS ADMINISTRATOR. The initial Claims Administrator will be designated by the Proponents, subject to approval of the MDL 926 Court. The Claims Administrator will be responsible for conducting and supervising the claims-processing functions of the Claims Office. The Claims Administrator will be responsible to assure that Claims are reviewed and evaluated in accordance with the eligibility criteria outlined in the Plan. The Claims Administrator will determine the timing of distributions of funds for payment of Claims. As a member of the Finance Committee, the Claims Administrator will also make recommendations to the District Court regarding the availability of funds for payment of "Premium" Payments, as well as the availability of Litigation Fund assets for payment of First Priority Payments. The Claims Administrator will develop and maintain procedures for the detection of potentially fraudulent Claims.

         The Claims Administrator will be independent of the Reorganized Debtor and other Released Parties based on qualification standards described in the Settlement Facility Agreement. The Claims Administrator will serve for the duration of the Settlement Program. If the Claims Administrator dies or resigns or becomes unable to perform his or her duties, the Debtor's Representatives and the Claimants' Advisory Committee (described below), will designate a replacement, subject to the approval of the MDL 926 Court.

         C. FINANCIAL ADVISOR. The Financial Advisor, who will be selected by the Finance Committee (described below), will have the primary responsibility, along with the Finance Committee, for overseeing the investment of all funds paid to the Settlement Facility and held by the Depository Trust, for providing investment instructions to the Depository Trust, and for overseeing the preparation of financial statements and reports required by the Settlement Facility Agreement.

         D. MDL CLAIMS ADMINISTRATOR. The MDL Claims Administrator may, with the approval of the MDL 926 Court, serve as consultant to the Dow Corning Settlement Program Claims Administrator to assist in the efficient and accurate operation of the Claims Office. The MDL Claims Administrator may provide substantive guidance, information and training to the Claims Administrator and the Operations Manager of the Claims Office so that they, in turn, will implement claims-processing guidelines, protocols and interpretation of criteria of the Dow Corning Settlement Program that are consistent with the guidelines and protocols of the MDL 926 Claims Office.

         E. APPEALS JUDGE. The Appeals Judge will determine all appeals from Claims decisions made by the Claims Administrator. The Appeals Judge will be the same individual who decides appeals from the decisions of the MDL Claims Administrator. The Appeals Judge will serve as a member of the Finance Committee, which is described below.


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         The initial Appeals Judge will be Frank Andrews, the current appeals officer for the MDL 926 Court. Any successor Appeals Judge will be jointly selected by the Debtor's Representatives and the Claimants' Advisory Committee, subject to the approval of the MDL 926 Court.

         F. QUALITY CONTROL SUPERVISOR. The Claims Administrator will appoint a Quality Control Supervisor. The Quality Control Supervisor will, under the direction of the Claims Administrator, establish review systems that will assure that the procedures and Claim processing protocols applied by the MDL 926 Claims Office are applied to the Dow Corning Settlement Program Claims Office with respect to Breast Implant Claims except as modified by the Plan and the Plan Documents. The Quality Control Supervisor will also review and monitor Claims Office processing to assure that the Claims Office staff accurately and consistently apply the eligibility criteria and protocols in the evaluation of Claims.

         G. OPERATIONS MANAGER. The Operations Manager will be selected by the Claims Administrator with input from the Finance Committee and the Proponents and subject to the approval of the MDL 926 Court. The Operations Manager will be responsible for the daily supervision of the staff of the Claims Office.

         H. CLAIMS OFFICE STAFF. The Claims Office will operate using the staff, facilities and equipment used by the MDL 926 Claims Office.

       4. GOVERNANCE OF THE LITIGATION FACILITY. The Litigation Facility will be operated through a corporate entity, DCC Litigation Facility, Inc. (the "LF CORPORATION"). The sole stockholder in LF Corporation will be the Reorganized Debtor, which shall appoint the board of directors for the corporation. The Persons or Entities responsible for operation of the Litigation Facility and their respective functions and duties are the following.

         A. MANAGER. The Litigation Facility will be operated by the LF Corporation Officer, called the "MANAGER" or the "LITIGATION MANAGER" in this Disclosure Statement, who is also designated as the Manager of the Litigation Facility. The Manager will be designated by the Reorganized Debtor, subject to approval by the Court. The Manager will implement the procedures for reviewing, resolving and litigating Claims under the terms of the Litigation Facility Agreement. Specifically, the Manager will litigate and settle Claims as appropriate. All settlements must be approved by Dow Corning and are subject to review by the Special Master (who shall consult with the Finance Committee) to assure that the settlements represent a fair distribution of the Litigation Fund. The Manager will have the authority to hire necessary counsel, auditors and staff; will prepare and provide reports; and will develop budgets for the operation of the Litigation Facility.

         The Manager will, unless earlier removed by Dow Corning or the District Court, serve for the duration of the Litigation Facility or until his or her earlier death or resignation. The Manager will owe fiduciary obligations to LF Corporation, to the Reorganized Debtor and to the Shareholders. If the Manager dies or resigns or becomes unable to perform his or her duties, the Reorganized Debtor will designate a replacement.

         B. SPECIAL MASTER. The Special Master shall be appointed by the District Court to assist the District Court in the administration of the Claims transferred to the Litigation Facility in order to resolve such Claims efficiently and within the capped Litigation Fund. The initial Special Master will be Professor Francis McGovern. In this capacity, the Special Master shall be responsible for the implementation of the provisions of the Case Management Order which will govern the pre-trial procedures, the procedure for certifying cases for trial, the trial venue and any settlement procedures. The Special Master will review all proposed settlements of Claims in the Litigation Facility. In evaluating proposed settlements, the Special Master shall consult with the other members of the Finance Committee.

       5. COMMON GOVERNANCE ENTITIES. The Settlement Facility and the Litigation Facility will share certain common governance Entities. Those common Entities are the following:

         A. FINANCE COMMITTEE. The Finance Committee will be comprised of the Claims Administrator, the Special Master and the Appeals Judge (all described above). Subject to the approval and supervision of the District Court, the Finance Committee will be responsible for the following: (1) selecting the Financial Advisor to oversee the investment of the Settlement Fund and the Litigation Fund; (2) conducting the analysis and preparing the projections needed to determine the availability of funds for payment of all categories of Claims, (3) making recommendations to the District Court regarding the release of funds from the Settlement Fund and the Litigation Fund, (4) developing recommendations for submission to the District Court regarding

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
      the necessity of deferrals or reductions in Claims payments; (5) reviewing proposed settlements of Non-Settling Personal Injury Claims to determine the adequacy of funds for payment thereof; (6) directing the paying agent to disburse payments for Allowed Claims and expenses in accordance with the Settlement Facility Agreement; and (7) recommending and establishing salaries, benefits, fees and expenses of the Settlement Facility and Litigation Facility.

         B. CLAIMANTS' ADVISORY COMMITTEE. The Special Master will appoint a three person Claimants' Advisory Committee. If the Special Master reasonably concludes that additional members of the Claimant's Advisory Committee are necessary in order for the Claimants' Advisory Committee to fulfill its duties under the Settlement Facility Agreement, the Special Master has discretion to appoint up to a total of five members. No member of the Claimants' Advisory Committee may be a bankruptcy lawyer. The Claimants' Advisory Committee will consult with the Claims Administrator, the Special Master, and the Finance Committee, and shall attend and participate in meetings of the Finance Committee. The Claimants' Advisory Committee may take actions as appropriate to enforce the obligations in the Plan, the Funding Payment Agreement and the Settlement Facility Agreement.

         C. DEBTOR'S REPRESENTATIVES. The Reorganized Debtor will designate "Debtor's Representatives." The Debtor's Representatives will consult with the Claims Administrator, the Special Master, and the Finance Committee, and shall attend and participate in meetings of the Finance Committee. The Debtor's Representatives may take actions as appropriate to enforce the obligations in the Plan, the Funding Payment Agreement and the Settlement Facility Agreement.

       6. LIABILITY OF FACILITIES' ADMINISTRATORS; INDEMNITY. The Claims Administrator, the Special Master and the Manager will not be liable to either the Settlement Facility or the Litigation Facility or to any party whose Claim is administered therein unless they acted with gross negligence, willful misconduct or breach of fiduciary duty.

       The Settlement Facility and the Litigation Facility will indemnify the Claims Administrator, the Special Master and the Manager, respectively, to the fullest extent permitted by applicable law.

       7. DUTIES OF THE CLAIMS OFFICE AND THE LITIGATION MANAGER. The Claims Office and the Litigation Facility Manager will, respectively, resolve and liquidate the Claims assumed by the Settlement Facility and the Assumed and Surviving Third Party Claims channeled to the Litigation Facility according to the terms of the Settlement Facility Agreement, the Litigation Facility Agreement and the Plan, as applicable. Both Facilities have accounting and reporting duties to the Court, Reorganized Dow Corning, Debtor's Representatives, the Claimants' Advisory Committee and the Shareholders under the Settlement Facility Agreement and the Litigation Facility Agreement. Those duties generally include the preparation of periodic reports of Claims filed, processed and paid.

       8. ACCOUNTING. In operating the business and affairs of the Settlement Facility and the Litigation Facility, the Finance Committee and the Litigation Manager will prepare budgets, project cash flow as necessary or appropriate, and cause quarterly unaudited and annual audited financial statements to be prepared for their respective entities. The financial statements will include balance sheets, statements of receipts and disbursements, statements of profit and loss, and supplementary schedules of investments and assets, listing both principal and income.

       9. REPORTING DUTIES. The Trustee of the Depository Trust and the Litigation Manager will file tax returns for their respective entities and pay any reported liabilities. The Trustee will also perform all acts necessary to maintain qualification of the Depository Trust as a Qualified Settlement Fund under federal tax law. The Finance Committee and the Litigation Manager will file the annual and quarterly financial statements described in section 6.6(H)(8) of this Disclosure Statement with the Court, the Reorganized Debtor and the Shareholders. At the time of filing each financial statement, the Finance Committee and the Litigation Manager will also file with the District Court, the Reorganized Debtor, the Claimants' Advisory Committee, the Shareholders and the MDL 926 Court a report containing a summary of the number of resolved Claims and the total amount paid as to Claims (in the aggregate, not individually) liquidated by their respective Entities from the Effective Date to the end of the period covered by the accounting. The Claims Administrator and the Litigation Manager will maintain (but need not file with the Court) separate records of all individual payments, arbitration awards, judgments and settlements concerning Claims liquidated by their respective entities.

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

        10. LIABILITY FOR ASSUMED CLAIMS AND EXPENSES OF SETTLEMENT FACILITY AND LITIGATION FACILITY. All Settlement Facility expenses and payments in respect of Claims assumed by the Settlement Facility will, except in the limited circumstances where the Litigation Fund may be used for payment of certain Claims in the Settlement Facility (described further below), be payable solely from the funds provided to the Settlement Facility for payment of Claims of Settling Personal Injury Claimants and the earnings thereof, as discussed in section 6.6(I) below. All Litigation Facility expenses and payments in respect of Non-Settling Personal Injury Claims, Class 12 Claims and Assumed Third Party Claims will be payable solely from the Litigation Fund to be designated pursuant to the Funding Payment Agreement. The Claims Administrator, the Litigation Manager, Dow Corning, the Reorganized Debtor, the Released Parties and their respective officers, directors, agents and employees will not be liable for any expense or payment in respect of any Claim assumed by the Settlement Facility or the Litigation Facility.

        11. IRREVOCABILITY; AMENDMENTS. The Settlement Facility Agreement and the Litigation Facility Agreement will be irrevocable. The Settlement Facility Agreement and the Litigation Facility Agreement may be amended to resolve ambiguities or to correct obvious errors by an instrument signed by the Reorganized Debtor and the Claimants' Advisory Committee. All other amendments, supplements and modifications require approval of the District Court or the Court after notice to the Reorganized Debtor, the Shareholders, the Claimants' Advisory Committee, and such other notice and hearing as the Court may direct. Nevertheless, without the consent of the Reorganized Debtor and the Claimants' Advisory Committee, no amendment may be made that would, directly or indirectly: (i) affect the validity, requirement for, or effectiveness of any release of the Released Parties, (ii) increase the amount or change the due date of any payment to be made by the Reorganized Debtor to the Settlement Facility pursuant to the Funding Payment Agreement,
    (iii) in the case of the Settlement Facility, (a) increase the liquidation value or settlement value of any Claim administered by the Facility, or the amount or value of any payment, award or other form of consideration payable to a Claimant from the Facility, (b) materially change the qualification criteria that are part of the Disease Payment Option, the Rupture Payment Option, or the Medical Condition Payment Option for Other Products Claimants, (c) affect the rights of the Settlement Facility (or the Depository Trust) to receive payments pursuant to the Insurance Allocation Agreement, or (d) cause the Depository Trust to no longer qualify as a Qualified Settlement Fund under federal tax law.

        12. TERMINATION. The Settlement Facility and Litigation Facility shall terminate as soon as practicable after the Reorganized Debtor's funding obligations under the Funding Payment Agreement have been satisfied. The Claims Administrator and the Manager will endeavor to conclude the activities of the Settlement Facility and Litigation Facility, respectively, within sixty days thereafter, and shall seek an order from the District Court confirming the termination of Facilities. The Reorganized Debtor's funding obligations terminate on the earlier of:

         A. the date when all Allowed Claims in each of Classes 5 through 19 and all other obligations of the Settlement Facility and Litigation Facility have been paid, all Claims filed have been liquidated and paid or otherwise finally resolved, and no new Claims have been timely made against the Settlement Facility or the Litigation Facility for two consecutive Funding Periods (as defined in the Funding Payment Agreement); or

         B. the date when all payment of all amounts required by the Funding Payment Agreement have been made.

         Upon such termination, the Claims Administrator and the Manager shall remain authorized to wind up the affairs of the Settlement Facility, the Depository Trust and the Litigation Facility.

        13. DISPOSITION OF EXCESS FUNDS FROM THE SETTLEMENT FACILITY. If, upon termination of the Settlement Facility, any funds which the Reorganized Debtor was required to pay under the Funding Payment Agreement remain in the Settlement Facility after payment of or adequate provision for any remaining Settlement Facility expenses, the excess funds will be distributed, if cost effective, pro rata to the holders of Allowed Claims previously paid by the Settlement Facility, or, if such distribution would not be cost effective, to a neutral medical research institute or university selected by the Finance Committee, after consulting with the Claimants' Advisory Committee.

     I. MATERIAL PROVISIONS OF THE FUNDING PAYMENT AGREEMENT.

       1. UNIFIED FUNDING OF SETTLEMENT FACILITY AND LITIGATION
    FACILITY. Except as otherwise provided in the Plan, all funding pursuant to the Funding Payment Agreement will be made to the Depository Trust for the account of the Settlement Facility, where those funds will be under the management of the Finance Committee and the Financial Advisor.


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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
       The Depository Trust will be funded in three ways. First, on the Effective Date, the Reorganized Debtor will provide funding in the amount of $985 million (plus interest to the extent required by the Funding Payment Agreement). Second, the Reorganized Debtor is required by the Funding Payment Agreement to pay proceeds of products liability insurance recoveries to the Settlement Facility. In addition, Dow Corning shall assign its rights to those insurance proceeds (but not the policies themselves) to the Settlement Facility pursuant to the Assignment and Security Agreement. If the amount paid by the Reorganized Debtor from such insurance recoveries exceeds that year's funding cap, the excess paid shall be credited against the Reorganized Debtor's future funding obligations as provided in the Funding Payment Agreement. Third, additional funding will be made on an "as needed" basis, upon request from the Claims Administrator. Such requests can be made monthly, subject to annual caps on the amount of required funding under the Funding Payment Agreement.

       2. FUNDS ADMINISTRATION; ESTABLISHMENT OF DEDICATED FUNDS. The Finance Committee, subject to court approval and oversight, shall be responsible for the investment of funds provided to the Depository Trust and for the disbursement of funds in payment of Claims and expenses of the Facilities.

       Of the funding committed by Dow Corning, the sum of up to $400 million (Net Present Value as of the Effective Date) will be designated as the "LITIGATION FUND" and made available for payment of certain Claims, as specified in the Settlement Facility Agreement, including the Allowed Non-Settling Personal Injury Claims, Allowed Class 12 Claims, Allowed Assumed Third Party Claims and the expenses of the operation of the Litigation Facility, including the legal costs of defense of Claims against the Facility. The remaining funds will be designated as the "SETTLEMENT FUND." The Settlement Fund includes several dedicated "subfunds" for payment of Claims of certain classes of settling Personal Injury Claims. Those subfunds include (i) the "SILICONE MATERIAL CLAIMANTS FUND" in the aggregate amount of $57.5 million (NPV) for payment of Claims of the Allowed Claims of settling Silicone Material Claims in Class 7, (ii) the "OTHER PRODUCTS FUND" in the aggregate amount of $36 million (NPV) for payment of the Allowed Claims of settling Other Products Claimants in Classes 9, 10.1 and 10.2 and (iii) the "INCREASED SEVERITY FUND" in the aggregate amount of $15 million
    (NPV) for payment of the certain "increased severity" Claims of Breast Implant Claimants whose Claims are resolved under Disease Payment Option I of the Grid.

       Although funds designated as the Litigation Fund are intended to be used solely for payment of Non-Settling Personal Injury Claims, Class 12 Claims and Assumed Third Party Claims, beginning on or after the fourth anniversary of the Effective Date, funds designated as the Litigation Fund may be used for payment of First Priority Claims, upon the recommendation of the Finance Committee, but only upon order of the District Court. In determining whether such an order should be entered, the District Court will determine whether (i) funds are needed for payment of First Priority Claims, and (ii) the remaining assets of the Litigation Fund, after accounting for the proposed payment of First Priority Payment, will be adequate to pay all Claims that may be paid from the Litigation Fund.

       3. THE SHAREHOLDER CREDIT FACILITY. The Shareholders shall establish a credit facility in the amount of $300 million which may be drawn upon by the Reorganized Debtor to make payments due under the Funding Payment Agreement. Advances will be available for a period of ten years following the Effective Date, the years during which the highest level of funding obligations will occur. Advances from the credit facility are to be repaid with interest; however, repayment of such advances will be subordinated to the Debtor's other obligations under the Funding Payment Agreement and the Senior Notes in the event of a default by the Reorganized Debtor in respect of such obligations. The amount of availability under the credit facility will, consistent with the projected level of funding requirements for the Settlement Facility, decrease by the amount of $50 million per year beginning in the sixth year following the Effective Date. Upon the expiration of the credit facility, all remaining unpaid advances are to be paid by Dow Corning; the Settlement Facility will have no obligation for repayment of any advances from the credit facility.

       4. COVENANTS; REPORTING OBLIGATIONS. The Funding Payment Agreement requires the Reorganized Debtor to observe certain covenants including to (i) make timely payment of all amounts due under the Funding Payment Agreement, (ii) maintain its properties, (iii) maintain its corporate existence, (iv) limit its ability to engage in consolidations or mergers, (v) not pledge, assign, transfer, or grant a lien in its Insurance Proceeds except for the benefit of the Trust; (vi) not take actions that would have a material adverse effect on its ability to satisfy its funding obligations under the Funding Payment Agreement. The Reorganized Debtor is also required to provide the Finance Committee and the Claimants' Advisory Committee with (i) copies of all publicly-filed financial

                                                                        Page 77
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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
    reports and its annual audited financial statements for a period of eight years following the Effective Date (and for later periods if determined appropriate by the Finance Committee), (ii) unaudited quarterly financial statements, and (iii) a quarterly statement by an officer that there has been no default under the agreement or the occurrence of an event that has a material adverse effect on its ability to perform under the agreement.

       5. EFFECT OF DEFAULT UNDER THE FUNDING PAYMENT AGREEMENT. In the event of a payment default under the Funding Payment Agreement, interest shall accrue on the unpaid payment (or portion thereof) at the prime rate of interest plus 1 1/2%. This interest is not included within the $2.35 billion (NPV) funding cap. In the event of two or more payment defaults and/or a breach of any covenant under the Agreement, the Claims Administrator and the Claimants' Advisory Committee shall have the right to seek the imposition of any and all remedies from the District Court. The District Court may impose such remedies as it determines to be necessary and appropriate to fully protect the rights of the Settlement Facility to payment in full, to protect against future defaults, and to maintain the Settlement Facility's rights vis a vis other creditors of the Reorganized Debtor.

     J. CLAIMS RESOLUTION PROCEDURES UNDER THE SETTLEMENT FACILITY AND THE LITIGATION FACILITY. As their names suggest, the Settlement Facility and the Litigation Facility will use different approaches to resolve Claims. The Settlement Facility will offer Settling Personal Injury Claimants a variety of options to settle their Claims. Claimants who elect not to settle must risk litigating the merits of their Claims and Surviving Third Party Claims against the Litigation Facility. Claimants whose Claims are processed in the Settlement Facility must resolve their Claims under the Settlement Facility and may not pursue their Claims in any other manner, including litigation. The Plan further provides for the transfer of certain Claims related to Personal Injury Claims to the Litigation Facility for resolution. Non-settling Claimants whose Claims are processed in the Litigation Facility must resolve their Claims under the Litigation Facility and may not take advantage of the settlement options offered by the Settlement Facility. Following is a summary of the basic resolution procedures used by the Settlement Facility and the Litigation Facility. THE FOLLOWING SUMMARY, HOWEVER, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXTS OF THE SETTLEMENT FACILITY AGREEMENT AND THE LITIGATION FACILITY AGREEMENT.

       1. RESOLVING BREAST IMPLANT PERSONAL INJURY CLAIMS UNDER THE SETTLEMENT FACILITY: THE PHILOSOPHY OF SETTLEMENT. The methods for resolving Breast Implant Claims under the Settlement Facility encourage Claimants to settle their Claims without facing the uncertainty of litigation. The Proponents believe that the settlement options under the Settlement Facility offer Claimants reasonable compensation for Claims based on objective proof evaluated by independent and neutral parties. Claimants whose Breast Implant Claims are processed under the Settlement Facility have the opportunity to participate in three settlement options.

         A. EXPLANTATION PAYMENT OPTION. Claimants can receive a one-time payment in the amount of $5,000 if they have a Dow Corning Breast Implant removed during the period after December 31, 1990 and ending on the tenth anniversary of the Effective Date. That payment would be made upon the Claimant's providing proof that she had a Dow Corning breast implant (or breast implants) and, by contemporaneous surgical record or hospital record, that the breast implant(s) had been removed. (If, however, the Breast Implant was removed in 1991 and was replaced with another silicone gel breast implant in that same procedure, the Claimant is not eligible to receive payment under this option. If the Breast Implant for which explantation benefits are sought was removed after January 1, 1992, and was replaced with another silicone gel breast implant either in the same procedure or any subsequent procedure, the Claimant is not eligible to receive payment under this option.)

         If a Claimant wishes to have her implant(s) removed and does not have the funds to pay for the procedure, the Claims Office can arrange for the direct payment of up to $5,000 to the selected provider for the procedure. (If the cost of the explantation procedure is less than $5,000, the difference between the actual cost of the procedure and the $5,000 explantation benefit will be paid to the Claimant.)

         All applications for payment under this option must be received on or before the tenth anniversary of the Effective Date. Any deficiencies in the application must be cured within six months of notification of such deficiencies.

         B. RUPTURE PAYMENT OPTION. Under this option, any Claimant who can demonstrate that, prior to the second anniversary of the Effective Date, she had a Dow Corning Breast Implant that ruptured after implantation and prior to the explantation procedure will receive a one-time payment of $20,000, and will be qualified, if funds are available, for a "Premium" payment of up to $5,000. ("Rupture" is defined to mean

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
      the failure of the elastomer envelope(s) surrounding a silicone-gel implant to contain the gel, resulting in contact of the gel with the body, not solely as a result of "gel bleed," but due to a tear or other opening in the envelope occurring after implantation and prior to the explantation procedure.) An eligible claimant will be entitled to receive only one payment, regardless of the number of qualified ruptures.

         In limited circumstances where a documented serious chronic medical condition precludes the surgical removal of the Breast Implant, and qualifying proof of Rupture through MRI examination is provided, the Claimant shall be eligible to receive benefits under this option without undergoing explantation.

         In certain circumstances, a Claimant whose Rupture Claim documentation is classified as unacceptable by the Claims Office may submit the Rupture Claim to the Reorganized Debtor through an "individual review process." Claimants whose medical documentation demonstrates visual confirmation of a breach in the envelope or migration of silicone from a Dow Corning Breast Implant may authorize the submission of those records, redacted to preserve the Claimant's confidentiality, for review by the Reorganized Debtor. The Reorganized Debtor will have sixty days to review the Claimant's submission to either accept or reject the Rupture Claim. The Reorganized Debtor shall consider and not unreasonably deny a Claim that includes:

                (1) Medical documentation, created before explantation surgery or within a reasonable time after explantation, demonstrating visual confirmation of a breach in the elastomer envelope found upon or prior to removal of a silicone gel Breast Implant; or

                (2) Medical documentation demonstrating migration along tissue planes distant from the implant of a substantial mass of material confirmed by biopsy to be silicone from a ruptured Dow Corning single or double-lumen silicone gel Breast Implant.

         In connection with this individual review process, the Reorganized Debtor shall be entitled, at its expense, to review, test and examine any explant materials and/or pathology slides that have been preserved.

         If the Reorganized Debtor denies the Rupture Claim, the Claimant can appeal to the MDL 926 Court (or its designee for such appeals). The decision of the MDL 926 Court or its designee is final and binding on both the Claimant and the Reorganized Debtor.

         To be eligible for the Rupture Payment Option, the Claimant must submit her Claim therefor, together with all supporting documentation, to the Claims Office on or before the second anniversary of the Effective Date. If a Claimant is explanted within ninety days prior to this deadline, the Claimant may have up to thirty days after the deadline to submit the required application and documentation. In the event of any deficiency in the Claim form or supporting documentation, the Claimant shall have six months following notification thereof to cure the deficiency.

         C. DISEASE PAYMENT OPTION OR THE EXPEDITED RELEASE PAYMENT
      OPTION. In addition to requesting compensation for an explant or rupture of a Breast Implant, a Breast Implant Claimant may obtain compensation under either the Disease Payment Option or the Expedited Release Payment Option.

                (1) DISEASE PAYMENT OPTION. Under this settlement option,
            settling Breast Implant Claimants who have certain defined symptoms or medical conditions will be eligible to receive a payment from the Settlement Facility. The CRP, attached as Annex "A" to the Settlement Facility Agreement, defines the particular medical conditions that will qualify for payment and describes the different payment categories. There are eight different compensation levels for which Breast Implant Claimants might qualify based on specified diseases or medical conditions. In general, the amount that the Claimant receives will depend on the nature of the medical condition and the type of documentation submitted to support the Claim. The amounts for which the Claimant qualifies will be paid in the form of a "Base" payment, which will be paid as a First Priority Payment, and a "Premium" payment, to be paid, if funds remain available, as a Second Priority Payment.

               Claimants may seek recovery under one of two different sets of disease criteria. Disease Payment Option I provides compensation based on the disease definitions and severity/disability categories in the Original Global Settlement Disease Schedule (Exhibit D to the Breast Implant Settlement Agreement Notice.) This option is equivalent to Option One--Fixed Benefit Option of the Revised Settlement Program. Breast Implant Claimants who meet the definitions and criteria specified for the disease compensation program in the Original Global Settlement Agreement will qualify for Compensation Level One--A, B or C of the compensation levels in the Settlement Facility.

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

               Disease Payment Option II provides compensation based on
            disease definitions and criteria set forth in the guidelines of the Revised Settlement Program Long Term Benefit Schedule. Those who qualify under Disease Payment Option II will be eligible for one of five compensation levels under the Grid.

               The Claims Office will be responsible for determining whether the documentation submitted satisfies the definitions and criteria specified. If the Claims Office determines that the documentation is deficient, the Claimant will be notified of such deficiency and the procedures to cure such deficiency. The Claims Office will be authorized to accept documents and records previously submitted to and acceptable under the procedures of the MDL 926 Claims Office by Breast Implant Claimants under the Global Settlement Agreement or RSP in the MDL 926 Court.

               The process for evaluating Claims under this settlement option and for determining the appropriate compensation level consists of three (3) steps. First, the Claims Office will review each Claim to determine whether it is subject to certain threshold disqualifications. For example, a Claimant who has previously settled her Claim with Dow Corning would not be eligible to participate in the settlement option. Second, the Claims Office will determine whether the Claim meets the specific qualification criteria that describe the nature of the eligible medical conditions and the documentation required to support the Claim. These qualification criteria include various symptoms, diseases and medical findings, as well as disability. Third, if the Claims Office confirms the existence of an eligible medical condition for which the Claimant applied, then it will determine the applicable compensation level on the Grid. Each Claimant will be entitled to payment for one Covered Condition, subject to the right to receive payment for Increased Severity, and shall be placed in the highest compensation level applicable based upon the Claims submission. (The ability of a Claimant to apply for additional compensation due to Increased Severity does not impair or otherwise affect the terms or scope of the release and discharge provisions of the Plan and the Confirmation Order.)

               If the Claimant disputes the evaluation of her Claim, she may have the decision of the Claims Office reviewed by the Claims Administrator and, if not satisfied by the determination of the Claims Administrator, by the Appeals Judge. The review process is more fully described in subsection (h), which follows.

               The Allowed amounts payable to a qualifying Claimant under the
            Disease Payment Option is subject to adjustment if the Claimant has received both a Dow Corning Breast Implant(s) and a silicone gel breast implant(s) made by any of the Participating Co-Defendants. In that event, the Allowed amount(s) payable under the Disease Option to such Claimant shall be reduced by 50%. In the event that such a Claimant has a Rupture Claim and has previously received or receives an "enhanced rupture payment" under the Revised Settlement Program, her compensation under the Rupture Payment Option (discussed in subsection (b) above) will also be reduced by 50%.

                (2) EXPEDITED RELEASE PAYMENT OPTION. This option consists of an expedited payment to Claimants who are Breast Implant Users. Claims processed under this option can qualify for payment without proof of a qualifying medical condition and without the potential delays of processing a disease claim. Breast Implant Claimants who do not presently assert a qualifying medical condition may choose to accept the Expedited Release Payment in full satisfaction of potential disease claims or may forgo any immediate payment and preserve their right to seek compensation if they manifest such a condition before the fifteenth anniversary of the Effective Date.

               Under the Expedited Release Payment Option, Claimants must provide the Settlement Facility with acceptable evidence that the Breast Implant is a Dow Corning product. Acceptable evidence includes hospital or surgical operative records from the implant or explant procedure specifying that the Claimant was implanted with a Breast Implant, or a copy of the Claimant's medical records containing the Breast Implant package label. The compensation under this option is fixed at $2,000 per Claimant, regardless of the number of Breast Implants (and, if applicable, the number and/or types of Other Products) associated with a Claim(s) asserted by the Claimant.

               The Expedited Release Payment Option will be available, unless extended or renewed by the Claims Administrator, for three years after the Effective Date.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         D. CLAIMS OF FAMILY MEMBERS. Certain Claims have been asserted by the spouses, parents and children of Personal Injury Claimants. These Claims, referred to as "FAMILY MEMBER CLAIMS," are comprised of (i) "CONSORTIUM CLAIMS," and (ii) "CHILDREN DIRECT CLAIMS."

               I. CONSORTIUM CLAIMS are Claims that derive from the
            relationship of a spouse, parent, child or other individual related to or claiming some personal relationship to a Breast Implant User, Other Product User, or a Non-Dow Corning Breast Implant User to the extent those claims are recognized under applicable non-bankruptcy law. The option to settle Consortium Claims shall be controlled by and be subject to the election of the Breast Implant Claimant, the Other Products Claimant or the Non-Dow Corning Breast Implant Claimant (the "PRIMARY CLAIMANT"). If the Primary Claimant elects the settlement option described in
            Section 5.4 of the Plan or is deemed to be a Settling Claimant because of a failure to timely elect to litigate, then any and all Consortium Claims related to that Primary Claimant shall be deemed settled and discharged for no additional compensation regardless of whether the Family Member elects or would have elected to litigate his or her Consortium Claim separately. Thus, the settlement Grid amount specified for such Primary Claimant is intended to cover both the Primary Claimant and the related Consortium Claims, and, accordingly, the Primary Claimant's election to take the settlement option shall operate as a release of both her Claims and all related Consortium Claims.

               If the Primary Claimant elects to litigate, any Consortium
            Claims that could be brought under applicable non-bankruptcy law must be brought against the Litigation Facility pursuant to
            Section 5.4.2 of the Plan, which provides for liquidation of all Non-Settling Personal Injury Claims pursuant to the Litigation Facility Agreement.

                II. CHILDREN DIRECT CLAIMS are Claims asserted by children born to a Breast Implant User or Non-Dow Corning Breast Implant User arising from the alleged exposure to the Breast Implant, Other Product or the component parts of those products in utero, through breast feeding or otherwise.

               Any Children Direct Claims made will be resolved through the procedures established by the Litigation Facility. For these purposes, such "CHILDREN DIRECT CLAIMANTS" shall be deemed to be "Non-Settling Personal Injury Claimants." There is no settlement option available to Children Direct Claimants.

         E. HOW CLAIMS ARE PROCESSED. The Settlement Facility is instructed to process Claims and pay Allowed Claims as promptly as possible consistent with the need to assure appropriate review of Claim submissions. The settlement program is designed to resemble, to the greatest extent possible, the claims process in the Revised Settlement Program. Accordingly, the Claims Office shall use the settlement protocols of the MDL 926 Claims Office and shall use the personnel of the MDL 926 Claims Office to process Claims for payment.

         The Settlement Facility will observe the following guidelines in ordering the Claims for review and payment:

                (1) The Claims Office shall adopt procedures to maintain the confidentiality of all Claim files and Claimants' identities. Every Claimant is entitled to a copy of his/her Claim file.

                (2) Claims will generally be processed within each payment option elected in the order in which completed submissions are received.

                (3) Review of Proof of Manufacturer, and Claims for
            explantation and rupture may begin as soon as Claimants submit the appropriate form(s) and documentation. Breast Implant Claims for disease will not be allowed or processed until the Claimant has acceptable proof (or only a minor deficiency) in her Proof of Manufacturer.

                (4) All Claimants may supplement their prior submissions to the MDL 926 Claims Office to support a Claim in this Settlement Program.

         The ordering process just described will quickly provide value to a significant number of Claimants.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         F. PAYMENT OF CLAIMS--GENERALLY. Upon Allowance/17/, Claims will be paid based upon the determination of the Finance Committee regarding available funding under the Funding Payment Agreement. On the Effective Date, the Settlement Facility will receive initial funding of at least $985 million, which, in the Proponents' view, should be adequate to distribute payments to Claimants in the early stages of the operations of the Settlement Facility. Following the Effective Date, the Settlement Facility (with the exception of the payment of recoveries of insurance proceeds), will be funded on an "as needed" basis, and the Claims Administrator will be authorized to make monthly requests for funding, based on the results of actual Claims resolution.

         Provided that the caps on annual funding are not exceeded, the "Base" amount of Claims should be paid promptly after Allowance. (Payments under any settlement option will be reduced by any amount previously paid to the Claimant or her physician or other health care provider (a) under the Dow Corning Removal Assistance Program or (b) in prior partial settlements between Dow Corning and the Claimant that did not result in a full or general release of claims.) Dow Corning is responsible for providing the Claims Administrator with adequate information to determine whether such setoffs apply.

         If, on the other hand, the Finance Committee determines that there will be insufficient funds to pay the scheduled payments on all Allowed Claims in full immediately, the Settlement Facility shall, upon the recommendation of the Finance Committee and with the permission of the District Court, make proportional and/or installment distributions, with further payments to be made when additional funds become available to the Settlement Facility.

         Finally, in the event it is determined, on or after the fourth anniversary of the Effective Date, that the level of required funding from Dow Corning will be insufficient to pay all Allowed First Priority Payments in the Settlement Facility from the Settlement Fund, the Finance Committee shall have the authority to seek an order authorizing the payment of First Priority Payments out of the Litigation Fund. The Finance Committee may recommend and seek an order of the District Court authorizing access the Litigation Fund for payment of the Allowed First Priority Payments. Such order shall be based on a finding (i) that funds are needed for payment of First Priority Payments, and (ii) that the remaining assets in the Litigation Fund, after accounting for the proposed payment of First Priority Payments, will be adequate to pay all Claims that may be paid from the Litigation Fund.

         G. RELEASE. By accepting payment from the Settlement Facility, a Claimant will release all Claims against the Facilities and provide additional documentation (by endorsement of the settlement check) of the release under the Plan of the Released Parties and their property.

         H. REVIEW. If a Claimant disputes the Claims Office's evaluation or characterization of the Claimant's Claim under the compensation structure of the Claims Resolution Procedures of the Settlement Facility, the Claimant may have the Claims Office's decision reviewed by Claims Administrator. That review will be initiated by written request to the Claims Administrator requesting review of the action of the Claims Office. The review of the Claims Administrator will be a de novo review, i.e., the review will be made independently of the prior findings of the Claims Office and based on a fresh review of the Claim file of the Claimant.

         If the Claimant is dissatisfied by the decision of the Claims Administrator, the matter may be further appealed to the Appeals Judge. That request is initiated by a written request addressed to the Appeals Judge. In this appeal, as with the first appeal, the burden of proof will be on the Claimant. The review by the Appeals Judge is restricted to a review of the appeal record and the Claim file, and may not result in a modification of substantive eligibility criteria. The decision of the Appeals Judge will be final and binding on the Claimant and the Settlement Facility.

       2. RESOLVING OTHER PRODUCTS PERSONAL INJURY CLAIMS AND SILICONE MATERIAL CLAIMS UNDER THE SETTLEMENT FACILITY. The philosophy underlying the resolution of Other Products Personal Injury Claims and Silicone Material Personal Injury Claims under the Settlement Facility is the same as that for the resolution of Breast Implant Claims. However, due to the limited range of conditions presented by the Other Products Claims and Silicone Material Claims, the options for resolution of such Claims are more limited, as described herein.

----------------------

   /17/See footnote 5 regarding the effect, if any, of objections to Personal Injury Claims filed by the Commercial Committee.

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         A. OTHER PRODUCTS SETTLEMENT OPTIONS. The settlement options under the Settlement Facility for Covered Other Products Users are the Expedited Release Payment Option and the Medical Condition Payment Option. To be eligible to receive compensation under this option a Covered Other Products User must submit the appropriate forms on or before the second anniversary of the Effective Date. Similar to the treatment provided to Breast Implant Claimants described in section 6.6(J)(1)(c)(2) above, the first option consists of an Expedited Release Payment of $1,000 to Covered Other Products Users based on proof that their implant is a Dow Corning Product. Acceptable evidence includes hospital or surgical operative records from the implant or explant procedure specifying that the Claimant was implanted with an Implant, or a copy of the Claimant's medical records containing the Implant package label. If the proof just described is unavailable, the Settlement Facility will accept a statement from the medical doctor who performed the implantation or from a responsible person at the treating facility, attesting that the Claimant was implanted with an implant and providing the basis for that conclusion. The compensation Allowed under this option is determined per Claimant, regardless of the number and/or types of Other Products (and, if applicable, the number of Breast Implants) associated with a Claim(s) asserted by the Claimant.

         The other option available to Covered Other Products Users is the Medical Condition Payment Option. This option consists of a payment to Covered Other Products Users who have specified symptoms or medical conditions, and requires a higher level of proof from the Claimant and more detailed evaluation by the Claims Office. The Claims Office will evaluate and categorize Claims according to the guidelines and criteria set forth in the Claims Resolution Procedures document attached to the Settlement Facility Agreement. Generally, the process for determining the compensation of Claims consists of these steps: First, the Claims Office will review each Claim to determine if it is subject to certain threshold disqualifications. If the Claim is disqualified, the Claims Office will reject the Claim and so notify the Claimant. Next, if no threshold disqualification is found, the Claims Office will determine whether the Claim meets the stated criteria for a qualified medical condition. Last, if the Claims Office confirms the existence of a qualified medical condition, then the Claimant will be notified of the Allowed compensation level.

         The amount to be paid to settling Other Products Claimants is subject to a number of variables. The Claims are to be paid from a fixed fund (the "OTHER PRODUCTS FUND") in the amount of $36 million
      (NPV) (including $6 million (NPV) designated as a "Premium" payment). In distributing the Other Products Fund, the Claims Administrator has the authority to reduce payments to Other Products Claimants whose Implants were in place for more than five years. Conversely, if funds remain available from the aggregate $36 million (NPV) cap after paying all Allowed Other Products Claims held by settling Other Products Claimants, the remaining amount shall be disbursed, using guidelines developed by the Claimants' Advisory Committee and the Claims Administrator, to Other Products Claimants (including implant Claimants with TMJ devices, knee, hip, large or small orthopedic devices, and chin or facial implants) who have demonstrated the most serious injuries or conditions.

         B. SILICONE MATERIAL CLAIMS. All Silicone Material Claimants are required to submit the supporting documentation for their Claims by the second anniversary of the Effective Date. Thereafter, the Claims Administrator shall determine, based on the settlement option elected by and approved for each Claimant and the number of Silicone Material Claimants, the amount payable for each Claim from the Silicone Material Claimants Fund of $57.5 million (NPV). The Claims Administrator is to allocate the Silicone Material Claimants Fund such that all Silicone Material Claimants who elect the Expedited Payment Option will receive the same amount and Silicone Material Claims under the Disease Payment Option shall receive no more than 40% of the amount paid to Breast Implant Claimants under the equivalent level of the Grid.

         The payments to be made to Silicone Material Claimants are further subject to dollar-for-dollar reduction or "marshaling" for any payment that the Claimant has received or is eligible to receive from any other breast implant manufacturer, except that Silicone Material Claimants whose breast implants were made by CUI, Mentor or Bioplasty will be deemed to have marshaled all of the assets of those Entities and will be subject to no reduction.

         In the event funds from the Silicone Material Claimants Fund remain after payment for Allowed Claims as calculated by the Claims Administrator, the Claims Administrator has the discretion to make a supplemental pro rata distribution to holders of Allowed Silicone Material Claims.

         C. OTHER SETTLEMENT PROVISIONS. Other elements of the settlement procedures of the Settlement Facility, including those for the release of Claims of Family Members, for the processing and payment of Claims, and for the requirement of a release as a condition of settlement are essentially the same as for the

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION resolution of Breast Implant Personal Injury Claims, and are discussed in more detail in the foregoing section 6.6(J)(1)(c) through (h).

       3. PAYMENT OF FOREIGN CLAIMS.

         A. PAYMENT ADJUSTMENT. The amounts payable for Foreign Breast Implant and Other Product Claims shall be 60% (for Category 1 and 2 countries) or 35% (for Category 3 and 4 countries) of the amounts payable to Domestic Claimants, depending on country of residence (see EXHIBIT "C"). The proposed reduced settlement payments reflect Dow Corning's belief that the recoveries for product liability claims in foreign countries are substantially less than those available in domestic courts under applicable domestic law, based on differences between foreign and United States substantive law and legal systems, and various procedural, cultural and economic factors (which vary from country to country), which, in Dow Corning's belief, support the separate classification of Foreign Claims, and the reduced settlement payments offered to their holders, under the Plan. Some parties disagree with Dow Corning's belief in this regard.

         The schedule describing the adjustment to be made for payment of Foreign Claims is included as EXHIBIT "C" to this Disclosure Statement. The Debtor has entered into several settlement agreements with Foreign Claimants in Quebec, Ontario, and British Columbia, and is providing Australian Claimants with the Australia Breast Implant Settlement Option. While those arrangements, which are to be approved at the time of confirmation, provide for the creation of separate settlement funds and the establishment of their own grids for Claim resolution, the criteria for Claim Allowance and the compensation therefor are comparable to the treatment of Foreign Claims under the Grid (as adjusted).

         B. CATEGORIZATION OF FOREIGN CLAIMS. Foreign Claimants are classified into categories based on their country of residence for purposes of calculating the appropriate settlement payment. The categorization of countries is determined generally based on the per capita GDP of each country as compared to the per capita GDP of the United States, as well as certain additional factors. Specifically, Category 1 countries include countries with a purely common law legal system. Category 2 is comprised of countries with a per capita GDP greater than 60 percent of the GDP of the United States and all countries in the European Union. Category 3 is comprised of countries with a per capita GDP of between 30 percent and 60 percent of that of the United States. Category 4 is comprised of countries with a per capita GDP of less than 30 percent of that of the United States. The determination of the per capita GDP is determined using The World Factbook, published by the Central Intelligence Agency.

         C. PROCEDURE FOR ADJUSTMENT TO CATEGORIZATION. The categorization of countries for purposes of computing the compensation amount for Foreign Claimants was computed based on data available as of January 29, 1999. If, due to changed economic conditions, the application of the formula for categorization of countries described at 6.6(J)(3)(b) above would result in the placement of any country in a category different than that specified on EXHIBIT "C," the Claims Administrator, with the agreement of the Debtor's Representatives and the Claimants' Advisory Committee may amend EXHIBIT "C" to place such country in the appropriate category. Such adjustments shall be permitted no more than once in any calendar year, and any recategorization shall apply to all Claimants from the affected country whose claims are paid in the year of the recategorization or in subsequent years. Foreign Claimants who believe that due to changed economic conditions their country is not correctly categorized based on the formula and data source set forth at 6.6(J)(3)(b) above may submit to the Claims Administrator a request for recategorization. In the absence of consent of the parties, the Foreign Claimant may bring a motion before the MDL 926 Court to recategorize the country.

       4. RESOLVING CLAIMS UNDER THE LITIGATION FACILITY. The procedures under the Litigation Facility allow Non-Settling Personal Injury Claimants to resolve their Claims by trial if those Claims are not earlier settled. These procedures will provide an orderly process for resolving such Claims. The litigation process will be governed by the Litigation Facility Agreement and the Case Management Orders. The terms of an initial Case Management Order have been agreed to by Dow Corning and the Tort Committee and are to be approved by the District Court at the time of the hearing to approve the Plan. The Case Management Order provides that the District Court will oversee the resolution of Claims through the Litigation Facility Agreement, assisted by a Special Master. The manner by which Claims other than LTCI Claims and Claims in Classes 11 through 17 will be processed are described below.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         A. ELECTION TO LITIGATE. Claimants will have 180 days following the earlier of (i) the Effective Date and (ii) the mailing of the notice of the election deadline pending an appeal of the Confirmation Order within which to decide whether they wish to resolve their Claims through the Litigation Facility. To elect litigation, Claimants must (i) sign and return a Participation Form to the Claims Administrator indicating their desire to bypass the Settlement Facility and have their Claim processed in the Litigation Facility and (ii) file a copy of the Participation Form reflecting the opt-out election in the Master Docket maintained by the District Court within thirty days of so electing. Claimants who do not timely return and file the Participation Form will have their Claims processed in the Settlement Facility.

         If a Claimant timely returns and files a Participation Form, but does not already have a lawsuit pending, the Claimant must then file a complaint in the District Court setting forth her Claims and must do so within sixty days of the date on which her Participation Form is filed. This requirement is tolled for minor Claimants until six months after their 18th birthday and for Unmanifested Claimants until six months after manifestation of illness or symptoms of sufficient severity to support a disease payment, provided, however, that any such tolled Claims must be filed prior to the 15th year after the Effective Date. Claimants who already have a lawsuit pending (whether in the MDL proceeding or otherwise) will have their individual files established in the Master Docket created pursuant to the terms of the Case Management Order. In addition to the individual case filings, the Master Complaint, as amended, filed in the MDL proceeding by the Plaintiffs' National Steering Committee shall also be filed in the Master Docket created pursuant to the Case Management Order in the Litigation Facility.

         Claims channeled to the Litigation Facility shall be asserted solely against the Litigation Facility. All Claims in the Litigation Facility will be consolidated for pretrial handling in the District Court.

         B. PRE-TRIAL SETTLEMENT PROCEDURES. During the pre-trial stage, the District Court, acting with the assistance of the Special Master, will develop and implement procedures for the efficient and fair resolution and trial of the cases in the Litigation Facility. Specifically, they will:

                (1) establish and implement procedures for organizing and
            presenting cases in the Litigation Facility;

                (2) finalize and implement the Case Management Orders, which will establish specific procedures for the processing of Claims;

                (3) establish guidelines for and coordinate all pretrial
            discovery;

                (4) conduct any common issue or consolidated motion practice, including, if applicable, any consolidated "Daubert" procedure;

                (5) finalize and implement pretrial settlement procedures;

                (6) establish guidelines for and coordinate the certification of cases for trial.

         To assist the Litigation Facility's evaluation of Claims, each Claimant shall prepare and file with the Litigation Facility Manager answers to a questionnaire which shall describe the nature and support for the Claimant's Claim and damages. The questionnaire shall be filed within 120 days after the later of the end of the 180-day Election Period or the date on which the Claimant's complaint is filed in the Master Docket. Claimants who have previously answered a substantially similar questionnaire or interrogatories in the MDL 926 Court shall be permitted to update and then file such answers.

         The documents and depositions in the MDL Depository in Cincinnati shall be available for use in individual trials, subject to the Rules of Evidence. Any report by the 706 Panel appointed by the MDL 926 Court shall be available to all parties for use in the Litigation Facility, subject to applicable Rules of Evidence and the orders of the MDL 926 Court.

         The Manager will ask the District Court to hear a common issue "Daubert" motion to determine certain issues that may be common to all or most of the cases in the Litigation Facility. Such a dispositive motion may include a "Daubert hearing" to assess if there is sufficient admissible evidence to permit a jury trial as

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
      to whether silicone causes systemic diseases. The Manager may also seek adjudication of other "common issues" affecting a large number of cases. The Tort Committee has reserved the right on behalf of all individual Personal Injury Claimants to argue that such common issue adjudication is not appropriate or is inconsistent with existing law. The District Court has not ruled on whether such a motion would be appropriate. However, the Debtor and the Tort Committee have agreed that a hearing on any such common issued "Daubert" motion would not commence prior to 270 days after the expiration of the six-month Election Period.

         C. TRIAL. After the conclusion of the pre-trial procedures applicable to a specific individual case, the Special Master may recommend to the District Court whether individual cases should be certified for trial. Such recommendation shall take into account, at a minimum, the following factors:

                (1) allowance for the determination of any appeals with
            respect to "Daubert" or other significant common issues;

                (2) the need to insure that all Litigation Facility
            obligations and expenses can be paid within the Litigation Fund;

                (3) the available resources of the Litigation Facility,
            including availability of witnesses, defense counsel and experts, and the overall burden on the defense effort. The Special Master and the District Court shall specifically preserve the ability of the Facility to prepare for and effectively try each case certified for trial;

                (4) the settlement history, both of opt-out cases as a whole and individual cases in particular;

                (5) the date of the filing of the case at issue;

                (6) the merits of the case at issue;

                (7) the readiness of the case for trial;

                (8) judicial efficiency; and

                (9) hardship (severity of ailment, etc.).

         In general, cases will be tried in the United States District Court for the Eastern District of Michigan, or in the federal district court where the Claim arose. However, for selected cases originally filed in state court and not removed prior to the Petition Date, the District Court may order such case to be remanded to and tried in that state court recommended by the Special Master and approved by counsel for all parties to the case (including the Litigation Facility).

         In cases certified for trial, the Litigation Facility may (i) conduct a medical examination of the Claimant and (ii) take limited depositions of the Claimant, the Claimant's spouse and his or her experts and physicians pursuant to guidelines set forth in the Case Management Order. Additional discovery may also be taken with permission of the District Court.

         All Non-Settling Claimants who proceed to litigation will have the right to trial by jury.

         D. PARTICIPATION UNDER THE PLAN BY RULE 3005 CLAIMANTS. As described above, as a result of the filing of Rule 3005 Claims by various Entities, persons covered by the filings may have a further opportunity to participate in the bankruptcy even though they did not themselves timely file proofs of claim. (See section 2.3(C) of this Disclosure Statement.) Claimants who did not timely file a proof of claim against Dow Corning by the bar date but on whose behalf a Rule 3005 Claim has been timely filed (called "RULE 3005 CLAIMANTS" in this Disclosure Statement") may file a notice of intent with the Court as provided in Bankruptcy Rule 3005 to act on her or his behalf with respect to such Claim. Notwithstanding Bankruptcy Rule 3005, a Personal Injury Claimant on whose behalf a Rule 3005 Claim has been timely filed will be entitled to file the Notice of Intent on or before 90 days after the Effective Date. Personal Injury Claimants who timely file a Notice of Intent will be considered registered with the Claims Office and will thereby have all rights as specified in the Rule 3005 filing and will be subject to all deadlines applicable to all Personal Injury Claimants. The Claims of Rule 3005 Claimants who do not timely file a Notice of Intent shall be disallowed.

         If the Rule 3005 Claimant timely files a Notice of Intent with the Court and returns a signed Participation Form to the Claims Office on or before the six-month anniversary of the Effective Date, such Claimant will

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
      have the right to elect whether to settle or litigate. Rule 3005 Claimants who do not timely elect litigation or who do not return a signed Participation Form to the Claims Office on or before the six-month anniversary of the Effective Date shall be deemed Settling Personal Injury Claimants.

         As described earlier in the Disclosure Statement, the Debtor undertook an extensive notice campaign designed to provide actual and/or constructive notice of the Bar Date in this Case. The Bar Date notification program, which was both a foreign and domestic notice program, in turn followed a significant global notification program undertaken in connection with the Original Global Settlement. As a result of these two global notification programs, the Proponents believe it unlikely that a material number of Breast Implant Claimants will utilize the Rule 3005 mechanism to assert a Claim when they did not do so in response to earlier notification programs. Further, the Proponents believe that most Claimants who have or believe they have significant injuries would have filed their own Claims. Thus, neither the number of Rule 3005 Claimants expected to come forward nor the magnitude and severity of their Claims is expected to be material.

         E. PAYMENT OF CLAIMS. Claims will be Allowed in the amount at which they have been settled or liquidated through trial (following appeals). Upon Allowance, Claims will be paid in whole or in part based on the amount then available under the Litigation Facility Agreement, the Settlement Facility Agreement and the Funding Payment Agreement. The Allowed Claims shall be presented by the Manager to the Claims Administrator and the Claims Administrator and the Finance Committee shall arrange for distribution of payments. If the Finance Committee determines that currently available funds are inadequate to pay all Allowed Claims of Non-Settling Personal Injury Claimants, the liquidated Surviving Third Party Claims, the Allowed Miscellaneous Raw Material Claims and the Allowed Claims of Other Products Claimants whose Claims did not arise from a Covered Other Product in full immediately out of the Litigation Fund, the Finance Committee, with the approval of the District Court, may pay such Claims in installments (based upon the principle of treating all similar Claims in substantially the same manner), with further payments to be made when additional funds become available to the Litigation Facility.

         The Mahlum Claims and the Spitzfaden Claims shall be transferred to the Litigation Facility for resolution in certain circumstances as described in section 6.16.5 of the Plan and section 6.7(D) of this Disclosure Statement, which also describe the treatment of these claims absent transfer. If these Claims are so transferred, they shall be paid on the following basis:

         The amount of any settlement of the Mahlum Claims and the Spitzfaden Claims entered into after the Effective Date, and approved by the Debtor and the Shareholders, will be paid by the Reorganized Debtor and/or the applicable Shareholder up to certain limits specified in the Litigation Facility Agreement and, unless otherwise agreed by the Claimants Advisory Committee, not from the Settlement Fund or the Litigation Fund. Any portion of a settlement in excess of those limits will be paid from the Settlement Fund, but only if approved by the Claimants' Advisory Committee. The amount of any judgment obtained by the eight named Spitzfaden Claimants that is entered after those Claims are transferred to the Litigation Facility will be paid by the Reorganized Debtor and not from the Settlement Fund or the Litigation Fund.

         The amount of any judgment obtained by the Mahlum Claimants or the absent class members holding Spitzfaden Claims that is entered after those Claims are transferred to the Litigation Facility will be paid on the same basis as payments are made on Allowed Claims of Non-Settling Claimants, as described in this section of the Disclosure Statement.

         The Litigation Facility shall have no liability for and shall not pay any judgment or arbitration award to the extent it imposes several liability against or allocates comparative fault to a Settling Physician or Settling Health Care Provider. Payment for such awards shall be made by the Settling Physician or Settling Health Care Provider.

         To the extent the Settling Physician or Settling Health Care Provider, however, pays (i) a judgment or award, (ii) a cost in connection with the posting of a supersedeas bond, or (iii) other amounts, for any of which the Litigation Facility is also liable, the paying defendant shall have a claim for reimbursement, with interest, from the Litigation Facility. Such claim shall be subordinate to the obligation of the Litigation Facility to make payments to Personal Injury Claimants. If, however, the Claims Administrator or the affected defendant believe that the Litigation Facility has become adequately funded to timely meet its obligations to Claimants and pay the reimbursement claim, either may seek permission from the District Court to accelerate payment of the reimbursement claim to the affected defendant.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

         The Litigation Facility will remain in existence until Dow Corning's funding obligations have terminated in accordance with (S) 2.01(d) of the Funding Payment Agreement. The Funding Payment Agreement obligates Dow Corning to continue payments for up to 16 years following the Effective Date of the Plan, unless all Allowed Claims have been liquidated and paid before such time. The Litigation Facility will remain in existence at least until these payment obligations have ceased. Thereafter, the Manager of the Litigation Facility must seek Court permission to terminate after making adequate provisions to wind-up the affairs of the Litigation Facility.

       5. LTCI CLAIMS. LTCI Claims will be liquidated by tendering the defense thereof to (and enforcing the indemnity obligations of) the party or parties obligated to indemnify the Litigation Facility (as the Reorganized Debtor's assignee) for LTCI Claims under the applicable LTCI Indemnities relating thereto.

       6. PUNITIVE DAMAGES. All Claims for punitive or exemplary damages shall not be Allowed Claims.

       7. CLAIMS IN CLASSES 11 THROUGH 15 AND 17. Each Claimant in Classes 11 through 15 and 17 (which includes Claims held by Claimants in Class 14 that elect to litigate their Claims) whose Claim is to be liquidated in the Litigation Facility (i) shall not receive any payment from the Debtor and/or the Settlement Facility if (and to the extent) their Claim is disallowed pursuant to any common issue litigation procedures, and
    (ii) shall retain the right to adjudicate their Claim through litigation, subject to the provisions of the Plan and the Litigation Facility Agreement.

       The Debtor believes that non-disease Claims previously paid by Other Claimants are still unliquidated as to the Debtor because no determination of the Debtor's liability has yet occurred, and thus, are not automatically payable by the Debtor. Through procedures to be developed and implemented by the Litigation Manager, and further subject to the docket controls and other procedures implemented by the Court, resolution of an Other Claim held by a Claimant in Classes 11 through 15 and 17 may be effected in conjunction with the resolution of the related underlying Personal Injury Claim. (Please refer to section 6.6(J)(4) of this Disclosure Statement for a more detailed description of the procedures to be implemented by the Litigation Manager in connection with the Other Claims described in this paragraph.) Payment of such Claims, if Allowed and qualified for payment, shall be made subject to the terms of the Litigation Facility Agreement, the Settlement Facility Agreement and the Funding Payment Agreement.

       8. CLAIMS IN CLASS 16. Except as provided in the Litigation Facility Agreement and in section 6.16 of the Plan with respect to the Mahlum and Spitzfaden Claims, the Shareholder Claims in Class 16 shall be released and discharged upon the Effective Date. The treatment of the Shareholder Claims relating to the Mahlum Claims and the Spitzfaden Claims is described in section 6.4(M)(6) of the Disclosure Statement.

     K. OTHER OBLIGATIONS OF THE REORGANIZED DEBTOR. The Reorganized Debtor will (i) review all Claims filed against the estate (other than Personal Injury Claims and Other Claims assumed by the Litigation Facility) and, if advisable, object to such Claims; and (ii) investigate, prosecute, settle, or dismiss all Debtor Actions and its retained interest in Insurance Debtor Actions for the benefit of the Reorganized Debtor. The Reorganized Debtor shall be entitled to receive all Debtor Action Recoveries and any retained interest in Insurance Debtor Action Recoveries.

    6.7 EFFECTS OF PLAN CONFIRMATION.

     A. DISCHARGE. Except as otherwise expressly provided in the Plan or the Confirmation Order, confirmation of the Plan shall discharge the Debtor as of the Effective Date from and completely extinguish the Debtor's liability for any Claim and Debt, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such Debts, whether such interest accrued before or after the date of commencement of the Case, and including, without limitation, all Claims and Debt based upon or arising out of Products Liability Claims, and from any liability of the kind specified in sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not a Proof of Claim is filed or is deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code, or the holder of such Claim has accepted or rejected the Plan.

     B. VESTING. Except as expressly provided in the Plan, on the Effective Date the Reorganized Debtor will be vested with all of the property of the estate free and clear of all Claims, Liens, encumbrances, charges and other interests

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION of Creditors and Shareholders, and may operate its business free and clear of any restrictions imposed by the Bankruptcy Code or the Court.

     C. RELEASE.

       1. DESCRIPTION OF RELEASE. As set forth more fully in section 8.3 of the Plan, all Debtor-Affiliated Parties, the Shareholders, all Shareholder-Affiliated Parties, and the insurance companies who have settled with Dow Corning (and their Representatives) will be released from any and all Products Liability Claims, whether known or unknown, except for the obligations of those parties pursuant to the Plan and the related agreements. This means that anyone with a Claim relating to a Breast Implant or any of the other Claims being released will not be able to sue any of the Released Parties, including Dow Corning, Dow Chemical, Corning and the Settling Insurers. However, section 8.3 will not affect contribution, indemnity, subrogation, or other claims of non-settling Insurance Companies against Settling Insurers to the extent that such claims were not released by the orders approving the settlement agreements with the Settling Insurers. Additionally, section
    8.3 of the Plan provides that the Settling Physicians, the Settling Health Care Providers, and their respective Representatives will be released by all Persons from any and all Personal Injury Claims, except for the following claims, which are not released by section 8.3: (i) Malpractice Claims/18/ against Settling Physicians or Settling Health Care Providers; (ii) Claims against the Settling Physicians or Settling Health Care Providers held by non-Settling Personal Injury Claimants, and (iii) Products Liability Claims against the Settling Physicians or the Settling Health Care Providers that are held by Claimants in Classes 11 through 15 and 17 of the Plan whose Claims are liquidated by the Litigation Facility. All Claims against the Settling Physicians and Settling Health Care Providers that are not released by section 8.3 of the Plan (other than Malpractice Claims), provided that jurisdiction over such Claims is transferred to the District Court for resolution, will be subject to a channeling injunction and will be resolved, together with any corresponding Claim against DCC, through the Litigation Facility, as described in section 6.7(D) of this Disclosure Statement, which follows.

       The effect of this release will be that any holder of a Claim being released will not be permitted to sue DCC, the Debtor-Affiliated Parties, the Shareholders, the Shareholder-Affiliated Parties, the Settling Insurers, or any Settling Physicians or Settling Health Care Providers with respect to the Released Claims. Any Person with such a Claim will be treated in accordance with the Plan and will receive the payment, if any, to which he or she may be entitled under the Plan, and this treatment will be the complete and sole compensation for their Claims (except Malpractice Claims, which are not released).

       Finally, the release of Released Parties under section 8.3 of the Plan shall (i) operate, as between all Released Parties, as a mutual release of all Products Liability Claims, and (ii) effect a release of any contribution or indemnity Claims held against any of them by DCC.

       2. HISTORY OF LITIGATION AGAINST DOW CHEMICAL. The Breast Implant Claims against Dow Chemical are based principally on its alleged role in testing silicone manufactured by DCC for use in implantable medical products. Dow Chemical denies that it ever tested silicone to determine its suitability for use in medical implants, or that it ever advised DCC on the suitability of silicone for use in medical implants. Courts overseeing breast implant litigation in New York, California and Michigan have granted summary judgment to Dow Chemical on all cases within those states, based on their determinations as a matter of law that Dow Chemical's involvement in the testing an development of silicones was too remote for Dow Chemical to be liable to Personal Injury Claimants. The New York decision has been affirmed on appeal and is now final. The California decision has been upheld by the California Supreme Court and is now final. The Michigan decision is currently being appealed to the intermediate appellate court in Michigan. In addition, the federal district court overseeing consolidated jaw implant litigation in Minneapolis, Minnesota, ruled on similar grounds that Dow Chemical could not be held liable under the law of any state for alleged dangers or defects of silicone jaw implants manufactured by DCC. This ruling has been affirmed on appeal and is now final.

----------------------

   /18/The effect of the definition of Malpractice Claims in the Plan is to determine what Claims will be released by Settling Personal Injury Claimants against Physicians and Health Care Providers. Such definition will not be applicable to, or otherwise affect, any Surviving Claims.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       Other courts have reached different decisions. The MDL 926 Court in Birmingham, Alabama originally granted summary judgment to Dow Chemical, but subsequently vacated that ruling, finding that some claimants may be able to assert valid claims against Dow Chemical under the law of some states. The MDL 926 Court did not identify any states in which claims against Dow Chemical would be valid. Dow Chemical has filed a motion seeking appellate review of the MDL 926 Court's order by the United States Court of Appeals for the Sixth Circuit. The court overseeing breast implant litigation in New Jersey ruled that claimants in that state had no valid claims against Dow Chemical for fraud, conspiracy or aiding and abetting, but could pursue their claims that Dow Chemical voluntarily undertook on behalf of DCC to determine the safety of silicone for use in medical implants and negligently performed that undertaking. Two different Texas courts, overseeing consolidated breast implant litigation in Harris County and Dallas County, ruled that claimants could pursue some, but not all, of their claims against Dow Chemical. The courts of most states have not ruled one way or the other on whether Dow Chemical can be liable under the law of their states. However, Texas, Michigan, California and New York are the states in which the largest numbers of claims have been filed against Dow Chemical.

       In addition, there have been three jury trials of silicone implant claims against Dow Chemical. In a 1994 case brought by two women against DCC and Dow Chemical in Houston, Texas, the jury found in favor of the defendants for one woman and awarded approximately $5 million in damages to the other woman. The jury also determined that Dow Chemical should be 20% responsible for this verdict. The court later determined that the jury's verdict against Dow Chemical was legally defective and awarded judgment to Dow Chemical notwithstanding the verdict. In 1995, a jury in Reno, Nevada awarded $14.1 million to one couple against Dow Chemical in a case (the Mahlum case) related to Breast Implants. In 1997, a jury in New Orleans, Louisiana found in the first phase of a multi-phase breast implant liability trial (the Spitzfaden case) that Dow Chemical could be liable for negligence, fraud and conspiracy, depending on the outcome of further proceeding regarding causation and damages in individual cases. That decision is on appeal.

       On December 31, 1998, the Nevada Supreme Court issued a ruling reversing in part and affirming in part the judgment against Dow Chemical in the Mahlum case. By a 4 to 1 vote, the Nevada court reversed all of the claims in intentional tort and the $10 million punitive damages award, holding that Dow Chemical could not be liable to plaintiffs on those claims as a matter of law. The Nevada court affirmed, by a 3 to 2 vote, the trial court's judgment holding Dow Chemical liable for negligent performance of an undertaking and the $4.1 million compensatory damages award. Dow Chemical has filed a petition for rehearing of the Nevada court's affirmance of the judgment as to the negligent performance claim.

       3. HISTORY OF LITIGATION AGAINST CORNING. Except as described below, Corning has won an unbroken string of summary judgment decisions in federal and state courts dismissing claims against it. In the MDL, Judge Pointer granted final summary judgment in favor of Corning in April 1995. The plaintiffs' appeal from that ruling was voluntarily dismissed with prejudice in March 1996 while pending in the Eleventh Circuit. In all federal cases involving silicone jaw implants, Corning was granted final summary judgment in March 1995; the plaintiffs did not appeal from this judgment. Corning has also been granted summary judgment in all state cases in New York (where the plaintiffs' appeal against Corning was dismissed for lack of prosecution), California (where plaintiffs' appeal was rejected by the Court of Appeal and the plaintiffs thereafter stipulated to the dismissal of Corning from any further appeal), Connecticut, Michigan, New Jersey, Illinois, in Harris, Travis and Dallas Counties in Texas, in Hines County, Mississippi, and in the Western Grand Division of Tennessee. Most recently, in the Spitzfaden class action in Louisiana, Corning was granted complete summary judgment by the trial court in February 1997, which was vacated and remanded as premature by the intermediate Louisiana appellate court in February 1998. After the Louisiana Supreme Court declined to hear Corning's appeal, Corning transferred the remaining Louisiana cases against it to the District Court in Michigan pursuant to that Court's prior orders and those orders of the Sixth Circuit. Corning also has filed a separate motion in the District Court, seeking its dismissal from the remaining implant cases against it, and that motion was argued on February 27, 1998. Every trial court that has ruled on plaintiffs' claims against Corning has held that no viable direct or indirect claim exists against Corning under any legal theory and has granted Corning summary judgment as a matter of law.

       4. CONSIDERATION GIVEN BY THE SHAREHOLDERS TO SUPPORT THE PLAN. In return for the release of their liability in respect of Products Liability Claims as provided in section 8.3 of the Plan (and the protections of the injunction described in the next section), Dow Chemical and Corning have agreed to support the Plan in several important ways.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       First, Dow Chemical has agreed with Dow Corning to a settlement of disputes between them concerning their shared products liability insurance. As described in more detail in section 6.6(B) of this Disclosure Statement, Dow Chemical purchased substantial excess products liability insurance coverage for itself and DCC. Although Dow Chemical paid 90% of the premiums for that coverage, most of the insurance is being contributed to the Plan and will not be available to Dow Chemical.

       Second, the Shareholders have agreed to provide a $300 million credit facility to the Reorganized Debtor. At any time during the ten-year term of the credit facility, the Reorganized Debtor will be able to access the facility to make the payments due under the Funding Payment Agreement. These funds would be paid back by Reorganized DCC.

       Third, the Shareholders have agreed to allow the Settlement Facility to make substantial payments for the disease Claims of Settling Personal Injury Claimants without requiring the Settling Personal Injury Claimants to prove causation--that is, without proof that the Claimants' diseases were, in fact, caused by a Dow Corning silicone implant. The Shareholders believe that epidemiological evidence establishes that there is no increased risk of disease in women with implants as compared with the general population. Thus, in the view of the Shareholders, their agreement to support a Plan that provides for the payment-- ultimately from their equity in DCC--of hotly-disputed Claims that they believe would not be Allowable if tested through litigation, constitutes additional, and substantial, consideration for the proposed release.

       Fourth, the Shareholders have agreed to limit their Class 16 Claims as provided in the Plan and the Litigation Facility Agreement. Among other things, the Shareholders will not be entitled to seek recovery of costs and expenses incurred by them related to litigation involving the Debtor's Breast Implants and Other Products.

       The Debtor believes that the Shareholders' contribution to the Plan is substantial, since the issues resolved by the Plan have been hotly contested for many years, and that the Plan represents the best effort of the Debtor and the Tort Committee to resolve these disputed issues in a fair way that will bring closure to all parties.

       5. TORT COMMITTEE SUPPORT OF RELEASE. The Tort Committee supports the release of the Shareholders as part of the overall terms of this Plan. The Tort Committee recognizes that the issues resolved by the Plan have been hotly contested for many years and that the Plan itself is the product of intensive negotiations between the Debtor, the Shareholders, and the Tort Committee over an extended period of time. In the judgment of the Tort Committee, the Plan, including the release of the Shareholders, is the best available way to resolve the disputed issues, thereby allowing Personal Injury Claimants to receive reasonable compensation without the additional delay of a plan process contested by the Debtor and the Shareholders.

     D. INJUNCTIVE RELIEF. As set forth more fully in section 8.4 of the Plan, in order to enforce the release described above, all persons with Claims that are released under the Plan will also be enjoined from asserting any Released Claims against any of the Released Parties. In the event any Person takes any action that is prohibited by, or is otherwise inconsistent with the provisions of sections 8.3 or 8.4 of the Plan, (i) such Person may be held in contempt of Court and shall be subject to such other sanctions as the Court deems appropriate, and (ii) upon notice to the Court by an affected Released Party, the action or proceeding in which the Claim of such Person is asserted shall automatically be transferred to the Court (or, as applicable, the District Court) for enforcement of the provisions of sections 8.3 and 8.4 of the Plan.

     As described in section 6.7(C)(1) of this Disclosure Statement, section
  8.3 of the Plan does not release the Settling Physicians or the Settling Health Care Providers from (i) Claims of Non-Settling Personal Injury Claimants, (ii) Claims held by Claimants in Classes 11 through 15 and 17 of the Plan whose Claims have been assumed by the Litigation Facility, or
  (iii) Malpractice Claims, as defined in the Plan. As more particularly set forth in the Plan, those Claims that are not released are collectively referred to as "SURVIVING CLAIMS." As provided in sections 8.5 of the Plan, all Persons who have Surviving Claims (other than Malpractice Claims) will conditionally be entitled to pursue liquidation of their Surviving Claims against a Settling Physician and/or a Settling Health Care Provider in the District Court. (Surviving Malpractice Claims shall not be channeled and shall be liquidated in the courts where such claims have been or may be filed.) Section 8.5 of the Plan calls for a "channeling injunction" providing for the consolidation of the channeled Surviving Claims for resolution and litigation with the Claims against the Litigation Facility. The channeled Surviving Claims will be processed, settled, tried and otherwise resolved under the same steps as Claims against the Litigation Facility, as described in section 6.6(J)(4) of this Disclosure Statement with respect to Personal Injury Claims and, as described in section 6.6(J)(7) of this Disclosure Statement, with respect to Claims of the type that are classified in Classes 11 through 15 and 17. The channeling effect of the injunction as to the Surviving Claims against Settling

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION
  Physicians and Settling Health Care Providers is conditioned on such Claims becoming "ASSUMED THIRD PARTY CLAIMS" (i.e. such Claims being transferred as Claims "related to" the bankruptcy Case, to the District Court). As of the date of this Disclosure Statement, no such transfer has occurred.

     The Mahlum Claims and the Spitzfaden Claims (if not earlier resolved) will also be subject to the channeling injunction and shall be transferred to the Litigation Facility for resolution, but such transfer shall not occur (i) in the case of the Mahlum Claims, unless the existing judgment is reversed and the case is remanded for retrial, and (ii) in the case of the Spitzfaden Claims, until the existing judgment entered in Phase I proceedings is resolved by Final Order, and then only to the extent the judgment is affirmed as against Dow Chemical. The Claims will be resolved through the Claim resolution procedures contained in the Litigation Facility Agreement and the Case Management Orders. The provisions for payment of any such Claims that become Allowed are described in section 6.6(J)(4)(e).

     Allowed Assumed Third Party Claims for which the Litigation Facility is liable will be paid from the Litigation Fund, provided that there is adequate funding to do so. If the Claims Administrator determines that currently available funds are inadequate to pay all Claims that are to be paid from the Litigation Fund, the Claims Administrator may pay Claims proportionally, with further payment to be made when additional funds become available to the Litigation Fund as provided in the Funding Payment Agreement.

     In the event Settling Physician or Settling Health Care Provider pays a judgment or award in respect of a Claim for which the Litigation Facility is liable, or pays other amounts for which the Litigation Facility is liable, that party will have a claim for reimbursement, with interest, from the Litigation Facility. The right to reimbursement, however, will be subordinate to the obligation of the Litigation Facility to pay Allowed Personal Injury Claims and the liquidated amount of Surviving Claims, as provided in the Litigation Facility Agreement.

     Notwithstanding the foregoing discussion, the Litigation Facility shall have no liability for and shall not pay any judgment or arbitration award to the extent it imposes several liability against or allocates comparative fault to a Settling Physician or Settling Health Care Provider. Payment for such awards shall be made by the Settling Physician or Settling Health Care Provider.

     E. SUPPLEMENTAL RELEASE AND INJUNCTION FOR CERTAIN SETTLING
  INSURERS. The release and injunction provided in sections 8.3 and 8.4 of the Plan shall, with respect to the London Market Insurers and TIG Insurance, include, without limitation, the prohibition against the commencement, continuation and/or enforcement of claims against (i) the London Market Insurers with respect to all Claims arising from or related to the development, manufacture and/or sale of any products by DCC, as well as certain environmental claims, all as described in the Order Authorizing and Approving Compromise and Settlement With the London Market Insurers entered on March 25, 1996, and (ii) TIG Insurance with respect to pollution claims under the Excess Policy, as defined and released in the Settlement Agreement attached as Exhibit "1" to the Order Authorizing and Approving Compromise and Settlement with TIG Insurance Company and Other Insurers, both of which were entered on March 25, 1996.

     F. RETENTION OF JURISDICTION. Notwithstanding entry of the Confirmation Order or the Effective Date having occurred, the Court and, as necessary, the District Court, will retain exclusive jurisdiction (a) to determine any Disputed Claims (other than Personal Injury Claims and, if elected by DCC, the remaining Products Liability Claims), (b) to determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) to resolve controversies and disputes regarding interpretation and implementation of the Plan and the Plan Documents, (d) to enter orders in aid of the Plan and the Plan Documents including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor, the Reorganized Debtor, the Released Parties, the Parties, the Tort Committee and any of the Affiliates from actions prohibited under the Plan and to enforce the terms of the Funding Payment Agreement, (e) to resolve all actions involving the Depository Trust in accordance with the Settlement Facility Agreement, (f) to modify the Plan pursuant to section 11.4 of the Plan, (g) to determine any and all applications, Claims, adversary proceedings, and contested or litigated matters pending on the Effective Date, (h) to allow, disallow, reconsider, estimate, liquidate or determine any Claim against the Debtor and to enter or enforce any order requiring the filing of any such Claim before a particular date, (i) to determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom, (j) over actions either to enforce or to challenge the validity and enforceability of the releases and injunctions referred to in sections
  8.3 through 8.5 of the Plan, and (k) to enter a final decree closing the Case; provided, however, that nothing contained in section 8.7 of the Plan is intended to confer jurisdiction upon the Court over, or grant authority to monitor, the day to day operations of the Settlement Facility or the Litigation Facility. Nothing within

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  section 8.7 of the Plan shall preclude the Reorganized Debtor from seeking the entry of an Order closing the Case, upon motion and notice to the Finance Committee and the Claimants' Advisory Committee. Any order closing the Case shall provide that the Court (i) shall retain jurisdiction to enforce by injunctive relief or otherwise the Confirmation Order, any other orders entered in the Case and the contractual obligations created by the Plan and the Plan Documents and (ii) shall retain all other jurisdiction and authority granted to it under the Plan and the Plan Documents. Nothing within section 8.7 of the Plan shall impair or alter the Reorganized Debtor's power to act without Court authority after the Effective Date.

    6.8 TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND
EMPLOYEE/RETIREE BENEFITS UNDER THE PLAN.

     A. GENERAL. The Bankruptcy Code gives the Debtor the power, subject to the approval of the Court, to assume, assume and assign, or reject "executory contracts" and "unexpired leases" to which the Debtor is a party. The Bankruptcy Code does not define "executory contracts" and "unexpired leases." However, numerous courts have published opinions on the meaning of these terms. The term "unexpired leases" is generally construed to have its ordinary, plain meaning; specifically, a lease that has not yet expired by its own terms. The most widely accepted definition of an "executory contract" is a contract to which both parties to the contract still have material obligations to perform or execute.

     Rejection or assumption may be effected either pursuant to a plan of reorganization or by order of the Court entered upon application of a debtor after notice and a hearing. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection within such time as the Court may allow. Even though the rejection occurs after the Petition Date, the Bankruptcy Code provides that the rejection will be deemed to have occurred pre-petition, thus relegating any damage claim asserted by the other party to the contract or lease to the status of a pre-petition general unsecured claim, rather than a post-petition claim entitled to priority status. In the case of rejection of employment agreements and leases of real property, damage claims arising from such rejection are limited under the Bankruptcy Code.

     In the case of assumption of an executory contract or unexpired lease, the Bankruptcy Code requires that a debtor promptly cure or provide adequate assurances that it will promptly cure any existing defaults (other than certain types of defaults based upon bankruptcy or the debtor's financial condition) and provide adequate assurance of future performance under such executory contracts or unexpired leases.

     B. SPECIFIC PLAN PROVISIONS. All executory contracts that have not been rejected by order of the Court or are not the subject of a motion to reject pending on the Confirmation Date shall be deemed assumed by the Debtor on the Effective Date. The contracts assumed shall specifically include (i) obligations of the Debtor under the Assumed Warranties, (ii) all obligations of the Debtor to unions, including the United Steelworkers of America, AFL-CIO-CIC, and Local 12934 of the United Steelworkers of America, AFL-CIO-CIC, and all benefit plans related to such collective bargaining agreements, and (iii) all obligations of the Debtor to employees and retirees under any plans in effect as of the Petition Date. If any party to an executory contract or unexpired lease which is being assumed objects to that assumption, the Court shall conduct a hearing on such objection. All payments to cure defaults that may be required under section 365(b)(1) of the Bankruptcy Code shall be made by the Debtor. In the event of a dispute as to the amount of any payments or the ability of the Debtor to provide adequate assurance of future performance, the Debtor will make any payment required by section 365(b)(1) after the entry of a Final Order resolving such dispute.

     C. CONTINUATION OF PENSION PLAN. Dow Corning sponsors the Dow Corning Employees Retirement Plan (the "PENSION PLAN"), which is a tax-qualified defined benefit pension plan covered by Title IV of the Employee Retirement Security Act ("ERISA") of 1974, as amended. Pursuant to the Court's order dated August 11, 1995, granting Dow Corning's Motion to Assume and/or Honor Severance, Bonus, Stock Appreciation, and Pension Contracts with Employees and Retirees, Dow Corning has continued to fund and administer the Pension Plan in compliance with applicable laws.

     Under ERISA, Dow Corning and the members of its controlled group are jointly and severally liable to the Pension Benefit Guaranty Corporation ("PBGC") for unfunded benefit liabilities, as defined in ERISA (S) 4001(a)(18), 29 U.S.C. (S) 1301(a)(18), if the Pension Plan terminates. In addition, Dow Corning and members of its controlled group are jointly and severally liable for the contribution amounts necessary to satisfy ERISA's minimum funding standards. See ERISA (S)(S) 302, 4062(c), 29 U.S.C. (S)(S) 1082 and 1362(c); I.R.C. (S) 412, 26 U.S.C. (S) 412. Also, Dow Corning and
  members of its controlled group are jointly and severally liable for premiums, interest, and penalties imposed by ERISA for plans covered by Title IV of ERISA, ERISA (S) 4007(a), (b), (e), 29 U.S.C. (S) 1307(a), (b),
  (e); 29 C.F.R. (S) 4007.12(a).

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

     Dow Corning intends to continue the Pension Plan, fund the Pension Plan in accordance with the minimum funding standards under the Internal Revenue Code and ERISA, pay all required PBGC insurance premiums, and continue to administer and operate the Pension Plan in accordance with the terms of the Pension Plan and provisions of ERISA. Dow Corning's reorganization proceedings, and, in particular, the Plan, shall not be in any way construed as discharging, releasing, or relieving Dow Corning, the Reorganized Debtor, or any party, in any capacity, from any liability with respect to the Pension Plan. PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability as a result of any of the provisions of the Plan or the Plan's confirmation.

    6.9 OTHER PROVISIONS OF THE PLAN.

     A. SURVIVAL OF CERTAIN CORPORATE INDEMNIFICATION OBLIGATIONS. Any obligations, agreements or rights of the Debtor to indemnify its past and present officers, directors, and employees pursuant to its Articles of Incorporation, bylaws, resolutions of its board of directors, and applicable statutes in respect of any Claims, demands, suits, causes of actions or proceedings based upon any act or omission related to service with or for or on behalf of the Debtor at any time prior to the Confirmation Date will not be discharged or impaired by confirmation or consummation of the Plan, but will be deemed assumed by DCC on the Effective Date, will survive unaffected by the reorganization contemplated by the Plan, and will be performed and honored by the Reorganized Debtor.

     B. MODIFICATION OF THE PLAN. The Proponents reserve the right, in accordance with the Bankruptcy Code, to jointly amend, modify or withdraw the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Proponents may, upon order of the Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. If Dow Corning proposes to modify the Plan in any respect that does not adversely affect Claimants in Classes 5 through 10.2, the Tort Committee will not unreasonably withhold its consent to such modification.

     C. COMMITTEES; REPRESENTATIVES. The duties of the Official Committees will terminate on the Effective Date except with respect to any appeal of an order in the Case, fee applications, and any matters related to any proposed post-confirmation modification of the Plan.

     THE PLAN CONTAINS OTHER TERMS AND PROVISIONS. WHILE THE PROPONENTS HAVE ATTEMPTED TO SUMMARIZE THE MORE SIGNIFICANT PLAN TERMS WITHIN THIS DISCLOSURE STATEMENT, YOU ARE URGED TO READ THE PLAN CAREFULLY AND IN ITS ENTIRETY.

                                  ARTICLE VII

                             CERTAIN RISK FACTORS

   The Plan, the securities to be issued pursuant to the Plan, the Settlement Facility and the Litigation Facility, and the payments thereunder, are subject to a number of material risks, including risks that might affect when payments will be issued and the amount that will be paid for individual Personal Injury Claims. In deciding how to vote on the Plan, each holder of an Impaired Claim should carefully consider all of the information contained in this Disclosure Statement, and the description of the risks described in this section.

    7.1 LIMITATIONS ON AGGREGATE FUNDING/TIMING OF DISTRIBUTIONS BY SETTLEMENT FACILITY/POTENTIAL FOR REDUCTION IN PAYMENTS AND DELAY.

     A. LIMITED FUNDING/POTENTIAL FOR LIMITATION OR REDUCTION IN PAYMENTS. As described earlier, the Plan provides that the Reorganized Dow Corning will make payments totaling up to $2.35 billion (NPV) for the resolution of product liability-related Claims, including Claims related to Breast Implants and Other Products. Of that aggregate sum, the total funding available and reserved for the resolution of Non-Settling Personal Injury Claims (those who chose to litigate) along with Assumed Third-Party Claims and Class 12 Claims, and all expenses associated with the resolution of litigated Claims, is limited to the sum of $400 million (NPV). This amount is called the "Litigation Fund." The remainder of the $2.35 billion (NPV)-- $1.95 billion (NPV) plus any earnings--is reserved to pay settlements and administrative costs to resolve Settling Personal Injury Claims. (The Plan provides that the Litigation Fund may in some circumstances also be used to make First Priority Payments to Settling Personal Injury Claimants but only after the District Court evaluates the sufficiency of funds to pay Claims subject to the Litigation Fund.)

       1. SETTLING CLAIMANTS. Because the aggregate amount available for Settling Claims is capped, the Plan does not guarantee each individual Claimant's payment. This means that if the value of all Settling Claims (as

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION defined by the Settlement Grid) exceeds the aggregate funds available, payment amounts under the Settlement Grid would have to be reduced to assure a fair distribution among all Settling Claimants. As described earlier, under the Plan the types of payments that can be provided to Settling Personal Injury Claimants are divided into two categories:
    "Base" payments and "Premium" payments. The "Base" payments--which include the following payments for Breast Implant Claims: Explantation, Expedited Release, the "Base" compensation for Disease Payment Option Claims, and "Base" payments for Rupture Claims, as well as the bulk of payments for Other Products Claimants and all payments for Silicone Material Claimants--are given the highest priority and are called First Priority Payments. "Premium" payments--consisting primarily of an additional amount equal to 20% of the "Base" payments under the Breast Implant Disease Payment Option and an amount equal to 25% of the "Base" payment under the Rupture Payment Option as well as payments for Increased Severity of Disease with respect to Settling Breast Implant Claims B are lower priority payments. "Premium" payments can be deferred and will not be paid unless all First Priority Payments are assured. The Proponents believe that the amount of funding provided in the aggregate for Claims payable from the Settlement Fund will be sufficient to pay qualifying Settling Personal Injury Claimants at the amounts specified on the Grid for both the "Base" and "Premium" payments and that, to the extent there is any risk of a reduction in payments, it is most probable that the reduction would apply to the "Premium" payments available under the Plan for Settling Breast Implant Claimants.

       To assist Claimants in evaluating their Settlement Payment Options under the Plan, the following discussion outlines the basic data and assumptions considered by the Proponents in reaching the conclusions stated above. The analyses as to the anticipated numbers of Claims and the types of settlements for which they might qualify were developed using available information about the number of Claimants who have filed Proofs of Claim in the Case and, with respect to Breast Implant Claims, data available as a result of the Original Global Settlement (including data from the Revised Settlement Program) implemented by the MDL 926 Court, as well as medical data from published studies.

       The Proponents have relied on the information provided on the Proofs of Claim filed by Claimants to determine the total number of Claims alleging a current or potential future injury due to an implant product manufactured by the Debtor. (A modest number of additional Claims might be asserted as a result of Proofs of Claim filed under Rule 3005 of the Code, and these potential Claims have also been considered.) The Proof of Claim statistics are necessarily based on the information provided by individual Claimants and reflect the Claimants' views of the nature of their Claims. In estimating the number of Claimants asserting different types of Claims, the Proponents have accepted the representations made on the Proofs of Claims as correct and accurate. Thus, in estimating the number of potentially eligible Claimants, the Proponents have classified Claims in accordance with the products and manufacturers identified by the Claimants on the Proof of Claim forms. In classifying Claims based on the identification of the manufacturer, the Proponents have also assumed that a portion of individuals who filed Claims but were unable to identify the manufacturer of their product will later conclude and be able to document that the Debtor was, in fact, the manufacturer of the product. Where a Claimant has asserted on the Proof of Claim form a Claim based on both a Breast Implant and an Other Product, the analysis assumes that such Claimant may be eligible to pursue separate Claims based on each product.

         A. BREAST IMPLANT CLAIMANTS. With respect to the Breast Implant Claims (i.e., Claimants with Dow Corning Breast Implants), the Global Settlement and Revised Settlement Program data provide reasonable bases on which to evaluate the potential Claims experience under the Plan. The Plan adopts, for Breast Implant Claims, the qualifying criteria and claims-processing protocols of the Revised Settlement Program and also provides payments that are equal to or greater than the Revised Settlement Program. Because the Plan follows the Revised Settlement Program with respect to Breast Implant Claims, and in certain cases provides previously unavailable options and higher payment levels, the Proponents believe that it is reasonable to expect that the percentage of Breast Implant Claimants electing settlement will be similar to or greater than the percentage electing to settle under the Revised Settlement Program and that the percent of Breast Implant Claimants who will elect and qualify for each Settlement Payment Option will generally be similar to the experience in the Revised Settlement Program. Application of these data to the Claimant population in the Case indicates that the funds provided for Settling Personal Injury Claimants will be sufficient to provide full payment for all Settlement Payment Options under the Plan's compensation schedule.

         Both the Proof of Claim data and the experience under the Original Global Settlement Agreement and the Revised Settlement Program represent concrete and highly relevant data from which to analyze the likely Claims experience under the Plan. While it is impossible to predict the exact number of individuals

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      who might seek to resolve their Claims under each of the available options, and who might further satisfy the criteria for payment under each Settlement Payment Option, evaluations based on these data and considering alternative assumptions suggest that all Settling Breast Implant Claims will be paid the full scheduled amount, including the "Premium" payments.

         B. SILICONE MATERIAL CLAIMS. The Plan provides that all Settling Silicone Material Claims will be resolved within a fixed fund of $57.5 million Net Present Value. This Silicone Material Claimants' Fund is a subfund within the aggregate Settlement Fund described earlier in this Disclosure Statement. Silicone Material Claimants are eligible to apply for compensation under either the Expedited Release Payment Option or the Disease Payment Option. The Plan provides that all Silicone Material Claimants who elect the Expedited Release Payment Option be paid the same amount as determined by the Claims Administrator. The Silicone Material Claimants who qualify for the Disease Payment Option will be entitled to receive up to 40% of the amounts listed on the Disease Payment Option Grid for Breast Implant Claimants. Expedited Release and Disease Payments to Silicone Material Claimants will be offset by amounts those Claimants have received or will receive from certain other breast implant manufacturers as described at section 1.1(B)(3) of this Disclosure Statement. These offset provisions do not apply to Silicone Material Claimants with only Mentor, Bioplasty, or Cox-Uphoff breast implants or "other registrants" in the Revised Settlement Program with implants made by these manufacturers and who also have a post-August 1984 McGhan breast implant. The Plan requires that, before distributing payments from the Silicone Material Claimants' Fund, the Claims Administrator will review and evaluate all Silicone Material Claims, taking into account the possible requirement to reduce payments and will then determine the amount payable to each Claimant. Thus, under the Plan, the Silicone Material Claimants who select the Disease Payment Option could receive but are not guaranteed a payment equal to 40% of the amounts specified on the Grid. Rather, the amount payable will depend on a variety of factors--including the number of qualifying Silicone Material Claimants, the amounts such Claimants are entitled to receive from other manufacturers, the time period of distribution of payments and the particular disease categories for which the Claimants qualify.

         The Proponents believe that the Proof of Claim data in the Case (which includes the identity of the manufacturers of implants) and the Revised Settlement Program data obtained from the MDL 926 Court provide relevant data upon which to evaluate the amount that may be paid to individual settling Silicone Material Claimants from the Silicone Material Claimants' Fund. Based on a review of these data, the Proponents believe that once the amount of the Expedited Release Payment is established, eligible Silicone Material Claimants with Disease Payment Option Claims may receive payments in a nominal amount of up to 40% although it is possible that payments could range between 20% and 40% of the amounts specified on the Disease Payment Option Grid. The Proponents believe that while it is impossible to provide an exact estimate of the likely amounts payable--because such amounts necessarily depend on the percentage of individuals who might choose the Disease Payment Option, the particular Covered Condition for which the Claimants might qualify and the amount of the offset that might be applicable--the available data provides a reasonable basis to conclude that the amounts payable will fall within the range cited above.

         C. OTHER PRODUCTS CLAIMANTS. Settling Other Products Claimants will be paid from a $36 million (NPV) subfund within the aggregate Settlement Fund.

         The Proponents have assumed, based on the data obtained from the Proof of Claim forms filed in the Case, that there will be a relatively small number of individuals implanted with Other Products who have filed Proofs of Claim and who will pursue Claims in the Settlement Facility.

         The Proponents believe, based on the Proof of Claim data, which indicates both the identity of the manufacturer and dates of removal of the Covered Products, and in light of the two-year deadline on applications for settlement payments for Other Products Claimants, that the aggregate amount of $36 million Net Present Value will be sufficient to pay Eligible Other Products Claimants the amounts specified on the compensation schedule specified in the Plan and that there will likely be sufficient additional funds in the Other Products Fund to permit a further distribution to eligible Other Products Claimants (including implant Claimants with TMJ devices, knee, hip, large or small orthopedic devices, and chin or facial implants).

       2. NON-SETTLING PERSONAL INJURY CLAIMANTS. As described above, the Litigation Fund is limited to the aggregate sum of $400 million (NPV). The nominal amount payable for Claimants electing litigation will depend on the time period of resolution and payment of the such Claims.

       The Proponents believe, based on the available data and the provisions of the Litigation Facility Agreement outlining the mechanism for the review, resolution and certification for trial of Claims electing litigation, that the

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    aggregate amount of the Litigation Fund will be sufficient to resolve all anticipated Claims subject to the Litigation Fund as Allowed. All Non-Settling Personal Injury Claimants face the ordinary risks of litigation applicable to any complex products liability case as well as procedures specified under the Plan (described earlier) regarding the certification of individual cases for trial. Under the Plan, litigation of individual cases would not likely commence until after the first anniversary of the Effective Date, and the District Court and the Special Master appointed to assist the District Court shall develop procedures to encourage settlement and other cost-efficient resolution of Non-Settling Personal Injury Claims within the available funds. The Proponents believe that assumptions regarding the resolution of Non-Breast Implant Claimants electing to litigate can be informed by the opt-out rate and other experience in the Revised Settlement Program and that these data provide a reasonable basis to conclude that the available Litigation Fund will be adequate to pay anticipated Allowed Non-Settling Claims. It is reasonable, given the structure of the Settlement Program and the Litigation Facility, to anticipate that the percentage of Breast Implant Claimants electing to litigate may be similar to or (more likely) less than the percentage of "opt outs" from the Revised Settlement Program. The Proponents further believe that most of the Claimants electing litigation will be Breast Implant Claimants and that a limited number of Other Products or Silicone Material Claimants will elect to litigate.

     B. TIMING/POTENTIAL FOR DELAY.

       1. SETTLING CLAIMANTS. The Proponents believe that the Plan provides efficient processes for resolving settling Claims as quickly as possible. Settling Personal Injury Claims will be processed through a Claims Office using the personnel, facilities and, in substantial part, the protocols of the existing MDL 926 Claims Office. By adopting the existing personnel, facilities and procedures, the Plan Proponents expect to avoid the inherent delay and expense associated with establishing a new claims processing facility. Accordingly, the Proponents anticipate that Claims processing operations will begin promptly after the Effective Date.

         A. TIMING OF PAYMENT FOR SETTLING BREAST IMPLANT CLAIMANTS. The Plan calls for the Settlement Facility to begin making First Priority Payments, as soon as Claimants qualify, within the first year after the Plan becomes effective. The Proponents believe that during the first several years the timing of payments will be affected by two factors: the speed with which Claimants prepare and submit Claim Forms and documents and the rate at which the Claims Office can review and evaluate Claims. Since the Facility will apply the criteria and protocols of the Revised Settlement Program, the Proponents believe that the Claims Office should be able to process and pay Settling Breast Implant Claims at least as quickly as the Revised Settlement Program. The Proponents expect that up to half of the First Priority Payments could be made within the first three years and approximately two-thirds of the First Priority Payments could be made within the first four years.

         Because of their lower priority under the Plan and because of the Annual Payment Ceilings specified in the Funding Payment Agreement, the Second Priority Payments ("Premium" payments) for most Claimants will likely be paid later--so that Breast Implant Claimants will first receive their "Base" Payments and then, at a later date, receive the "Premium" payments. The Proponents expect that Claimants will likely begin to receive "Premium" payments some years after the Effective Date. This means that those Claimants who receive the earliest First Priority Payments may receive their "Premium" payments several years after distribution of First Priority Payments.

         B. TIMING OF PAYMENT FOR SETTLING SILICONE MATERIAL
      CLAIMANTS. Under the Plan the Claims Office must first receive and evaluate every Silicone Material Claim before distributing any payments to such Claimants. Because there is a two-year deadline for submitting such Claims, the Proponents assume that all Silicone Material Claims will be evaluated and distributions may commence beginning in the third year after the Effective Date. The Proponents expect that there will then be two distributions: the first for payments of the calculated amount of Allowed Claims under the Expedited Release Payment Option or Disease Payment Option to eligible Claimants and a second distribution consisting of Pro Rata payments of any excess amount available from the Silicone Material Claimants' Fund to all Eligible Silicone Material Claimants.

         C. TIMING OF PAYMENT FOR SETTLING OTHER PRODUCTS CLAIMANTS. The Claims Office must first receive and evaluate every Settling Other Products Claim before distributing any payments to such Claimants. The Other Products Claimants are required to submit their Claims by the second anniversary of the Effective Date. Other Products Claims will be processed under procedures and qualification requirements that are specific for each type of implant. Because the MDL 926 Claims Office has had no previous experience with

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION processing such Claims, the Proponents expect that the Claims Office will require a longer time to create a process for reviewing these Claims than for review of Breast Implant or Silicone Material Claims. The Plan provides for revision and simplification of this Claims process if a study by the Claims Administrator indicates that administrative costs would exceed 10% of the Other Products Fund. Such simplification might reduce the time required to process and pay Other Products Claims. Based on these factors, the Proponents anticipate that all Other Products Claims will be evaluated by approximately the fourth year after the Effective Date and that distribution of Allowed payments will commence thereafter. The Proponents expect that there will then be two distributions: the first distribution for payment of the Allowed amount as calculated based on the compensation schedule and the second distribution of any amount remaining in the Other Products Fund (which will be distributed as determined by the Claims Administrator and the Claimants' Advisory Committee).

       2. TIMING OF PAYMENT FOR NON-SETTLING PERSONAL INJURY CLAIMANTS. The timing of payments for Claimants who elect litigation will depend on several factors--none of which can be predicted with certainty. First, the Plan provides that the District Court will preside over all pre-trial and common issues procedures. Common issue proceedings will not occur before 270 days after the Election Deadline (the deadline for opting out). Second, the District Court will institute pre-trial procedures and guidelines for the certification of individual cases for trial, and these procedures will take into account--among other things-- the resources of the Litigation Facility (so that the flow of cases does not compromise the ability of the Litigation Facility to resolve cases), the date of filing and readiness for trial. These factors mean that the timing of resolution of any Non-Settling Personal Injury Claim will depend on its individual circumstances. The Plan does not impose specific limitations on annual funding for Non-Settling Personal Injury Claims, and thus, subject to the overall Annual Payment Ceilings, Non-Settling Personal Injury Claims may be payable as they are resolved.

       3. TEMPORARY DELAYS IN PAYMENT. Because the Funding Payment Agreement provides annual limits on the amounts payable, it is possible that payments of Allowed amounts to individual Claimants might be delayed for a period until additional funding is provided. The Proponents believe that the initial payment required at the time the Plan becomes effective along with earnings and subsequent payments anticipated in the first few years are sufficient to permit the payment in full of First Priority and Litigation Payments expected to be Allowed in the first several years after the Effective Date. There is a possibility that during some years--at approximately the sixth through ninth years after the Effective Date--some delays in First Priority Payments might be expected. In the event that funds available during any given year are not sufficient to pay the amount of Claims Allowed during that period, the Finance Committee will institute an installment payment system, and Claims will be paid the full Allowed amount as additional funding becomes available.

       4. PAYMENT DELAYS ATTRIBUTABLE TO DELAYS IN THE EFFECTIVE DATE. In general, the obligation of the Reorganized Debtor to make payments to the Settlement Facility pursuant to the Funding Payment Agreement occurs when the Plan becomes effective. The Effective Date is described in section 6.5 of the Disclosure Statement. The Plan will not become effective, and thus the Effective Date will not occur, until the conditions to the Effective Date set forth in section 6.5(B) have occurred. One of the events that might delay the occurrence of the Effective Date is an appeal from the provisions of the Plan providing for the releases and injunctions described in sections 8.3 and 8.4 of the Plan and/or the funding limitations contained in the Funding Payment Agreement. If such an appeal occurs, the funding by the Debtor will be delayed until the appeal is resolved and the release and funding payment limitation provisions have been affirmed by a Final Order that is itself no longer subject to further appeals. The Proponents cannot reasonably estimate the likelihood or timing of an appeal, but Claimants should be aware of the potential for delay that could result from an appeal on these release/funding limitation issues.

       Pursuant to section 7.4 of the Plan, in the event of an appeal that raises a release/funding limitation issue, the Proponents would cooperate in seeking an expedited appeal. If the Confirmation Order is not stayed pending appeal, the Debtor will nonetheless pay funds to the Settlement Facility as provided in section 7.4 of the Plan. This will have the effect of allowing the Settlement Facility to prepare to handle Claims such that it can commence operations promptly after the Effective Date.

       Similarly, the Effective Date will not occur unless the Debtor and Litigation Facility receive a favorable ruling from the IRS about certain tax matters relating to the Depository Trust and the Litigation Facility. While the Debtor will act expeditiously to seek such ruling, it cannot predict the speed with which the ruling will be forthcoming, as discussed in section 6.5(B) of the Disclosure Statement.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       Each of the conditions to the effectiveness of the Plan can be waived by the joint action of the Proponents and the Shareholders.

       If the Effective Date is delayed beyond the Interest Accrual Date (as defined in the Funding Payment Agreement), Dow Corning is required to pay interest on $905 million of the Initial Payment.

    7.2 BUSINESS AND COMPETITION. The Debtor is engaged in highly competitive businesses, and the Debtor's products compete with both other silicone-based products and non-silicone based products in various specific applications. The Debtor's principal competitors, both within and outside of the United States, are other manufacturers of silicone-based products, as well as manufacturers of competing non-silicone based products. Although the Debtor is a leading worldwide provider of silicone-based products, there can be no assurance that the Debtor's existing or future competitors will not have the benefit of greater capital or other resources or other competitive advantages.

    7.3 CERTAIN RISKS OF NON-CONFIRMATION. There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of the distributions to non-accepting creditors and interest holders will not be less than the value of the distributions that such creditors and interest holders would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. Although the Proponents believe that these requirements will be satisfied, there can be no assurance that the Court will concur. The confirmation and consummation of the Plan are also subject to certain conditions, which are described in section 6.5 of this Disclosure Statement.

   If the Plan were not to be confirmed and consummated, it is unclear whether a reorganization comparable to the reorganization contemplated thereby could be implemented in a timely manner and, if so, what distributions holders of Claims and Interests ultimately would receive with respect to their Claims and Interests. Moreover, if an alternative reorganization could not be implemented in a timely manner, it is possible that the Debtor would have to liquidate its assets, in which case there is a risk that the holders of Claims and Interests would receive less than they would have received pursuant to the Plan. See
Article IX of this Disclosure Statement.

    7.4 POTENTIAL EFFECTS OF A PROLONGED CHAPTER 11 PROCEEDING. A prolonged chapter 11 proceeding could adversely affect the Debtor's relationships with its customers, suppliers and employees, which in turn could adversely affect the Debtor's competitive position, financial condition and results of operations. A weakening of the Debtor's financial condition and results of operations could adversely affect the Debtor's ability to implement the Plan.

    7.5 RISKS RELATING TO THE PROJECTIONS. The management of the Debtor has prepared the projected financial information contained in EXHIBIT "F" to this Disclosure Statement (the "PROJECTIONS") in connection with the development of the Plan to present the projected effects of the Plan and the transactions contemplated thereby. The Projections assume that the Plan and the transactions contemplated thereby will be implemented in accordance with their terms, and are based upon numerous other assumptions and estimates. The assumptions and estimates underlying the Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Debtor, which may vary significantly from those set forth in the Projections. Consequently, the projected financial information contained in this Disclosure Statement should not be regarded as a representation by the Debtor, the Debtor's advisors, or any other person that the Projections can or will be achieved.

    7.6 PARTIAL HOLDING COMPANY STRUCTURE. A significant portion of the Reorganized Debtor's operations will continue to be conducted through subsidiaries. Consequently, it is likely that the Reorganized Debtor will continue to rely on dividends or other payments from its subsidiaries as a source of funds necessary for, among other things, the payment of principal of and interest on the Notes and the other indebtedness of the Company. The ability of such subsidiaries to pay dividends may be subject to applicable local law and certain other restrictions. Also, the subsidiaries are subject to normal business risks in the marketplace. Any right of the holders of the Notes to participate in the assets of any of the subsidiaries in the event of such subsidiary's liquidation or recapitalization will likely be subordinated to the claims of such subsidiary's creditors and preferred stockholders (if any), except to the extent that the Reorganized Debtor is itself recognized as a creditor of such subsidiary.

    7.7 SUBORDINATION OF SUBORDINATED NOTES. The payment of principal of and interest on, and any other amounts that may become owing in respect of, the Subordinated Notes will be subordinated to the prior payment in full of all existing and

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION future senior debt of the Reorganized Debtor and all indebtedness of the Reorganized Debtor's subsidiaries. As of an assumed Effective Date of June 30, 1999, as adjusted to give effect to the Plan and the transactions contemplated thereby, the senior debt of the Reorganized Debtor (other than obligations under the Settlement Facility Agreement and the Litigation Facility Agreement) and the aggregate indebtedness of its subsidiaries, on a consolidated basis, are projected in the Projections to total approximately $1.120 billion, excluding accrued interest. In the event of any subsequent bankruptcy, liquidation, dissolution, reorganization, or similar proceeding with respect to the Reorganized Debtor, assets of the Reorganized Debtor will be available to pay obligations on the Subordinated Notes only after all senior debt has been paid in full, and there can be no assurance that there will be sufficient assets to pay all or any portion of the amounts owing in respect of the Subordinated Notes.

    7.8 ABSENCE OF TRADING MARKET FOR THE NOTES. There is no established trading market for the Senior Notes or the Subordinated Notes (collectively, the "NOTES") and there can be no assurance that an active and liquid trading market for such securities will develop or be sustained.

    7.9 RISKS ASSOCIATED WITH THE SETTLEMENT FACILITY AND THE LITIGATION FACILITY. The Claims resolution process to be administered by the Claims Office of the Settlement Facility and the Manager of the Litigation Facility will constitute the sole means of seeking compensation or other relief in respect of all Claims subject thereto. There can be no assurance that the selection by the holder of such a Claim of a particular option for the resolution thereof will result in the maximization of the amount of compensation or other relief provided to such holder (or, in the case of litigation, in any compensation or other relief being provided to such holder.) Moreover, the amount of time that may be required to resolve a particular Claim may be substantial, particularly if such Claim is to be resolved by means of litigation. Additionally, notification may be required to be given to Health Insurers or to certain governmental Claimants of a Personal Injury Claimant's settlement and of any action taken in connection with the litigation of a Personal Injury Claim. Payment on a Personal Injury Claimant's Allowed Claim may be subject to the competing rights of such Personal Injury Claimant's Commercial Health Insurer or to certain governmental Claimants.

                                 ARTICLE VIII

                     FINANCIAL INFORMATION AND FEASIBILITY

    8.1 The ability of the Debtor to successfully reorganize depends, in part, upon the Reorganized Debtor's ability to successfully implement the business plan. The Debtor has prepared a detailed business plan for its future operations which underlies the Projections attached to this Disclosure Statement as EXHIBIT "F." EXHIBIT "F" also includes certain historical consolidated financial statements of the Debtor, together with the Debtor's management's analysis and discussion of the Debtor's financial condition and results of operations as of and for certain historical dates and periods. The Tort Committee and its professionals did not participate in the preparation of the Debtor's business plan, projections and financial statements and analyses relied upon or referred to in connection with this Disclosure Statement and assume no responsibility for the contents thereof.

   THE DEBTOR'S PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE BASED ON VARIOUS ASSUMPTIONS AND ESTIMATES AND WILL NOT BE UPDATED TO REFLECT EVENTS OCCURRING AFTER THE DATE HEREOF. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. SEE "ARTICLE VII--CERTAIN RISK FACTORS." CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY SUCH PROJECTED FINANCIAL INFORMATION AND SUCH OTHER FORWARD-LOOKING STATEMENTS.

                                  ARTICLE IX

                             LIQUIDATION ANALYSIS

    9.1 EFFECTS OF LIQUIDATION ON CLAIMS GENERALLY. Section 1129(a)(7) of the Bankruptcy Code requires that every creditor in an impaired class who has not accepted a proposed plan of reorganization receive at least as much under the plan as that creditor would receive in a hypothetical liquidation of the debtor under chapter 7 of the Bankruptcy Code. That is, each creditor who votes to reject the plan is entitled to be certain that he or she is no worse off than he or she would be if the debtor were liquidated and the proceeds of that liquidation distributed among all the debtor's creditors in accordance

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION with the priorities established by the Bankruptcy Code. This requirement is colloquially referred to as the "best interests of creditors test."

   Attached to this Disclosure Statement as EXHIBIT "H" is the liquidation analysis prepared by Dow Corning with the assistance of its financial professionals. Reference is made to the liquidation analysis for valuation amounts and for a description of the procedures followed, the factors considered and the assumptions made in preparing the analysis. Because of the dispute over the value of the Claims of implant recipients, and the concerns any prospective purchaser would have over potential successor liability for such Claims, Dow Corning believes that any liquidation analysis is highly speculative. To the extent that confirmation of the Plan requires the establishment of hypothetical amounts for the value of Dow Corning and funds available to pay Allowed Claims, the Court will make those rulings at confirmation. In considering the liquidation analysis, creditors should consider the following factors:

     A. COMMERCIAL CLAIMS AND OTHER CLAIMS. Under the Plan, the holders of Allowed Claims in the impaired classes of commercial Claims (Class 4) and Other Claims (Classes 11 through 15 and 17) are being paid in full including post-petition interest (to the extent required by law). Because that is the most that holders of such Allowed Claims could receive in a chapter 7 case, the best interests test is satisfied as to them.

     B. PERSONAL INJURY CLAIMS. Personal Injury Claimants, regardless of their vote on the Plan itself, are given two basic options under a confirmed Plan--they may settle their Claims on the terms described in the Settlement Facility or they may elect to litigate their Claims.

       1. THE TREATMENT OF PERSONAL INJURY CLAIMS UNDER THE PLAN. The Plan creates a procedure by which Debtor is obligated to make periodic contributions to the Settlement Facility, up to the scheduled amount of $3.172 billion (subject to adjustment to maintain the capped NPV of $2.35 billion), for payment of all Allowed Claims of Personal Injury Claimants. A portion of the funding for payment of Personal Injury Claims, in the amount of $400 million (Net Present Value), is designated as the Litigation Fund for payment of the Claims of Non-Settling Personal Injury Claimants and the Assumed Third Party Claims.

       Those Personal Injury Claimants who do not elect to litigate the value of their Claims will receive the value thereof based either on the acceptance of an expedited payment or on an amount determined by a schedule of symptoms and conditions. By the decision to accept treatment on the "settlement side," the Settling Personal Injury Claimants have agreed to a value for their Claims, and payment of the Claims will therefore be payment in full, which is all they are entitled to.

       Those Personal Injury Claimants who timely elect to litigate the value of their Claims will be afforded the opportunity to proceed through a litigation process that is substantially similar to the litigation process outside bankruptcy. The Plan and the related litigation process documents provide that those Claims, if reduced to judgment (if not earlier settled) will be paid in full.

       Thus, the principal issue presented by the liquidation analysis, given the capped nature of the funding for payment of Personal Injury Claims, is whether the funding will be adequate to provide payment in full of the Claims as Allowed. While there are procedures in place in the various funding documents for the deferral or even the reduction of payments, the Proponents are of the belief that the proposed funding will be sufficient to pay all Allowed Personal Injury Claims in full. To this end, among the procedures to be undertaken at the confirmation hearing (if not before) will be a Claims estimation procedure to provide the Court with evidence supporting the position of the Proponents. Thus, assuming the Court does find that the funding for payment of Allowed Personal Injury Claims is adequate to provide the "advertised" payments, the Personal Injury Claimants will be receiving payment in full regardless of which Claim resolution path is chosen, which is all that those Claimants would receive in a hypothetical chapter 7 case.

       2. THE TREATMENT OF PERSONAL INJURY CLAIMS IN A CHAPTER 7 LIQUIDATION. The Proponents believe that a Trustee appointed in any chapter 7 liquidation proceeding would attempt, as does the Plan, to settle Claims under some type of a grid structure similar in concept and amount to the Revised Settlement Program, just as the Proponents have provided in the Plan. Settling Personal Injury Claimants could not, as a group, reasonably anticipate receiving more under a chapter 7 liquidation than under the Plan.

       The treatment of Non-Settling Personal Injury Claimants under the Plan should be contrasted to the treatment which they would receive in a hypothetical chapter 7 case. A chapter 7 Trustee would be appointed to sell the assets and determine liabilities. (This sale, in addition to generating the funds for payment of Claims, would eliminate the immediacy of any need to quickly resolve Non-Settling Claims.) The Trustee might seek to determine

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION the value of disease Claims by a common issue causation trial./19/ If the Trustee were to prevail, all disease Claims would be disallowed and the holders of such Claims who had not settled would receive nothing in the chapter 7 distribution. In that event, non-disease Personal Injury Claims that were not eliminated as a result of the causation trial, such as Claims for rupture, local complications or mechanical failure of Other Products, would be paid in full.

       Four factors principally determine the amount that Non-Settling Personal Injury Claimants would receive on their Claims in a chapter 7 proceeding. These factors are: (1) the number of Claimants; (2) the cost of resolving the Claims (whether globally through a common causation trial or through subsequent individual trials); (3) the amount of the judgments resulting from such trials or the amount at which settlements could be achieved; and (4) the total assets available to pay the Claims. These four factors are equally applicable to a determination of what Non-Settling Personal Injury Claimants would receive under the Debtor's Plan.

       Under both a chapter 7 liquidation and the Plan, the number of Non-Settling Personal Injury Claimants should not vary materially. To the extent a creditor chooses to litigate under the Plan, it is reasonable to assume the same creditor would make the same decision under a chapter 7 liquidation.

       Under both a chapter 7 liquidation and the Plan, the cost of liquidating the Claims should be substantially similar. That is, the Proponents know of no reason that a chapter 7 Trustee could litigate the same issues against the same Claimants with the same structure as that proposed by the Proponents and achieve any material savings on the cost of the litigation.

       Under both a chapter 7 and the Plan, the amount of resulting judgments (or possible settlements) should be substantially the same. That is, no reason is known by the Proponents to anticipate that a judge or jury would render a different judgment or verdict just because the defendant was a chapter 7 Trustee instead of the Litigation Facility.

       Therefore, if the aggregate amount of Allowed Claims to be fixed by litigation would be substantially similar under both the Plan and in a hypothetical chapter 7 case, the Court's determination of the adequacy of the proposed funding for the Litigation Fund will demonstrate that the Non-Settling Personal Injury Claimants are receiving at least as much as they would receive in chapter 7.

       Because each of the four factors are substantially the same (if not more favorable for Claimants) in the Plan as compared to a chapter 7 liquidation, the Proponents believe that a Non-Settling Personal Injury Claimant would receive under the Plan at least as much as would be received under a hypothetical chapter 7 liquidation.

    9.2 OTHER LIQUIDATION FACTORS. A liquidation under chapter 7 might also lead to selling conditions that would substantially reduce the total value available to the estate, thus potentially impairing the amounts available for distribution in such a hypothetical chapter 7 case. The following are some, but not all, of the deleterious consequences that might result from a chapter 7 liquidation:

     A. The sale of the Debtor's assets and businesses under the time pressure and adverse publicity attendant to a chapter 7 liquidation would create a difficult selling environment and could result in a transaction consummated at a substantial discount to going-concern value. In the Debtor's circumstances, these effects would be particularly acute because
  (i) the concerns of a purchaser over successor liability and (ii) the scale, technology and experience required in the silicone-based products industry limits the number of strategic buyers.

     B. Conversion of the Case to a chapter 7 liquidation would adversely affect (i) morale, productivity and retention of the Debtor's employees;
  (ii) the willingness of the Debtor's vendors to provide goods and services and extend credit; (iii) the business relationships between the Debtor and its customers; and (iv) the ability of the Debtor to attract new customers and to exploit various business opportunities otherwise available to it. Given that the Debtor's profitability is heavily dependent on the maintenance of market share and sustained research and development efforts, any prolonged delay which results in loss of customers or loss of key personnel would cause a significant decline in projected cash flows and, therefore, value to a potential acquirer.

----------------------

   /19/In the Estimation Ruling, the Court has indicated that, absent a consensual resolution of this Case through a plan of reorganization, a resolution of the causation issue through an aggregate trial would be appropriate.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                   ARTICLE X

                         POST-CONFIRMATION MANAGEMENT

     10.1 DIRECTORS OF REORGANIZED DEBTOR.

     A. APPOINTMENT. If the Plan is confirmed, the board of directors of DCC as then constituted shall continue to serve as the initial board of directors of the Reorganized Debtor. Those directors are listed in Article III, section 3.1(A)(1) of this Disclosure Statement.

     B. TENURE. The initial board of directors of the Reorganized Debtor will serve until the next annual meeting of shareholders, at which time such board members are subject to re-election or replacement by vote of the shareholders in accordance with applicable corporate law, the Reorganized Debtor's bylaws.

     C. COMPENSATION. If the Plan is confirmed, the existing directors will not be compensated by DCC for their services.

     10.2 CORPORATE GOVERNANCE OF THE REORGANIZED DEBTOR. If the Plan is confirmed, the corporate affairs will be conducted by the Reorganized Debtor pursuant to its existing corporate charter and bylaws.

     10.3 OFFICERS OF THE REORGANIZED DEBTOR.

     A. APPOINTMENT. On the Effective Date, the then existing officers of DCC will continue to serve as the initial officers of the Reorganized Debtor. Those officers are listed in Article III, section 3.1(A)(1) of this Disclosure Statement.

     B. TENURE. The officers shall serve at the pleasure of the Board of Directors of Reorganized DCC.

     C. COMPENSATION.

       1. SALARY. The officers' salaries will be set by the Board of Directors of Reorganized DCC. The annual salaries of these officers as of the date of approval of this Disclosure Statement are as follows:

                       OFFICER           SALARY
                      ----------------------------
                Richard A. Hazleton    $625,000.00
                      ----------------------------
                Gary E. Anderson       $430,000.00
                      ----------------------------
                Siegfried Haberer      $257,000.00
                      ----------------------------
                John W. Churchfield    $244,000.00
                      ----------------------------
                James R. Jenkins       $291,000.00
                      ----------------------------
                Barbara S. Carmichael  $195,000.00
                      ----------------------------
                Gifford E. Brown       $177,000.00
                      ----------------------------
                James V. Chittick      $189,500.00
                      ----------------------------
                Leon D. Crossman       $227,500.00
                      ----------------------------
                Burnett S. Kelly       $236,000.00
                      ----------------------------
                Robert P. Krasa        $246,000.00
                      ----------------------------
                Richard H. Hoover      $209,500.00
                      ----------------------------
                Jere D. Marciniak      $214,000.00
                      ----------------------------
                Charles W. Lacefield   $220,000.00
                      ----------------------------
                Endvar Rossi           $191,000.00
                      ----------------------------
                Neville J. Whitfield   $237,000.00


       In addition to the above, all officers participate in various compensation and benefit plans, which have been approved by the Court (see section 5.3(E) herein).

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

       2. EMPLOYEE BENEFIT PLANS. Reorganized DCC has assumed all employee benefit plans applicable to their officers and continue to perform their obligations under such plans post-confirmation.

                                  ARTICLE XI

                        DISTRIBUTIONS/CLAIM RESOLUTION
                       WITH RESPECT TO ALL CLAIMS OTHER
                         THAN PRODUCT LIABILITY CLAIMS

     11.1 GENERAL. The distribution and Claims resolution process set forth in Article Ten and in sections 11.1 and 11.3 of the Plan and described in the following paragraphs applies to all Claims, other than Personal Injury Claims and Other Claims assumed by the Litigation Facility. Personal Injury Claims and Other Claims assumed by the Litigation Facility will be determined in accordance with the provisions of the Settlement Facility Agreement and the Litigation Facility Agreement.

   The Reorganized Debtor, or such third-party disbursing agents as the Reorganized Debtor may employ in its sole discretion, will make all distributions of cash, Senior Notes and Subordinated Notes required under the Plan, except for distributions made by agent banks or indenture trustees pursuant to sections 10.2 and 10.3, respectively, of the Plan as described below. The Reorganized Debtor and any such third-party disbursing agent will serve as disbursing agents under the Plan without bond, and the Reorganized Debtor and any such third-party disbursing agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

   Distributions on account of Allowed Bank Loan Claims shall be made either
(i) if such agency relationship exists, to the agent bank for holders of Bank Loan Claims for further distribution to such holders, or (ii) there is no agent bank, directly to the holders of the Bank Loan Claims. Any such distribution made by an agent bank will be made pursuant to the applicable credit agreement. The delivery to an agent bank of the consideration to be distributed under the Plan to holders of Allowed Bank Loan Claims arising pursuant to the credit agreement under which such agent bank serves in such capacity will fully satisfy and discharge the Reorganized Debtor's obligations to distribute such consideration to such holders.

   Distributions on account of Allowed Public Debt Claims shall be made to the indenture trustee for holders of Public Debt Claims for further distribution to such holders. Any such distribution made by an indenture trustee will be made pursuant to the applicable indenture. The delivery to an indenture trustee of the consideration to be distributed under the Plan to holders of Allowed Public Debt Claims arising pursuant to the indenture under which such indenture trustee serves in such capacity will fully satisfy and discharge the Reorganized Debtor's obligations to distribute such consideration to such holders.

   As of the Distribution Record Date (i.e., the close of business on the Effective Date), the transfer registers maintained by the Debtor or its agents (including agent banks and indenture trustees) for all Existing Debt Instruments will be closed. The Reorganized Debtor and any third-party disbursing agent (including agent banks and indenture trustees) shall have no obligation to recognize the transfer of any Existing Debt Instruments occurring after the Distribution Record Date, and will be entitled to recognize and deal only with holders of record of Existing Debt Instruments as of the Distribution Record Date.

     11.2 DISTRIBUTION SHALL BE MADE ONLY TO HOLDERS OF ALLOWED
CLAIMS. Distributions under the Plan shall be made only to the holders of Allowed Claims. Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive the consideration otherwise provided to the Claimants under the Plan. If necessary, in determining the amount of a Pro Rata distribution due to the holders of Allowed Unsecured Claims, the Reorganized Debtor shall make the Pro Rata calculation as if all Disputed Claims were Allowed Claims in the full amount claimed or in the Estimated Amount. When a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor shall make the distributions with respect to such Allowed Unsecured Claim, together with the interest accrued on the amount of each such distribution, net of any applicable federal and state taxes. If the Court disallows or allows in a reduced amount any Disputed Claims, any cash and accrued interest thereon otherwise distributable with respect to the disallowed Claim (or disallowed portion thereof) will become the property of the Reorganized Debtor, and the affected Claimant shall have no further rights against the Debtor or the Reorganized Debtor with respect to such disallowed Claim or portion of such disallowed Claim.

   As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Bank Loan Claim or Allowed Public Debt Claim evidenced by an Existing Debt Instrument, the holder of such Claim shall surrender the applicable Existing Debt Instrument to the Reorganized Debtor pursuant to a letter of transmittal to be furnished by the Reorganized Debtor (either directly or through an agent bank or an indenture trustee). Such letter of transmittal shall specify that delivery of such Existing Debt Instrument will be effected, and risk of loss and title thereto will pass, only upon the

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AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION proper delivery of such Existing Debt Instrument with the letter of transmittal. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Existing Debt Instrument to act and the authenticity of any signatures required on the letter of transmittal.

   In addition to any requirements under the applicable credit agreement or indenture, any holder of an Allowed Claim evidenced by an Existing Debt Instrument that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Existing Debt Instrument, deliver to the Debtor or the Reorganized Debtor (a) evidence satisfactory to the Debtor or the Reorganized Debtor of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Debtor or the Reorganized Debtor to hold it and its agents harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Existing Debt Instrument. Such holder shall thereupon be deemed to have surrendered such Existing Debt Instrument in accordance with the provisions of the Plan requiring such surrender.

   Any holder of an Existing Debt Instrument that fails to surrender or to be deemed to have surrendered such Existing Debt Instrument within one year after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of the Claim evidenced thereby discharged and shall be forever barred from asserting any such claim against the Reorganized Debtor or its property.

     11.3 OBJECTION PROCESS. Unless otherwise provided by order of the Court, no further objections will be required with respect to any Claims that are to be resolved and paid through the Settlement Facility or the Litigation Facility. Any objections to other Claims that have not been filed by the Confirmation Date may be filed solely by the Debtor or the Reorganized Debtor.

     11.4 NO DISTRIBUTION PENDING RESOLUTION. No distributions shall be made with respect to the holder of a Claim while an objection thereto is pending.

     11.5 INITIAL/FINAL DISTRIBUTIONS. Each holder of an Allowed Claim entitled to Pro Rata distributions shall, upon the later to occur of the Effective Date or the Allowance Date, receive an initial distribution of its Pro Rata entitlement under the Plan. Distributions reserved with respect to Claims undergoing objection shall be either distributed to the Claimant upon Allowance or, if the Claim is disallowed, retained by the Reorganized Debtor as its property.

     11.6 UNCLAIMED DISTRIBUTIONS OF CERTAIN CLAIMANTS. Unless otherwise provided for in the Plan, the Plan Documents, or a Final Order of the Court, distributions to be made under the Plan to Claimants holding Allowed Claims (other than Products Liability Claims) shall be made by the Reorganized Debtor by first class, United States mail, postage prepaid to (a) the latest mailing address set forth in a Proof of Claim filed with the Court by or on behalf of such Claimant or (b) if no such Proof of Claim has been timely filed, the mailing address set forth in the Schedules filed by the Debtor in the Case, as such Schedules may be amended. The Reorganized Debtor shall not be required to make any other effort to locate or ascertain the address of the holder of any Claim.

   The Debtor will seek the inclusion in the Confirmation Order of a provision requiring any third-party paying agent charged with making distributions to holders of the Debtor's public debt instruments (including, if applicable, the indenture trustees therefor) to advise the Reorganized Debtor from time to time as to the identity of the persons who are entitled to unclaimed distributions in respect thereof. Based upon such advice, the Reorganized Debtor will file with the Bankruptcy Court, on the second, third and fourth anniversaries of the Effective Date, listings of persons, including holders of Public Debt Claims, who are entitled to unclaimed distributions in respect thereof.

   If any Person entitled to receive a distribution directly from the Reorganized Debtor under the Plan does not come forward to collect such distribution, such distributions will be retained by the Reorganized Debtor for the benefit of such Person. Subject to section 10.6 of the Plan (which requires delivery of Existing Debt Instruments within one year after the Effective Date), if such Person communicates with the Reorganized Debtor within five years of the Effective Date, such distribution, together with any interest attributable to such amount, net of any applicable federal and state taxes, will be paid or distributed to such Person. Subject to section 10.6 of the Plan, if such Person does not communicate with the Reorganized Debtor within five years of the Effective Date, any such distribution and any interest thereon will become the Property of the Reorganized Debtor, and the affected Claimant shall have no further rights against the Debtor or the Reorganized Debtor.

     11.7 PRESERVATION OF THE DEBTOR'S AFFIRMATIVE CLAIMS. Except as otherwise provided in the Plan, the allowance of any pre-petition Claim, the resolution of any Claim dispute, or the payment of such Claims shall not, absent an express contrary ruling by the Court, operate as a bar, by application of the principles of res judicata or collateral estoppel, to the recovery of pre-petition Claims or the exercise of any right of setoff held by the Debtor with respect to the Claims held by the affected Claimants. To the extent such right of setoff is not resolved in the Claim objection process, any affected Claimant shall retain its right of offset of mutual claims as provided in section 553 of the Bankruptcy Code.

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JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

                                  ARTICLE XII

                        SECURITIES LAWS CONSIDERATIONS

     12.1 GENERAL. The Senior Notes and the Subordinated Notes, if any, to be issued pursuant to the Plan constitute "securities" for purposes of federal and state securities laws. As discussed below, section 1145 of the Bankruptcy Code provides that the registration requirements under federal and state securities laws do not apply to the issuance of securities by a debtor under a plan of reorganization to holders of claims or interests wholly or principally in exchange for those claims or interests. With certain exceptions discussed below, recipients of such securities may also resell them without registration under such laws.

     A. ISSUANCE. Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and applicable state securities law registration requirements. For the original issuance of securities under the Plan to be so exempt, three principal requirements must be satisfied: (i) the securities must be issued by the Debtor or its successor under the Plan, (ii) the recipient of the securities must hold a Claim against or Interest in the Debtor, and (iii) the securities must be issued entirely in exchange for the recipient's Claim against or Interest in the Debtor, or "principally" in such exchange and "partly" for cash or property. The original issuance of securities pursuant to the Plan will satisfy the foregoing requirements and, accordingly, will be exempt from registration under the Securities Act and state securities laws. However, in certain circumstances, subsequent offers or sales of such securities may be subject to the registration requirements under the Securities Act and such state laws.

     B. RESALE. Except for persons who may be deemed to be "underwriters" as discussed below, holders of Claims who receive securities pursuant to the Plan will be able to sell and transfer such securities without registration under the Securities Act or state securities laws and without complying with Rule 144 under the Securities Act.

     Section 1145(b) of the Bankruptcy Code defines four types of "underwriters": (i) a person who purchases a claim against, an interest in, or a claim for administrative expenses against the debtor with a view to distributing any security received in exchange for such a claim or interest; (ii) a person who offers to sell securities offered under a plan of reorganization for the holders of such securities; (iii) a person who offers to buy such securities from the holders of such securities, if the offer is (a) with a view to distributing such securities and (b) made under a distribution agreement; and (iv) a person who is an "issuer" with respect to the security, as the term "issuer" is defined in section 2(11) of the Securities Act. Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the debtor, or any person under direct or indirect common control with the debtor.

     To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable state securities laws. However, such persons may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which would permit the public sale of securities received pursuant to the Plan by "underwriters" subject to the availability to the public of current information regarding DCC and to compliance with specified volume limitations and certain other conditions.

     Given the complex, subjective nature of the question of whether a particular holder may be an underwriter, the Debtor makes no representations concerning the right of any person to trade in any of the securities received under the Plan. THE PROPONENTS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING THE EFFECTS OF FEDERAL AND STATE SECURITIES LAWS ON THEIR ABILITY TO TRADE SUCH SECURITIES.

     Sales by "stockbrokers" of securities issued under the Plan will be exempt under section 1145(a)(4) of the Bankruptcy Code from the registration requirements of the Securities Act and state securities laws if they deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of such securities to their customers for the first 40 days after the Effective Date. Section 101 of the Bankruptcy Code defines "stockbroker" as a person having customers that are engaged in the business of effecting transactions in securities (i) for the accounts of others or (ii) with the general public from or for such person's own account.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


                                 ARTICLE XIII

                              FEDERAL INCOME TAX
                           CONSEQUENCES OF THE PLAN

     13.1 GENERAL. The Plan will have tax consequences to the Debtor and to holders of Claims and Interests. A description of certain federal income tax consequences of the consummation of the Plan is provided below. The description of tax consequences below is provided for informational purposes only and is subject to significant uncertainties. No tax opinion has been sought with respect to any tax consequences of the Plan, and no tax opinion is given by this Disclosure Statement.

   This discussion of federal income tax consequences is based on the IRC, the Treasury Regulations promulgated and proposed thereunder, judicial decisions, and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial, or administrative changes or interpretations enacted or promulgated in the future could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive, and could significantly affect the federal income tax consequences discussed below.

   THIS DISCUSSION DOES NOT ADDRESS FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT PURPORT TO ADDRESS THE FEDERAL TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN COMPANIES, NONRESIDENT ALIEN INDIVIDUALS, S CORPORATIONS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, BROKER-DEALERS, AND TAX-EXEMPT ORGANIZATIONS). FURTHERMORE, ESTATE AND GIFT TAX ISSUES ARE NOT ADDRESSED HEREIN.

   NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

     13.2 FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR.

     A. CANCELLATION OF INDEBTEDNESS. Under the IRC, a taxpayer generally must include in gross income the amount of any cancellation of indebtedness income ("COD INCOME") realized during the taxable year. Section 108 of the IRC provides an exception to this general rule, however, if the cancellation occurs in a case under the Bankruptcy Code, but only if the taxpayer is under the jurisdiction of a bankruptcy court and the cancellation is granted by the court or is pursuant to a plan approved by the court. Section 108 of the IRC requires the amount of COD Income so excluded from gross income to be applied to reduce certain tax attributes of the taxpayer. Section 108 of the IRC further provides that a taxpayer does not realize COD Income from cancellation of indebtedness to the extent that payment of such indebtedness would have given rise to a deduction.

     Under the Plan, holders of Claims in Classes 1 through 4 and in Class 21 will be paid the full amount of their Allowed Claims. Since those Claims will be paid in full, satisfaction of such Claims should not give rise to COD Income to the Debtor (except to the extent that interest previously accrued and deducted by the Debtor is not required to be paid).

     With respect to holders of Claims in Classes 5 through 19, the satisfaction of those Claims should not result in COD Income to the Debtor because payment of such Claims would have given rise to a deduction to the Debtor. In any event, the Debtor believes that the funding of the Settlement Facility and the Litigation Facility pursuant to the Plan will be sufficient to pay in full each holder of such Claims once the amount of such Claims is ultimately determined.

     To the extent holders of Claims in Classes 20 and 22 will be entitled to receive payment of their Claims, the Debtor should not realize any COD Income if payment of such Claims would have given rise to a deduction to the Debtor. Moreover, it is intended that such payment be sufficient to fully satisfy Claims to the extent they are canceled. To the extent the holders of Class 20 and 22 Claims will not be entitled to receive payment on their Claims, the Debtor's liability to the holders will not be canceled, and therefore will result in no COD Income to the Debtor.

     The Debtor believes that the consummation of the Plan will not cause it to realize any COD Income. Accordingly, the Debtor believes that it will not be required to suffer any reduction of its tax attributes under section 108 of the IRC.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


     B. DEDUCTIBILITY OF PAYMENTS TO DEPOSITORY TRUST. It is a condition to effectiveness of the Plan that the IRS issue to the Debtor a ruling (i) to the effect that the Depository Trust will be a "qualified settlement fund" within the meaning of section 468B of the IRC and the regulations promulgated thereunder, and (ii) concerning deductibility (as more fully described below) of payments to the Depository Trust on behalf of the Settlement Facility.

     The regulations promulgated under section 468B of the IRC provide that a fund, account, or trust will be a qualified settlement fund if three conditions are met. First, the fund, account, or trust must be established pursuant to an order of or be approved by a government authority, including a court, and must be subject to the continuing jurisdiction of that government authority. A court order giving preliminary approval to a fund, account, or trust will satisfy this requirement even though the order is subject to review or revision. Second, the fund, account, or trust must be established to resolve or satisfy one or more contested or uncontested claims that have resulted or may result from an event or related series of events that has occurred and that has given rise to at least one claim asserting liability arising, among other things, out of a tort. Third, the fund, account, or trust must be a trust under applicable state law or have its assets physically segregated from the other assets of the transferor and persons related to the transferor. The Depository Trust has been established with the express purpose of satisfying the requirements of a qualified settlement fund. While discretion to issue a ruling on this point rests entirely with the IRS, the Debtor believes that it will be able to obtain a ruling that the Depository Trust is a qualified settlement fund.

     If, as expected, the Depository Trust is a qualified settlement fund, the Reorganized Debtor will be entitled to a deduction for its payments thereto once it has satisfied the usual requirements imposed on accrual basis taxpayers with respect to liabilities. Those requirements should be met at the time that payments are made to the Depository Trust or, in the case of amounts paid to the Depository Trust and designated as the Litigation Fund, no later than the time at which Claims are paid or expenses are incurred by or on behalf of the Litigation Facility (and possibly earlier). It is a condition to effectiveness of the Plan that Debtor receive a ruling from the IRS with respect to both the status for federal income tax purposes of the Depository Trust and the deductibility of the Reorganized Debtor's payments thereto.

     The Plan provides that up to $400 million (NPV) of the funds transferred to the Depository Trust will be designated as the Litigation Fund and made available for payment of Allowed Non-Settling Personal Injury Claims and Allowed Third Party Claims and the expenses of operation of the Litigation Facility, including the legal costs of defense of Claims against the Facility. In addition, certain amounts in the Settlement Fund may be utilized to make payments in connection with other claims to be litigated by the Litigation Facility. It is conceivable that, among other features, the Reorganized Debtor's ownership and control of the Litigation Facility would cause the amounts in the Litigation Fund and other amounts to be nondeductible at the time of transfer to the Depository Trust. In this event, such amounts should be deductible at the time the Claims Administrator pays the related claim or incurs an expense. While discretion to issue a ruling on this point rests entirely with the IRS, and while the legal form of the Litigation Facility presents some novel tax questions, the Debtor believes that it will be able to obtain a ruling that the amounts will be deductible no later than the time that claims are paid from the Litigation Fund and expenses are incurred by the Litigation Facility.

     In addition, the Debtor believes that it will be entitled to deductions for the assignment of its interests in the Coverage-in-Place Policies and any Insurance Debtor Action Recoveries, but only to the extent the Debtor previously included such amounts in its gross income.

     Any deductions for payments made to the Depository Trust first would reduce or eliminate the Debtor's taxable income for the taxable year when the payment is made. To the extent these deductions were to exceed such year's otherwise taxable income, the excess would constitute a net operating loss ("NOL") deduction. In general, NOLs generated in 1998 and thereafter may be carried back two years and forward twenty years. To the extent an NOL is a "specified liability loss," however, it may be carried back ten years. The taxpayer may elect to waive the entire carry-back period with respect to an NOL, or may elect to waive only the additional eight years of carry-back afforded NOLs attributable to specified liability losses.

     An NOL constitutes a specified liability loss to the extent it is attributable to product liability, or to expenses incurred in the investigation or settlement of, or opposition to, claims against the taxpayer on account of product liability. The Debtor believes that any NOL resulting from the payments to the Depository Trust would constitute a specified liability loss and accordingly would qualify for the ten-year carry-back period.

     The Debtor, however, believes that the carry-back of its NOL would cause certain adverse tax consequences to the Debtor. Accordingly, the Debtor presently intends to elect to waive the entire carry-back period with respect to its NOL.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


     The Debtor has filed (or will file) a private letter ruling request with the Internal Revenue Service relating to the qualified settlement fund status of the Depository Trust and the deductibility of payments thereto. The Debtor believes that it will take several months to obtain a response to the ruling request, but believes that a ruling should be obtained prior to the Confirmation Date. If the ruling request is denied, the Debtor anticipates that it would make amendments to the Settlement Facility Agreement, Litigation Facility Agreement, and/or the Funding Payment Agreement to obtain a favorable ruling. The Debtor does not believe any amendments that might be required would significantly impact the operation of the Settlement Facility.

     If the Depository Trust is a qualified settlement fund, it will be treated as a separate taxable entity. Its modified gross income, which will consist generally of investment earnings on amounts on deposit in the Depository Trust (less administrative fees and related costs) will generally be subject to federal income tax at a 39.6% rate. For purposes of determining the Depository Trust's modified gross income, payments to the Depository Trust and payments from the Depository Trust to Personal Injury Claimants in settlement of their Claims will not be taken into account.

     13.3 FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS.

     A. GENERAL. The tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a "tax security," what type of consideration the holder received in exchange for the Claim, whether the holder is a resident of the United States for tax purposes, whether the holder reports income on the accrual or cash-basis method, and whether the holder receives distributions under the Plan in more than one taxable year. In some cases, the modification of a Claim or the substitution of a new debt instrument or instruments for the Claim pursuant to the Plan may represent for tax purposes an exchange of the Claim for such modified Claim or for such new debt instrument, as the case may be, even though no actual transfer of the Claim takes place. HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

      B.  HOLDERS OF CLAIMS OTHER THAN PERSONAL INJURY CLAIMS.

       1. ORIGINAL ISSUE DISCOUNT. It is possible that the Senior Notes or the Subordinated Notes will be treated as having been issued with original issue discount. For example, if any such Senior Notes or Subordinated Notes are part of an issue of (or are issued for) debt instruments that are traded on an established securities exchange, and if the fair market value of the property exchanged therefor is, for purposes of section 1273(a)(3) of the IRC, more than a de minimis amount less than the principal amount of such Senior Notes or Subordinated Notes, such Senior Notes or Subordinated Notes may be treated as having been issued at their fair market values (or the fair market value of the property exchanged therefor) (that is, with original issue discount). Otherwise, they will be deemed to have been issued at their principal amounts. Pursuant to Treasury regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.

       If the Senior Notes or the Subordinated Notes are issued with original issue discount, such original issue discount would be includible in the holder's gross income as interest over the term of the Note, based on the constant-interest method. As a result, holders would be required to include amounts in gross income in advance of any receipt of cash in respect of such income.

       2. DEFINITION OF TAX SECURITIES. There is no precise definition under the tax law of a "tax security," and all facts and circumstances pertaining to the origin and character of the claim are relevant in determining its status. Nevertheless, courts generally have held that corporate debt obligations evidenced by written instruments with original terms to maturity of ten years or more constitute tax securities, while corporate debt obligations with original terms to maturity of five years or less do not. The cases are unsettled with respect to corporate debt obligations with original terms to maturity of between five and ten years. It is likely that the Public Debt Claims maturing in 1998 and thereafter and the Claims evidenced by notes originally held by Nippon Life will be considered tax securities for this purpose. The Public Debt Claims maturing in 1995 and 1996 may or may not constitute tax securities. It is likely that the other Unsecured Claims, including Claims arising from the purchase of goods or services, will not be considered tax securities.

       3. HOLDERS OF CLAIMS CONSTITUTING TAX SECURITIES. Holders of Claims constituting tax securities who receive only tax securities of the Debtor in satisfaction of such Claims under the Plan should not generally recognize gain on the exchange, except to the extent the principal amount of any tax securities received were to exceed the principal amount (or issue price) of tax securities canceled. Holders of Claims constituting tax securities

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

    may also recognize gain if they receive cash, or an obligation not constituting a tax security or any other such non-cash items ("BOOT") in either full or partial satisfaction of such Claims. In that event, any gain on the exchange, measured generally by the excess of the amount realized by the holder over the holder's tax basis in the Claim, will likely be recognized by the holder, but in an amount not to exceed the sum of the cash and the fair market value of the Boot. The amount realized for this purpose will generally equal the sum of the cash and the fair market value of any other consideration received under the Plan in respect of their Claims, including any tax securities. The amount realized with respect to any debt obligation received, however, will likely equal the amount for which the obligation is treated as having been issued, as determined for tax purposes.

       Any gain recognized by the holder of a Claim constituting a tax security will generally be treated as capital gain, provided that the Claim represented a capital asset in such holder's hands. An individual's net capital gain (i.e., any excess of net long-term capital gains over net short-term capital losses) will be taxed at a maximum rate of 20% for capital assets held for more than one year. The maximum tax rate for individuals on ordinary income is generally 39.6%. Under current law, corporations are taxed at the same rates on capital gain as on ordinary income.

       Holders of Claims constituting tax securities who receive tax securities of the Debtor under the Plan in either partial or full satisfaction of such Claims generally will not be permitted to recognize any loss on such exchange.

       A holder's aggregate tax basis in any tax securities received under the Plan in respect of a Claim constituting tax securities, aside from any amounts allocable to interest, will generally equal the holder's adjusted basis in such Claim, increased by any gain recognized on the exchange and decreased by the amount of cash and the fair market value of any Boot received. This aggregate basis should be apportioned among the items received according to their respective fair market values. The Boot received, if any, will have a fair market value basis. The holding period for any tax securities received in the exchange will generally include the holding period of the Claim surrendered, whereas the holding period for any Boot received will begin on the day after the date of receipt. If the aggregate tax basis allocated to any debt obligation received exceeds the fair market value of the debt obligation, the holder of the Claim may be able to amortize the excess as a premium expense over the term of the debt obligation. The rules and regulations governing this amortization are complex; holders are therefore urged to consult their tax advisors.

       4. HOLDERS OF CLAIMS NOT CONSTITUTING TAX SECURITIES. Holders of Claims not constituting tax securities will recognize gain or loss equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in their Claims. The amount realized for this purpose will generally equal the sum of the cash and the fair market value of any other consideration received under the Plan in respect of their Claims, including any tax securities. The amount realized with respect to any debt obligation received, however, will likely equal the amount for which the obligation is treated as having been issued, as determined for tax purposes.

       The character of any gain or loss recognized will depend on a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the holder's hands, whether the Claim was held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to the Claim. The holder's aggregate tax basis for any consideration received under the Plan will generally equal the amount realized. The holding period for any consideration received under the Plan will generally begin on the day following the receipt of such consideration.

     C. HOLDERS OF PERSONAL INJURY CLAIMS. Payments under the Plan to Personal Injury Claimants with respect to damages on account of personal injuries or sickness will not be includible in such Personal Injury Claimants' gross income under section 104 of the IRC. However, to the extent payments under the Plan to Personal Injury Claimants are attributable to medical expense deductions allowed under section 213 of the IRC for a prior taxable year, such payments will be taxable as ordinary income to the recipient.

     D. CERTAIN OTHER TAX CONSIDERATIONS FOR CLAIMANTS.

       1. RECEIPT OF INTEREST. Holders of Claims not previously required to have included in their gross income any accrued but unpaid interest on a Claim may be treated as receiving taxable interest income to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their gross income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent such interest is not satisfied under the Plan. For purposes of determining the tax consequences to holders of Allowed Claims in Classes 3 and 4 with respect to accrued interest, the value of the consideration such holders receive under the Plan will be allocated first to principal and second to unpaid interest accrued thereon through the

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION

    Effective Date. The Debtor will file information returns reflecting the fact that the consideration received by such holders under the Plan equals such principal plus all such accrued interest.

       2. INSTALLMENT METHOD. Holders of Claims constituting installment obligations for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if pursuant to the Plan the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of section 453B of the IRC.

       3. REINSTATED CLAIMS. Holders should not generally recognize gain, loss, or other taxable income or deduction upon the reinstatement of their Claims under the Plan. Taxable income may, however, be recognized by such holders if they are considered to receive interest, damages, or other income in connection with the reinstatement of their Claims, or if such reinstatement is considered for tax purposes to involve a modification of the Claim.

       4. BAD DEBT AND/OR WORTHLESS SECURITIES DEDUCTION. A holder who under the Plan receives in respect of its Claim an amount less than the holder's tax basis in such Claim may be entitled in the year of receipt or in an earlier year to a bad debt deduction in some amount under section 166(a) of the IRC or a worthless securities deduction under section 165(g) of the IRC.

       5. BACKUP WITHHOLDING. A holder of Senior Notes or Subordinated Notes may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to interest paid, or original issue discount accrued, thereon, or the proceeds of a sale, exchange, or redemption of such Senior Notes or Subordinated Notes, unless such holder (i) is a corporation or is within the scope of certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding provisions of the IRC. A holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. The Plan provides, in section 11.7, that no distributions will be made under the Plan unless tax identification information is provided. Backup withholding may apply to any amounts payable to a holder of an instrument and, accordingly, to the extent that any of the Senior Notes or Subordinated Notes is issued with any original issue discount, the amount to be withheld may actually exceed 31% of the stated interest payments that are made. Any amount withheld under these rules will be creditable against the holder's U.S. federal income tax liability, and may entitle such holder to a refund of federal income tax, provided that the required information is furnished to the IRS.

     13.4 REQUEST FOR IRS RULING. The law with respect to certain federal income tax consequences of the Plan is uncertain. Accordingly, the Debtor shall file a request for the IRS to issue a ruling with respect to some of the uncertain tax consequences of the Plan. In particular, the Debtor will seek a ruling from the IRS that (i) the Depository Trust will be a "qualified settlement fund" (within the meaning of section 468B of the IRC and the regulations promulgated thereunder), (ii) the payments to be made with respect to Claims Allowed through the procedures provided therefor in the Litigation Facility will be fully deductible by the Reorganized Debtor at the time of (or before) each such disbursement; and (iii) such other matters as tax counsel for Dow Corning may reasonably require. There can be no assurance, however, that the IRS will issue such a ruling.

     13.5 IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE. THIS DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN, AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


                                  ARTICLE XIV

                               REQUIREMENTS FOR
                           CONFIRMATION OF THE PLAN

     14.1 GENERAL CONFIRMATION REQUIREMENTS. At the Confirmation Hearing, the Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. If those requirements have been satisfied, the Court will enter the Confirmation Order. The requirements for confirmation under the Bankruptcy Code are as follows:

     A. The plan complies with the applicable provisions of the Bankruptcy
  Code.

     B. The proponents of the plan have complied with the applicable provisions of the Bankruptcy Code.

     C. The plan has been proposed in good faith and not by any means forbidden by law.

     D. Any payment made or promised by the proponents of the plan or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with, the case, or in connection with the plan and incident to the case, was disclosed to the court, and any such payment made before confirmation of the plan is reasonable, or if such payment is to be fixed after confirmation of the plan, such payment is subject to the approval of the court as reasonable.

     E. The proponents of the plan have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the plan, as director, officer or voting trustee of the debtor, any affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan, and the appointment to, or the continuance in, such office of such individual, is consistent with the interests of Creditors and equity security holders and with public policy.

     F. The proponents of the plan have disclosed the identity of any insider that will be employed or retained by the reorganized debtor and the nature of the compensation for such insider.

     G. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

     H. With respect to each class of impaired claims, either each holder of a claim in such class has accepted the plan, or will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the amount such claimant would receive or retain if the debtor was liquidated on such date under chapter 7 of the Bankruptcy Code.

     I. Each class of claims or interests has either accepted the plan or is not impaired under the plan or the proponents will demonstrate compliance with section 1129(b) of the Bankruptcy Code and "cram down" any dissenting class.

     J. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that administrative expense claims will be paid in cash in full on the effective date and that any tax claim entitled to priority under section 507(a)(8) is being paid in full in deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

     K. At least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class.

     L. Confirmation of the plan is not likely to be followed by the liquidation of the debtor or the need for further financial reorganization of the debtor or any successors to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

     M. The plan provides for the payment of retiree benefits as required by section 1114 of the Bankruptcy Code.

     The Proponents believe that the confirmation requirements applicable to the Case are met under the Plan. The Proponents will present evidence in support of each applicable requirement at the Confirmation Hearing.

     14.2 POTENTIAL CRAMDOWN OF THE PLAN. If at least one class of impaired claims or interests accepts the plan, the Court may confirm a plan under the "cramdown" provisions of section 1129(b) of the Bankruptcy Code, which permits the confirmation of a plan over the dissenting votes of certain creditors and equity interest holders.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


   Cramdown under section 1129(b) of the Bankruptcy Code may not be effected if a class of unsecured claims rejects the plan unless:

     A. The plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

     B. The holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan, on account of such junior claim or interest, any property.

   This Plan proposes that the Shareholders may receive or retain property on account of their Interests in the Debtor. It is the position of the Debtor that its assets exceed its liabilities and that the Allowed Claims of creditors in impaired classes will receive property of a value, as of the Effective Date, equal in amount to such class member's Allowed Claim.

   If all impaired classes accept the Plan, and the Proponents meet the confirmation requirements of section 1129, the Plan will be confirmed as a consensual Plan. If all impaired classes do not accept the Plan, but at least one impaired class accepts the Plan, and the Plan otherwise meets the confirmation requirements of section 1129, the Debtor shall have the right, independent of the Tort Committee, to seek confirmation of the Plan using the "cramdown" provisions of section 1129(b) of the Bankruptcy Code. The Tort Committee will support confirmation of the Plan in accordance with section 1129(b) as it relates to Classes 5 through 10.2 unless it determines that its fiduciary duty to its constituency as a whole requires it to oppose such confirmation.

     14.3 ABSOLUTE PRIORITY RULE. Simply characterized, the absolute priority rule set forth in section 1129(b)(2)(B) of the Bankruptcy Code requires that confirmation obtained by "cramdown" meet an either/or test. Either (i) the members of each dissenting impaired class of unsecured claims must receive property of a value, as of the effective date of the plan, equal in amount to such class members' Allowed Claim; or (ii) the holders of claims and interests that are junior to each dissenting impaired class of claims must not receive any property under the plan of reorganization. The absolute priority rule applies only in cases where a class of claims or equity interests is both impaired and does not accept the plan. Thus, the absolute priority rule does not apply to all classes of claims and equity interests but only to the dissenting class and classes junior to the dissenting class.

   Absent acceptance of a Plan by each impaired Class, the Plan cannot be confirmed unless Claims in each non-accepting Class are paid in full or the Shareholders do not retain their interests in the Debtor. The Plan proposes that the Shareholders retain their Interests, but expressly subject to the Plan and the Funding Payment Agreement, which provide that the value of Reorganized DCC, and thus, the retained equity in the Reorganized Debtor, is available (i) for payment, up to the agreed cap, of Allowed Claims in Classes 5 through 19, and (ii) for payment of Allowed Claims in other classes. The Proponents believe these provisions satisfy this requirement for confirmation of the Plan.

AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO AMENDED
JOINT PLAN OF REORGANIZATION OF DOW CORNING CORPORATION


                                  ARTICLE XV

                                  CONCLUSION

     15.1 Through confirmation of the Plan, the Proponents believe that all Products Liability Claims that had been, or could be, asserted against Dow Corning can be resolved in a timely and cost effective manner. The Proponents believe that the Plan provides a mechanism to resolve, and provide reasonable compensation to, the Products Liability Claimants. All other creditors are treated in a manner that allows their Claims to be paid in full. The Proponents believe that the Plan is fair to all parties-in-interest.

   DOW CORNING CORPORATION AND THE TORT COMMITTEE URGE YOU TO VOTE TO ACCEPT THE PLAN.

   DATED: February 4, 1999.

DOW CORNING CORPORATION

                                         OFFICIAL COMMITTEE OF TORT CLAIMANTS

  /s/ Gary E. Anderson                       /s/ Ralph Knowles
By: __________________________________   By: __________________________________
     Gary E. Anderson                         Ralph Knowles
     President


SHEINFELD, MALEY & KAY, P.C.

                                         KRAMER LEVIN NAFTALIS & FRANKEL LLP

  /s/ Barbara J. Houser                      /s/ Kenneth H. Eckstein
By: __________________________________   By: __________________________________
     Barbara J. Houser                        Kenneth H. Eckstein

1700 Pacific Avenue, Suite 4400          919 Third Avenue
Dallas, Texas 75201-4618                 New York, New York 10022-3850
Telephone: (214) 953-0700                Telephone: (212) 715-9100
Facsimile: (214) 953-1189

                                         Facsimile: (212) 715-8000

ATTORNEYS FOR DOW CORNING                ATTORNEYS FOR OFFICIAL COMMITTEE OF
CORPORATION                              TORT CLAIMANTS

                                  EXHIBIT "A"
            (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)

                        UNITED STATES BANKRUPTCY COURT
                         EASTERN DISTRICT OF MICHIGAN
                               NORTHERN DIVISION

IN RE:                                 (S)


                                       (S)                CASE NO. 95-20512 AJS
DOW CORNING CORPORATION                (S)                         (CHAPTER 11)

                                       (S)

    DEBTOR.                            (S)              JUDGE ARTHUR J. SPECTOR
                                       (S)

              ORDER APPROVING AMENDED JOINT DISCLOSURE STATEMENT,
               SETTING HEARING ON CONFIRMATION OF THE PLAN, AND ESTABLISHING DEADLINES FOR VOTING ON THE PLAN AND
                 FILING OBJECTIONS TO CONFIRMATION OF THE PLAN

   An Amended Joint Disclosure Statement With Respect to Amended Joint Plan of Reorganization (the "DISCLOSURE STATEMENT") and an Amended Joint Plan of Reorganization (the "PLAN") were filed by the Debtor and the Tort Claimants' Committee (collectively, the "PROPONENTS") on February 4, 1999. The Court, after hearing, is of the opinion that the Disclosure Statement should be approved and that notice of the hearing has been given in accordance with the procedures approved and prescribed by this Court and is adequate and sufficient pursuant to the Bankruptcy Code, the Bankruptcy Rules and other applicable law. It is therefore

   ORDERED and notice is hereby given that:

   1. The Disclosure Statement is hereby found to contain "adequate information" as such term is defined in section 1125 of the Bankruptcy Code and is hereby approved.

   2. On or before MARCH 15, 1999, the Disclosure Statement, the Plan, a copy of this Order, ballots and voting instructions, any communications from the Proponents and the Official Committees, the Special Note to Breast Implant and Other Personal Injury Claimants, and related materials (collectively, the "SOLICITATION PACKAGE") shall be transmitted by the Proponents to creditors, equity security holders, other parties in interest and the United States Trustee pursuant to the procedures and guidelines established by prior orders of this Court. The Proponents shall file a certificate of service of the Solicitation Package showing the date of mailing and to whom the same was mailed.

   3. APRIL 19, 1999 is fixed as the last day for filing and serving written objections to confirmation of the Plan. The Court shall not consider any objection to confirmation of the Plan if such objection is not timely filed and properly served. Objections to confirmation of the Plan must be served so that the objection is actually received by the following parties on or before APRIL 19, 1999, with a copy of the proof of service attached to the timely filed objection:

  Counsel for the Debtor:         Sheinfeld, Maley & Kay, P.C.
                                  Attention: Barbara J. Houser
                                  1700 Pacific Avenue, Suite 4400
                                  Dallas, Texas 75201-4618

  Counsel for Dow Chemical:       Mayer, Brown & Platt
                                  Attention: Richard Broude
                                  1675 Broadway
                                  New York, New York 10019-5820

  Counsel for Corning:            Shearman & Sterling
                                  Attention: Debra McCullough
                                  599 Lexington Avenue, Room 440
                                  New York, New York 10022

                                        (Disclosure Statement Exhibit) Page A-1

  Counsel for the Tort Committee: Kramer Levin Naftalis & Frankel LLP
                                  Attention: Kenneth H. Eckstein
                                  919 Third Avenue
                                  New York, New York 10022-3850

  Counsel for the Commercial Committee:
                                  Davis Polk & Wardwell
                                  Attention: Donald S. Bernstein
                                  450 Lexington Avenue
                                  New York, New York 10017

  Counsel for the Physicians Committee:
                                  Benesch, Friedlander, Coplan & Arnoff
                                  Attention: H. Jeffrey Schwartz
                                  2300 BP Tower
                                  200 Public Square
                                  Cleveland, Ohio 44114-2378

  United States Trustee:          Office of the United States Trustee
                                  Attention: Leslie Berg
                                  477 Michigan Avenue, Suite 1760
                                  Detroit, Michigan 48226

   4. MAY 14, 1999 AT 5:00 P.M. EASTERN TIME is fixed as the deadline by which written acceptances or rejections of the Plan must be received by the Balloting Agent, Corporate Election Services. Such ballots must be actually received at the office of Corporate Election Services by the date and time above in order to be counted as valid ballots.

   5. The hearing on confirmation of the Plan shall be commenced on JUNE 28, 1999, AT 9:30 A.M. EASTERN TIME, in the United States Bankruptcy Courthouse, 111 First Street, Bay City, Michigan, or as relocated upon further notice, and may be adjourned from time to time and from place to place by the Court either by notice or by announcement by the Court at the time of the scheduled hearing.

   Signed this 4th day of February, 1999.

                                       /s/ Arthur J. Spector
                                      -----------------------------------------
                                      Arthur J. Spector
                                      United States Bankruptcy Judge

                                        (Disclosure Statement Exhibit) Page A-2

                                  EXHIBIT "B"
             (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                               NORTHERN DIVISION

  IN RE:                                (S)


                                        (S)                CASE NO. 95-20512
  DOW CORNING CORPORATION               (S)                     (CHAPTER 11)

                                        (S)

  DEBTOR                                (S)          JUDGE ARTHUR J. SPECTOR
                                        (S)

                      AMENDED JOINT PLAN OF REORGANIZATION

     Barbara J. Houser                         Kenneth H. Eckstein
     Craig J. Litherland                       Jeffrey S. Trachtman
     David Ellerbe                             Philip Bentley
     Thomas S. Henderson                       KRAMER LEVIN NAFTALIS &
     SHEINFELD, MALEY & KAY, P.C.              FRANKEL LLP
     A PROFESSIONAL CORPORATION                919 Third Avenue
     1700 Pacific Avenue, Suite 4400           New York, New York 10022-3850
     Dallas, Texas 75201-4618


                                               ATTORNEYS FOR OFFICIAL
     ATTORNEYS FOR DOW CORNING CORPORATION     COMMITTEE OF TORT CLAIMANTS

     DATED: February 4, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

AMENDED JOINT PLAN OF REORGANIZATION

                               TABLE OF CONTENTS

 INTRODUCTION...............................................................   1
 ARTICLE ONE--DEFINITIONS...................................................   1
 1.1     "Administrative Claim"............................................    1
 1.2     "Allowance Date"..................................................    1
 1.3     "Allowed".........................................................    1
 1.4     "Assumed Third Party Claims"......................................    1
 1.5     "Assumed Warranties"..............................................    1
 1.6     "Australia Breast Implant Settlement Claimants"...................    1
 1.7     "Australia Breast Implant Settlement Option"......................    1
 1.8     "Australia Breast Implant Optional Settlement Fund"...............    1
 1.9     "Bank Loan Claims"................................................    2
 1.10    "Bankruptcy Code".................................................    2
 1.11    "Bankruptcy Rules"................................................    2
 1.12    "Bar Date"........................................................    2
 1.13    "Bar Order".......................................................    2
 1.14    "B.C. Class Action Fund"..........................................    2
 1.15    "B.C. Class Action Settlement Agreement"..........................    2
 1.16    "B.C. Class Action Settlement Claimants"..........................    2
 1.17    "Breast Implant"..................................................    2
 1.18    "Breast Implant Claims"...........................................    2
 1.19    "Breast Implant Other Claim"......................................    2
 1.20    "Breast Implant Personal Injury Claim"............................    2
 1.21    "Breast Implant User".............................................    3
 1.22    "Business Day"....................................................    3
 1.23    "Case"............................................................    3
 1.24    "Case Interest Rate"..............................................    3
 1.25    "Case Management Order"...........................................    3
 1.26    "Children Direct Claims"..........................................    3
 1.27    "Claimant"........................................................    3
 1.28    "Claimants' Advisory Committee"...................................    3
 1.29    "Claims Administrator"............................................    3
 1.30    "Co-Defendant"....................................................    3
 1.31    "Co-Defendant Claim"..............................................    3
 1.32    "Commercial Committee"............................................    3
 1.33    "Confirmation Date"...............................................    3
 1.34    "Confirmation Order"..............................................    3
 1.35    "Consortium Claims"...............................................    3
 1.36    "Convenience Claim"...............................................    3
 1.37    "Corning".........................................................    3
 1.38    "Court"...........................................................    3
 1.39    "Coverage-in-Place Policies"......................................    4
 1.40    "Covered Other Products"..........................................    4
 1.41    "Current Obligations".............................................    4
 1.42    "DCC".............................................................    4
 1.43    "DCC Guaranty Claims".............................................    4
 1.44    "Debtor"..........................................................    4
 1.45    "Debtor Actions"..................................................    4
 1.46    "Debtor Action Recoveries"........................................    4
 1.47    "Debtor-Affiliated Parties".......................................    4
 1.48    "Depository Trust"................................................    4
 1.49    "Disallowed Claim"................................................    4
 1.50    "Disclosure Statement"............................................    4

                                                                          Page i

AMENDED JOINT PLAN OF REORGANIZATION

 1.51    "Disputed Claim"..................................................    4
 1.52    "Distribution Record Date"........................................    4
 1.53    "District Court"..................................................    4
 1.54    "Domestic"........................................................    4
 1.55    "Domestic Health Insurer".........................................    5
 1.56    "Domestic Health Insurer Settlement Agreement"....................    5
 1.57    "Dow Chemical"....................................................    5
 1.58    "Dow Corning".....................................................    5
 1.59    "Effective Date"..................................................    5
 1.60    "Environmental Laws"..............................................    5
 1.61    "Estimated Amount"................................................    5
 1.62    "Estimation Order"................................................    5
 1.63    "Existing Debt Instruments".......................................    5
 1.64    "Family Member Claims"............................................    5
 1.65    "Final Order".....................................................    5
 1.66    "Finance Committee"...............................................    5
 1.67    "Foreign".........................................................    5
 1.68    "Foreign Health Insurer"..........................................    5
 1.69    "Funding Payment Agreement".......................................    6
 1.70    "General Contribution Claim"......................................    6
 1.71    "Government Payor"................................................    6
 1.72    "Government Payor Claim"..........................................    6
 1.73    "Greater U.S."....................................................    6
 1.74    "Health Care Provider"............................................    6
 1.75    "Health Care Provider Claim"......................................    6
 1.76    "Health Insurer"..................................................    6
 1.77    "Health Insurer Claim"............................................    6
 1.78    "Indenture".......................................................    6
 1.79    "Indenture Trustee"...............................................    6
 1.80    "Insurance Allocation Agreement"..................................    6
 1.81    "Insurance Company"...............................................    6
 1.82    "Insurance Coverage"..............................................    6
 1.83    "Insurance Debtor Actions"........................................    6
 1.84    "Insurance Debtor Action Recoveries"..............................    6
 1.85    "Insurance Policy"................................................    6
 1.86    "Intercompany Claim"..............................................    6
 1.87    "Interest"........................................................    6
 1.88    "Joint Ventures"..................................................    7
 1.89    "Litigation Facility".............................................    7
 1.90    "Litigation Facility Agreement"...................................    7
 1.91    "Litigation Protocol".............................................    7
 1.92    "London Market Insurers"..........................................    7
 1.93    "LTCI Claims".....................................................    7
 1.94    "LTCI Indemnities"................................................    7
 1.95    "LTCI Other Claim"................................................    7
 1.96    "LTCI Personal Injury Claim"......................................    7
 1.97    "LTCI Products"...................................................    7
 1.98    "LTCI User".......................................................    7
 1.99    "Mahlum Claimants"................................................    7
 1.100   "Mahlum Claims"...................................................    7
 1.101   "Malpractice Claims"..............................................    7
 1.102   "Miscellaneous Raw Material Claims"...............................    8
 1.103   "Net Present Value" or "NPV"......................................    8
 1.104   "Non-Dow Corning Breast Implant"..................................    8
 1.105   "Non-Dow Corning Breast Implant User".............................    8

                                                                         Page ii

AMENDED JOINT PLAN OF REORGANIZATION

 1.106   "Non-Dow Corning Implant".........................................    8
 1.107   "Non-Dow Corning Implant User"....................................    8
 1.108   "Non-Settling Co-Defendants"......................................    8
 1.109   "Non-Settling Health Care Providers"..............................    8
 1.110   "Non-Settling Personal Injury Claimants"..........................    8
 1.111   "Non-Settling Physicians".........................................    8
 1.112   "Official Committees".............................................    8
 1.113   "Ontario Breast Implant Settlement Agreement".....................    8
 1.114   "Ontario Class Action Fund".......................................    8
 1.115   "Ontario Class Action Settlement Claimants".......................    9
 1.116   "Other Claim".....................................................    9
 1.117   "Other Priority Claim"............................................    9
 1.118   "Other Products"..................................................    9
 1.119   "Other Products Claims"...........................................    9
 1.120   "Other Products Other Claims".....................................    9
 1.121   "Other Products Personal Injury Claims"...........................    9
 1.122   "Other Products User".............................................    9
 1.123   "Participation Form"..............................................    9
 1.124   "Personal Injury Claim"...........................................    9
 1.125   "Personal Injury Claimant"........................................    9
 1.126   "Petition Date"...................................................   10
 1.127   "Physician".......................................................   10
 1.128   "Physician Claim".................................................   10
 1.129   "Physicians' Committee"...........................................   10
 1.130   "Plan"............................................................   10
 1.131   "Plan Documents"..................................................   10
 1.132   "Plan Documents Filing Date"......................................   10
 1.133   "Plan Documents Review Center"....................................   10
 1.134   "Plan Interest Rate"..............................................   10
 1.135   "Prepetition Judgment Claim"......................................   10
 1.136   "Priority Tax Claim"..............................................   10
 1.137   "Products Liability Claims".......................................   10
 1.138   "Proponents"......................................................   10
 1.139   "Pro Rata" or "Pro Rata Shares"...................................   10
 1.140   "Public Debt Claims"..............................................   10
 1.141   "Quebec Breast Implant Settlement Agreement"......................   10
 1.142   "Quebec Class Action Fund"........................................   10
 1.143   "Quebec Class Action Settlement Claimants"........................   10
 1.144   "Raw Material Breast Implant Claims"..............................   11
 1.145   "Raw Material Breast Implant Personal Injury Claim"...............   11
 1.146   "Raw Material Implant Claims".....................................   11
 1.147   "Raw Material Implant Personal Injury Claim"......................   11
 1.148   "Released Claim"..................................................   11
 1.149   "Released Parties"................................................   11
 1.150   "Reorganized Debtor" or "Reorganized Dow Corning".................   11
 1.151   "Representatives".................................................   11
 1.152   "Retiree Benefit Claims"..........................................   11
 1.153   "Secured Claim"...................................................   12
 1.154   "Senior Note Supplemental Indenture"..............................   12
 1.155   "Senior Notes"....................................................   12
 1.156   "Settlement Facility".............................................   12
 1.157   "Settlement Facility Agreement"...................................   12
 1.158   "Settling Co-Defendants"..........................................   12
 1.159   "Settling Health Care Providers"..................................   12
 1.160   "Settling Insurers"...............................................   12

                                                                        Page iii

AMENDED JOINT PLAN OF REORGANIZATION

 1.161   "Settling Personal Injury Claimants"..............................    12
 1.162   "Settling Physicians".............................................    12
 1.163   "Shareholder--Affiliated Parties".................................    12
 1.164   "Shareholder Claim"...............................................    12
 1.165   "Shareholders"....................................................    12
 1.166   "Silicone Material Claims"........................................    12
 1.167   "Spitzfaden Claimants"............................................    12
 1.168   "Spitzfaden Claims"...............................................    12
 1.169   "Subordinated Claim"..............................................    12
 1.170   "Subordinated Note Supplemental Indenture"........................    12
 1.171   "Subordinated Notes"..............................................    13
 1.172   "Subsidiaries"....................................................    13
 1.173   "Tort Committee or Tort Claimants' Committee".....................    13
 1.174   "Unborn Breast Implant Claimants".................................    13
 1.175   "Unmanifested Claim"..............................................    13
 1.176   "Unsecured Claim".................................................    13
 ARTICLE TWO--UNCLASSIFIED CLAIMS...........................................   13
 2.1     Administrative Claims.............................................    13
 2.2     Priority Tax Claims...............................................    13
 ARTICLE THREE--CLASSIFICATION OF CLAIMS AND INTERESTS......................   13
 3.1     Classification....................................................    13
 3.2     Classes...........................................................    13
         3.2.1Class 1--Other Priority Claims...............................    13
         3.2.2Class 2--Secured Claims......................................    13
         3.2.3Class 3--Convenience Claims..................................    13
         3.2.4Class 4--Unsecured Claims that are not classified in any
         other Class.......................................................    13
         3.2.5Class 4A--Prepetition Judgment Claims........................    13
         3.2.6Class 4B--DCC Guaranty Claims................................    14
         3.2.7Class 5--Domestic Breast Implant Personal Injury Claims......    14
         3.2.8Class 6.1--Category 1 and 2 Foreign Breast Implant Personal
                      Injury Claims (other than Claims in Classes 6A, 6B,
                      6C and 6D)...........................................    14
         3.2.9Class 6.2--Category 3 and 4 Foreign Breast Implant Personal
         Injury Claims.....................................................    14
         3.2.10Class 6A--Quebec Class Action Settlement Claims.............    14
         3.2.11Class 6B--Ontario Class Action Settlement Claims............    14
         3.2.12Class 6C--B.C. Class Action Settlement Claims...............    14
         3.2.13Class 6D--Australia Breast Implant Settlement Claims........    14
         3.2.14Class 7--Silicone Material Claims (other than Claims in
         Classes 6B, 6C, 6D and 8).........................................    14
         3.2.15Class 8--Miscellaneous Raw Material Claims (other than
         Claims in Classes 6B, 6C, 6D and 7)...............................    14
         3.2.16Class 9--Domestic Other Products Personal Injury Claims.....    14
         3.2.17 Class 10.1--Category 1 and 2 Foreign Other Products
         Personal Injury Claims............................................    14
         3.2.18Class 10.2--Category 3 and 4 Foreign Other Products Personal
         Injury Claims.....................................................    14
         3.2.19 Class 11--Co-Defendant Claims..............................    14
         3.2.20 Class 12--Physician Claims.................................    14
         3.2.21 Class 13--Health Care Provider Claims......................    14
         3.2.22 Class 14--Domestic Health Insurer Claims...................    14
         3.2.23 Class 14A--Foreign Health Insurer Claims...................    14
         3.2.24 Class 15--Government Payor Claims..........................    14
         3.2.25 Class 16--Shareholder Claims...............................    14
         3.2.26 Class 17--General Contribution Claims......................    14
         3.2.27 Class 18--LTCI Personal Injury Claims......................    14
         3.2.28 Class 19--LTCI Other Claims................................    14
         3.2.29 Class 20--Intercompany Claims..............................    14
         3.2.30 Class 21--Subordinated Claims..............................    14

                                                                         Page iv

AMENDED JOINT PLAN OF REORGANIZATION

         3.2.31 Class 22--Environmental Claims...........................    14
         3.2.32 Class 23--Retiree Benefit Claims.........................    14
         3.2.33 Class 24--Interests in the Debtor........................    14
 ARTICLE FOUR--TREATMENT OF CLAIMS NOT IMPAIRED UNDER THE PLAN............   14
 4.1     Other Priority Claims--Class 1..................................    14
 4.2     Secured Claims--Class 2.........................................    14
 4.3     Convenience Claims--Class 3.....................................    15
 4.4     DCC Guaranty Claims--Class 4B...................................    15
 4.5     Environmental Claims--Class 22..................................    15
 4.6     Retiree Benefits Claims--Class 23...............................    15
 ARTICLE FIVE--TREATMENT OF CLASSES IMPAIRED UNDER THE PLAN...............   15
 5.1     Unsecured Claims--Class 4.......................................    15
 5.2     Prepetition Judgment Claims--Class 4A...........................    15
         Domestic and Foreign Personal Injury Claims--Classes 5 through
 5.3     10.2............................................................    16
 5.4     Treatment of Classes 5 through 10.2.............................    16
         5.4.1 Treatment of Settling Personal Injury Claimants...........    16
         5.4.1.1Breast Implant Users.....................................    16
         5.4.1.2Other Products Users.....................................    16
         5.4.1.3Silicone Material Claims.................................    17
         5.4.1.4Family Member Claims.....................................    17
         5.4.2 Treatment of Non-Settling Personal Injury Claimants.......    17
 5.5     Treatment of Class 6A...........................................    17
         5.5.1 Treatment of Quebec Class Action Settlement Claimants.....    17
         5.5.2 Treatment of Claims of Family Members of Quebec Class
         Action Settlement Claimants.....................................    17
 5.6     Treatment of Class 6B...........................................    17
         5.6.1 Treatment of Ontario Class Action Settlement Claimants....    17
         5.6.2 Treatment of Claims of Family Members of Ontario Class
         Action Settlement Claimants.....................................    18
 5.7     Treatment of Class 6C...........................................    18
         5.7.1 Treatment of B.C. Class Action Settlement Claimants.......    18
         5.7.2 Treatment of Family Member Claims Related to Class 6C
         Claims..........................................................    18
 5.8     Treatment of Class 6D...........................................    18
         5.8.1 Treatment of Australia Breast Implant Settlement
         Claimants.......................................................    18
         5.8.2 Treatment of Family Member Claims Related to Class 6D
         Claims..........................................................    19
 5.9     Funding the Settlement Facility, the Litigation Facility, the
         Quebec Class Action Fund, the Ontario Class Action Fund, the
         B.C. Class Action Fund and the Australia Breast Implant Optional
         Settlement Fund for Payment of Personal Injury Claims...........    19
         Treatment of Attorney's Fees of Settling Personal Injury
 5.10    Claimants.......................................................    19
 5.11    Treatment of Punitive Damages...................................    19
 5.12    Venue for Liquidation of Foreign Personal Injury Claims.........    19
 5.13    Other Claims Related to Implants Classes 11 through 17..........    19
         5.13.1 Claims in Class 11.......................................    19
         5.13.2 Claims in Classes 12 and 13..............................    20
         5.13.3 Claims in Class 14.......................................    20
         5.13.4 Claims in Class 14A......................................    20
         5.13.5 Claims in Classes 15 and 17..............................    20
         5.13.6 Claims in Class 16.......................................    21
 5.14    LTCI-Related Claims Classes 18 and 19...........................    21
 5.15    Intercompany Claims Class 20....................................    21
 5.16    Subordinated Claims Class 21....................................    21
 5.17    Holders of Interests Class 24...................................    21
 5.18    Cramdown........................................................    21

                                                                          Page v

AMENDED JOINT PLAN OF REORGANIZATION

 ARTICLE SIX--MEANS FOR IMPLEMENTATION OF PLAN.............................  21
 6.1     Litigation Protocol..............................................   21
         Settlement Regarding Allocation of Insurance Proceeds and
 6.2     Coverage.........................................................   21
 6.3     Resolution of Other Claims to Insurance Settlement Proceeds......   21
 6.4     Settlement of Certain Foreign Claims.............................   22
 6.5     Settlement with Domestic Health Insurers.........................   22
 6.6     Filing and Payment of Allowed Administrative Claims..............   22
 6.7     Funding of Plan Payments.........................................   22
 6.8     Resolution of Rights to Recover Against Settlement Facility......   22
 6.9     Payment to United States Trustee.................................   22
 6.10    Closing..........................................................   22
 6.11    Debtor's Obligations at Closing..................................   22
         6.11.1 Payment, Cure and Reinstatement or Setoff of Allowed
         Secured Claims...................................................   22
         6.11.2 Satisfaction of Allowed Unsecured Claims..................   23
         6.11.3 Satisfaction of Personal Injury Claims (Other than Claims
         in Classes 6A, 6B, 6C and 6D) and LTCI Other Claims..............   23
         6.11.4 Satisfaction of Personal Injury Claims in Class 6A........   23
         6.11.5 Satisfaction of Personal Injury Claims in Class 6B........   23
         6.11.6 Satisfaction of Personal Injury Claims in Class 6C........   23
         6.11.7 Satisfaction of Personal Injury Claims in Class 6D........   23
         6.11.8 Satisfaction of Other Claims Related to Implants..........   23
         6.11.9 Satisfaction of Settling Domestic Health Insurer Claims...   23
         6.11.10Satisfaction of Allowed Subordinated Claims...............   23
         6.11.11Contemporaneous Nature of Transactions at Closing.........   23
 6.12    Documentation....................................................   23
 6.13    Merger; Choice of Law............................................   23
 6.14    Other Obligations of the Reorganized Debtor......................   23
 6.15    Board of Directors of the Reorganized Debtor.....................   24
 6.16    Shareholders' Contribution.......................................   24
         6.16.1Insurance Settlement.......................................   24
         6.16.2Shareholder Revolving Credit Facility......................   24
         6.16.3Release of Shareholder Claims..............................   24
         6.16.4Shareholder Support of Plan................................   24
         6.16.5Mahlum and Spitzfaden Claims...............................   24
 ARTICLE SEVEN--CONDITIONS PRECEDENT.......................................  25
 7.1     Conditions to Confirmation.......................................   25
 7.2     Conditions to the Effective Date.................................   25
 7.3     Waiver of Conditions.............................................   25
 7.4     Escrow of Payments to Settlement Facility Pending Appeal.........   25
 ARTICLE EIGHT--EFFECTS OF PLAN CONFIRMATION...............................  26
 8.1     Discharge........................................................   26
 8.2     Vesting..........................................................   26
 8.3     Release..........................................................   26
 8.4     Permanent Injunction Against Prosecution of Released Claims......   28
 8.5     Channeling Injunction for Certain Claims.........................   28
         8.5.1Resolution and Trial Procedures.............................   28
         8.5.2Trial Venue.................................................   29
         8.5.3No Delay in Claim Resolution................................   29
         8.5.4Injunction..................................................   29
         Supplemental Release and Injunction for Certain Settling
 8.6     Insurers.........................................................   29
 8.7     Retention of Jurisdiction........................................   29
 8.8     Failure of Court to Exercise Jurisdiction........................   30
 8.9     Term of Injunction or Stay.......................................   30
 8.10    Release of Official Committees and Estate Professionals..........   30
 8.11    Insurance Settlements Unaffected.................................   30

                                                                         Page vi

AMENDED JOINT PLAN OF REORGANIZATION


 ARTICLE NINE--TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......  30
 9.1     Assumed Warranties...............................................   30
 9.2     Assumed Collective Bargaining Agreements.........................   30
 9.3     Assumed Employee and Retiree Benefit Plans.......................   30
 9.4     General; Assumed if Not Rejected.................................   30
 9.5     Claims for Contract Rejection....................................   31
 ARTICLE TEN--PROVISIONS RELATING TO PLAN DISTRIBUTIONS....................  31
 10.1    Distribution Shall be Made Only to Holders of Allowed Claims.....   31
 10.2    Distributions to Holders of Allowed Bank Loan Claims.............   31
 10.3    Distributions to Holders of Allowed Public Debt Claims...........   31
 10.4    Distributions to Holders of Other Allowed Claims.................   32
 10.5    Distribution Record Date; Suspension of Transfer of Claims.......   32
 10.6    Surrender of Existing Debt Instruments...........................   32
 10.7    Fractional Amounts...............................................   32
 ARTICLE ELEVEN--MISCELLANEOUS PROVISIONS..................................  32
 11.1    Objection to Claims..............................................   32
 11.2    Survival of Certain Corporate Indemnification Obligations........   32
 11.3    Procedures for Distributions; Unclaimed Distributions of Certain
         Claimants (Other Than Claimants in Classes 5 Through 19).........   33
 11.4    Modification of Plan.............................................   33
 11.5    Payment Dates....................................................   33
 11.6    Severability.....................................................   33
 11.7    Tax Identification Numbers.......................................   33
 11.8    No Professional Fees or Expenses.................................   33
 11.9    Post-Confirmation Professional Fees and Expenses.................   33
 11.10   Headings.........................................................   33
 11.11   Time.............................................................   34
 11.12   Notices..........................................................   34
 11.13   Committees.......................................................   34
 11.14   Successors and Assigns...........................................   34

EXHIBITS TO JOINT
 PLAN OF
 REORGANIZATION:

     EXHIBIT "A": Settling Insurers.......................................   A-1
     EXHIBIT "B": Assumed Warranties Construction Products................   B-1
     EXHIBIT "C": Calculation of Class 4 Commercial Claims................   C-1
     EXHIBIT "D": Summary of Terms of Senior Notes........................   D-1

                                                                        Page vii

AMENDED JOINT PLAN OF REORGANIZATION

                                 INTRODUCTION

   Dow Corning Corporation, a Michigan corporation, the Debtor in the above-captioned chapter 11 Case, and the Official Committee of Tort Claimants (the "TORT COMMITTEE") propose the following Amended Joint Plan of Reorganization pursuant to the provisions of chapter 11 of the Bankruptcy Code. For purposes hereof, any term used in an initially capitalized form in this Plan of Reorganization shall have the defined meaning ascribed to it in either section 101 of the Bankruptcy Code or Article One hereof unless the context otherwise requires.

   Reference is hereby made to the Disclosure Statement, as hereinafter defined, of the Debtor, which discusses the history of the Debtor, its business, management, properties, and other assets. The Disclosure Statement also provides a summary of this Plan. YOU ARE URGED TO READ THE DISCLOSURE STATEMENT WITH CARE IN EVALUATING HOW THIS PLAN WILL AFFECT YOUR CLAIM(S).

                                  ARTICLE ONE

                                  DEFINITIONS

   Unless the context otherwise requires, when used in this Plan, the following terms shall have the respective meanings set forth below. Whenever the context requires, such terms shall include the singular as well as the plural number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine. Any specific references to promissory notes, deeds of trust, or other instruments of indebtedness or security shall include any amendments, modifications and extensions thereto. Nothing contained in this Plan shall constitute an admission or denial by any party of either liability for or the validity, priority, or extent of any Claim, Lien, or Security Interest asserted against the Debtor or against any third party.

   1.1"ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code including, without limitation, the actual, necessary costs and expenses of preserving the Debtor's estate and operating the Debtor's business including Current Obligations, compensation for professional services and reimbursement of expenses awarded under sections 330(a) or 331 of the Bankruptcy Code, and all fees and charges assessed against the Debtor's estate under chapter 123 of Title 28, United States Code.

   1.2"ALLOWANCE DATE" means the date on which a Claim becomes an Allowed
Claim.

   1.3"ALLOWED" means, with respect to a Claim, all or a portion thereof (a) that has been agreed to by the Claimant and the Debtor, (b) that has been allowed by Final Order, (c) that has been estimated for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code, (d) that either (i) is listed in the schedules, other than a Claim that is listed as "disputed," "contingent," or "unliquidated," or (ii) the proof of which has been timely filed pursuant to the Bar Order or filed pursuant to any other Final Order, or otherwise deemed timely filed under applicable law, and as to which either (x) no objection to its allowance has been filed within the periods of limitation fixed by this Plan or by any Final Order, or (y) any objection to its allowance has been settled or withdrawn or has been decided by a Final Order, or (z) with respect to Products Liability Claims treated therein, has been approved for payment pursuant to the Settlement Facility Agreement or the Litigation Facility Agreement, or (e) that is expressly allowed in this Plan.

   1.4"ASSUMED THIRD PARTY CLAIMS" is defined in section 8.5 hereof.

   1.5"ASSUMED WARRANTIES" means the warranty obligations of DCC with respect to those products itemized in EXHIBIT "B" to this Plan.

   1.6"AUSTRALIA BREAST IMPLANT SETTLEMENT CLAIMANTS" means the holders of Foreign Breast Implant Personal Injury Claims, Silicone Material Claims and Raw Material Breast Implant Claims who currently reside in Australia or who received Breast Implants in Australia and who timely elect to participate in Class 6D.

   1.7"AUSTRALIA BREAST IMPLANT SETTLEMENT OPTION" means that certain agreement, styled the Dow Corning Settlement Option Regarding the Voluntary Australian Subclass, pursuant to which the treatment of Class 6D Claimants will be implemented.

   1.8"AUSTRALIA BREAST IMPLANT OPTIONAL SETTLEMENT FUND" means the fund established pursuant to the Australia Breast Implant Settlement Option for the payment of Claims of Australia Breast Implant Settlement Claimants.

AMENDED JOINT PLAN OF REORGANIZATION

   1.9"BANK LOAN CLAIMS" means those Claims arising pursuant to agreements between the Debtor and (a) Bank of New York dated February 18, 1994, (b) Bank of Tokyo Trust Company dated May 26, 1994, (c) Comerica Bank dated February 24, 1994, (d) Credit Lyonnais dated November 16, 1992, and amended
November 16, 1992, and December 31, 1992, (e) First National Bank of Chicago dated July 12, 1993, (f) Nippon Life Insurance dated October 5, 1988, and (g) Bank of America National Trust and Savings Association as Administrative Agent dated November 3, 1993.

   1.10"BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended, principally codified in 11 U.S.C. (S) 101 et seq.

   1.11"BANKRUPTCY RULES" means the Rules and Forms of Practice and Procedures in Bankruptcy promulgated under 28 U.S.C. (S) 2075, as amended, and the local rules of the Court, as applicable to chapter 11 cases, together with all amendments and modifications from time to time thereto.

   1.12"BAR DATE" means January 15, 1997 (or February 14, 1997, for Foreign Claimants who continuously maintained their residence outside of the United States, its territories and Puerto Rico during the period from September 15, 1996, through November 15, 1996), the date set in the Bar Order as the last day for filing any and all proofs of claim in this Case, or such other date as may apply to a particular Claim pursuant to an order of the Court.

   1.13"BAR ORDER" means the order of the Court, entered on July 29, 1996, setting the Bar Date and approving the method of notification of the Bar Date.

   1.14"B.C. CLASS ACTION FUND" means the fund established pursuant to the B.C. Class Action Settlement Agreement for the payment of Claims of B.C. Class Action Settlement Claimants.

   1.15"B.C. CLASS ACTION SETTLEMENT AGREEMENT" means that certain agreement, styled the Dow Corning British Columbia and Other Provinces Breast Implant Litigation Settlement Agreement, between the B.C. Class Action Settlement Claimants (which potentially includes Claimants who reside in provinces of Canada other than Quebec and Ontario), as plaintiffs, and Dow Corning and others, as defendants, pursuant to which the class action pending in the British Columbia court is resolved.

   1.16"B.C. CLASS ACTION SETTLEMENT CLAIMANTS" means the parties designated as "Settling Claimants" in the B.C. Class Action Settlement Agreement.

   1.17"BREAST IMPLANT" means all silicone gel and saline-filled breast implants with silicone elastomer envelopes manufactured and either sold or otherwise distributed by the Debtor.

   1.18"BREAST IMPLANT CLAIMS" means all Claims (including Claims asserted by or on behalf of Claimants with Unmanifested Claims and Unborn Breast Implant Claimants), demands, suits, causes of actions, proceedings or any other rights or asserted rights to payment heretofore, now or hereafter asserted against the Debtor, any Released Parties, the Settlement Facility or the Litigation Facility, based upon or in any manner arising from or related to (a) a Breast Implant, (b) the research and development, manufacture, distribution, advertising, sale, provision, recommendation, insertion, use or removal of any raw materials and/or finished products manufactured by the Debtor, comprising all or part of a Breast Implant, (c) the processing, adjustment, defense, settlement, payment, negotiation, or handling of any Claims, demands, suits, proceedings or causes of action based upon or relating in any way to a Breast Implant, or (d) the failure to warn, disclose or provide information concerning, the alleged fraud or misrepresentation regarding, or the failure to take remedial action with respect to, a Breast Implant, including, without limitation, (i) those for death or personal injuries, including emotional distress, (ii) those of any Person against whom any claim, demand, proceeding, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described in (a), (b), (c) and/or (d) above has been, is or may be asserted (including, without limitation, rights of indemnity, whether contractual or otherwise, contribution Claims and subrogation Claims), (iii) those for damages, including punitive damages, (iv) those for attorneys' fees and other expenses, fees or costs, (v) those for any possible economic loss or loss of consortium, (vi) those for damage to reputation, and (vii) those for any equitable remedy, but excluding Claims (x) brought by the Debtor, its Joint Ventures or Subsidiaries and (y) any such Claims which were the subject of prepetition final judgments or legally enforceable settlement agreements, which Claims shall be treated as Unsecured Claims in this Plan. In this Plan, Breast Implant Claims are either Breast Implant Personal Injury Claims or Breast Implant Other Claims, as those terms are defined herein.

   1.19"BREAST IMPLANT OTHER CLAIM" means any Breast Implant Claim asserted by the holder of an Other Claim.

   1.20"BREAST IMPLANT PERSONAL INJURY CLAIM" means any Breast Implant Claim asserted by a Personal Injury Claimant.

AMENDED JOINT PLAN OF REORGANIZATION

   1.21"BREAST IMPLANT USER" means any Person who at any time elected to undergo or otherwise underwent surgery for placement of a Breast Implant regardless of whether such Person is now living or using a Breast Implant.

   1.22"BUSINESS DAY" means any day other than a Saturday, Sunday or "Legal Holiday," as that term is defined in Bankruptcy Rule 9006(a).

   1.23"CASE" means the case under chapter 11 of the Bankruptcy Code commenced by DCC on May 15, 1995.

   1.24"CASE INTEREST RATE" means, for any Unsecured Claim, the Federal judgment rate provided in 28 U.S.C. (S) 1961 in effect on the Petition Date (6.28%), compounded annually on each anniversary of the Petition Date.

   1.25"CASE MANAGEMENT ORDER" means the order to be entered by the District Court pursuant to which the Claims of Non-Settling Personal Injury Claimants shall be resolved, which order shall be in substantially the form negotiated and agreed to by the Debtor, the Shareholders and the Tort Committee and attached as an exhibit to the Litigation Facility Agreement.

   1.26"CHILDREN DIRECT CLAIMS" means the Personal Injury Claims asserted by or on behalf of children of Breast Implant Users, Other Products Users and Non-Dow Corning Breast Implant Users alleging that such Claims arose from exposure to the mother's Breast Implants, Other Product, Non-Dow Corning Breast Implants, or the component parts thereof.

   1.27"CLAIMANT" means a Person or Governmental Unit that asserts a Claim against Dow Corning.

   1.28"CLAIMANTS' ADVISORY COMMITTEE" means those persons selected pursuant to the terms of the Settlement Facility Agreement to represent the interests of Personal Injury Claimants after the Effective Date.

   1.29"CLAIMS ADMINISTRATOR" means that Person responsible to oversee the processing and payment of Claims by the Settlement Facility in accordance with the terms of the Settlement Facility Agreement.

   1.30"CO-DEFENDANT" means a Person, other than a Shareholder-Affiliated Party, Physician, Health Insurer, Government Payor or Health Care Provider, who is named and/or aligned as a co-defendant with the Debtor in any legal proceeding in any way relating to a Breast Implant, a Non-Dow Corning Breast Implant, or Other Product, including, without limitation, Baxter Healthcare Corp., Baxter International, Inc., Minnesota Mining & Manufacturing Co., and Bristol-Myers Squibb Company.

   1.31"CO-DEFENDANT CLAIM" means any Other Claim asserted by a Co-Defendant.

   1.32"COMMERCIAL COMMITTEE" means the Official Committee of Unsecured Creditors for the Debtor appointed by the United States Trustee to represent the interests of creditors asserting Unsecured Claims against the Debtor in the Case, as such committee may be reconstituted from time to time.

   1.33"CONFIRMATION DATE" means the date of the entry of the Confirmation
Order.

   1.34"CONFIRMATION ORDER" means the order(s) of the Court and/or the District Court confirming this Plan.

   1.35"CONSORTIUM CLAIMS" means the Claims asserted by the spouse, parents, child or other individual relating to or claiming some personal relationship to a Breast Implant User derivative of the Claims of the Breast Implant User to the extent such Claims are recognized by applicable state or provincial law.

   1.36"CONVENIENCE CLAIM" means an Unsecured Claim (other than a Public Debt Claim) in an amount of $10,000.00 or less, inclusive of interest accrued thereon after the Petition Date through the later to occur of the Effective Date or the Allowance Date at the Case Interest Rate; provided, that if the holder of an Unsecured Claim in an amount greater than $10,000.00 shall make an election to reduce such Claim to $10,000.00, such Claim shall be treated as a Convenience Claim for all purposes. Such election shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by order of the Court. Making this election shall be deemed to be a waiver by such electing holder of any right to participate in Class 4 as to any and all Claims held by such holder.

   1.37"CORNING" means Corning Incorporated.

   1.38"COURT" means the United States Bankruptcy Court for the Eastern District of Michigan, Northern Division, or any court or tribunal subsequently constituted to adjudicate matters arising under the Bankruptcy Code or any other bankruptcy laws promulgated by the Congress of the United States.

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AMENDED JOINT PLAN OF REORGANIZATION

   1.39"COVERAGE-IN-PLACE POLICIES" means those general liability or products liability insurance policies naming DCC as an insured in effect on or before the Confirmation Date upon which any claim may be made with respect to any Products Liability Claim and with respect to which coverage remains available for such Claims as of the Effective Date of the Plan.

   1.40 "COVERED OTHER PRODUCTS" means those "Other Products" listed in
Schedule I, Part II of the Claims Resolution Procedures, attached as Annex "A" to the Settlement Facility Agreement, for which settlements are available under the Settlement Facility.

   1.41"CURRENT OBLIGATIONS" means (a) all accounts payable and other liabilities or obligations of the Debtor that arose or accrued in the ordinary course of the Debtor's business during the Case and (b) any taxes that were incurred subsequent to the Petition Date and became or become legally due and payable by the Debtor subsequent to the Petition Date and prior to the Effective Date.

   1.42"DCC" means Dow Corning.

   1.43"DCC GUARANTY CLAIMS" means the Claims arising with respect to guaranty agreements entered into between DCC and various lenders, guaranteeing certain of the financial obligations of certain of the Subsidiaries.

   1.44"DEBTOR" means Dow Corning.

   1.45"DEBTOR ACTIONS" means any and all claims, causes of action, and enforceable rights of the Debtor against third parties (other than Insurance Debtor Actions) including, without limitation, claims of the Debtor for recovery of or based upon or in any manner arising from or related to damages, general or exemplary (or both), or other relief relating to (or based upon)
(a) indebtedness owing to the Debtor, (b) fraud, negligence, gross negligence, willful misconduct, or any other tort actions, (c) breaches of contract, (d) violations of federal or state securities laws, (e) violations of applicable corporate laws, (f) breaches of fiduciary or agency duties, (g) disregard of the corporate form or piercing the corporate veil or other liability theories, and (h) any other claim of the Debtor to the extent not specifically compromised or released pursuant to this Plan or an agreement referred to, or incorporated into this Plan.

   1.46"DEBTOR ACTION RECOVERIES" means the rights of the Debtor to any and all proceeds or other relief from (a) any award, judgment, relief, or other determination rendered or made as to any Debtor Action or (b) any compromise or settlement of any Debtor Action.

   1.47"DEBTOR-AFFILIATED PARTIES" means the Debtor, the Reorganized Debtor, the Joint Ventures and Subsidiaries, and their respective Representatives.

   1.48"DEPOSITORY TRUST" means the trust established pursuant to the Settlement Facility Agreement for the purpose of (i) receiving, holding and investing funds provided pursuant to the Settlement Facility Agreement, (ii) issuing payments and disbursing funds as provided in the Settlement Facility Agreement and (iii) qualifying as a "Qualified Settlement Fund" pursuant to applicable provisions of the Internal Revenue Code.

   1.49"DISALLOWED CLAIM" means any Claim (or any portion thereof) against the Debtor that has been disallowed pursuant to (a) Final Order, (b) final determination pursuant to the terms of the Settlement Facility or the Litigation Facility, or (c) the applicable provisions of this Plan and/or the Bankruptcy Code including, without limitation, any indemnity Claims, contribution Claims or subrogation Claims disallowed pursuant to section 502(e) or section 509, respectively, of the Bankruptcy Code.

   1.50"DISCLOSURE STATEMENT" means the Amended Joint Disclosure Statement regarding this Plan, including all annexes, exhibits, and schedules attached thereto and referenced therein (and the exhibits, if any, to any such annexes, exhibits, and schedules), prepared by the Proponents pursuant to section 1125 of the Bankruptcy Code and approved by the Court, as such Disclosure Statement may be amended and modified from time to time.

   1.51"DISPUTED CLAIM" means any Claim against the Debtor to which an objection is timely filed as provided in section 11.1 of this Plan or that is listed as disputed on the Debtor's schedules and that has not been resolved either by Final Order or by final determination of entitlement to payment pursuant to the terms of the Settlement Facility Agreement or the Litigation Facility Agreement.

   1.52"DISTRIBUTION RECORD DATE" means the close of business on the Effective Date.

   1.53"DISTRICT COURT" means the United States District Court for the Eastern District of Michigan.

   1.54"DOMESTIC" means, with respect to a Personal Injury Claim, a Claim that is not a Foreign Claim.

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AMENDED JOINT PLAN OF REORGANIZATION

   1.55"DOMESTIC HEALTH INSURER" means a Health Insurer domiciled in the United States who (a) has provided payments, benefits or coverage to any Claimant with respect to a Personal Injury Claim, which Claimant was at such time a resident of the Greater U.S. or (b) has provided payments, benefits or coverage to any Claimant pursuant to any insurance policy, plan, or program governed by the laws of the Greater U.S. or subdivisions thereof.

   1.56"DOMESTIC HEALTH INSURER SETTLEMENT AGREEMENT" means that certain agreement styled the Domestic Health Insurer/Dow Corning Corporation Settlement Agreement between Dow Corning and certain Domestic Health Insurers pursuant to which Domestic Health Insurers are provided an opportunity to compromise and settle their claims.

   1.57"DOW CHEMICAL" means The Dow Chemical Company.

   1.58"DOW CORNING" means Dow Corning Corporation, a Michigan corporation, the debtor and debtor-in-possession in the Case, and including any entities merged with or into it as of the Petition Date.

   1.59"EFFECTIVE DATE" means the first Business Day (a) that is at least 11 days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all conditions to effectiveness of this Plan have occurred or been waived.

   1.60"ENVIRONMENTAL LAWS" means (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S) 9601 et seq., (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. (S) 6901 et seq., (c) the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (d) the Clean Water Act of 1977, 33 U.S.C.
(S) 1251 et seq., (e) the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., (f) all other laws (including the common law) of any Governmental Units relating to air pollution, water pollution, noise control and/or the handling, discharge, existence, disposal or recovery of on-site or off-site hazardous, toxic or dangerous waste, substances or materials, as each of the foregoing may be amended from time to time, and (g) the ordinances, rules, regulations, orders, notices of violation, requests, demands and requirements issued or promulgated by such Governmental Units in connection with such statutes and laws.

   1.61"ESTIMATED AMOUNT" means the maximum amount at which the Court or the District Court, pursuant to section 502(c) of the Bankruptcy Code, at the request of the Proponents estimates any Claim or class of Claims against the Debtor that is contingent, unliquidated or disputed, including, without limitation, any Personal Injury Claim or class thereof for the purpose of (a) allowance, (b) distribution, (c) confirming this Plan pursuant to section 1129 of the Bankruptcy Code, (d) voting to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code and Bankruptcy Rule 3018(a), or (e) any other proper purpose.

   1.62"ESTIMATION ORDER" means an order of the Court or the District Court that determines, among other things, the Estimated Amount of any Claim or class of Claims against the Debtor for any purpose.

   1.63"EXISTING DEBT INSTRUMENTS" means all promissory notes, debentures and any other instruments evidencing indebtedness of the Debtor on the Effective Date for money borrowed prior to the Petition Date.

   1.64"FAMILY MEMBER CLAIMS" shall mean, collectively, all applicable Consortium Claims and Children Direct Claims.

   1.65"FINAL ORDER" means an order, judgment, ruling or decree issued by the Court, the District Court or other court having jurisdiction of the same, that has not been reversed, stayed, modified or amended, and as to which the time to appeal has expired, and as to which no appeal, reargument, petition for certiorari, or rehearing is pending or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing, or if an appeal, reargument, petition for certiorari, or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

   1.66"FINANCE COMMITTEE" means the committee comprised of the Claims Administrator, the Special Master (of the Litigation Facility), and the Appeals Officer (of the Settlement Facility) that is responsible for financial management for the Settlement Facility, including preparing recommendations to the District Court regarding the release of funds for payment of Claims resolved in the Settlement Facility and the Litigation Facility.

   1.67"FOREIGN" means, with respect to a Personal Injury Claim, a Claim that
(a) is held by a Person who is neither a United States citizen nor a resident alien of the Greater U.S., and (b) arises from a medical procedure performed outside the Greater U.S.

   1.68"FOREIGN HEALTH INSURER" means a Health Insurer which is not a Domestic Health Insurer.

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AMENDED JOINT PLAN OF REORGANIZATION
   1.69"FUNDING PAYMENT AGREEMENT" means that agreement executed among the Reorganized Debtor, the Shareholders, the Settlement Facility, the Litigation Facility and the Claimants' Advisory Committee which provides for the Reorganized Debtor's obligation to fund the Settlement Facility and/or the Litigation Facility from the Effective Date through and including the date of termination of the Settlement Facility and/or the Litigation Facility.

   1.70"GENERAL CONTRIBUTION CLAIM" means any Other Claim asserted by a Person other than a Co-Defendant, a Health Insurer, a Physician, a Health Care Provider, a Government Payor or a Shareholder-Affiliated Party.

   1.71"GOVERNMENT PAYOR" means a Governmental Unit that has paid or provided medical benefits with respect to a Personal Injury Claim. For purposes of this definition, "Governmental Unit" shall include, without limitation and in addition to those entities identified in section 101(27) of the Bankruptcy Code, any governmental program that pays for claims by Physicians or Health Care Providers on behalf of Personal Injury Claimants who qualify to receive benefits under such program.

   1.72"GOVERNMENT PAYOR CLAIM" means any Other Claim asserted by a Government Payor.

   1.73"GREATER U.S." means the geographical areas comprised of the United States, Puerto Rico, any of the territories or possessions of the United States, and any United States military facility.

   1.74"HEALTH CARE PROVIDER" means any Person, other than a Physician, that is a hospital, health care facility or like provider, or other health care professional.

   1.75"HEALTH CARE PROVIDER CLAIM" means any Other Claim asserted by a Health Care Provider.

   1.76"HEALTH INSURER" means a Person, including a health benefit plan, who provides or has provided payments, benefits or coverage pursuant to an insurance policy or program to any Claimant with respect to a Personal Injury Claim.

   1.77"HEALTH INSURER CLAIM" means any Other Claim asserted by a Health
Insurer.

   1.78"INDENTURE" means the master indenture between Reorganized DCC and the Indenture Trustee, containing terms and conditions usual and customary for instruments of that type, under which, together with the Senior Note Supplemental Indenture and the Subordinated Note Supplemental Indenture, the Senior Notes and the Subordinated Notes will be issued.

   1.79"INDENTURE TRUSTEE" means the Person designated in the Indenture to serve as trustee for the holders of the Senior Notes and the Subordinated Notes.

   1.80"INSURANCE ALLOCATION AGREEMENT" means that agreement between the Debtor and Dow Chemical dated as of February 16, 1998, as thereafter amended.

   1.81"INSURANCE COMPANY" means any insurance company or insurance broker providing Insurance Coverage to DCC for liability arising from or related to Products Liability Claims.

   1.82"INSURANCE COVERAGE" means the insurance coverage, not reduced to settlement proceeds, available to DCC with respect to Products Liability Claims under any Insurance Policy.

   1.83"INSURANCE DEBTOR ACTIONS" means all claims, causes of action and enforceable rights of DCC against any Insurance Company arising from or related to (a) any such Insurance Company's failure to provide Insurance Coverage under any Insurance Policy; (b) the refusal of any Insurance Company to compromise and settle any claim pursuant to any such Insurance Policy; or
(c) the interpretation or enforcement of the terms of any such Insurance
Policy.

   1.84"INSURANCE DEBTOR ACTION RECOVERIES" means the rights of DCC to any and all proceeds, including any interest or income earned thereon, and other relief from (a) any award, judgment, relief, or other determination entered or made as to any Insurance Debtor Actions; (b) any and all amounts payable by a settling Insurance Company under any insurance settlement agreement; and (c) any and all proceeds of any Insurance Policy paid or payable with respect to Products Liability Claims.

   1.85"INSURANCE POLICY" means any general liability or products liability insurance policy naming DCC as an insured in effect on or before the Confirmation Date upon which any Claim may be made with respect to any Products Liability Claim.

   1.86"INTERCOMPANY CLAIM" means any claim held by the Debtor against one of the Joint Ventures or one of the Subsidiaries or any Claim held by one of the Joint Ventures or by one of the Subsidiaries against the Debtor.

   1.87"INTEREST" means the common stock in the Debtor.

AMENDED JOINT PLAN OF REORGANIZATION

   1.88"JOINT VENTURES" means, collectively, (a) Hemlock Semiconductor Corporation, (b) SDC Technologies, Inc. (and its subsidiaries), and (c) Dow Corning Toray Silicone Co., Ltd.

   1.89"LITIGATION FACILITY" means the Claims resolution facility to be established in accordance with section 6.11.3 of this Plan wherein Claims asserted by Non-Settling Personal Injury Claimants, certain Claims in Classes 11 through 17, and LTCI Claims will be administered.

   1.90"LITIGATION FACILITY AGREEMENT" means that agreement between the Reorganized Debtor and the DCC Litigation Facility, Inc. pursuant to which the Litigation Facility shall be established and governed.

   1.91"LITIGATION PROTOCOL" means the litigation procedures described in section 6.1 of the Plan.

   1.92"LONDON MARKET INSURERS" means those certain underwriters at Lloyd's, London and those certain London Market Insurance Companies who are party to that Settlement Agreement Between Dow Corning Corporation and certain London Market Insurers approved by order of the Court entered on March 25, 1996.

   1.93"LTCI CLAIMS" means all Claims, demands, suits, causes of action, proceedings or any other rights or asserted rights to payment heretofore, now or hereafter asserted against the Debtor, any Released Parties, or the Litigation Facility, whether or not reduced to judgment, based upon or in any manner arising from or related to (a) LTCI Products, (b) the research and development, manufacture, distribution, advertising, sale provision, recommendation, insertion, use or removal of any raw materials and/or finished products manufactured by the Debtor, comprising all or part of an LTCI Product, (c) the processing, adjustment, defense, settlement, payment, negotiation or handling of any claims, demands, suits, proceedings or causes of action based upon or relating in any way to the LTCI Products, or (d) the failure to warn, disclose or provide information concerning, the alleged fraud or misrepresentation regarding, or the failure to take remedial action with respect to, the LTCI Products, including, without limitation, (i) those for death or personal injuries, including emotional distress, (ii) those of Persons against whom any claim, demand, proceeding, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described in (a), (b), (c) and/or (d) above has been, is or may be asserted (including, without limitation, rights of indemnity, whether contractual or otherwise, and contribution Claims and subrogation Claims),
(iii) those for damages, including punitive damages, (iv) those for attorneys' fees and other expenses, fees or costs, (v) those for any possible economic loss or loss of consortium, (vi) those for damage to reputation, and (vii) those for any equitable remedy, but excluding those claims brought by the Debtor, its Joint Ventures, or Subsidiaries. In this Plan, LTCI Claims are either LTCI Personal Injury Claims or LTCI Other Claims, as those terms are defined herein.

   1.94"LTCI INDEMNITIES" means the contractual indemnity agreements (and related guaranty agreements) from the manufacturers and/or distributors of LTCI Products, indemnifying DCC against the LTCI Claims.

   1.95"LTCI OTHER CLAIM" means any LTCI Claim asserted by an Other Claimant.

   1.96"LTCI PERSONAL INJURY CLAIM" means any LTCI Claim asserted by a Personal Injury Claimant.

   1.97"LTCI PRODUCTS" means long-term contraceptive implants containing levonorgestrel.

   1.98"LTCI USER" means any Person who at any time has utilized an LTCI Product regardless of whether such Person is now living or now using an LTCI Product.

   1.99"MAHLUM CLAIMANTS" means all Personal Injury Claimants who have Mahlum Claims.

   1.100"MAHLUM CLAIMS" means all Personal Injury Claims against a Shareholder-Affiliated Party held by the plaintiffs in Mahlum v. Dow Corning Corp., et al., Case No. CV 93-05941 (Nev. Dist. Ct., Washoe Co., Nevada).

   1.101"MALPRACTICE CLAIMS" means Claims that are not affected by the releases of Settling Physicians and Settling Health Care Providers under the Plan. Solely for purposes of Sections 8.3 and 8.5 of the Plan, "Malpractice Claim" shall have the meaning given to that term by applicable non-bankruptcy law, except that it shall exclude those Claims by Personal Injury Claimants against Settling Physicians and Settling Health Care Providers that are based on, related to, arising out of, or derived from injuries, illnesses or conditions allegedly resulting from (i) characteristics or alleged characteristics (as defined below) of Breast Implants or Other Products (including component parts thereof), silicone or other implant materials; (ii) failure to warn, make disclosure or provide adequate information to obtain informed consent, regarding the characteristics or alleged characteristics of Breast Implants, Other Products, silicone or other implant materials; or (iii) failure to use an alternative breast implant or other product, or sale, provision, distribution or selection of Breast Implants, Other Products, silicone or other implant materials, where the Claim is based on the characteristics or alleged characteristics of Breast

AMENDED JOINT PLAN OF REORGANIZATION
Implants or Other Products. For the sole purpose of interpreting and applying this definition, the following are the "alleged characteristics" of Breast Implants and Other Products:

     (1)that gel can bleed or leak through the shell of the Breast Implant;

     (2)that gel can migrate within the body;

     (3)that Breast Implant or Other Product materials will degrade or deteriorate;

     (4)that Breast Implants can break or rupture even though they are not subjected to significant trauma, surgical or otherwise;

     (5)that Breast Implants impede detection of other diseases, including, without limitation, breast cancer; and

     (6)that Breast Implants, Other Products, silicone or other implant materials cause diseases or combinations of conditions, symptoms or injuries, or are otherwise inherently defective.

   Notwithstanding any of the foregoing, Malpractice Claims will not exclude claims for any injuries, diseases, illnesses or conditions allegedly resulting from or claimed as an element of damages in connection with (x) leakage or rupture of a Breast Implant or other complication or injury resulting from performance of implant surgery or other medical procedures in breach of the applicable standard of care; (y) express misrepresentation of the risks disclosed in the applicable product inserts; provided, however, nothing herein shall be interpreted to imply that misrepresentation of risks disclosed in applicable product inserts necessarily constitutes a breach of the applicable standard of care or a failure to obtain informed consent; or (z) the implantation of loose silicone gel by the Settling Physician.

   1.102"MISCELLANEOUS RAW MATERIAL CLAIMS" means (i) all Raw Material Implant Claims and (ii) those Raw Material Breast Implant Claims which are not classified in Class 7.

   1.103"NET PRESENT VALUE" OR "NPV" means the value of an amount of money to be paid in the future or over a period of time that has been adjusted or discounted to reflect that amount as of a single earlier date. When used in this Plan, the discount rate for calculating Net Present Value is 7% compounded annually; and the date used for such adjustment is the Effective Date.

   1.104"NON-DOW CORNING BREAST IMPLANT" means all silicone gel and saline-filled breast implants made with silicone and/or polyurethane envelopes manufactured and sold by third parties for which the Debtor manufactured and/or supplied silicone raw materials.

   1.105"NON-DOW CORNING BREAST IMPLANT USER" means any Person who at any time has utilized only a Non-Dow Corning Breast Implant regardless of whether such Person is now living or now using a Non-Dow Corning Breast Implant.

   1.106"NON-DOW CORNING IMPLANT" means all medical devices (other than Non-Dow Corning Breast Implants) intended for implant into humans manufactured and sold by third parties for which the Debtor manufactured and/or supplied silicone raw materials.

   1.107"NON-DOW CORNING IMPLANT USER" means any Person who at any time has utilized a Non-Dow Corning Implant regardless of whether such Person is now living or now using a Non-Dow Corning Implant.

   1.108"NON-SETTLING CO-DEFENDANTS" means those Co-Defendants who are not Settling Co-Defendants.

   1.109"NON-SETTLING HEALTH CARE PROVIDERS" means those Health Care Providers who are not Settling Health Care Providers.

   1.110"NON-SETTLING PERSONAL INJURY CLAIMANTS" means those Personal Injury Claimants (other than Claimants in Classes 6A, 6B, 6C and 6D) who are not Settling Personal Injury Claimants.

   1.111"NON-SETTLING PHYSICIANS" means those Physicians who are not Settling Physicians.

   1.112"OFFICIAL COMMITTEES" means the Tort Committee, the Commercial Committee, and the Physicians' Committee, collectively.

   1.113"ONTARIO BREAST IMPLANT SETTLEMENT AGREEMENT" means that certain agreement, styled the Dow Corning/Ontario Breast Implant Litigation Settlement Agreement, between the Ontario Class Action Settlement Claimants, as plaintiffs, and Dow Corning and others, as defendants, pursuant to which the class action pending in the Ontario court is resolved.

   1.114"ONTARIO CLASS ACTION FUND" means the fund established pursuant to the Ontario Breast Implant Settlement Agreement for the payment of Claims of Ontario Class Action Settlement Claimants.

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AMENDED JOINT PLAN OF REORGANIZATION

   1.115"ONTARIO CLASS ACTION SETTLEMENT CLAIMANTS" means the parties designated as "Settling Claimants" in the Ontario Breast Implant Settlement Agreement.

   1.116"OTHER CLAIM" means any Breast Implant Claim, Other Products Claim, Raw Material Breast Implant Claim, Miscellaneous Raw Material Claim or LTCI Claim asserted by any Person or Governmental Unit, other than a Personal Injury Claimant.

   1.117"OTHER PRIORITY CLAIM" means any Claim which, if Allowed, would be entitled to priority under section 507(a)(2) through (7) of the Bankruptcy Code.

   1.118"OTHER PRODUCTS" means metal, silicone or silicone-containing products, other than Breast Implants and raw materials used in the manufacture of a Non-Dow Corning Breast Implant or a Non-Dow Corning Implant, manufactured by the Debtor or any of its Joint Ventures or Subsidiaries for implant into humans, including, but not limited to: (a) reconstruction and aesthetic surgery products (including custom implants) such as facial components, nasal and chin implants, testicular and penile implants, or medical treatments, (b) orthopedic products such as for use in legs, hips, knees, ankles, wrists, hands, fingers, toes and wrists, (c) silicone temporomandibular joint (TMJ) implants using medical grade or HP sheeting, the Wilkes implant or Silastic Block, (d) medical products for use in the head, heart or eyes, and (e) fluids. The inclusion of fluids among Other Products is not an admission of any Dow Corning responsibility for, or the potential for Allowance of Claims relating to, silicone injections.

   1.119"OTHER PRODUCTS CLAIMS" means all Claims, demands, suits, causes of action, proceedings or any other rights or asserted rights to payment heretofore, now or hereafter asserted against the Debtor, any Released Parties, the Settlement Facility or the Litigation Facility, whether or not reduced to judgment, based upon or in any manner arising from or related to
(a) the Other Products, (b) the research and development, manufacture, distribution, advertising, sale, provision, recommendation, insertion, use or removal of any raw materials and/or finished products manufactured by the Debtor, comprising all or part of the Other Products, (c) the processing, adjustment, defense, settlement, payment, negotiation or handling of any claims, demands, suits, proceedings or causes of action based upon or relating in any way to the Other Products, or (d) the failure to warn, disclose or provide information concerning, the alleged fraud or misrepresentation regarding, or the failure to take remedial action with respect to, the Other Products, including, without limitation, (i) those for death or personal injuries, including emotional distress, (ii) those of Persons against whom any claim, demand, proceeding, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described in (a),
(b), (c) and/or (d) above has been, is or may be asserted (including, without limitation, rights of indemnity, whether contractual or otherwise, contribution Claims and subrogation Claims), (iii) those for damages, including punitive damages, (iv) those for attorneys' fees and other expenses, fees or costs, (v) those for any possible economic loss or loss of consortium,
(vi) those for damage to reputation, and (vii) those for any equitable remedy, but excluding those Claims (x) brought by the Debtor, its Joint Ventures or Subsidiaries, and (y) any such Claims which were the subject of prepetition final judgments or legally enforceable settlement agreements, which Claims shall be treated as Unsecured Claims in this Plan. In this Plan, Other Products Claims are either Other Products Personal Injury Claims or Other Products Other Claims, as those terms are defined herein.

   1.120"OTHER PRODUCTS OTHER CLAIMS" means any Other Products Claim asserted by an Other Claimant.

   1.121"OTHER PRODUCTS PERSONAL INJURY CLAIMS" means any Other Products Claim asserted by a Personal Injury Claimant.

   1.122"OTHER PRODUCTS USER" means any Person who at any time elected to undergo surgery for placement of an Other Product regardless of whether such Person is now living or now using an Other Product.

   1.123"PARTICIPATION FORM" means that form to be mailed to all Personal Injury Claimants by the Settlement Facility as soon as practicable after the Effective Date (or, in the event of an appeal raising a Release/Funding Issue, in accordance with section 7.4 of this Plan) pursuant to which such Personal Injury Claimants will be given the opportunity to elect to settle or litigate their Claims under the terms of the Settlement Facility Agreement or the Litigation Facility Agreement, as applicable.

   1.124"PERSONAL INJURY CLAIM" means a Claim asserted by a Personal Injury Claimant.

   1.125"PERSONAL INJURY CLAIMANT" means a Person who asserts a Breast Implant Claim, an Other Products Claim, a Silicone Material Claim, a Raw Material Breast Implant Claim, a Miscellaneous Raw Material Claim or an LTCI Claim as or on behalf of a Breast Implant User, an Other Products User, a Non-Dow Corning Breast Implant User, a Non-Dow

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AMENDED JOINT PLAN OF REORGANIZATION
Corning Implant User or an LTCI User, or as or on behalf of a child, husband, wife or other individual related to or claiming some other personal relationship with a Breast Implant User, an Other Products User, a Non-Dow Corning Breast Implant User or an LTCI User.

   1.126"PETITION DATE" means May 15, 1995, the date the Debtor filed the petition commencing the Case.

   1.127"PHYSICIAN" means any Person licensed to practice medicine by a Governmental Unit.

   1.128"PHYSICIAN CLAIM" means any Other Claim asserted by a Physician.

   1.129"PHYSICIANS' COMMITTEE" means the Official Committee of Physician Creditors, the committee appointed by the United States Trustee to represent the interests of Physicians holding Claims in the Case, as such committee may be reconstituted from time to time.

   1.130"PLAN" means this Amended Joint Plan of Reorganization proposed by the Proponents, and any and all modifications and/or amendments thereto.

   1.131"PLAN DOCUMENTS" means the Indenture, the Senior Note Supplemental Indenture, the Subordinated Note Supplemental Indenture, the Settlement Facility Agreement, the Dow Corning Settlement Program and Claims Resolution Procedures, the Litigation Facility Agreement, the Funding Payment Agreement, the Insurance Allocation Agreement, the Quebec Breast Implant Settlement Agreement, the Ontario Breast Implant Settlement Agreement, the B.C. Class Action Settlement Agreement, the Australia Breast Implant Settlement Option, the Domestic Health Insurer Settlement Agreement and all other documents and exhibits as the same may be amended, modified, supplemented, or restated from time to time, that aid in effectuating this Plan, which documents and exhibits shall be filed by the Proponents with the Court on or before the Plan Documents Filing Date.

   1.132"PLAN DOCUMENTS FILING DATE" means the date for the filing of the Plan Documents which shall be either (a) a date, as determined by the Proponents, that is as soon as practicable, but that in no event is later than 30 calendar days before the deadline for filing objections to confirmation of the Plan or
(b) such other date (or dates) determined by the Court.

   1.133"PLAN DOCUMENTS REVIEW CENTER" means the offices of DCC located at 2200 W. Salzburg Road, Midland, Michigan, 48611, and such other location or locations designated by the Proponents, at which any party in interest may review the Plan Documents as filed.

   1.134"PLAN INTEREST RATE" means the interest rate for deferred payments under the Plan, which rate shall be determined, based upon then-existing market rates, as of the Effective Date.

   1.135"PREPETITION JUDGMENT CLAIM" means a Personal Injury Claim against the Debtor evidenced by a written judgment entered before the Petition Date that was not yet subject to a Final Order as of the Petition Date.

   1.136"PRIORITY TAX CLAIM" means any Claim against the Debtor that, if Allowed, would be entitled to a priority in payment under section 507(a)(8) of the Bankruptcy Code.

   1.137"PRODUCTS LIABILITY CLAIMS" means, collectively, Breast Implant Claims, Other Products Claims, Silicone Material Claims, Raw Material Breast Implant Claims, Miscellaneous Raw Material Claims and LTCI Claims.

   1.138"PROPONENTS" means the joint proponents of the Plan, Dow Corning and the Tort Committee.

   1.139"PRO RATA" or "PRO RATA SHARES" means the same proportion an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class.

   1.140"PUBLIC DEBT CLAIMS" means those Claims arising pursuant to (a) the Debtor's Medium Term Notes, Series A, having various maturities from August 10, 1995, through March 1, 2001, bearing interest at 8.55% per annum, (b) the Debtor's 9 3/8% Debentures due February 1, 2008, or (c) the Debtor's 8.15% Debentures due October 15, 2029.

   1.141"QUEBEC BREAST IMPLANT SETTLEMENT AGREEMENT" means that certain agreement, styled the Dow Corning/Quebec Breast Implant Litigation Settlement Agreement, between the Quebec Class Action Settlement Claimants, as plaintiffs, and Dow Corning and others, as defendants, pursuant to which the class action pending in the Quebec court is resolved.

   1.142"QUEBEC CLASS ACTION FUND" means the fund established pursuant to the Quebec Breast Implant Settlement Agreement for the payment of Claims of Quebec Class Action Settlement Claimants.

   1.143"QUEBEC CLASS ACTION SETTLEMENT CLAIMANTS" means the parties designated as "Settlement Class Members" in the Quebec Breast Implant Settlement Agreement.

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AMENDED JOINT PLAN OF REORGANIZATION

   1.144"RAW MATERIAL BREAST IMPLANT CLAIMS" means all Claims (including Claims asserted by or on behalf of Unmanifested Claimants and Unborn Breast Implant Claimants), demands, suits, causes of actions, proceedings or any other rights or asserted rights to payment heretofore, now or hereafter asserted against the Debtor, any Released Parties, the Settlement Facility or the Litigation Facility, based upon or in any manner arising from or related to (a) a Non-Dow Corning Breast Implant, (b) the research and development, manufacture, distribution, advertising, sale, provision, recommendation, insertion, use or removal of any raw materials manufactured by the Debtor, comprising all or part of materials used in the manufacture of a Non-Dow Corning Breast Implant, (c) the processing, adjustment, defense, settlement, payment, negotiation, or handling of any claims, demands, suits, proceedings or causes of action based upon or relating in any way to a Non-Dow Corning Breast Implant, or (d) the failure to warn, disclose or provide information concerning, the alleged fraud or misrepresentation regarding, or the failure to take remedial action with respect to, any raw material comprising all or part of a Non-Dow Corning Breast Implant, including, without limitation, (i) those for death or personal injuries, including emotional distress, (ii) those of any Person against whom any claim, demand, proceeding, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described in (a), (b), (c) and/or (d) above has been, is or may be asserted (including, without limitation, rights of indemnity, whether contractual or otherwise, contribution Claims and subrogation Claims,
(iii) those for damages, including punitive damages, (iv) those for attorneys' fees and other expenses, fees or costs, (v) those for any possible economic loss or loss of consortium, (vi) those for damage to reputation, and (vii) those for any equitable remedy, but excluding (x) Claims brought by the Debtor, its Joint Ventures or Subsidiaries and (y) any such Claims which were the subject of prepetition final judgment or executed settlement agreements, which Claims shall be treated as Unsecured Claims in this Plan.

   1.145"RAW MATERIAL BREAST IMPLANT PERSONAL INJURY CLAIM" means a Raw Material Breast Implant Claim asserted by a Personal Injury Claimant.

   1.146"RAW MATERIAL IMPLANT CLAIMS" means all Claims (including Unmanifested Claims), demands, suits, causes of actions, proceedings or any other rights or asserted rights to payment heretofore, now or hereafter asserted against the Debtor, any Released Parties, the Settlement Facility or the Litigation Facility, based upon or in any manner arising from or related to (a) a Non-Dow Corning Implant, (b) the research and development, manufacture, distribution, advertising, sale, provision, recommendation, insertion, use or removal of any raw materials manufactured by the Debtor, comprising all or part of materials used in the manufacture of a Non-Dow Corning Implant, (c) the processing, adjustment, defense, settlement, payment, negotiation, or handling of any claims, demands, suits, proceedings or causes of action based upon or relating in any way to a Non-Dow Corning Implant, or (d) the failure to warn, disclose or provide information concerning, the alleged fraud or misrepresentation regarding, or the failure to take remedial action with respect to, any raw material comprising all or part of a Non-Dow Corning Implant, including, without limitation, (i) those for death or personal injuries, including emotional distress, (ii) those of any Person against whom any claim, demand, proceeding, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described in (a), (b), (c) and/or (d) above has been, is or may be asserted (including, without limitation, rights of indemnity, whether contractual or otherwise, contribution Claims and subrogation Claims), (iii) those for damages, including punitive damages, (iv) those for attorneys' fees and other expenses, fees or costs, (v) those for any possible economic loss or loss of consortium,
(vi) those for damage to reputation, and (vii) those for any equitable remedy, but excluding (x) Claims brought by the Debtor, its Joint Ventures or Subsidiaries, (y) any such Claims which were the subject of prepetition final judgment or executed settlement agreements, which Claims shall be treated as Unsecured Claims in this Plan and (z) any Claims based on silicone injections.

   1.147"RAW MATERIAL IMPLANT PERSONAL INJURY CLAIM" means a Raw Material Implant Claim asserted by a Personal Injury Claimant.

   1.148"RELEASED CLAIM" means any Claim waived or released in accordance with section 8.3 of this Plan.

   1.149"RELEASED PARTIES" is defined in section 8.3 of this Plan.

   1.150"REORGANIZED DEBTOR" or "REORGANIZED DOW CORNING" means DCC on and after the Effective Date, which entity shall be, and the Confirmation Order shall so provide, the successor to DCC.

   1.151"REPRESENTATIVES" means the current and former officers, directors, agents, attorneys and employees of an Entity.

   1.152"RETIREE BENEFIT CLAIMS" means claims for payments to any Entity or Person for the purpose of providing or reimbursing payments for retired employees of Dow Corning and their spouses and dependents, for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund, or program established by Dow Corning prior to the Petition Date.

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AMENDED JOINT PLAN OF REORGANIZATION
   1.153"SECURED CLAIM" means any Claim, including interest, fees and charges as determined pursuant to section 506(b) of the Bankruptcy Code, against the Debtor that is (a) secured in whole or in part as of the Petition Date by a Lien on any of the assets or property of the Debtor, which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing any such Claims, or
(b) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the amount subject to such setoff.

   1.154"SENIOR NOTE SUPPLEMENTAL INDENTURE" means the supplemental indenture to the Indenture under which, together with the Indenture, the Senior Notes will be issued.

   1.155"SENIOR NOTES" means those promissory notes of the Reorganized Debtor to be issued under the Indenture, having the terms and conditions substantially as contemplated by EXHIBIT "D" hereto.

   1.156"SETTLEMENT FACILITY" means the Claims resolution facility to be established in accordance with section 6.11.3 of this Plan pursuant to which the Claims of Settling Personal Injury Claimants will be satisfied.

   1.157"SETTLEMENT FACILITY AGREEMENT" means that agreement, called the "Settlement Facility and Fund Distribution Agreement," between the Reorganized Debtor, the Claimants' Advisory Committee and the Trustee of the Depository Trust pursuant to which the Settlement Facility shall be established and governed.

   1.158"SETTLING CO-DEFENDANTS" means those Co-Defendants who timely elect to settle their Claims as provided in the Plan.

   1.159"SETTLING HEALTH CARE PROVIDERS" means the Health Care Providers in Class 13 who timely elect to settle their Claims against the Debtor, together with those Health Care Providers who do not timely elect to litigate the allowability of their Claims against the Debtor.

   1.160"SETTLING INSURERS" means those Insurance Companies listed on EXHIBIT "A" hereto that have reached settlements with Dow Corning, and any Insurance Companies that may reach a settlement with Dow Corning, on or before the Confirmation Date, providing for a release of the Insurance Company or an injunction against prosecution of claims against the Insurance Company.

   1.161"SETTLING PERSONAL INJURY CLAIMANTS" means those Personal Injury Claimants (other than Claimants in Classes 6A, 6B, 6C and 6D) who elect to settle their Claims under the terms of the Settlement Facility, together with those Personal Injury Claimants who do not timely return an Election Form.

   1.162"SETTLING PHYSICIANS" means the Physicians in Class 12 who timely elect to settle their Claims against the Debtor, together with those Physicians who do not timely elect to litigate the allowability of their Claims against the Debtor.

   1.163"SHAREHOLDER-AFFILIATED PARTIES" means the Shareholders and their past and present Affiliates (other than the Debtor-Affiliated Parties) and their respective Representatives.

   1.164"SHAREHOLDER CLAIM" means any Other Claim asserted by a Shareholder-Affiliated Party.

   1.165"SHAREHOLDERS" means Corning, Dow Chemical (which holds its Interest through a wholly-owned subsidiary, Dow Holdings, Inc.), and Dow Holdings, Inc.

   1.166"SILICONE MATERIAL CLAIMS" means all Raw Material Breast Implant Claims arising from or related to the use or implantation of a Non-Dow Corning Breast Implant which was manufactured by an Entity that is domiciled or has its manufacturing facilities in the United States and that purchased medical grade gel systems from Dow Corning.

   1.167 "SPITZFADEN CLAIMANTS" means all Personal Injury Claimants who have Spitzfaden Claims.

   1.168 "SPITZFADEN CLAIMS" means all Personal Injury Claims against a Shareholder-Affiliated Party held by the eight named plaintiffs and by any absent former class members in Spitzfaden v. Dow Corning Corp., et al., Case No. 92-2589 (Civil Dist. Ct., Orleans Parish, Louisiana).

   1.169 "SUBORDINATED CLAIM" any Claim asserted against the Debtor that is determined to be subordinated in right of payment to Unsecured Claims against the Debtor under sections 509 and/or 510 of the Bankruptcy Code or under other applicable law.

   1.170 "SUBORDINATED NOTE SUPPLEMENTAL INDENTURE" the supplemental indenture to the Indenture under which, together with the Indenture, the Subordinated Notes will be issued.

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AMENDED JOINT PLAN OF REORGANIZATION

   1.171 "SUBORDINATED NOTES" means those promissory notes to be distributed to the holders of Subordinated (Class 21) Claims, having a maturity date of the tenth anniversary of the Effective Date and bearing interest at the Plan Interest Rate (payable semi-annually in arrears).

   1.172"SUBSIDIARIES" means all of the subsidiary corporations of the Debtor.

   1.173 "TORT COMMITTEE OR TORT CLAIMANTS' COMMITTEE" means the Official Committee of Tort Claimants, the committee appointed by the United States Trustee to represent the interests of Persons holding Personal Injury Claims in the Case, as such committee may be reconstituted from time to time.

   1.174 "UNBORN BREAST IMPLANT CLAIMANTS" means the children born after the Confirmation Date to Breast Implant Users.

   1.175 "UNMANIFESTED CLAIM" a Personal Injury Claim of a Claimant who, as of the Effective Date, has not suffered any injury alleged to have been caused, in whole or in part, by a product of the Debtor.

   1.176 "UNSECURED CLAIM" means any Claim against the Debtor, other than a Products Liability Claim, that is neither secured nor entitled to a priority under the Bankruptcy Code or any order of the Court, including, without limitation, any Claim arising from the rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code and any Personal Injury Claim that was the subject of a prepetition Final Order or a legally enforceable settlement agreement.

                                  ARTICLE TWO

                              UNCLASSIFIED CLAIMS

   2.1ADMINISTRATIVE CLAIMS. The holder of an Allowed Administrative Claim shall receive an amount equal to the unpaid portion of such Allowed Administrative Claim either (a) as soon as practicable following the Effective Date, or, if later, the Allowance Date, or (b) upon such terms as may be agreed to in writing by such Claimant and the Reorganized Debtor; provided, however, that any Current Obligations shall be paid in full in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

   2.2PRIORITY TAX CLAIMS. The Reorganized Debtor shall pay the holders of Allowed Priority Tax Claims the Allowed amount of such Claims pursuant to the provisions of section 1129(a)(9)(C) of the Bankruptcy Code in equal annual installments commencing on the first anniversary of the Effective Date, or, if later, the Allowance Date, with the final payment of the unpaid balance thereof to be made on the sixth anniversary of the date of assessment of the tax, together with interest thereon at the Plan Interest Rate (or such other interest rate as the Court may approve) from and after the Effective Date, or, if later, the Allowance Date, until the date of final payment; provided, however, that the Reorganized Debtor shall have the right to pay any Allowed Priority Tax Claim, or any unpaid balance of such Claim, in full, at any time after the Effective Date, without premium or penalty.

                                 ARTICLE THREE

                               CLASSIFICATION OF
                             CLAIMS AND INTERESTS

   3.1 CLASSIFICATION. Section 3.2 hereof sets forth a designation of classes of Claims and Interests. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of the class and is classified in a different class to the extent the Claim or Interest qualifies within the description of that different class. If a Claim is acquired or transferred, the Claim shall be placed in the class in which it would have been placed if it were owned by the original holder of such Claim.

   3.2CLASSES. For purposes of this Plan, Claims against or Interests in the Debtor are grouped in the following classes in accordance with section 1122(a) of the Bankruptcy Code:

     3.2.1 CLASS 1--Other Priority Claims.

     3.2.2 CLASS 2--Secured Claims.

     3.2.3CLASS 3--Convenience Claims.

     3.2.4 CLASS 4--Unsecured Claims that are not classified in any other
  Class.

     3.2.5 CLASS 4A--Prepetition Judgment Claims.

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AMENDED JOINT PLAN OF REORGANIZATION

     3.2.6 CLASS 4B--DCC Guaranty Claims.

     3.2.7 CLASS 5--Domestic Breast Implant Personal Injury Claims.

     3.2.8 CLASS 6.1--Category 1 and 2 Foreign Breast Implant Personal Injury Claims (other than Claims in Classes 6A, 6B, 6C and 6D).

     3.2.9 CLASS 6.2--Category 3 and 4 Foreign Breast Implant Personal Injury Claims.

     3.2.10CLASS 6A--Quebec Class Action Settlement Claims.

     3.2.11 CLASS 6B--Ontario Class Action Settlement Claims.

     3.2.12 CLASS 6C--B.C. Class Action Settlement Claims.

     3.2.13 CLASS 6D--Australia Breast Implant Settlement Claims.

     3.2.14CLASS 7--Silicone Material Claims (other than Claims in Classes 6B, 6C, 6D and 8).

     3.2.15CLASS 8--Miscellaneous Raw Material Claims (other than Claims in Classes 6B, 6C, 6D and 7).

     3.2.16CLASS 9--Domestic Other Products Personal Injury Claims.

     3.2.17CLASS 10.1--Category 1 and 2 Foreign Other Products Personal Injury Claims.

     3.2.18CLASS 10.2--Category 3 and 4 Foreign Other Products Personal Injury Claims.

     3.2.19CLASS 11--Co-Defendant Claims.

     3.2.20CLASS 12--Physician Claims.

     3.2.21CLASS 13--Health Care Provider Claims.

     3.2.22CLASS 14--Domestic Health Insurer Claims.

     3.2.23CLASS 14A--Foreign Health Insurer Claims.

     3.2.24CLASS 15--Government Payor Claims.

     3.2.25CLASS 16--Shareholder Claims.

     3.2.26CLASS 17--General Contribution Claims.

     3.2.27CLASS 18--LTCI Personal Injury Claims.

     3.2.28CLASS 19--LTCI Other Claims.

     3.2.29CLASS 20--Intercompany Claims.

     3.2.30CLASS 21--Subordinated Claims.

     3.2.31CLASS 22--Environmental Claims.

     3.2.32CLASS 23--Retiree Benefit Claims.

     3.2.33CLASS 24--Interests in the Debtor.

   Except with respect to Convenience Claims, which shall not be aggregated, if a Creditor has more than one Claim in the same class, such Claims shall be aggregated and treated as a single Claim. If a Creditor has Claims in different classes, such Claims shall be aggregated only within the same class and not between classes.

                                 ARTICLE FOUR

                              TREATMENT OF CLAIMS
                          NOT IMPAIRED UNDER THE PLAN

   4.1 OTHER PRIORITY CLAIMS--CLASS 1. All Allowed Other Priority Claims shall be paid by the Reorganized Debtor either (a) in full, in cash, as soon as practicable after the Effective Date, or, if later, the Allowance Date, or (b) upon such terms as may be agreed to in writing by a Claimant and the Reorganized Debtor.

   4.2 SECURED CLAIMS--CLASS 2. Class 2 shall contain separate subclasses for each Secured Claim. Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code.

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AMENDED JOINT PLAN OF REORGANIZATION

   The legal, equitable and contractual rights of holders of Allowed Secured Claims in any subclass of Class 2 will either (a) not be altered by this Plan or (b) at the option of the Debtor, be treated in any other manner that will result in such Allowed Secured Claims being deemed unimpaired under section 1124 of the Bankruptcy Code.

   4.3 CONVENIENCE CLAIMS--CLASS 3. Holders of Allowed Convenience Claims shall receive as soon as practicable after the Effective Date, or, if later, the Allowance Date, payment of their Allowed Claims in full in cash.

   4.4 DCC GUARANTY CLAIMS--CLASS 4B. The holders of Allowed DCC Guaranty Claims shall retain their Claims, if any, against Reorganized Dow Corning, and this Plan shall leave unaltered the legal, equitable and contractual rights to which such Claims entitle the holders thereof.

   4.5 ENVIRONMENTAL CLAIMS--CLASS 22. The holders of Claims, other than Disallowed Claims, arising under Environmental Laws shall retain their Claims, if any, against Reorganized Dow Corning, and this Plan shall leave unaltered
(a) the legal, equitable and contractual rights to which such Claims entitle the holders thereof, and (b) the rights and obligations of the Debtor, and any other holder of such Claims during the Case, pursuant to any settlement approved by a Final Order of the Court entered before the Confirmation Date.

   4.6 RETIREE BENEFITS CLAIMS--CLASS 23. The holders of Allowed Retiree Benefit Claims shall not be impaired and shall not have their rights altered by this Plan. Retiree Benefit Claims shall be deemed to be Allowed Claims and shall be paid, performed and honored by the Reorganized Debtor in full when due in accordance with their terms notwithstanding any other contrary provision of the Plan or the Confirmation Order; provided, however, that the rights of retirees shall be subject to modification or termination as provided by the terms of the existing benefit plans and the terms of the collective bargaining agreements, consistent with applicable law.

                                 ARTICLE FIVE

                             TREATMENT OF CLASSES
                            IMPAIRED UNDER THE PLAN

   5.1 UNSECURED CLAIMS--CLASS 4. Each Allowed Unsecured Claim in Class 4 shall include interest thereon from the Petition Date through the Effective Date at the Case Interest Rate, and such fees, costs and expenses (including prepayment penalties or liquidated damages), but only to the extent such fees, costs and expenses are Allowable under applicable law. Each holder of an Allowed Class 4 Claim will receive, as payment in full, on or as soon as practicable following the Effective Date, or if later, the Allowance Date, the sum of (a) a cash payment equal to the lesser of 24% of each such holder's Allowed Class 4 Claim or a pro rata share of $315.6 million and (b) Senior Notes in a principal amount equal to the balance of such holder's Allowed Class 4 Claim. The terms of the Senior Notes are set forth in EXHIBIT "D" to this Plan.

   In the event the Court determines that the treatment of Class 4 does not satisfy the requirements of either section 1129(a)(7) or 1129(b) (in the event confirmation is sought pursuant to section 5.18 of this Plan) of the Bankruptcy Code, the Proponents shall propose amendments to the Plan to ensure its compliance with the applicable requirements of section 1129 of the Bankruptcy Code, and thereafter request confirmation of the Plan, as amended. To the extent distributions in respect of any Allowed Class 4 Claims are not made on the Effective Date, interest shall accrue on the unsatisfied portion of such Allowed Class 4 Claim from the Effective Date until the date on which distribution is actually made in respect thereof at the rate set for the initial issuance of Senior Notes under the Plan, compounded on each interest payment date under the Senior Notes so issued. All such interest shall be paid in cash at the time distributions in respect of such Claim are made.

   5.2 PREPETITION JUDGMENT CLAIMS--CLASS 4A. Unless a different treatment is agreed to by the Class 4A Claimant and the Debtor prior to the Confirmation Date, on the Effective Date, the post-confirmation injunction provided in the Confirmation Order shall be deemed modified to the limited extent required to allow the exhaustion of any post-judgment appellate activity in connection with any Prepetition Judgment Claim. In such appeals, the Litigation Facility will be substituted for the Debtor as a party thereto. The appeals shall be prosecuted in the appellate courts of the respective jurisdictions in which the judgments were entered. If the final resolution of the appeal is in favor of the holder of a Prepetition Judgment Claim, the amount of the judgment, as finally determined on appeal (whether by settlement, remittitur or affirmance), shall be treated and paid in cash and Senior Notes in the same manner as Allowed Class 4 Claims under the Plan. If any such case is settled prior to decision on appeal, the Reorganized Debtor shall receive a credit as payments are made or notes are paid against its obligations under the Funding Payment Agreement for all amounts paid by it in respect of such Claims. If the appeal results in an order remanding the matter for new trial as to liability and/or damages, the holder of

AMENDED JOINT PLAN OF REORGANIZATION
the Prepetition Judgment Claim shall have her Claim resolved in accordance with the terms of the Litigation Facility Agreement. The limited modification of the post-confirmation injunction provided above shall not otherwise affect or limit the effect of the release and injunction provisions of sections 8.3 through 8.5 of the Plan.

   5.3 DOMESTIC AND FOREIGN PERSONAL INJURY CLAIMS--CLASSES 5 THROUGH 10.2. At Closing, the Reorganized Debtor will, in full release, satisfaction and discharge of all Claims in Classes 5 through 10.2, cause the following to occur: (a) the execution and delivery of the Settlement Facility Agreement and the Litigation Facility Agreement, thereby establishing the Settlement Facility and the Litigation Facility for Claim liquidation and payment, (b) the execution and delivery of the Funding Payment Agreement (which provides, subject to its terms, for total scheduled payments of up to $3,172,000,000 with a Net Present Value as of the Effective Date of $2.35 billion), together with the initial cash payment of $985 million as required therein and any interest accrued on $905 million of the initial payment as provided in the Funding Payment Agreement, and (c) the execution and delivery of the Quebec Breast Implant Settlement Agreement, the Ontario Breast Implant Settlement Agreement, the B.C. Class Action Settlement Agreement, the Australia Breast Implant Settlement Option (together with any payments then due under each such agreement).

   Except as otherwise provided in this Plan, the funds paid with respect to Personal Injury Claims will be paid to the Depository Trust. All assets (including but not limited to funds and interests in insurance proceeds) of the Settlement Facility shall be received, held, invested and disbursed by the Depository Trust on behalf of the Settlement Facility. Whenever this Plan refers to the Settlement Facility receiving, holding, investing, disbursing or otherwise dealing with assets, it shall be deemed to refer to actions taken by the Trustee of the Depository Trust at the instruction of the Finance Committee as provided in the Settlement Facility Agreement.

   The Settlement Facility and the Litigation Facility will assume full responsibility for resolving all Personal Injury Claims in Classes 5 through
10.2 (other than Claims in Classes 6A, 6B, 6C and 6D) pursuant to the Settlement Facility Agreement and the Litigation Facility Agreement, as applicable; for making payments on account of those Personal Injury Claims in Classes 5 through 10.2 (other than Claims in Classes 6A, 6B, 6C and 6D) that become Allowed Personal Injury Claims under the conditions set forth in the Settlement Facility Agreement or the Litigation Facility Agreement; for collecting, investing and distributing funds for the benefit of Personal Injury Claimants; for fulfilling all other obligations under the Settlement Facility Agreement, the Litigation Facility Agreement and the Funding Payment Agreement; and for paying the costs and expenses of the Settlement Facility and the Litigation Facility, all as set forth more fully in the Settlement Facility Agreement and the Litigation Facility Agreement.

   5.4 TREATMENT OF CLASSES 5 THROUGH 10.2 (OTHER THAN CLASSES 6A, 6B, 6C AND
6D). Except as set forth in section 5.2, and subject to section 7.4, of this Plan, each Personal Injury Claimant in Classes 5 through 10.2 (other than Claimants in Classes 6A, 6B, 6C and 6D) shall be afforded the option, during the six-month period following the Effective Date, to elect to settle or to opt out of the settlement options under the Settlement Facility. Depending on the election made, those Claimants shall be treated as follows:

     5.4.1 TREATMENT OF SETTLING PERSONAL INJURY CLAIMANTS. Settling Personal Injury Claimants shall receive payment of their Allowed Claims in accordance with the terms, provisions and procedures contained in the Settlement Facility Agreement. The various treatments for the Claims are the following:

       5.4.1.1 BREAST IMPLANT USERS. Breast Implant Users may select up to three compensation options. All Breast Implant Users are eligible to receive, subject to the qualification criteria: (i) either (a) an expedited payment, for which the only qualification criterion is the use of a Dow Corning Breast Implant, or (b) a payment for specified eligible disease/disability (in accordance with the schedule of symptoms and conditions in the Settlement Facility's "GRID," and (ii) an explant payment and/or (iii) a rupture payment. Breast Implant Claimants qualifying for payment under the Grid are entitled to apply for an additional payment (the "INCREASED SEVERITY PAYMENT") from the Settlement Facility.

       5.4.1.2 OTHER PRODUCTS USERS. Other Products Users with Covered Other Products Claims are eligible for two mutually exclusive compensation options: (i) an expedited payment or (ii) a payment for specified eligible medical conditions in accordance with the schedule of symptoms and conditions in the Grid. Other Products Users who receive payments based on the Grid may, depending on their particular symptoms and conditions, be eligible for a supplemental payment if funds are available within the $36 million (Net Present Value) fund dedicated to settlement of Other Products Personal Injury Claims. Other Products Users whose Claims do not arise from Covered Other Products will have their Claims treated and paid, to the extent Allowed, through the Litigation Facility.

AMENDED JOINT PLAN OF REORGANIZATION

       5.4.1.3 SILICONE MATERIAL CLAIMS. Claimants with Silicone Material Claims in Class 7, whose Non-Dow Corning Breast Implants were manufactured in the United States with medical grade gel systems purchased from Dow Corning, shall receive payment from a $57.5 million (Net Present Value) fund allocated as provided in the Settlement Facility Agreement. (Breast Implant Claimants and Other Products Claimants are not eligible for compensation as a Silicone Material Claimant.)

       5.4.1.4 FAMILY MEMBER CLAIMS. The Claims of family members of a Personal Injury Claimant are comprised of the Consortium Claims and the Children Direct Claims. The treatment of a Personal Injury Claimant (referred to as the "PRIMARY CLAIMANT") who is a Breast Implant User, an Other Products User or a Non-Dow Corning Breast Implant User under this Plan shall be cumulative of the Consortium Claims of any spouse, child or other individuals related to, or who have some other personal relationship with the Primary Claimant. The Consortium Claims of such related parties shall be governed by the election to settle or litigate made by, and shall be deemed released by the treatment afforded the Claims of, the Primary Claimants under the Plan.

       Children Direct Claims shall not be affected by the election of the Primary Claimant to settle through the Settlement Facility, but shall be treated in the Litigation Facility pursuant to the terms of the Litigation Facility Agreement and the holders of Children Direct Claims shall be deemed Non-Settling Personal Injury Claimants.

     Settling Personal Injury Claimants shall (i) not be subject to the litigation conducted in accordance with the terms of the Litigation Facility Agreement, (ii) be entitled to the payment under the settlement option(s) for which they qualify irrespective of any otherwise adverse determination in the Litigation Protocol, and (iii) be deemed to have waived or modified their rights in litigation, including the right to trial by jury, as provided in the Settlement Facility Agreement.

     5.4.2TREATMENT OF NON-SETTLING PERSONAL INJURY CLAIMANTS. Non-Settling Personal Injury Claimants, including all Miscellaneous Raw Material Implant Personal Injury Claimants in Class 8 and all Children's Direct Claimants, shall have their Claims and Assumed Third Party Claims resolved under the terms of the Litigation Facility Agreement and the related Case Management Order(s). Each Non-Settling Personal Injury Claimant shall (a) be subject to the Litigation Protocol and (b) not receive any payment if (and to the extent) the Claim is disallowed pursuant to the litigation procedures constituting the Litigation Protocol. All Non-Settling Personal Injury Claimants shall retain the right to adjudicate their Claim through litigation (including trial by jury), subject, however, to the provisions of the Plan and the Litigation Facility Agreement.

   5.5TREATMENT OF CLASS 6A. Claimants in Class 6A shall be treated as follows:

     5.5.1TREATMENT OF QUEBEC CLASS ACTION SETTLEMENT CLAIMANTS. Claimants in Class 6A shall receive payment of their Claims pursuant to the Quebec Breast Implant Settlement Agreement from the Quebec Class Action Fund administered by a claims administrator under the direct supervision of the court of Quebec in which such action is pending. The Reorganized Debtor shall receive a credit as payments are made against its obligations under the Funding Payment Agreement for all amounts paid by it to the Quebec Class Action Fund. The Class 6A Claims will be paid pursuant to a grid contained in the Quebec Breast Implant Settlement Agreement, approved by the Quebec court, which is generally consistent with the treatment of other Class 6.1 Claimants and of the Claimants in Classes 6B, 6C and 6D. Claimants in Class 6A shall (a) not be subject to the Disease Litigation Protocol, (b) be entitled to the payment under the Quebec Breast Implant Settlement Agreement irrespective of any otherwise adverse determination in the Litigation Protocol, and (c) be deemed to have waived or modified their rights in litigation, including the right to trial by jury.

     Class 6A Claimants who have timely opted out of the class action in Quebec shall become Class 6.1 Claimants under this Plan. In the event the Quebec Breast Implant Settlement Agreement is not approved by the Court, Class 6A Claimants shall be treated as Class 6.1 Claimants under this Plan.

     5.5.2TREATMENT OF CLAIMS OF FAMILY MEMBERS OF QUEBEC CLASS ACTION SETTLEMENT CLAIMANTS. Immediate family members of a Quebec Class Action Settlement Claimant who have themselves timely filed proofs of claim in this Case shall litigate the allowability of their Claims under the terms of the Litigation Facility Agreement.

   5.6TREATMENT OF CLASS 6B. Claimants in Class 6B shall be treated as follows:

     5.6.1TREATMENT OF ONTARIO CLASS ACTION SETTLEMENT CLAIMANTS. Claimants in Class 6B shall receive payment of their Claims pursuant to the Ontario Breast Implant Settlement Agreement from the Ontario Class Action Fund administered by a claims administrator under the direct supervision of the court of Ontario in which such action is pending. The Reorganized Debtor shall receive a credit as payments are made against its obligations under the Funding Payment Agreement for all amounts paid by it to the Ontario Class Action Fund. The Class 6B Claims will be paid

AMENDED JOINT PLAN OF REORGANIZATION

  pursuant to a grid contained in the Ontario Breast Implant Settlement Agreement, approved by the Ontario court, which is generally consistent with the treatment of other Class 6.1 Claimants and of the Claimants in Classes 6A, 6C and 6D. Claimants in Class 6B shall (a) not be subject to the Disease Litigation Protocol, (b) be entitled to the payment under the Ontario Breast Implant Settlement Agreement irrespective of any otherwise adverse determination in the Litigation Protocol, and (c) be deemed to have waived or modified their rights in litigation, including the right to trial by jury.

     Class 6B Claimants who timely opted out of the class action in Ontario and who have not timely elected to become Ontario Class Action Settlement Claimants shall be treated as Class 6.1, 7 or 8 Claimants, as applicable, under this Plan. In the event the Ontario Breast Implant Settlement Agreement is not approved by the Court, the Class 6B Claimants shall be treated as Class 6.1, 7 or 8 Claimants under this Plan, as applicable.

     5.6.2TREATMENT OF CLAIMS OF FAMILY MEMBERS OF ONTARIO CLASS ACTION SETTLEMENT CLAIMANTS. The Ontario Breast Implant Settlement Agreement provides for resolution of the Claims of Family Members. Family Member Claims will be resolved out of the payments to the Ontario Class Action Fund. The Claims of such Family Members shall be deemed released by the treatment under the Ontario Breast Implant Settlement Agreement.

   5.7TREATMENT OF CLASS 6C. Claimants in Class 6C shall be treated as follows:

     5.7.1TREATMENT OF B.C. CLASS ACTION SETTLEMENT CLAIMANTS. Claimants in Class 6C shall receive payment of their Claims pursuant to the B.C. Class Action Settlement Agreement from the B.C. Class Action Fund administered by a claims administrator under the direct supervision of the court of British Columbia in which such action is pending. The Reorganized Debtor shall receive a credit as payments are made against its obligations under the Funding Payment Agreement for all amounts paid by it to the B.C. Class Action Fund. The Class 6C Claims will be paid pursuant to a grid contained in the B.C. Class Action Settlement Agreement, approved by the British Columbia court, which is generally consistent with the treatment of other Class 6.1 Claimants and of the Claimants in Classes 6A, 6B and 6D. Claimants in Class 6C shall (a) not be subject to the Litigation Protocol,
  (b) be entitled to the payment under the B.C. Class Action Settlement Agreement irrespective of any otherwise adverse determination in the Litigation Protocol, and (c) be deemed to have waived or modified their rights in litigation, including the right to trial by jury.

     Potential Class 6C Claimants who either (i) are residents of British Columbia and timely opt out of the B.C. Class Action or (ii) are residents of Canadian provinces other than British Columbia, Quebec or Ontario and do not timely opt to be included as a Settlement Class Member in the B.C. Class Action shall be treated as Class 6.1, 7 or 8 Claimants, as applicable, under this Plan.

     If, in the view of Dow Corning, the number of opt-outs is excessive or the number of opt-ins is insufficient, it may withdraw from the settlement. In the event Dow Corning withdraws from the settlement or the B.C. Class Action Settlement Agreement is not approved by the British Columbia court or by the Court, the Class 6C Claimants shall be treated as Class 6.1, 7 or 8 Claimants under this Plan, as applicable.

     5.7.2TREATMENT OF FAMILY MEMBER CLAIMS RELATED TO CLASS 6C CLAIMS. The treatment of Claims in Class 6C shall be cumulative of the treatment of Family Member Claims related thereto, and the Claims of such Family Members shall be deemed released by the treatment of Class 6C Claimants under the B.C. Class Action Settlement Agreement.

   5.8TREATMENT OF CLASS 6D. Claimants in Class 6D shall be treated as follows:

     5.8.1TREATMENT OF AUSTRALIA BREAST IMPLANT SETTLEMENT
  CLAIMANTS. Claimants in Class 6D shall receive payment of their Claims pursuant to the Australia Breast Implant Settlement Option from the Australia Breast Implant Optional Settlement Fund administered by a claims administrator supervised by Trustees appointed pursuant to the Australia Breast Implant Settlement Option. The Reorganized Debtor shall receive a credit as payments are made against its obligations under the Funding Payment Agreement for all amounts paid by it to the Australia Breast Implant Optional Settlement Fund. The Class 6D Claims will be paid in a manner which is generally consistent with the treatment of other Class 6.1 Claimants and of the Claimants in Classes 6A, 6B and 6C. Claimants in Class 6D shall (a) not be subject to the Litigation Protocol, (b) be entitled to the payment under the Australia Breast Implant Settlement Option irrespective of any otherwise adverse determination in the Litigation Protocol, and (c) be deemed to have waived or modified their rights in litigation, including the right to trial by jury.

     Class 6D Claimants who fail to timely elect to participate as Australia Breast Implant Settlement Claimants on the ballot provided to such Claimants shall be treated as Class 6.1, 7 or 8 Claimants, as applicable, under this Plan.

AMENDED JOINT PLAN OF REORGANIZATION


     If (i) the level of elections by potential Class 6D Claimants fails to reach agreed minimum participation levels, or (ii) the Court declines to approve the Australia Breast Implant Settlement Option, the Claimants who have elected to participate as Class 6D Claimants shall be treated as Class 6.1, 7 or 8 Claimants under this Plan, as applicable.

     5.8.2TREATMENT OF FAMILY MEMBER CLAIMS RELATED TO CLASS 6D CLAIMS. The treatment of Claims in Class 6D shall be cumulative of the treatment of Family Member Claims related thereto, and the Claims of such Family Members shall be deemed released by the treatment of Class 6D Claimants under the Australia Breast Implant Settlement Option.

   5.9FUNDING THE SETTLEMENT FACILITY, THE LITIGATION FACILITY, THE QUEBEC CLASS ACTION FUND, THE ONTARIO CLASS ACTION FUND, THE B.C. CLASS ACTION FUND AND THE AUSTRALIA BREAST IMPLANT OPTIONAL SETTLEMENT FUND FOR PAYMENT OF PERSONAL INJURY CLAIMS. The Settlement Facility, the Litigation Facility, the Quebec Class Action Fund, the Ontario Class Action Fund, the B.C. Class Action Fund and the Australia Breast Implant Optional Settlement Fund shall be funded pursuant to the terms of the Funding Payment Agreement. The Reorganized Debtor shall receive a credit as payments are made against its obligations under the Funding Payment Agreement for all amounts paid by it to the Quebec Class Action Fund, the Ontario Class Action Fund, the B.C. Class Action Fund and the Australia Breast Implant Optional Settlement Fund.

   5.10TREATMENT OF ATTORNEY'S FEES OF SETTLING PERSONAL INJURY CLAIMANTS. The fees and expenses of attorneys representing any of the Settling Personal Injury Claimants (other than Claimants in Classes 6A, 6B, 6C and 6D, whose rights shall be governed by the settlement agreements applicable to those classes) who receive payment from the Settlement Facility will be borne by such Claimants based on applicable state law and the individual arrangements made between them and their attorneys, subject to the following limitations:

     5.10.1The fees charged by individually-retained attorneys to a Settling Personal Injury Claimant shall not exceed the sum of:

        (a) 10% of the first $10,000 paid to such Claimant;

        (b) 22.5% of the next $40,000 paid to such Claimant; and

        (c) 30% of the amount in excess of $50,000 paid to such Claimant.

     5.10.2Amounts paid pursuant to either the Expedited Payment Option or the Explant Payment Option under the Settlement Facility shall not be counted as amounts paid to a Settling Personal Injury Claimant for purposes of this section and no fees shall be paid with respect to such amounts.

   5.11TREATMENT OF PUNITIVE DAMAGES. Claims for punitive or exemplary damages in connection with Products Liability Claims, whether asserted by Personal Injury Claimants, Physician Claimants, or any other Claimants, shall not be Allowed.

   5.12VENUE FOR LIQUIDATION OF FOREIGN PERSONAL INJURY CLAIMS. If a Claimant in any of Classes 6.1, 6.2, 7, 8, 10.1 and 10.2 is a Non-Settling Personal Injury Claimant, the manager of the Litigation Facility shall have the option, but not the obligation, of seeking to have the Claim held by such Claimant referred to the jurisdiction of the courts of the Claimant's domicile for liquidation pursuant to principles of forum non conveniens. Upon conclusion of the liquidation procedures, the Claimant shall be paid (subject to the terms of the Funding Payment Agreement) the Allowed amount of the Claim (converted to U.S. dollars at the then prevailing exchange rate) pursuant to the terms of the Litigation Facility Agreement, the Settlement Facility Agreement and the Funding Payment Agreement.

   5.13OTHER CLAIMS RELATED TO IMPLANTS--CLASSES 11 THROUGH 17. Each class of Claims in Classes 11 through 17 shall receive treatment as follows:

     5.13.1CLAIMS IN CLASS 11. Notwithstanding any other provision of the Plan, Claimants in Class 11 shall have the option to elect to settle their Claims against the Debtor or to litigate the allowability of such Claims. Settling Co-Defendant Claimants shall release all Claims (including but not limited to contribution Claims) against the Debtor-Affiliated Parties and the Shareholder-Affiliated Parties arising from or relating to Products Liability Claims and, in exchange, the Debtor-Affiliated Parties and the Shareholder-Affiliated Parties shall release all Claims (including but not limited to contribution Claims) the Debtor-Affiliated Parties and/or the Shareholder-Affiliated Parties may have against a Settling Co-Defendant
  Claimant: (i) arising from or relating to any Claims that are discharged, released and/or enjoined pursuant to the Plan; and (ii) for any amount that was paid by any of the Debtor-Affiliated Parties or Shareholder-Affiliated Parties that if not so paid would have been a Products Liability Claim or would have been a Claim arising from or relating to a Products Liability Claim. The parties shall exchange the releases described in this

AMENDED JOINT PLAN OF REORGANIZATION

  section 5.13.1 on the Effective Date or as soon thereafter as may be practicable. To the extent a Personal Injury Claimant asserts a Product Liability Claim against a Debtor-Affiliated Party and/or Shareholder-Affiliated Party and a Claim against a Settling Co-Defendant Claimant in a single action that has been or will be transferred to the District Court, the Claims against the Debtor-Affiliated Party and/or the Shareholder-Affiliated Party shall be severed from the Claim against the Settling Co-Defendant Claimant and the Claim against the Settling Co-Defendant Claimant shall be tried in the court from which such Claim was transferred. Co-Defendant Claimants who do not elect to settle by the voting deadline shall have their Claims estimated for distribution on or before the Effective Date. The Estimated Amount of any such Claims will be paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) by the Claims Administrator on, or as soon as practicable after, the Effective Date. If not estimated for distribution on or before the Effective Date, such Claims will be channeled to the Litigation Facility for purposes of Claim liquidation and paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) when Allowed. For purposes of this section 5.13.1, a "Claim" against a non-Debtor party shall have the meaning contained in 11 U.S.C. (S) 101(5).

     5.13.2CLAIMS IN CLASSES 12 AND 13. Claimants in Class 12 (Physician Claims) and Class 13 (Health Care Provider Claims) shall have the option to elect to settle their Claims against the Debtor or to litigate the allowability of such Claims. Claimants in Classes 12 and 13 who do not affirmatively elect to litigate shall be deemed to have settled their Claims. Settling Physicians and Settling Health Care Providers shall release all Claims against the Debtor and the Released Parties in exchange for the protection of the release and, to the extent applicable, the injunctive provisions of sections 8.3 through 8.5 of the Plan. The Claims held by Non-Settling Physicians and Non-Settling Health Care Providers will be channeled to the Litigation Facility and paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) when Allowed.

     5.13.3CLAIMS IN CLASS 14. Domestic Health Insurers shall have the option, pursuant to the terms of the Domestic Health Insurer Settlement Agreement, to either (a) settle their claims against the Debtor and the Released Parties or (b) litigate the allowability of their Claims and receive that treatment provided in section 6.05 of the Litigation Facility Agreement. All Domestic Health Insurers who do not timely elect to litigate their Claims will be deemed to have settled their Claims and shall be subject in all respects to the terms of the Domestic Health Insurer Settlement Agreement.

     Each Domestic Health Insurer that elects to settle, or is deemed to have elected to settle, will receive its proportionate share of a cash settlement fund. The amount of the settlement fund will be determined and distributed as provided in the Domestic Health Insurer Settlement Agreement which generally provides for distribution based upon the proportionate number of "insured lives" of each settling Domestic Health Insurer. The Reorganized Debtor shall receive a credit against its obligations under the Funding Payment Agreement for all amounts paid pursuant to the Domestic Health Insurer Settlement Agreement.

     Except as otherwise set forth in the Domestic Health Insurer Settlement Agreement, payments under the Domestic Health Insurer Settlement Agreement will be in full satisfaction and release of all Claims of each settling Domestic Health Insurer against the Debtor and the Released Parties. The Domestic Health Insurer Settlement Agreement generally requires all Domestic Health Insurers who elect to settle (or that are deemed to have elected to settle) to release each Personal Injury Claimant from any and all Claims, based on a theory of subrogation, reimbursement or otherwise, for recovery of payments made or benefits provided by them, in the past, present or future, relating to Products Liability Claims.

     In the event the Domestic Health Insurer Settlement Agreement does not become effective, all Domestic Health Insurer Claims shall be treated in accordance with section 6.05 of the Litigation Facility Agreement.

     5.13.4CLAIMS IN CLASS 14A. Foreign Health Insurer Claims shall be treated in accordance with section 6.05 of the Litigation Facility Agreement.

     5.13.5CLAIMS IN CLASSES 15 AND 17. Unless a different treatment is agreed to by the Proponents and the affected Claimants, the Proponents shall seek to have the Claims in Classes 15 and 17 estimated for distribution on or before the Confirmation Date. The Estimated Amount of any such Claims will be paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) by the Claims Administrator on, or as soon as practicable after, the Effective Date. If not estimated for distribution on or before the Confirmation Date, such Claims will be channeled to the Litigation Facility for purposes of Claim liquidation and paid (subject to the terms of the Settlement Facility Agreement and the Funding Payment Agreement) when Allowed.

AMENDED JOINT PLAN OF REORGANIZATION


     5.13.6CLAIMS IN CLASS 16. Except as provided in section 6.16.5 of the Plan, all Shareholder Claims shall be released in consideration of the provisions contained in section 6.16 of the Plan.

   5.14LTCI-RELATED CLAIMS--CLASSES 18 AND 19. At Closing, the Reorganized Debtor will, in full release, satisfaction and discharge of all Claims in Classes 18 and 19 and all Assumed Third Party Claims related to such Classes, cause the assignment of the LTCI Indemnities to the Litigation Facility. The Litigation Managers will assume full responsibility for resolving Claims in Classes 18 and 19 pursuant to the Litigation Facility Agreement. The sole remedy available to Class 18 and 19 Claimants shall be the Litigation Facility's enforcement of the LTCI Indemnities.

   5.15INTERCOMPANY CLAIMS--CLASS 20. The amount of each Allowed Intercompany Claim shall include interest accrued thereon after the Petition Date through the Effective Date at the Case Interest Rate. Each Subsidiary or Joint Venture of the Debtor holding an Allowed Claim in Class 20 will retain its right to payment from the Debtor; provided, however, that the Reorganized Debtor will make no cash payment on account of such Allowed Claim. On the Effective Date the Class 20 Claimants shall effect an offset of their Claims against any obligation owing to the Debtor. To the extent a Class 20 Claim is not satisfied in full by such setoff, the balance of such Claim shall be satisfied by credits for future royalty obligations owing to the Reorganized Debtor or for future sales of product and/or services by the Reorganized Debtor made in the ordinary course of post-Effective Date business of the Reorganized Debtor and such Subsidiary or Joint Venture.

   5.16SUBORDINATED CLAIMS--CLASS 21. Each Subordinated Claim shall include interest accrued thereon after the Petition Date through the later to occur of the Effective Date or the Allowance Date at the Case Interest Rate, which total sum shall be the Allowed Subordinated Claim. Each Claimant holding an Allowed Subordinated Claim will receive, as soon as practicable following the Effective Date, or, if later, the Allowance Date, a Subordinated Note in a principal amount equal to the amount of the Allowed Subordinated Claim.

   5.17HOLDERS OF INTERESTS--CLASS 24. The Shareholders shall retain their Interests in the Reorganized Debtor.

   5.18CRAMDOWN. If any impaired class of Claims fails to accept this Plan as required by section 1126 of the Bankruptcy Code or in accordance with voting procedures established by the Court, the Debtor shall have the right, independent of the Tort Committee, to request that the Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code. The Tort Committee will support confirmation of this Plan in accordance with section 1129(b) as it relates to Classes 5 through 10.2 unless it reasonably determines that its fiduciary duty to its constituency as a whole requires it to oppose such confirmation.

                                  ARTICLE SIX

                       MEANS FOR IMPLEMENTATION OF PLAN

   6.1LITIGATION PROTOCOL. The procedures for resolving Claims of Non-Settling Personal Injury Claimants and other Claims that are not settled under the Plan are described in the Litigation Facility Agreement. In addition, the Litigation Facility Agreement provides that the Case Management Order has been approved by the parties and will be entered by the District Court. Pursuant to the terms of the Litigation Facility Agreement, attempts will be made to resolve Claims of Non-Settling Personal Injury Claimants and other Claims that are not settled under the Plan, failing which the right of individual Claimants to proceed to jury trial, if required by law, on their Claims will be preserved.

   6.2SETTLEMENT REGARDING ALLOCATION OF INSURANCE PROCEEDS AND COVERAGE. To facilitate consummation of the Plan, and in partial consideration of the releases and the injunctive provisions of sections 8.3 and 8.4 of the Plan, Dow Chemical has agreed to a settlement regarding the allocation, as between it and Dow Corning, of the proceeds and coverage afforded under the various shared insurance arrangements in accordance with the terms of the Insurance Allocation Agreement. The Court shall consider approval of the Insurance Allocation Agreement at the hearing on confirmation of the Plan.

   6.3RESOLUTION OF OTHER CLAIMS TO INSURANCE SETTLEMENT PROCEEDS. A number of Insurance Companies, Physicians, Health Care Providers, and Government Payors have asserted claims against or interests in amounts paid or payable by Settling Insurers pursuant to settlement agreements reached with Dow Corning. Dow Corning will seek, as part of the Confirmation Order or pursuant to an adversary proceeding to be heard concurrently with confirmation, a determination that Dow Corning's rights and interests in such amounts paid or payable by the Settling Insurers are superior to the competing claims of all other claimants except Dow Chemical, as provided in the Insurance Allocation Agreement, and the rights of Hoechst Marion Roussel, Inc., as provided in a settlement agreement approved by the Bankruptcy Court on January 25, 1996. Consequently, if Dow Corning is successful, the Confirmation Order or another order or judgment entered concurrently with the Confirmation Order will disallow any competing claims to amounts paid or to be paid by the Settling

AMENDED JOINT PLAN OF REORGANIZATION

Insurers pursuant to settlement agreements with Dow Corning, other than the rights of Dow Chemical pursuant to the Insurance Allocation Agreement and the rights of Hoechst Marion Roussel, Inc. as provided in a settlement agreement approved by the Bankruptcy Court on January 25, 1996.

   6.4SETTLEMENT OF CERTAIN FOREIGN CLAIMS. To facilitate consummation of the Plan, the Court shall consider approval of the Quebec Breast Implant Settlement Agreement, the Ontario Breast Implant Settlement Agreement, the B.C. Class Action Settlement Agreement and the Australia Breast Implant Settlement Option at the hearing on confirmation of the Plan.

   6.5SETTLEMENT WITH DOMESTIC HEALTH INSURERS. To facilitate consummation of the Plan, the Court shall consider approval of the Domestic Health Insurer Settlement Agreement at the hearing on confirmation of the Plan.

   6.6FILING AND PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. All requests for the payment of administrative expenses pursuant to section 503(b)(1) of the Bankruptcy Code, including applications for the compensation of professionals, shall be filed with the Court no later than 75 days after the Effective Date or at such time as the Court may otherwise order. The Reorganized Debtor will have 60 days after the deadline for filing requests for the payment of administrative expenses to file objections to any such requests. The Reorganized Debtor shall cause all Allowed Administrative Claims to be paid in accordance with section 2.1 of this Plan.

   6.7FUNDING OF PLAN PAYMENTS. Payments of cash to be made pursuant to the Plan will be made as provided in the Plan, the Funding Payment Agreement, the Quebec Breast Implant Settlement Agreement, the Ontario Breast Implant Settlement Agreement, the B.C. Class Action Settlement Agreement, and the Australia Breast Implant Settlement Option, as applicable. Unless otherwise provided in an order of the Court, all cash payments shall be made in United States dollars.

   6.8RESOLUTION OF RIGHTS TO RECOVER AGAINST SETTLEMENT FACILITY. A number of Claimants in Classes 14, 14A and/or 15 assert rights to recover from the Settlement Facility if the Settlement Facility pays Allowed Claims of Settling Personal Injury Claimants without notice to or an adjudication of competing rights of such Class 14, 14A and/or 15 Claimants to such settlement amounts. Dow Corning will seek, as part of the Confirmation Order or pursuant to an adversary proceeding to be heard concurrently with confirmation, a determination that any such right to recover against the Settlement Facility shall be cut off by the payment of an Allowed Claim of a Settling Personal Injury Claimant and that the sole remedy available to such Class 14, 14A and/or 15 Claimant shall be to pursue a recovery directly from the Settling Personal Injury Claimant.

   6.9PAYMENT TO UNITED STATES TRUSTEE. All fees due to the United States Trustee pursuant to 28 U.S.C. (S) 1930(a) shall be paid by the Reorganized Debtor as and when they become due and shall be based on the Reorganized Debtor's total disbursements, including ordinary course of business disbursements as well as disbursements made under the Plan, but shall not include distributions by the Settlement Facility and the Litigation Facility to the ultimate recipients. Such fee obligations shall not terminate until the Case is converted or dismissed, or until the Case is no longer pending upon entry of a final decree closing the Case, whichever shall first occur.

   6.10 CLOSING. One or more closings (each, a "CLOSING" and collectively, the "CLOSINGS") shall be conducted in the offices of DCC, or at such other location(s) designated by the Proponents, at 10:00 o'clock a.m. on one or more Business Days selected by the Proponents on, or as soon as practicable after, the Effective Date (each, a "CLOSING DATE" and collectively, the "CLOSING DATES") for the purpose of making the distributions to holders of Allowed Claims provided for in the Plan. As soon as practicable after the conditions to the Effective Date in section 7.2 have been satisfied or waived in accordance with section 7.3, the Proponents shall give written notice of the applicable Closing Date to the other Official Committees and any Claimant that will be directly involved in a Closing. Separate Closing Dates may be scheduled for different Classes of creditors treated under this Plan to the extent necessary, in the sole discretion of the Proponents. All references in this Plan to a Closing or a Closing Date shall refer to the effectuation of the distribution to the holders of Allowed Claims in a particular Class provided for in the Plan or the date prescribed therefor pursuant to this section 6.10, as the case may be. (Although this provision is intended to afford all parties-in-interest the flexibility to efficiently conclude the transactions contemplated by the Plan, the Proponents intend, if at all possible, to conduct a single Closing.)

   6.11DEBTOR'S OBLIGATIONS AT CLOSING. The following shall occur at the
Closings:

     6.11.1PAYMENT, CURE AND REINSTATEMENT OR SETOFF OF ALLOWED SECURED CLAIMS. The Reorganized Debtor shall pay or make provision for the prompt payment to the holders of Allowed Secured Claims an amount equal to all overdue principal installments and accrued and unpaid interest, if any, on the Allowed Secured Claims as of the Closing Date, and the Allowed Secured Claims shall thereby be reinstated, without premium or penalty. Alternatively, if an Allowed Secured Claim consists of an amount subject to setoff under section 553 of the Bankruptcy Code, the holders of such Allowed Secured Claims shall effect such setoffs on the Effective Date or, if later, the Allowance Date.

AMENDED JOINT PLAN OF REORGANIZATION


     6.11.2SATISFACTION OF ALLOWED UNSECURED CLAIMS. The Reorganized Debtor shall cause the distribution of cash, with respect to Allowed Claims in Class 3, and cash and Senior Notes, with respect to Allowed Claims in Class 4 (and Class 4A, if applicable), to be made as provided in sections 4.3,
  5.1 and 5.2 of this Plan.

     6.11.3SATISFACTION OF PERSONAL INJURY CLAIMS (OTHER THAN CLAIMS IN CLASSES 6A, 6B, 6C AND 6D) AND LTCI OTHER CLAIMS. Unless the Settlement Facility and the Litigation Facility shall have been earlier established, the Reorganized Debtor shall cause the Settlement Facility and the Litigation Facility to be established and shall deliver the Funding Payment Agreement (together with the initial cash payment of $985 million plus any interest as provided by the Funding Payment Agreement) and the LTCI Indemnities in full release, satisfaction and discharge of the Personal Injury Claims and LTCI Other Claims.

     6.11.4SATISFACTION OF PERSONAL INJURY CLAIMS IN CLASS 6A. The Reorganized Debtor shall execute and deliver the Quebec Breast Implant Settlement Agreement (together with any payment[s] then due thereunder to the Quebec Class Action Fund).

     6.11.5SATISFACTION OF PERSONAL INJURY CLAIMS IN CLASS 6B. The Reorganized Debtor shall execute and deliver the Ontario Breast Implant Settlement Agreement (together with any payment[s] then due thereunder to the Ontario Class Action Fund).

     6.11.6SATISFACTION OF PERSONAL INJURY CLAIMS IN CLASS 6C. The Reorganized Debtor shall execute and deliver the B.C. Class Action Settlement Agreement (together with any payment[s] then due thereunder to the B.C. Class Action Fund).

     6.11.7SATISFACTION OF PERSONAL INJURY CLAIMS IN CLASS 6D. The Reorganized Debtor shall execute and deliver the Australia Breast Implant Settlement Option (together with any payment[s] then due thereunder to the Australia Breast Implant Optional Settlement Fund).

     6.11.8SATISFACTION OF OTHER CLAIMS RELATED TO IMPLANTS. If such Claims have been timely resolved or estimated for allowance, the Reorganized Debtor shall cause the distribution of cash and Senior Notes with respect to Allowed Claims of Non-Settling Co-Defendants in Class 11, and of Claimants in Classes 15 and 17 in accordance with sections 5.13.1 and
  5.13.5 of this Plan.

     6.11.9SATISFACTION OF SETTLING DOMESTIC HEALTH INSURER CLAIMS. Provided the Domestic Health Insurer Settlement Agreement has become effective, the Reorganized Debtor shall consummate the transactions contemplated by that agreement.

     6.11.10SATISFACTION OF ALLOWED SUBORDINATED CLAIMS. The Reorganized Debtor shall cause all Allowed Subordinated Claims to be satisfied in accordance with section 5.16 of this Plan.

     6.11.11CONTEMPORANEOUS NATURE OF TRANSACTIONS AT CLOSING. All transactions consummated at the Closing shall be deemed to be contemporaneous transactions. All documents and consideration which were required to be exchanged at Closing shall be deemed contemporaneously exchanged among the parties.

   6.12DOCUMENTATION. The Proponents shall prepare all documentation to be executed in connection with this Plan or the Closing, subject to any necessary Court approval.

   6.13MERGER; CHOICE OF LAW. All obligations of the Debtor to all Claimants shall be merged into this Plan and the documents executed by the Reorganized Debtor at Closing and delivered to the respective affected Claimants. All such obligations of the Reorganized Debtor shall be evidenced by this Plan and such executed and delivered documents. Unless otherwise provided therein, such documents shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law.

   6.14 OTHER OBLIGATIONS OF THE REORGANIZED DEBTOR. The Reorganized Debtor shall:

     6.14.1review all Claims other than Personal Injury Claims filed against the estate and, if advisable, object to Claims;

     6.14.2investigate, prosecute, settle, or dismiss all Debtor Actions and Insurance Debtor Actions not otherwise released under this Plan. The Reorganized Debtor shall be entitled to receive all Debtor Action Recoveries and Insurance Debtor Action Recoveries. All such proceeds related to Personal Injury Claims shall be paid to the Settlement Facility or the Litigation Facility, as applicable, as provided in this Plan and the Plan Documents; and

     6.14.3perform all of its obligations under the Plan Documents, including, without limitation, those obligations provided in the Settlement Facility Agreement, the Litigation Facility Agreement and the Funding Payment Agreement.

AMENDED JOINT PLAN OF REORGANIZATION


   6.15BOARD OF DIRECTORS OF THE REORGANIZED DEBTOR. The board of directors of DCC shall continue to serve as the initial board of directors of the Reorganized Debtor.

   6.16SHAREHOLDERS' CONTRIBUTION. In order (a) to facilitate the consummation of the Plan and the funding of the Settlement Facility and the Litigation Facility, and (b) to provide additional sources for funding the Plan as required by the Funding Payment Agreement, the Shareholders have agreed to make certain financial accommodations, and the Debtor and the Shareholders have agreed to resolve certain Claims asserted against the Debtor by the Shareholder-Affiliated Parties. In exchange for the consideration contributed to the Plan by the Shareholders, the Shareholder-Affiliated Parties will be entitled to, and shall benefit from, the provisions of section 6.16.5 and the releases and injunctions provided in sections 8.3 and 8.4 of the Plan. The agreements between the Debtor and the Shareholders include the following:

     6.16.1INSURANCE SETTLEMENT. Dow Chemical has agreed to the allocation of the proceeds and coverage afforded under the various shared insurance arrangements as provided in section 6.2 of the Plan.

     6.16.2SHAREHOLDER REVOLVING CREDIT FACILITY. Dow Chemical and Corning will enter into the Funding Payment Agreement, which shall contain provisions obligating Dow Chemical and Corning to make available to the Reorganized Debtor a ten-year revolving credit facility in the aggregate amount of $300 million for years one through five after the Effective Date, and decreasing by $50 million per year in years six through ten after the Effective Date. Dow Chemical and Corning will each contribute one-half of any funds advanced or borrowed under the facility. The facility will have a final maturity at the end of year ten, at which time the Reorganized Debtor will be required to repay all amounts not previously repaid in accordance with the amortization schedule, and no funds will be available under the facility thereafter. The facility will be available to lend funds to the Reorganized Debtor in the event the Reorganized Debtor does not have sufficient funds to meet its obligation to fund the Plan in accordance with the Funding Payment Agreement. The Reorganized Debtor will be obligated to repay all amounts advanced by Dow Chemical and Corning with interest, and will be permitted to prepay at any time.

     6.16.3RELEASE OF SHAREHOLDER CLAIMS. Except as provided in section
  6.16.5 of the Plan and in the Litigation Facility Agreement with respect to the Mahlum Claims and the Spitzfaden Claims, the Shareholder Claims shall be deemed released on the Effective Date of the Plan.

     6.16.4SHAREHOLDER SUPPORT OF PLAN. The Shareholders have agreed to support the Plan, which calls for substantial payments for disease Claims of Settling Personal Injury Claimants without requiring the Settling Personal Injury Claimants to prove that the Claimants' diseases were caused by a silicone implant manufactured by the Debtor.

     6.16.5MAHLUM AND SPITZFADEN CLAIMS. In the event the Mahlum Claims and/or the Spitzfaden Claims are settled prior to the Effective Date, all amounts paid by a Shareholder to the Mahlum Claimants and/or the Spitzfaden Claimants pursuant to the agreement(s) providing for the settlement of such Claims shall constitute Allowed Class 16 Claims, and the Shareholder shall be reimbursed such amounts in full, together with interest at the same rate as the Senior Notes, by the Claims Administrator from funds maintained by the Settlement Facility. Reimbursement shall be made on the same basis and with the same priority as "premium payments" under the Settlement Facility Agreement. Any such settlements will include a release of any corresponding Claims against the Debtor-Affiliated Parties and the Shareholder-Affiliated Parties. In the event the existing judgment with respect to the Mahlum Claims is affirmed on appeal, the judgment shall be paid by Dow Chemical. Dow Chemical may pursue reimbursement from Dow Corning, as a Class 16 Claim, of the amounts paid as provided in the Litigation Facility Agreement.

     In the event the Mahlum Claims and/or the Spitzfaden Claims remain pending as of the Effective Date: (i) any unresolved Mahlum Claims and Spitzfaden Claims shall be subject to the channeling injunction provisions of section 8.5 of the Plan and shall be deemed transferred to the District Court for resolution in accordance with the Claim resolution procedures contained in and contemplated by the Litigation Facility Agreement; provided, however, that such Claims shall not be transferred pursuant to section 8.5 of the Plan, (a) in the case of the Mahlum Claims, unless the existing judgment is reversed and remanded for retrial, and (b) in the case of a Spitzfaden Claim, until the existing judgment entered in Phase I proceedings is resolved by a Final Order, and then only to the extent the judgment as to that Claim is affirmed as against a Shareholder-Affiliated Party; and (ii) any judgment, award or settlement in respect of the Mahlum Claims and Spitzfaden Claims shall be paid as provided in the Litigation Facility Agreement.

   The Shareholders' obligations in this section 6.16 are subject to the conditions (unless waived by the Shareholders) that (a) the conditions set out in sections 7.1 and 7.2 of the Plan shall have been satisfied and (b) no amendment or modification to the Plan (including the release and injunction provisions) shall have occurred that is adverse to the Shareholders in any respect.

AMENDED JOINT PLAN OF REORGANIZATION


                                 ARTICLE SEVEN

                             CONDITIONS PRECEDENT

   7.1CONDITIONS TO CONFIRMATION. Confirmation of the Plan shall not occur unless and until each of the following conditions shall have been satisfied or waived in accordance with section 7.3 of this Plan:

     7.1.1The Court or the District Court, as appropriate, shall have entered an Estimation Order(s) with respect to any Estimated Amount(s) that are necessary for confirmation of the Plan;

     7.1.2The District Court shall have entered the Case Management Order;

     7.1.3The Confirmation Order shall provide that the settlement provisions provided in section 5.4.1 of the Plan are binding on all Settling Personal Injury Claimants;

     7.1.4The Confirmation Order shall approve and provide for the implementation of the Insurance Allocation Agreement;

     7.1.5The Confirmation Order shall approve and provide for the implementation of the Domestic Health Insurer Settlement Agreement;

     7.1.6The Confirmation Order shall approve and provide for the implementation of the other Plan Documents;

     7.1.7The Confirmation Order shall effect the release of certain Claims and the injunction against the prosecution of the Released Claims against those third parties, including the Shareholder-Affiliated Parties, as described in sections 8.3 and 8.4 of the Plan, and shall provide for the channeling injunction with respect to Assumed Third Party Claims described in section 8.5 of the Plan; and

     7.1.8The Confirmation Order shall be in form and substance reasonably acceptable to the Proponents and the Shareholders.

   7.2CONDITIONS TO THE EFFECTIVE DATE. Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date shall not occur unless and until each of the following conditions shall have been satisfied or waived in accordance with section 7.3 of this Plan:

     7.2.1No timely-filed appeal shall have been taken from the Confirmation Order challenging, directly or indirectly, the validity and enforceability of the releases and injunctions described in sections 8.3 and 8.4 of the Plan and/or the limits of required funding as set forth in the Funding Payment Agreement for the release, satisfaction and discharge of all claims in Classes 5 through 19 of the Plan (collectively, the "RELEASE/FUNDING ISSUES"), or, if such an appeal regarding any Release/Funding Issue shall have been filed, such appeal shall have been denied or dismissed and such releases and injunctions and such limits of required funding shall have been affirmed in all respects pursuant to a Final Order;

     7.2.2The Debtor shall have received from the Internal Revenue Service ("IRS") a ruling reasonably satisfactory to Dow Corning and its tax counsel regarding the following matters: (i) the Depository Trust will be treated as a qualified settlement fund within the meaning of section 468B of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder; (ii) the payments to be made with respect to Claims Allowed through the procedures provided therefor in the Litigation Facility will be fully deductible by the Reorganized Debtor at the time of (or before) each such disbursement; and (iii) such other matters as tax counsel for Dow Corning may reasonably require; and

     7.2.3The Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, by the Securities and Exchange Commission.

   7.3WAIVER OF CONDITIONS. Any condition set forth in sections 7.1 or 7.2 of this Plan may be waived by the Proponents and the Shareholders.

   7.4ESCROW OF PAYMENTS TO SETTLEMENT FACILITY PENDING
APPEAL. Notwithstanding section 7.2.1 of the Plan, in the event an appeal is filed from the Confirmation Order that does not raise a Release/Funding Issue and does not result in a stay of the effect of the Confirmation Order, Reorganized DCC shall consummate the Plan.

   If the appeal does raise a Release/Funding Issue: (a) DCC and the Tort Committee will cooperate in seeking an expedited appeal thereof, and (b) if there is no stay of the Confirmation Order pending appeal, DCC shall timely pay to the Settlement Facility that portion of the initial cash payment of $985 million and such other subsequently available funds which Reorganized DCC is obligated to pay under the terms of the Funding Payment Agreement.

AMENDED JOINT PLAN OF REORGANIZATION


   The funds paid to the Settlement Facility shall be held in escrow pending the outcome of the appeal, with any interest accruing thereon to be held as part of the fund. During the pendency of the appeal, the Settlement Facility shall commence those operations necessary and appropriate to begin processing Claims promptly after the Effective Date. Funds may be withdrawn for payment of the administrative expenses of the Settlement Facility and/or the Litigation Facility that are incurred during the pendency of the appeal. If the appeal does not result in a reversal of the Confirmation Order, the remaining escrowed funds, including the accrued interest thereon, shall, upon termination of the appeal, be disbursed in accordance with the Plan. If the appeal results in the reversal of the Confirmation Order, the remaining escrowed funds, including the accrued interest thereon, shall be returned to DCC.

                                 ARTICLE EIGHT

                         EFFECTS OF PLAN CONFIRMATION

   8.1DISCHARGE. Except as otherwise expressly provided in this Plan or in the Confirmation Order, on the Effective Date the Debtor shall be discharged from and its liability shall be extinguished completely in respect of any Claim and Debt, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such Claims and Debts, whether such interest accrued before or after the date of commencement of the Case, and including, without limitation, all Claims and Debts based upon or arising out of Breast Implant Claims, Other Products Claims, Raw Material Breast Implant Claims, Miscellaneous Raw Material Claims, LTCI Claims, and from any liability of the kind specified in sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or is deemed filed under section 501 of the Bankruptcy Code, such Claim is Allowed under section 502 of the Bankruptcy Code, or the holder of such Claim has accepted this Plan.

   Without limiting the generality or effect of the foregoing, on the Effective Date, all Existing Debt Instruments shall be deemed canceled, extinguished, retired and of no further force and effect, in all events without any further action on the part of the Debtor or any other entity. The holders of Existing Debt Instruments shall thereafter have no rights arising from or relating to such Existing Debt Instruments, except the rights provided pursuant to this Plan; provided, however, that no distribution under this Plan shall be made to or on behalf of the holder of any Allowed Claim evidenced by such Existing Debt Instruments unless or until such Existing Debt Instruments are surrendered to the Reorganized Debtor pursuant to, or the holder has otherwise complied with, section 10.6 of this Plan.

   8.2VESTING. Except as otherwise expressly provided in this Plan or in the Confirmation Order, on the Effective Date the Reorganized Debtor shall be vested with all of the property of the estate free and clear of all Claims, Liens, encumbrances, charges and other interests of Creditors and Shareholders, and shall thereafter hold, use, dispose or otherwise deal with such property and operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court. All Debtor Actions and, except to the extent the same are transferred to the Settlement Facility or the Litigation Facility, all Insurance Debtor Actions are hereby preserved for the benefit of the Reorganized Debtor, the proceeds of which shall be used, as necessary for funding obligations to either the Settlement Facility or the Litigation Facility, except as otherwise provided in settlements approved by prior order of the Court or approved by the Court in connection with confirmation of this Plan. Prosecution and settlement of the Debtor Actions and the retained interest in any Insurance Debtor Actions shall be the exclusive responsibility of the Reorganized Debtor. The Reorganized Debtor shall have sole and absolute discretion over whether to prosecute or settle such causes of action.

   8.3RELEASE. Except as otherwise expressly provided in this Plan and in this section 8.3, in consideration of (a) the promises and obligations of the Debtor-Affiliated Parties under the Plan, including the establishment and funding of the Settlement Facility, the Litigation Facility, the Quebec Class Action Fund, the Ontario Class Action Fund, the B.C. Class Action Fund and the Australia Breast Implant Optional Settlement Fund, (b) the undertakings of the Shareholders pursuant to section 6.16 of the Plan, (c) the undertakings of the Settling Insurers pursuant to their respective settlements with the Debtor, and (d) the release of Claims against the Debtor-Affiliated Parties by the Settling Physicians and Settling Health Care Providers, on the Effective Date
(i) all Persons who have held, hold, or may hold Products Liability Claims, whether known or unknown, shall be deemed to have forever waived and released all such rights or Claims, whether based upon tort or contract or otherwise, that they heretofore, now or hereafter possess or may possess against the Debtor-Affiliated Parties, the Shareholder-Affiliated Parties, the Settling Insurers, and, to the extent released by the Debtor under the settlement

AMENDED JOINT PLAN OF REORGANIZATION

agreements with such Settling Insurers, the respective predecessors, successors, officials, shareholders, subsidiaries, divisions, affiliates, representatives, attorneys, merged or acquired companies or operations or assigns of the Settling Insurers, and (ii) all Persons who hold, may hold or may have held Personal Injury Claims shall be deemed to have forever waived and released all such rights or Claims, whether based upon tort or contract or otherwise, that they heretofore, now or hereafter possess or may possess against the Settling Physicians (except for Malpractice Claims) or the Settling Health Care Providers (except for Malpractice Claims) (all such parties released by this section 8.3, including, without limitation, the Debtor-Affiliated Parties, the Shareholder-Affiliated Parties, the Settling Insurers and, to the extent released by the Debtor under the settlement agreements with such Settling Insurers, the respective predecessors, successors, officials, shareholders, subsidiaries, divisions, affiliates, representatives, attorneys, merged or acquired companies or operations or assigns of the Settling Insurers, and, except for Malpractice Claims, the Settling Physicians and Settling Health Care Providers, being collectively called the "RELEASED PARTIES"), in each case based upon or in any manner arising from or related to (v) the raw materials and/or finished products manufactured or distributed by the Debtor, including a Breast Implant, an Other Product, an LTCI Product, or the raw materials comprising part of a Non-Dow Corning Breast Implant or a Non-Dow Corning Implant, (w) the research and development, manufacture, distribution, advertisement, sale, provision, recommendation, insertion, use or removal of any raw materials and/or finished products manufactured or distributed by the Debtor, including a Breast Implant, an Other Product, an LTCI Product or the raw materials comprising part of such products or a Non-Dow Corning Breast Implant or a Non-Dow Corning Implant, (x) the processing, adjustment, settlement, payment, defense, negotiation or handling of any Claims, demands, suits, causes of action or proceedings, based upon or relating in any way to any raw materials and/or finished products manufactured or distributed by the Debtor, including a Breast Implant, an Other Product or an LTCI Product, or the raw materials comprising part of a Non-Dow Corning Breast Implant or a Non-Dow Corning Implant, (y) the failure to warn, disclose or provide information concerning, the alleged fraud or misrepresentation regarding, or the failure to take remedial action with respect to, any raw materials and/or finished products manufactured or distributed by the Debtor, including a Breast Implant, an Other Product or an LTCI Product, or the raw materials comprising part of a Non-Dow Corning Breast Implant or a Non-Dow Corning Implant, or (z) contingent Claims against any of the Released Parties for liability, if any, otherwise arising from the future payment by the Debtor, the Reorganized Debtor or either the Settlement Facility and the Litigation Facility in potential derogation of the lien rights or rights of subrogation held with respect to the Claims of any direct Claimant against any of the Released Parties, including, without limitation, (a) those for death or personal injuries, including emotional distress, (b) those of any Person against whom any Claim, demand, proceeding, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described in (v),
(w), (x), (y) and/or (z) above has been or may be asserted (including, without limitation, rights of indemnity, whether contractual or otherwise, contribution Claims and subrogation Claims), (c) those for damages, including punitive damages, (d) those for attorneys' fees and other expenses, fees or costs, (e) those for any possible economic loss or loss of consortium, (f) those for damages to reputation, and (g) those for any equitable remedy.

   The parties who are Released Parties in this section 8.3 shall be deemed released by the Quebec Class Action Settlement Claimants, the Ontario Class Action Settlement Claimants, the B.C. Class Action Settlement Claimants and the Australia Breast Implant Settlement Claimants, and shall be entitled to receive executed releases pursuant to, respectively, the Quebec Breast Implant Settlement Agreement, the Ontario Breast Implant Settlement Agreement, the B.C. Class Action Settlement Agreement and the Australia Breast Implant Settlement Option.

   Except as otherwise expressly provided in this Plan and the Plan Documents, the release under this section 8.3 shall further operate, as between all Released Parties, as a mutual release of all Products Liability Claims, including, but not limited to, all Claims between any Shareholder-Affiliated Parties. Further, save and except for the preservation of all rights in insurance arrangements described below, Dow Corning shall be deemed to have released any Claims for contribution or indemnity it may have against any of the Released Parties. However, the release under this section 8.3 will not affect contribution, indemnity, subrogation, or other claims of non-settling Insurance Companies against Settling Insurers.

   This section 8.3 shall not operate as a release or waiver of any Malpractice Claim held against a Settling Physician or a Settling Health Care Provider by a Settling Personal Injury Claimant. Malpractice Claims, if any, asserted by Settling Personal Injury Claimants shall be resolved in the courts where actions based on such Claims have been (or may be) filed. Moreover, this section 8.3 shall not operate as a release or waiver in favor of the Settling Physicians and the Settling Health Care Providers of the rights or Claims of Non-Settling Personal Injury Claimants. Such rights and Claims shall be preserved, subject to section 8.5 of this Plan. This section 8.3 shall not operate as a release or waiver of those Claims preserved under the Domestic Health Insurer Settlement Agreement.

   Further, this section 8.3 and the injunction contained in section 8.4 are not intended to release, impair or otherwise affect the terms of any Coverage-in-Place Policies or other undertakings of any of the Settling Insurers under their respective settlement agreements with the Debtor, or to release, impair or otherwise affect the rights of the Shareholder-Affiliated

AMENDED JOINT PLAN OF REORGANIZATION
Parties in respect of any policy of insurance, except as expressly set forth
(a) in the orders entered by the Court with respect to the settlement agreement between the Debtor and a Settling Insurer or (b) in the settlement described in section 6.2 of this Plan.

   The Representatives of the Debtor, the Joint Ventures and the Subsidiaries shall be deemed indemnified and held harmless by the Reorganized Debtor with respect to the Claims hereby released to the fullest extent available under applicable statute and the bylaws of the Reorganized Debtor.

   The foregoing release provisions are an integral part of this Plan and are essential to its implementation.

   8.4PERMANENT INJUNCTION AGAINST PROSECUTION OF RELEASED CLAIMS. Except as otherwise expressly provided in this Plan, for the consideration described in section 8.3 above, on the Effective Date all Persons who have held, hold, or may hold Released Claims, whether known or unknown, and their respective agents, attorneys, and all others acting for or on their behalf, shall be permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner, any action or any other proceeding of any kind with respect to any Released Claim against the Debtor-Affiliated Parties, the Shareholder-Affiliated Parties, the Settlement Facility, the Litigation Facility, the Settling Physicians, the Settling Health Care Providers, the Settling Insurers, and, to the extent released by the Debtor under the settlement agreements with such Settling Insurers, the respective predecessors, successors, officials, shareholders subsidiaries, divisions, affiliates, representatives, attorneys, merged or acquired companies or operations or assigns of the Settling Insurers, or any Representative of each such party (collectively, the "PARTIES") or the property of the Parties, (b) seeking the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree, or order against the Parties or the property of the Parties, with respect to any Released Claim, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Parties or the property of the Parties with respect to any Released Claim, (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Parties with respect to any Released Claim, and (e) taking any act, in any manner and in any place whatsoever, that does not conform to or comply with provisions of this Plan, or the Settlement Facility Agreement and the Litigation Facility Agreement. Notwithstanding this section 8.4, each Non-Settling Personal Injury Claimant shall be entitled to continue or commence an action against the Litigation Facility in which the Non-Settling Personal Injury Claimant shall be entitled to a jury trial for the sole purpose of obtaining a judgment as permitted by the Litigation Facility Agreement, thereby liquidating such Non-Settling Personal Injury Claimant's Claim so that it may be paid with other Allowed Personal Injury Claims in the ordinary course of the operations of the Litigation Facility, consistent with the provisions of the Litigation Facility Agreement. The holder of any such judgment shall be enjoined from executing against the Litigation Facility or its assets.

   In the event any Person takes any action that is prohibited by, or is otherwise inconsistent with the provisions of sections 8.3 or 8.4 of this Plan, then, upon notice to the Court by an affected Released Party, the action or proceeding in which the Claim of such Person is asserted shall automatically be transferred to the Court (or, as applicable, the District Court) for enforcement of the provisions of sections 8.3 and 8.4 of this Plan.

   The foregoing injunctive provisions are an integral part of this Plan and are essential to its implementation.

   8.5CHANNELING INJUNCTION FOR CERTAIN CLAIMS. Claims, if any, asserted by Non-Settling Personal Injury Claimants against the Settling Physicians and the Settling Health Care Providers (other than Malpractice Claims) shall be subject to the channeling injunction provisions of this section 8.5 in the event that jurisdiction over such Claims is transferred, as Claims "related to" this Case, to the District Court. If such transfer is not effected, the relief provided in this section is not effective as to Claims that are not transferred, and such Claims shall be resolved by the procedures applicable in the courts where actions based on such Claims have been (or may be) filed. In the event that any such Claims against a Settling Physician or Settling Health Care Provider are transferred to the District Court for liquidation, they shall be subject to the following Claims resolution procedures. In addition, subject to the provisions of section 6.16.5 of this Plan, any of the Mahlum Claims and Spitzfaden Claims that are unresolved as of the Effective Date shall be subject to the channeling injunction provisions and the Claims resolution procedures specified in this section 8.5. All Claims transferred pursuant to this section 8.5 are called the "ASSUMED THIRD PARTY CLAIMS".

     8.5.1RESOLUTION AND TRIAL PROCEDURES. All Assumed Third Party Claims shall be processed, settled, tried and otherwise resolved in accordance with the Claims resolution procedures (including trial by jury) provided in or contemplated by the Litigation Facility Agreement. To facilitate such resolution, each Assumed Third Party Claim shall be joined and consolidated with the corresponding Claim against the Debtor, if any, in order that the Assumed Third Party Claim and any corresponding Claim against the Litigation Facility as successor to the Debtor will be resolved jointly and concurrently through the procedures contained in the Litigation Facility Agreement.

AMENDED JOINT PLAN OF REORGANIZATION


     8.5.2TRIAL VENUE. Nothing contained herein shall limit the power and authority of the District Court to set trial venue for Personal Injury Claims against the Settling Physicians or the Settling Health Care Providers in the District Court or in the district court in the district in which the Claim arose, in accordance with 28 U.S.C. (S) 157(b)(5), except that, as contemplated by the Litigation Facility Agreement, an Assumed Third Party Claim will be tried together with any corresponding Claim against the Litigation Facility as successor to the Debtor.

     8.5.3NO DELAY IN CLAIM RESOLUTION. Claim resolution under the Litigation Facility Agreement shall commence following the Effective Date of the Plan in accordance with the terms of the Litigation Facility Agreement and shall not be delayed or postponed pending adjudication of the transfer to the District Court of any Assumed Third Party Claim.

     8.5.4INJUNCTION. All Persons who have held, hold or may hold Assumed Third Party Claims, whether known or unknown, and their respective Representatives, shall be permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any action or any other proceeding of any kind against any Settling Physician, Settling Health Care Provider, or their property, based on, arising out of, or relating to any Assumed Third Party Claims, except as permitted by this Plan and the Litigation Facility Agreement, and (b) asserting any right or Claim, or taking any other act, in any manner or in any place, against any Settling Physician or Settling Health Care Provider in respect of a Assumed Third Party Claim that does not conform to or comply with this Plan and the Litigation Facility Agreement. The foregoing injunction provisions are an integral part of this Plan and are essential to its implementation.

   8.6SUPPLEMENTAL RELEASE AND INJUNCTION FOR CERTAIN SETTLING INSURERS. The release and injunction provided in sections 8.3 and 8.4 shall, with respect to the London Market Insurers and TIG Insurance Company, include, without limitation, the prohibition against the commencement, continuation and/or enforcement of claims against (a) the London Market Insurers with respect to all Claims arising from or related to the development, manufacture and/or sale of any products by DCC, as well as certain environmental claims, all as described in the Order Authorizing and Approving Compromise and Settlement With the London Market Insurers entered on March 25, 1996, and (b) TIG Insurance Company with respect to pollution claims under the Excess Policy, as defined and released in the Settlement Agreement attached as Exhibit "1" to the Order Authorizing and Approving Compromise and Settlement With TIG Insurance Company and Other Insurers entered on March 25, 1996.

   8.7RETENTION OF JURISDICTION. Notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Court and, as applicable, the District Court, will retain exclusive jurisdiction:

     8.7.1to determine any Disputed Claims;

     8.7.2to determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

     8.7.3to resolve controversies and disputes regarding interpretation and implementation of this Plan and the Plan Documents;

     8.7.4to resolve all actions involving the Depository Trust in accordance with the Settlement Facility Agreement;

     8.7.5to enter orders in aid of this Plan and the Plan Documents including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor, the Reorganized Debtor, the Released Parties, the Parties, the Tort Committee and any of the Joint Ventures and Subsidiaries from actions prohibited under this Plan and to enforce the terms of the Funding Payment Agreement;

     8.7.6to modify this Plan pursuant to section 11.4 of this Plan;

     8.7.7to determine any and all applications, Claims, adversary proceedings, and contested or litigated matters pending on the Effective Date;

     8.7.8to allow, disallow, estimate, liquidate or determine any Claim, including Claims of a Non-Settling Personal Injury Claimant, against the Debtor and to enter or enforce any order requiring the filing of any such Claim before a particular date;

     8.7.9to determine any and all pending motions for the rejection of executory contracts or leases, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

AMENDED JOINT PLAN OF REORGANIZATION


     8.7.10over actions either to enforce or to challenge the validity and enforceability of the releases and injunctions referred to in sections 8.3 through 8.6 of this Plan;

     8.7.11subject to section 8.5, to hear matters relating to the Assumed Third Party Claims as contemplated by the Litigation Facility Agreement; and

     8.7.12to enter a final decree closing the Case.

   Nothing within this section 8.7 shall preclude the Reorganized Debtor from seeking the entry of an order closing the Case, upon motion after notice to the Finance Committee and the Claimants' Advisory Committee, both of which shall be created under the Settlement Facility Agreement. Any order closing the Case shall provide that the Court (i) shall retain jurisdiction to enforce by injunctive relief or otherwise the Confirmation Order, any other orders entered in the Case and the contractual obligations created by the Plan and the Plan Documents and (ii) shall retain all other jurisdiction and authority granted to it under the Plan and the Plan Documents. Nothing within this section 8.7 shall impair or alter the Reorganized Debtor's power to act without Court authority on and after the Effective Date.

   8.8FAILURE OF COURT TO EXERCISE JURISDICTION. If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Case, including the matters set forth in this Article Eight, this Article Eight shall not diminish, control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

   8.9TERM OF INJUNCTION OR STAY. Unless otherwise provided, all injunctions or stays provided for in the Case pursuant to sections 105 or 362 of the Bankruptcy Code in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. The injunctive provisions of sections 524 and 1141 of the Bankruptcy Code and those contained in the foregoing sections
8.4 through 8.6 are permanent and shall not be affected by this provision.

   8.10RELEASE OF OFFICIAL COMMITTEES AND ESTATE PROFESSIONALS. Upon the Effective Date, the Tort Committee, the Commercial Committee, the Physicians Committee, and each of their respective members, representatives and professionals, and all other professionals retained in the Case pursuant to
(S) 327 of the Bankruptcy Code shall be deemed released from all claims and causes of action relating to the bankruptcy estate of Dow Corning or that have been or could be asserted by any party in interest in the Case or any Person acting on behalf of such party in interest.

   8.11INSURANCE SETTLEMENTS UNAFFECTED. This Plan does not modify the terms of any settlement agreement between the Debtor and any of the Settling Insurers. This provision does not limit the Debtor's ability to assert that this Plan establishes, liquidates, or creates losses payable or reimbursable under the terms of such agreements. This Plan does not limit the Settling Insurers' ability to contest the Debtor's claims for payment or reimbursement under the terms of such agreements.

                                 ARTICLE NINE

                            TREATMENT OF EXECUTORY
                        CONTRACTS AND UNEXPIRED LEASES

   9.1ASSUMED WARRANTIES. All warranty contracts with respect to the products listed on EXHIBIT "B" hereto shall be assumed by the Reorganized Debtor on the Effective Date.

   9.2ASSUMED COLLECTIVE BARGAINING AGREEMENTS. The Debtor's collective bargaining agreements with any union, including those with the United Steelworkers of America, AFL-CIO-CIC, and Local 12934 of the United Steelworkers of America, AFL-CIO-CIC, and all employee benefit plans related to such collective bargaining agreements, and any and all obligations and liabilities thereunder or related thereto shall be deemed assumed by the Reorganized Debtor on the Effective Date.

   9.3ASSUMED EMPLOYEE AND RETIREE BENEFIT PLANS. To the extent such agreements or plans have not been previously assumed pursuant to this Court's order dated August 11, 1995, all employee and retiree benefit plans shall be deemed assumed by the Reorganized Debtor on the Effective Date.

   9.4GENERAL; ASSUMED IF NOT REJECTED. Subject to the requirements of section 365 of the Bankruptcy Code, all executory contracts (other than pre-Petition Date settlement agreements relating to Personal Injury Claims, which shall be treated as Class 4 Claims herein), or unexpired leases of the Debtor that have not been rejected by order of the Court or are not the subject of a motion to reject pending on the Confirmation Date shall be deemed assumed by the Reorganized Debtor on the Effective Date. If any party to an executory contract or unexpired lease that is being assumed pursuant to this Article

AMENDED JOINT PLAN OF REORGANIZATION

Nine objects to such assumption, the Court may conduct a hearing on such objection on any date that is either mutually agreeable to the parties or fixed by the Court. All payments to cure defaults that may be required under section 365(b)(1) of the Bankruptcy Code shall be made by the Reorganized Debtor. In the event of a dispute regarding the amount of any such payments, or the ability of the Debtor to provide adequate assurance of future performance, the Debtor will make any payments required by section 365(b)(1) after the entry of the Final Order resolving such dispute.

   9.5CLAIMS FOR CONTRACT REJECTION. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases pursuant to section 9.4 above must be filed with the Court within 30 days after the Effective Date or such Claims shall be barred. If any order providing for the rejection of an executory contract or unexpired lease (other than rejection effected pursuant to section 9.4 above) did not provide a deadline for the filing of Claims arising from such rejection, proofs of claim with respect thereto must be filed within 30 days after the later to occur of
(a) the Effective Date or, (b) if the order is entered after the Effective Date, the date of entry of such order, or such Claims shall be barred.

                                  ARTICLE TEN

                              PROVISIONS RELATING
                             TO PLAN DISTRIBUTIONS

   10.1DISTRIBUTION SHALL BE MADE ONLY TO HOLDERS OF ALLOWED CLAIMS. Except as otherwise provided in this Article Ten, distributions under this Plan shall be made only to the holders of Allowed Claims or to holders of Assumed Third Party Claims liquidated in the Litigation Facility. Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive the consideration otherwise provided to the Claimants under this Plan. If necessary in determining the amount of a Pro Rata distribution due to the holders of Allowed Claims in any class other than Classes 5 through 15 and Class 17 (with respect to which classes any deferment or reduction in payment shall be governed by the Funding Payment Agreement and, as applicable, the Settlement Facility Agreement or the Litigation Facility Agreement), the Reorganized Debtor shall make the Pro Rata calculation as if all Disputed Claims were Allowed Claims in the full amount claimed or in the Estimated Amount. When a Disputed Claim in any class other than Classes 5 through 19 becomes an Allowed Claim, the Reorganized Debtor shall make distributions with respect to such Allowed Claim, together with any Allowable interest accrued on the amount of each such distribution to the date thereof, net of any setoff contemplated by the order, if any, Allowing such Claim and/or any required withholding of applicable federal and state taxes. If the Court disallows or allows in a reduced amount any Disputed Unsecured Claim, any cash and accrued interest thereon otherwise distributable with respect to the disallowed Claim (or the disallowed portion thereof) will become property of the Reorganized Debtor and the affected Claimant shall have no further rights against the Debtor or the Reorganized Debtor with respect to such disallowed Claim or portion of such disallowed Claim.

   10.2DISTRIBUTIONS TO HOLDERS OF ALLOWED BANK LOAN CLAIMS. Distributions provided for in this Plan on account of Allowed Bank Loan Claims shall be made either (a) if such agency relationship exists, to the agent bank for holders of Bank Loan Claims under the applicable credit agreement for further distribution to such holders, or (b) if no agent bank exists, directly to the holders of Bank Loan Claims. Any such distribution made by an agent bank will be made pursuant to the applicable credit agreement. Notwithstanding anything to the contrary contained in this Plan, the delivery by or on behalf of the Reorganized Debtor to an agent bank of the consideration to be distributed under this Plan to holders of Allowed Bank Loan Claims arising pursuant to the agreement under which such agent bank serves in such capacity shall fully satisfy and discharge the Reorganized Debtor's obligations to distribute such consideration to such holders. Senior Notes delivered to an agent bank pursuant to this section 10.2 will be issued in such denominations and registered in such names as may be requested by such agent bank in a writing delivered to the Debtor on the Effective Date.

   10.3DISTRIBUTIONS TO HOLDERS OF ALLOWED PUBLIC DEBT CLAIMS. Distributions provided for in this Plan on account of Allowed Public Debt Claims shall be made to the indenture trustee for holders of Public Debt Claims for further distribution to such holders. Any such distribution made by an indenture trustee will be made pursuant to the applicable indenture. Notwithstanding anything to the contrary contained in this Plan, the delivery by or on behalf of the Reorganized Debtor to an indenture trustee of the consideration to be distributed under this Plan to holders of Allowed Public Debt Claims arising pursuant to the indenture under which such indenture trustee serves in such capacity shall fully satisfy and discharge the Reorganized Debtor's obligations to distribute such consideration to such holders. Senior Notes delivered to an indenture trustee pursuant to this section 10.3 will be issued (subject to section 10.7) in such denominations and registered in such names as may be requested by each indenture trustee in a writing delivered to the Debtor at least two business days prior to the Effective Date.

AMENDED JOINT PLAN OF REORGANIZATION
   10.4DISTRIBUTIONS TO HOLDERS OF OTHER ALLOWED CLAIMS. The Reorganized Debtor, or such third-party disbursing agents as the Reorganized Debtor may employ in its sole discretion, will make all distributions of cash, Senior Notes and Subordinated Notes required under this Plan, except for distributions made by agent banks or indenture trustees pursuant to sections
10.2 and 10.3, respectively. The Reorganized Debtor and any such third-party disbursing agent will serve as disbursing agents under this Plan without bond, and the Reorganized Debtor and any such third-party disbursing agent may employ or contract with other entities to assist in or make the distributions required by this Plan.

   10.5DISTRIBUTION RECORD DATE; SUSPENSION OF TRANSFER OF CLAIMS. As of the Distribution Record Date, the transfer registers for all Existing Debt Instruments maintained by the Debtor or its agents (including agent banks and indenture trustees) shall be closed. The Reorganized Debtor and any third-party disbursing agents (including agent banks and indenture trustees) shall have no obligation to recognize the transfer of any Existing Debt Instruments occurring after the Distribution Record Date, and shall be entitled to recognize and deal only with holders of record of Existing Debt Instruments as of the Distribution Record Date.

   10.6SURRENDER OF EXISTING DEBT INSTRUMENTS. As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Bank Loan Claim or Allowed Public Debt Claim evidenced by an Existing Debt Instrument, the holder of such Claim shall surrender the applicable Existing Debt Instrument to the Reorganized Debtor pursuant to a letter of transmittal furnished by the Reorganized Debtor (either directly or through an agent bank or an indenture trustee). Such letter of transmittal shall be accompanied by instructions for the proper completion, execution and delivery thereof, and shall specify that delivery of such Existing Debt Instrument will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Existing Debt Instrument with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Existing Debt Instrument to act and the authenticity of any signatures required on the letter of transmittal. All surrendered Existing Debt Instruments shall be marked as canceled and delivered to the Reorganized Debtor.

   In addition to any requirements under the applicable credit agreement or indenture, any holder of an Allowed Claim evidenced by an Existing Debt Instrument that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Existing Debt Instrument, deliver to the Debtor or the Reorganized Debtor (a) evidence satisfactory to the Debtor or the Reorganized Debtor of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Debtor or the Reorganized Debtor to hold it and its agents harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Existing Debt Instrument. Upon compliance with this paragraph by a holder of a Claim evidenced by an Existing Debt Instrument, such holder shall, for all purposes of this Plan, be deemed to have surrendered such Existing Debt Instrument in accordance with the provisions of this section 10.6.

   Any holder of an Existing Debt Instrument that fails to surrender or to be deemed to have surrendered such Existing Debt Instrument within one year after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of the Claim evidenced thereby discharged and shall be forever barred from asserting any such claim against the Reorganized Debtor or its property.

   10.7FRACTIONAL AMOUNTS. The calculation of Senior Notes to be distributed to the holders of Allowed Unsecured Claims may mathematically entitle the holder of such Claim to a fractional interest in such Senior Notes. Notwithstanding such entitlement, all Senior Notes issued by the Reorganized Debtor to holders of Allowed Unsecured Claims pursuant to the Plan will be issued and distributed only in denominations of $1,000. To the extent any holder would be entitled to a fractional denomination of Senior Notes but for this provision, the denomination of Senior Notes to be issued to such holder shall be rounded downward to eliminate such fractional amount and the Reorganized Debtor shall distribute to such holder, in lieu of such fractional amount, cash in an amount equal to such fractional amount.

                                ARTICLE ELEVEN

                           MISCELLANEOUS PROVISIONS

   11.1OBJECTION TO CLAIMS. Objections to Claims as to which no objection is pending as of the Confirmation Date may be filed solely by the Debtor or the Reorganized Debtor.

   11.2SURVIVAL OF CERTAIN CORPORATE INDEMNIFICATION OBLIGATIONS. Any obligations, rights or agreements of the Debtor to indemnify its past or present officers, directors, and employees pursuant to its Articles of Incorporation, bylaws, board of directors resolutions, and applicable statutes in respect of any Claims, demands, suits, causes of actions or proceedings based upon any act or omission related to service with or for or on behalf of the Debtor at any time prior to the

AMENDED JOINT PLAN OF REORGANIZATION
Effective Date shall be deemed assumed by the Reorganized Debtor on the Effective Date and will not be discharged or impaired by confirmation or consummation of this Plan, but will survive unaffected by this Plan and will be performed and honored by the Reorganized Debtor.

   11.3PROCEDURES FOR DISTRIBUTIONS; UNCLAIMED DISTRIBUTIONS OF CERTAIN CLAIMANTS (OTHER THAN CLAIMANTS IN CLASSES 5 THROUGH 19). Except as provided in section 11.5 of this Plan or otherwise provided for in this Plan, the Plan Documents, or a Final Order of the Court, distributions to be made under this Plan to Claimants holding Allowed Claims in any class other than Classes 5 through 19 shall be made by the Reorganized Debtor by first class, United States mail, postage prepaid to (a) the latest mailing address set forth in a Proof of Claim filed with the Court by or on behalf of such Claimant or (b) if no such Proof of Claim has been timely filed, the mailing address set forth in the Schedules filed by the Debtor in the Case, as amended. The Reorganized Debtor shall not be required to make any other effort to locate or ascertain the address of the holder of any Claim. The Debtor will seek the inclusion in the Confirmation Order of a provision requiring any third-party paying agent charged with making distributions to holders of the Debtor's public debt instruments (including, if applicable, the indenture trustees therefor) to advise the Reorganized Debtor from time to time as to the identity of the persons, including the holders of Public Debt Claims, who are entitled to unclaimed distributions with respect to their Claims. Based upon such advice, the Reorganized Debtor will file with the Bankruptcy Court, on the second, third and fourth anniversaries of the Effective Date, listings of persons who are entitled to unclaimed distributions in respect thereof. Subject to the provisions of section 10.6 hereof, if such Person comes forward within five years of the Effective Date, such distribution, together with any interest attributable to such amount, will be paid or distributed to such Person. Subject to the provisions of section 10.6 hereof, if such Person fails to come forward and claim the distribution within five years of the Effective Date, any such distribution and any accrued interest thereon will become the property of the Reorganized Debtor and the affected Claimant shall have no further rights against the Debtor or the Reorganized Debtor.

   11.4MODIFICATION OF PLAN. The Proponents reserve the right, in accordance with the Bankruptcy Code, to jointly amend, modify or withdraw this Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Proponents may, upon order of the Court, jointly amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. If Dow Corning proposes to amend or modify the Plan in any respect that does not adversely affect Claimants in Classes 5 through 10.2, the Tort Committee will not unreasonably withhold its consent.

   11.5PAYMENT DATES. Unless otherwise agreed by the Reorganized Debtor and the recipient of a distribution under the Plan, whenever any payment to be made under this Plan is due on a day other than a Business Day, such payment will instead be made on the next Business Day, with interest to the extent expressly contemplated by the Plan or any applicable agreement, indenture or instrument. Unless otherwise agreed by the Reorganized Debtor and the recipient of a distribution under the Plan, (a) cash payments in excess of $250,000 to be made by the Debtor pursuant to the Plan shall be made by wire transfer, provided the payee shall have delivered specific wire transfer instructions to the Reorganized Debtor not less than five Business Days prior to the date on which such payment is to be made, and (b) all other cash payments to be made by the Debtor pursuant to this Plan shall be made, at the option of the Reorganized Debtor, by a check or wire transfer.

   11.6SEVERABILITY. In the event of a successful collateral attack on any provision of the Plan (i.e., an attack other than through a direct appeal of the Confirmation Order), the remaining provisions of the Plan shall remain binding on all other parties.

   11.7TAX IDENTIFICATION NUMBERS. Prior to receiving any distribution under this Plan, all Claimants shall provide the Reorganized Debtor or, as applicable, the Settlement Facility or Litigation Facility with written notification or confirmation of their respective federal tax identification numbers or social security numbers or, with respect to Foreign Claimants, a certificate of foreign status.

   11.8NO PROFESSIONAL FEES OR EXPENSES. No professional fees or expenses will be paid by the Debtor or the Reorganized Debtor with respect to any Claim except as specified in this Plan or as Allowed by Final Order of the Court.

   11.9POST-CONFIRMATION PROFESSIONAL FEES AND EXPENSES. All professional fees and expenses incurred by the Debtor or the Reorganized Debtor after the Effective Date shall be paid in the ordinary course of business of the Debtor or the Reorganized Debtor. The Court shall retain jurisdiction to resolve any dispute with respect to the payment of any such fees or expenses upon application by the affected professional.

   11.10HEADINGS. The headings of the articles, paragraphs, and sections of this Plan are inserted for convenience only and shall not affect the interpretation hereof.

AMENDED JOINT PLAN OF REORGANIZATION
   11.11TIME. In computing any period of time prescribed or allowed by this Plan, the day of the act, event, or default from which a designated period of time begins to run shall not be included. The last day of the period so computed shall be included so long as it is a Business Day or, when the act to be done is the filing of a paper in Court, so long as it is not a day on which weather or other conditions have made the Clerk's office inaccessible, in which event the period runs until the next day which is not one of the aforementioned days. When the period of time prescribed or allowed is less than 11 days, any day that is not a Business Day shall be excluded in the computation.

   11.12NOTICES. All notices or requests in connection with this Plan shall be made in writing and will be deemed to have been given when received by mail addressed to:

  Dow Corning                            Tort Claimants Committee
  Corporation                            Doffermyre, Shields,
  2200 West Salzburg                     Canfield & Knowles
  Road                                   1355 Peachtree Street,
  Midland, Michigan                      Suite 1600
  48611                                  Atlanta, Georgia 30309
  Attention: James R.                    Attention: Ralph Knowles,
  Jenkins, Esq.,                         Esq.
   General Counsel


                                                 WITH A COPY TO:
      WITH A COPY TO:


                                         Kramer Levin Naftalis &
  Sheinfeld, Maley &                     Frankel LLP
  Kay, P.C.                              919 Third Avenue
  1700 Pacific Avenue,                   New York, New York 10022-
  Suite 4400                             3850
  Dallas, Texas 75201-                   Attention: Kenneth H.
  4618                                   Eckstein, Esq.
  Attention: Barbara J.
  Houser, Esq.

   All notices and requests to Persons holding any Claim or Interest shall be sent to them at their last known address or to the last known address of their attorney of record. The Debtor and any such holder of a Claim or Interest may designate in writing any other address for purposes of this section 11.12, which designation will be effective upon actual receipt by the Debtor or the Reorganized Debtor, or by the holder of a Claim or Interest, as applicable.

   11.13COMMITTEES. The duties of the Official Committees will terminate on the Effective Date except with respect to any appeal of an order in the Case, fee applications, and any matters related to any proposed post-confirmation modification of this Plan.

   11.14SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

   DATED: February 4, 1999.

DOW CORNING CORPORATION                  OFFICIAL COMMITTEE OF TORT CLAIMANTS


  /s/ Gary E. Anderson                      /s/ Ralph Knowles
By: __________________________________   By: __________________________________
    Gary E. Anderson                           Ralph Knowles
    President


                                         KRAMER LEVIN NAFTALIS & FRANKEL LLP
SHEINFELD, MALEY & KAY, P.C.


                                            /s/ Kenneth H. Eckstein
  /s/ Barbara J. Houser                  By: __________________________________
By: __________________________________         Kenneth H. Eckstein
    Barbara J. Houser


                                         919 Third Avenue
1700 Pacific Avenue, Suite 4400          New York, New York 10022-3850
Dallas, Texas 75201-4618                 Telephone: (212) 715-9100
Telephone: (214) 953-0700                Facsimile: (212) 715-8000
Facsimile: (214) 953-1189


                                         ATTORNEYS FOR OFFICIAL COMMITTEE
ATTORNEYS FOR DOW CORNING                OF TORT CLAIMANTS
CORPORATION

AMENDED JOINT PLAN OF REORGANIZATION

                                  EXHIBIT "A"
                      (TO AMENDED PLAN OF REORGANIZATION)


                               SETTLING INSURERS
                           (DOW CORNING CORPORATION)

Allstate Insurance Company, successor-in-interest to Northbrook Excess and Surplus Insurance Company formerly known as Northbrook Insurance Company (collectively, "ALLSTATE")

Algemene Verzekering Maatschappij Diligentia N.V. Te Amsterdam

AIU Insurance Company, American Home Assurance Company, Birmingham Fire Insurance Company of the State of Pennsylvania, Lexington Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA (collectively, the "AIG MEMBER COMPANIES")

American Centennial Insurance Company

American Empire Surplus Lines Insurance Company (as managing agent for Transport Indemnity Company)

American Guarantee and Liability Insurance Company

American Re-Insurance Company

Arab Insurance Group (BSC)

Centennial Insurance Company

Certain insurance companies doing business in the European Insurance Market who are party to that Settlement Agreement Between Dow Corning Corporation and Certain European Market Insurers approved by order of the Court entered on March 25, 1996

European Reinsurance Company of Zurich (formerly known as European General Reinsurance Company)

Employers Insurance of Wausau, a Mutual Company

Federal Insurance Company

Haftpflichtverband Der Deutschen Industrie

Hartford Accident and Indemnity Company, Hartford Fire Insurance Company, Nutmeg Insurance Company, First State Insurance Company, First State Underwriters Agency of New England Reinsurance Corp., Twin City Fire Insurance Company and Excess Insurance Company (collectively, the "HARTFORD COMPANIES")

Insurance Company of North America, CIGNA Specialty Insurance Company, f/k/a California Union Insurance Company, CIGNA Property and Casualty Insurance Company, f/k/a Aetna Insurance Company, Pacific Employers Insurance Company, St. Paul Mercury Insurance Company, as a member company of AFIA, and Cravens, Dargan & Company, Pacific Coast, as managing general agents for Central National Insurance Company of Omaha

Lloyd's, London and certain London Market Insurance Companies (collectively, the "LONDON MARKET INSURERS")

Ludgate Insurance Company, Ltd.

National Casualty Company

Nationale-Nederlanden Schadeverzekering Maatschappij N.V.

The North River Insurance Company, United States Fire Insurance Company, and International Surplus Lines Insurance Company (collectively, the "NORTH RIVER COMPANIES")

Prudential Reinsurance Company and Gibraltar Casualty Company

Republic Insurance Company

Royale Belge I.R.S.AD'Assurances

Royal Indemnity Company

Seguros Comercial America, S.A. de C.V. (formerly known as Seguros LaComercial, S.A.)

Stonewall Insurance Company


                                                        (Plan Exhibit) Page A-1

AMENDED JOINT PLAN OF REORGANIZATION

Swiss Re-Insurance Company of Zurich

TIG Insurance Company, individually and as successor in interest to American Surety Company, the Transamerica Insurance Company and the Transamerica Premier Insurance Company (collectively, "TIG")

Travelers Casualty & Surety Company (formerly known as The Aetna Casualty & Surety Company)

X.L. Insurance Company, Ltd.

Zurich Insurance Company, Zurich International Ltd. (collectively, "ZURICH")

                                                         (Plan Exhibit) Page A-2

AMENDED JOINT PLAN OF REORGANIZATION

                                  EXHIBIT "B"
                      (TO AMENDED PLAN OF REORGANIZATION)


                   ASSUMED WARRANTIES--CONSTRUCTION PRODUCTS
                           (DOW CORNING CORPORATION)

AllGuard(TM) Concrete/Masonry Sealer
AllGuard(TM) Elastomeric Waterproof Coating
AllGuard(TM) Primer
Dow Corning(R) FC Parking Structure Sealant
Dow Corning(R) NS Parking Structure Sealant
Dow Corning(R) SL Parking Structure Sealant
Dow Corning(R) 123 Silicone Seal
Dow Corning(R) 399 Silicone Vinyl Window Sealant
Dow Corning(R) 499 Silicone Sash Sealant
Dow Corning(R) 756 Silicone Building Sealant-HP
Dow Corning(R) 786 Mildew Resistant Silicone Sealant
Dow Corning(R) 790 Silicone Building Sealant
Dow Corning(R) 791 Silicone Perimeter Sealant
Dow Corning(R) 795 Silicone Building Sealant
Dow Corning(R) 799 Silicone Glass & Metal Building Sealant
Dow Corning(R) 888 Silicone Joint Sealant
Dow Corning(R) 888-SL Self-leveling Silicone Joint Sealant
Dow Corning(R) 890-SL Self-leveling Silicone Joint Sealant
Dow Corning(R) 899 Silicone Glazing Sealant
Dow Corning(R) 902 RCS Joint Sealant
Dow Corning(R) 902 RCS Primer
Dow Corning(R) 980 Silicone Insulating Glass Sealant
Dow Corning(R) 982 Silicone Insulating Glass Sealant
Dow Corning(R) 983 Silicone Glazing & Curtainwall Adhesive/Sealant Dow Corning(R) 984 Silicone Insulating Glass Sealant
Dow Corning(R) 986 Silicone Insulating Glass Sealant
Dow Corning(R) 995 Silicone Structural Adhesive
Dow Corning(R) 999A Silicone Building & Glazing Sealant
Dow Corning(R) 1200 Prime Coat
Dow Corning(R) 1205 Prime Coat
Dow Corning(R) 1593 Cleaner/Primer
Dow Corning(R) 3-0117 Silicone Insulating Glass Sealant
Dow Corning(R) 3-2306 Silicone Based Elastomer
Dow Corning(R) 3-5000 Silicone Roof Coating
Dow Corning(R) 3-7392 Silicone Window & Door Sealant
Trade Mate(R) Silicone Glazing Sealant
Trade Mate(R) HVAC/R Sealant
Trade Mate(R) Paintable Glazing Sealant
Trade Mate(R) Tile & Ceramic Sealant
Trade Mate(R) Shower Enclosure Sealant
Trade Mate(R) Professional Plumber's Sealant
Trade Mate(R) Plastic, Metal & Masonry Sealant
Trade Mate(R) Silicone Sealant/Adhesive
Trade Mate(R) Glass Block Sealant

                                                         (Plan Exhibit) Page B-1

AMENDED JOINT PLAN OF REORGANIZATION
                                  EXHIBIT "C"
                   (TO AMENDED JOINT PLAN OF REORGANIZATION)


                             CALCULATION OF CLASS 4
                               COMMERCIAL CLAIMS

                                    EXHIBIT
                                      "C"

                             CLASS 4 CLAIM SUMMARY
--------------------------------------------------------------------------------

                                                 PRINCIPAL   INTEREST   TOTAL
                                                AND INTEREST ACCRUAL  PRINCIPAL
                                                ON PETITION  AT 6.28%    AND
                                                    DATE     (THROUGH INTEREST
                                                             6/30/99) (6/30/99)
-------------------------------------------------------------------------------
  SHORT-TERM LOANS/REVOLVER
-------------------------------------------------------------------------------
     Revolver-BofA                                  $100.8     $28.9    $129.7
-------------------------------------------------------------------------------
     Revolver-BofA                                    50.1      14.3      64.4
-------------------------------------------------------------------------------
     Revolver-BofA                                   110.6      31.7     142.3
-------------------------------------------------------------------------------
     Revolver-BofA                                   115.6      33.1     148.7
-------------------------------------------------------------------------------
  LOANS AND PUBLIC DEBT CLAIMS
-------------------------------------------------------------------------------
     1995 Medium Term Notes                           $5.0      $1.4      $6.5
-------------------------------------------------------------------------------
     1996 Medium Term Notes                           10.0       2.9      12.9
-------------------------------------------------------------------------------
     1998 Medium Term Notes                           10.0       2.9      12.9
-------------------------------------------------------------------------------
     2001 Medium Term Notes                            9.5       2.7      12.3
-------------------------------------------------------------------------------
     9.375% Debentures (due 2008)                     77.0      22.0      99.0
-------------------------------------------------------------------------------
     8.15% Debentures (due 2029)                      50.3      14.4      64.7
-------------------------------------------------------------------------------
     Nippon Life (3.0B Yen-payable in Yen)            23.0       6.6      29.6
-------------------------------------------------------------------------------
     Credit Lyonnais                                  25.4       7.2      32.5
-------------------------------------------------------------------------------
     First National Bank of Chicago                    7.2       2.0       9.2
-------------------------------------------------------------------------------
     Bank of New York                                 20.2       5.7      25.9
-------------------------------------------------------------------------------
     Comerica                                         10.0       2.9      12.9
-------------------------------------------------------------------------------
     Bank of Tokyo Term                               20.3       5.7      26.0
-------------------------------------------------------------------------------
  OTHER DEBT
-------------------------------------------------------------------------------
     Trade Payables                                   61.6      17.6      79.1
-------------------------------------------------------------------------------
     Forward Contracts                                24.3       6.9      31.2
-------------------------------------------------------------------------------
     Swaps                                            47.9      13.7      61.6
-------------------------------------------------------------------------------
     Pre-Petition Personal Injury Settlements         31.3       8.9      40.2
-------------------------------------------------------------------------------
     Miscellaneous Claims                            200.0      57.2     257.2
-------------------------------------------------------------------------------
  TOTAL                                           $1,010.1    $288.8  $1,298.9
-------------------------------------------------------------------------------

                                                         (Plan Exhibit) Page C-1

AMENDED JOINT PLAN OF REORGANIZATION
                                  EXHIBIT "D"
                      (TO AMENDED PLAN OF REORGANIZATION)


                       SUMMARY OF TERMS OF SENIOR NOTES

ISSUER              Dow Corning Corporation ("Dow Corning" or the "Company")

SECURITIES OFFERED  Senior Unsecured Notes (the "Senior Notes")

MINIMUM $1000 (Fractional interests shall be paid in cash at the Effective Date.)
DENOMINATION

MATURITY            Ten years from the Effective Date (as defined in the Plan)

RATING Dow Corning will use its commercially reasonable best efforts to obtain, prior to the issuance of the Senior Notes, an investment grade rating on the Senior Notes issued pursuant to the Plan of "Baa3" or higher by Moody's Investors Service, Inc. or "BBB minus" or higher by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. Dow Corning will also use its commercially reasonable best efforts to obtain a preliminary indication from the rating agencies of a rating for the Senior Notes prior to the confirmation hearing.

INTEREST RATE       The interest rate on the Senior Notes shall be computed
                    based upon a formula or procedure (a "Rate Setting
                    Procedure") that is determined by the Court at the confirmation hearing to result in the Senior Notes having a value, as of the effective date of the Plan (within the meaning of section 1129 of the Bankruptcy Code), that is equal to the principal amount of the Senior Notes. Prior to the confirmation hearing, the Proponents shall attempt to reach agreement with the Commercial Committee regarding the Rate Setting Procedure. Absent agreement between the Proponents and the Commercial Committee, the Proponents will request a Rate Setting Procedure providing that the interest rate be set by establishing a financial reference point, such as the interest rate on 10-year U.S. Treasury securities as of the Effective Date, and providing for a certain basis point spread above such reference rate, resulting in automatic adjustments to account for changes in market conditions between the Confirmation Date and the Effective Date. Upon the motion of the Debtor or the Commercial Committee, and after notice and a hearing prior to the Effective Date, the Court shall approve a modification of the Rate Setting Procedure if the Court determines, prior to the Effective Date, that due to changed circumstances the Rate Setting Procedure approved at the confirmation hearing is no longer adequate to cause the Senior Notes to have a value, as of the effective date of the Plan, that is equal to their principal amount.

INTEREST PAYMENT    Interest will be payable semi-annually, commencing on a
DATES               date specified in the indenture for the Senior Notes not
                    later than six months after the Effective Date.


RANKING The Senior Notes will rank senior to or pari passu with all existing and future unsecured indebtedness of the Company.

SECURITY The Senior Notes will be senior unsecured obligations of Dow Corning; provided, however, that as set forth in Annex D-1, should the Company secure other indebtedness, the Senior Notes will be equally and ratably secured.

CALL PROVISIONS     The Senior Notes may be prepaid without premium or penalty at any time.

COVENANTS           As set forth in Annex D-1.

EVENTS OF DEFAULT
                    As set forth in Annex D-2.

EXCHANGE ACT
REGISTRATION
                    The Company shall prepare and file a registration statement with the Securities and Exchange Commission prior to the Effective Date to effect the registration of the Senior Notes under the Securities Exchange Act of 1934, and shall use its reasonable best efforts to cause the registration statement to become effective no later than the Effective Date.

                                                        (Plan Exhibit) Page D-1

AMENDED JOINT PLAN OF REORGANIZATION

EXCHANGE LISTING    The Company shall prepare and file an application to list
                    the Senior Notes on the New York Stock Exchange and shall use its reasonable best efforts to cause the Senior Notes to be approved for listing (subject to notice of issuance) no later than the Effective Date.

SECURITIES ACT      The Company will enter into a registration rights
REGISTRATION RIGHTS agreement with those holders in whose hands the Senior
                    Notes will not be freely tradeable as of the Effective
                    Date.

GOVERNING LAW       New York


                                                        (Plan Exhibit) Page D-2

AMENDED JOINT PLAN OF REORGANIZATION
                                                                      ANNEX D-1

COVENANTS

   Payment of Principal, Premium and Interest on Securities. The Company, for the benefit of the Senior Notes, will duly and punctually pay the principal of and interest on the Senior Notes in accordance with the terms of the Senior Notes and this Indenture.

   Maintenance of Office or Agency. (a) The Company will maintain in each Place of Payment for the Senior Notes an office or agency where Senior Notes may be presented or surrendered for payment, where Senior Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Company in respect of the Senior Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

   (b)The Company may also from time to time designate one or more other offices or agencies where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or recision will in any manner relieve the Company of its obligation to maintain an office or agency in each Place of Payment for Senior Notes for such purpose. The Company will give prompt written notice to the Trustee of any such designation or recision and of any change in the location of any such other office or agency.

   Money for Senior Notes Payments to be Held in Trust. (a) If the Company shall at any time act as its own Paying Agent with respect to the Senior Notes, it will, on or before each due date of the principal of or any premium or interest on the Senior Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal and any premium and interest so becoming due until such sums shall be paid to such Person or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure to so act.

   (b)Whenever the Company shall have one or more Paying Agents for the Senior Notes, it will, prior to each due date of the principal of or any premium or interest on the Senior Notes, deposit with the Paying Agent a sum sufficient to pay such amount, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure to so act.

   (c)The Company will cause each Paying Agent for the Senior Notes other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent will agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will (i) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and (ii) during the continuance of any default by the Company (or any other obligor upon the Senior Notes) in the making of any payment in respect of the Senior Notes, and upon the written request of the Trustee, forthwith to pay the Trustee all sums held in trust by such Paying Agent for payment in respect of the Senior Notes.

   (d)The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent will be released from all further liability with respect to such money.

   (e)Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or any premium or interest on any of the Senior Notes and remaining unclaimed for two years after such principal, premium or interest has become due and payable will be paid to the Company upon a Company Request (or, if then held by the Company, will be discharged from such trust); and the Holder of such Senior Notes will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which will be not less that 30 calendar days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.


                                                        (Plan Exhibit) Page D-3

AMENDED JOINT PLAN OF REORGANIZATION
   Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges levied or imposed on the Company or any Subsidiary of the Company or upon the income, profits or property of the Company or any Subsidiary of the Company, and (b) all lawful claims for labor, materials, and supplies, in each case which, if unpaid, would by law become a lien upon the property of the Company or any Subsidiary of the Company and would have a Material Adverse Effect; provided, however, that (x) the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, or claim the amount, applicability, or validity of which is being contested in good faith by appropriate proceedings, and (y) any failure to pay any such tax, assessment, charge, or claim shall not constitute a breach of this Section if such failure
(i) was not willful and (ii) does not and will not result in any Material Adverse Effect.

   Maintenance of Properties. The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary of the Company to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof; provided, however, that nothing in this Section will (i) require the Company to take any action that it determines in good faith to be contrary to its best interests, so long as the failure to take such action will not have a Material Adverse Effect or (ii) prevent the Company from taking any action that it determines in good faith to be in its best interests, so long as the taking of such action will not have a Material Adverse Effect.

   Existence. Subject to the covenant entitled "Company May Consolidate, Etc., on Certain Terms," the Company will, and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter or statutory), and franchises; provided, however, that, except with respect to the preservation of the Company's existence, nothing in this Section will (i) require the Company to take any action that it determines in good faith to be contrary to its best interests, so long as the failure to take such action will not have a Material Adverse Effect or (ii) prevent the Company from taking any action that it determines in good faith to be in its best interests, so long as the taking of such action will not have a Material Adverse Effect.

   Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all applicable federal, state, local, or foreign laws, rules, regulations, or ordinances, including, without limitation, such laws, rules, regulations, or ordinances relating to pension, environmental, employee, and tax matters, to the extent that, in the aggregate, the failure so to comply would have a Material Adverse Effect.

   Statement by Officers as to Default. The Company will deliver to the Trustee within thirty (30) days after the end of each calendar quarter following the date hereof, an Officer's Certificate signed by either the Chief Executive Officer, the Chief Financial Officer, or the Controller of the Company stating whether or not to the knowledge of such person after due inquiry the Company is in default in the performance and observance of any of the terms, provisions, and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and/or whether an event which has a Material Adverse Effect has occurred, and, if the Company is in default, specifying all such defaults and the nature and status thereof of which such person may have such knowledge.

   Financial Reporting. To the extent the Company is required to file periodic reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, the Company shall provide copies to the Trustee of each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q, and each Current Report on Form 8-K that is filed by the Company with the Commission within 15 days of the filing of the same. To the extent that the Company is not required to file such periodic reports with the Commission, the Company shall provide copies to the Trustee of consolidated audited financial statements (including notes) of the Company covering the most recently completed fiscal year as soon as available but not later than 120 days after the end of the fiscal year until this Indenture terminates and shall also provide quarterly unaudited financial statements (including notes to the extent prepared) within 45 days after the end of each quarter until the eighth anniversary of the date hereof; provided, however, that the Company shall provide quarterly unaudited financial statements to the Trustee beyond the eighth anniversary to the extent it is required to do so under the Funding Payment Agreement (Classes 5 through 19) among the Company, The Dow Chemical Company, Corning Incorporated, the Settlement Facility, the Litigation Facility, and the Claimants' Advisory Committee.

   Company May Consolidate, etc., on Certain Terms. The Company covenants that it will not merge or consolidate with any other corporation or sell or convey (including by way of lease) all or substantially all of its assets to any person, unless (i) either the Company or one of its wholly-owned subsidiaries shall be the continuing corporation, or the successor corporation or the person which acquires by sale or conveyance substantially all the assets of the Company (if other than the Company or one of its wholly-owned subsidiaries) shall be a corporation or entity organized under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual payment of the principal of and

                                                        (Plan Exhibit) Page D-4

AMENDED JOINT PLAN OF REORGANIZATION
interest on all the Senior Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, by supplemental indenture reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such corporation or entity, and (ii) the Company or such successor corporation or entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

   "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of the Company (taken together with its Subsidiaries as a whole).

   "Subsidiary" means, as applied with respect to any Person, any corporation, partnership or other business entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary voting equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such Person's other Subsidiaries.

   Limitation on Liens. So long as any of the Senior Notes remain outstanding and unpaid, the Company will not itself, and will not permit any Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed evidenced by notes, bonds, debentures or other similar evidences of indebtedness (such notes, bonds, debentures or other similar evidences of indebtedness being hereinafter called "Debt"), secured by a Mortgage on any Principal Domestic Manufacturing Property of the Company or any Domestic Subsidiary, or any shares of stock of any Domestic Subsidiary, without effectively providing that the Senior Notes (together with, if the Company shall so determine, any other Debt of the Company or such Domestic Subsidiary then existing or thereafter created which is not subordinated to the Senior Notes) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt then outstanding plus all Attributable Debt of the Company and its Domestic Subsidiaries in respect of Sale and Leaseback Transactions (as that term is defined in the covenant regarding Limitation on Sale and Lease-Back herein) entered into after the date of this Indenture (other than Sale and Leaseback Transactions permitted herein) would not exceed 10% of Consolidated Net Tangible Assets; provided, however, that this Section shall not apply to, and there shall be excluded from secured Debt in any computation under this Section, Debt secured by:

  i. Mortgages of the Company or any Domestic Subsidiary existing at the time of this Indenture;

  ii. Mortgages on property or any shares of stock (or other equity interest) or arising out of any Debt of any entity existing at the time such entity was merged into the Company or became a Domestic Subsidiary;

  iii. Mortgages in favor of the Company or any Subsidiary;

  iv. Mortgages in favor of the United States of America, any State of the United States of America, or any subdivision, agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

  v. Mortgages on property or shares of stock (or other equity interest) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any such construction for the purpose of financing all or any part of the purchase price or construction cost thereof;

  vi. Mortgages of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith;

  vii. Mortgages arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; or pledges or deposits to secure payment of workers' compensation or other insurance, good faith deposits in connection with tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety or appeal bonds, or deposits as security for the payment of taxes;

                                                        (Plan Exhibit) Page D-5

AMENDED JOINT PLAN OF REORGANIZATION

  viii. Mortgages in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended or as hereafter amended, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property; provided that such Mortgages shall be limited to such property acquired (including personal property) or constructed or such improvement and to theretofore substantially unimproved real property on which such construction or improvement is located; and provided, further, that the Company and its Domestic Subsidiaries may further secure all or any part of such purchase price or the cost of construction of such improvements and personal property by an interest on additional property of the Company and its Domestic Subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

  ix. Mortgages in favor of any customer arising in respect of partial, progress, advance or other payments made by or on behalf of such customer for goods produced for or services rendered to such customer in the ordinary course of business not exceeding the amount of such payments;

  x. any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (i), inclusive; provided, that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property or shares of stock (or other equity interest) that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (ii) the principal amount of the Debt secured by such Mortgage shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement.

  xi. Mortgages for taxes or assessments or governmental charges or levies not yet due or delinquent or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease, and tenants' rights under leases; easements; and any other Mortgages of a nature similar to those hereinabove described in this clause (k) which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or a Domestic Subsidiary or the value of such property for the purposes of such business.

   Limitation on Sale and Lease-Back. The Company will not itself, and it will not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Manufacturing Property which has been or is to be sold or transferred, more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by the Company or any Domestic Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Manufacturing Property (herein referred to as a "Sale and Leaseback Transaction") unless either:

      (a) the Attributable Debt of the Company and its Domestic Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of this Indenture (other than Sale and Leaseback Transactions permitted herein), plus the aggregate amount of Debt secured by Mortgages on Principal Domestic Manufacturing Properties then outstanding (excluding any such Debt secured by Mortgages covered in clauses (i) through (xi) of the covenant entitled "Limitation on Liens") without equally and ratably securing the Senior Notes, would not exceed 10% of Consolidated Net Tangible Assets, or

      (b) the net proceeds of the sale of the Principal Domestic
  Manufacturing Property are at least equal to the fair value (as determined by the Board of Directors of the Company) of such property.

   "Attributable Debt" means, as to any particular lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the Senior Notes compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar changes. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

   "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount

                                                        (Plan Exhibit) Page D-6

AMENDED JOINT PLAN OF REORGANIZATION
and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

   "Domestic Subsidiary" means any Subsidiary of the Company (i) substantially all of the property of which is located, and substantially all of the business of which is carried on, within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico), and (ii) which (A) owns or operates one or more Principal Domestic Manufacturing Properties or (B) owns capital stock of another Domestic Subsidiary; except that a Subsidiary which is primarily engaged in the business of a finance company or insurance company shall not constitute a Domestic Subsidiary.

   "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

   "Mortgage" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other similar encumbrance.

   "Principal Domestic Manufacturing Property" means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or warehousing and located in the United States of America, owned or leased by the Company or any Domestic Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1.5% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or portion thereof or any such land or fixture (i) which is financed by obligations issued by a State, a Territory, or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of the Section 103(a)(1) of the Internal Revenue Code (or any successor of such provision) as in effect at the time of the issuance of such obligations, or (ii) which, in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its subsidiaries as an entirety.

                                                        (Plan Exhibit) Page D-7

AMENDED JOINT PLAN OF REORGANIZATION
                                                                      ANNEX D-2

EVENTS OF DEFAULT

   Events of Default. "Event of Default" with respect to the Senior Notes means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (a) default in the payment of any installment of interest upon any of the Senior Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

      (b) default in the payment of all or any part of the principal on any of the Senior Notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or

      (c) default in the performance, or breach, of any covenant or warranty of the Company in respect of the Senior Notes (other than a covenant or warranty in respect of the Senior Notes a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Senior Notes affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

      (d) Debt of the Company, or any Domestic Subsidiary, is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Debt unpaid or accelerated exceeds $100,000,000 or its foreign currency equivalent and such default continues for 10 days after the notice thereof; or

      (e) any judgment or decree for the payment of money in excess of $100,000,000 is rendered against the Company or any Domestic Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice thereof; or

      (f) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

      (g) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.


                                                        (Plan Exhibit) Page D-8

                                  EXHIBIT "C"
             (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


                      FOREIGN CLAIM ADJUSTMENT CATEGORIES

 For purposes of determining the appropriate amount payable to Foreign Claimants with Allowed Personal Injury Claims will be categorized in one of four groups (as specified below in this Exhibit "C") based on their place of residence. Each "country group" is assigned a specific percentage (as specified below)--which percentage shall be multiplied against the Allowed amount applicable to the Allowed Claim in terms of U.S. dollars. The resulting dollar amount is the amount payable to the Foreign Claimant with an Allowed Claim.


                        PERCENTAGE OF DOMESTIC
                        AMOUNT FOR APPLICABLE
       COUNTRY            COMPENSATION LEVEL
----------------------------------------------
 CATEGORY 1 COUNTRIES           {60%}
Australia
Canada
New Zealand
United Kingdom
----------------------
 CATEGORY 2 COUNTRIES           {60%}
Austria
Bahamas
Belgium
Bermuda
Cayman Islands
Denmark
Finland
France including:
 French Polynesia
 New Caledonia
Germany
Greece
Hong Kong
Iceland
Ireland
Italy
Japan
Kuwait
Liechtenstein
Luxembourg
Monaco
Netherlands
Norway
Portugal
Singapore
Spain
Sweden
Switzerland
United Arab Emirates
----------------------
 CATEGORY 3 COUNTRIES           {35%}
Argentina
Barbados
British Virgin Islands
Chile
Cyprus
Czech Republic
Israel including:
 Gaza Strip
 West Bank
Korea
Malaysia
Malta
Mauritius
Qatar
Saudi Arabia
Taiwan
----------------------

                       PERCENTAGE OF DOMESTIC
                       AMOUNT FOR APPLICABLE
       COUNTRY           COMPENSATION LEVEL
                                         ----
 CATEGORY 4 COUNTRIES          {35%}
Algeria
Belize
Bolivia
Botswana
Brazil
Bulgaria
Cambodia
Central African
 Republic
China
Colombia
Cook Islands
Costa Rica
Cote d'Ivoire (Ivory
 Coast)
Croatia
Cuba
Dominican Republic
Ecuador
Egypt
Estonia
Fiji
Ghana
Grenada
Guatemala
Guyana
Haiti
Honduras
Hungary
India
Indonesia
Jamaica
Jordan
Kenya
Lebanon
Lithuania
Mali
Mexico
Morocco
Namibia
New Guinea
Nicaragua
Nigeria
Oman
Pakistan
Panama
Paraguay
Peru
Philippines
Poland
Saint Kitts and Nevis
Senegal
South Africa
Thailand
Tonga
Turkey
Uruguay
Venezuela
Vietnam
Zambia
Zimbabwe
----------------------

                                         (Disclosure Statement Exhibit) Page C-1

                             FOREIGN SETTLEMENT GRID
           PERSONAL INJURY CLAIMS--CATEGORY 1 & 2 COUNTRIES--CLASS 6.1
                             (ALL AMOUNTS IN U.S. $)
------------------------------------------------------------------------------
                                                  AMOUNT OF       ADDITIONAL
                                                COMPENSATION--    AMOUNT OF
               SETTLEMENT OPTION                    "BASE"      COMPENSATION--
                                                   PAYMENT        "PREMIUM"
                                                                   PAYMENT
------------------------------------------------------------------------------
  BREAST IMPLANT CLAIMS
------------------------------------------------------------------------------
    EXPLANTATION PAYMENT (SEE P. 78)                    $3,000             N/A
------------------------------------------------------------------------------
    RUPTURE PAYMENT (SEE PP. 78-79)                     12,000          $3,000
------------------------------------------------------------------------------
     50% multiple manufacturer reduction                   50%             50%
     applied to compensation under the
     Disease Payment Option, for silicone gel
     breast implants manufactured by Bristol,
     Baxter, or 3M
------------------------------------------------------------------------------
    DISEASE PAYMENT (SEE PP. 79-80)
------------------------------------------------------------------------------
     Disease Payment Option I: Level One C or
      D                                                  6,000           1,200
------------------------------------------------------------------------------
         Level One B                                    12,000           2,400
------------------------------------------------------------------------------
         Level One A                                    30,000           6,000
------------------------------------------------------------------------------
     Disease Payment Option II: Level Two--
      GCTS--B                                           45,000           9,000
------------------------------------------------------------------------------
         Level Two--GCTS--A/PM/DM                       66,000          13,200
------------------------------------------------------------------------------
         Level Two--Systemic Sclerosis/Lupus C          90,000          18,000
------------------------------------------------------------------------------
         Level Two--Systemic Sclerosis/Lupus B         120,000          24,000
------------------------------------------------------------------------------
         Level Two--Systemic Sclerosis/Lupus A         150,000          30,000
------------------------------------------------------------------------------
    EXPEDITED RELEASE PAYMENT (SEE P. 80)                1,200             N/A
------------------------------------------------------------------------------
  OTHER PRODUCTS CLAIMS (SEE P. 83)
------------------------------------------------------------------------------
    EXPEDITED RELEASE PAYMENT OPTION                       600
------------------------------------------------------------------------------
    MEDICAL CONDITION PAYMENT OPTION
------------------------------------------------------------------------------
     Level One--Base
------------------------------------------------------------------------------
         Chins, Facial, Nasal Gel Implants               3,000 Additional
                                                               payments
                                                               (including any
                                                               "premium"
                                                               entitlement) to
                                                               be allocated
                                                               from excess
                                                               Other Products
                                                               Fund, if any


                                         (Disclosure Statement Exhibit) Page C-2

                   FOREIGN SETTLEMENT GRID
   PERSONAL INJURY CLAIMS--CATEGORY 1 & 2 COUNTRIES--CLASS
                             6.1
                   (ALL AMOUNTS IN U.S. $)
-----------------------------------------------------------
                               AMOUNT OF       ADDITIONAL
                             COMPENSATION--    AMOUNT OF
      SETTLEMENT OPTION          "BASE"      COMPENSATION--
                                PAYMENT        "PREMIUM"
                                                PAYMENT

-----------------------------------------------------------
         SJO                         $3,000 Additional
                                            payments
                                            (including any
                                            "premium"
                                            entitlement) to
                                            be allocated
                                            from excess
                                            Other Products
                                            Fund, if any
-----------------------------------------------------------
         LJO--Knee                    4,500 Additional
                                            payments
                                            (including any
                                            "premium"
                                            entitlement) to
                                            be allocated
                                            from excess
                                            Other Products
                                            Fund, if any
-----------------------------------------------------------
         LJO--Hip                     6,000 Additional
                                            payments
                                            (including any
                                            "premium"
                                            entitlement) to
                                            be allocated
                                            from excess
                                            Other Products
                                            Fund, if any
-----------------------------------------------------------
         TMJ                          3,000 Additional
                                            payments
                                            (including any
                                            "premium"
                                            entitlement) to
                                            be allocated
                                            from excess
                                            Other Products
                                            Fund, if any
-----------------------------------------------------------
         Testicular, Penile           3,000 Additional
                                            payments
                                            (including any
                                            "premium"
                                            entitlement) to
                                            be allocated
                                            from excess
                                            Other Products
                                            Fund, if any


                                         (Disclosure Statement Exhibit) Page C-3

                             FOREIGN SETTLEMENT GRID
           PERSONAL INJURY CLAIMS--CATEGORY 1 & 2 COUNTRIES--CLASS 6.1
                             (ALL AMOUNTS IN U.S. $)
--------------------------------------------------------------------------------
                                                  AMOUNT OF        ADDITIONAL
                                                COMPENSATION--     AMOUNT OF
               SETTLEMENT OPTION                    "BASE"       COMPENSATION--
                                                   PAYMENT         "PREMIUM"
                                                                    PAYMENT
--------------------------------------------------------------------------------
     Level Two--TMJ Enhanced                             $6,000 Additional
                                                                payments
                                                                (including any
                                                                "premium"
                                                                entitlement) to
                                                                be allocated
                                                                from excess
                                                                Other Products
                                                                Fund, if any
--------------------------------------------------------------------------------
     Multiple manufacturer reduction for TMJ                50%             N/A
     Claimants who have both a Dow Corning
     Covered Other Product and a TMJ product
     made by any other manufacturer
--------------------------------------------------------------------------------
  SILICONE MATERIAL CLAIMS (SEE P. 83)
--------------------------------------------------------------------------------
    Expedited Release Payment                  To be paid from  To be paid from
                                               a fixed fund of  a fixed fund of
                                               $57.5 million    $57.5 million
                                               (NPV)            (NPV)
                                               (allocated to    (allocated to
                                               Foreign and      Foreign and
                                               Domestic         Domestic
                                               Silicone         Silicone
                                               Material         Material
                                               Claimants); the  Claimants); the
                                               amount paid to   amount paid to
                                               each individual  each individual
                                               Claimant will    Claimant will
                                               be determined    be determined
                                               after review     after review
                                               and evaluation   and evaluation
                                               by the Claims    by the Claims
                                               Office           Office
--------------------------------------------------------------------------------
    Disease Option Payment                     To be paid from  To be paid from
                                               a fixed fund of  a fixed fund of
                                               $57.5 million    $57.5 million
                                               (NPV) (allocated (NPV) (allocated
                                               to Foreign and   to Foreign and
                                               Domestic         Domestic
                                               Silicone         Silicone
                                               Material         Material
                                               Claimants); the  Claimants); the
                                               amount paid to   amount paid to
                                               each individual  each individual
                                               Claimant (up to  Claimant (up to
                                               40% of the       40% of the
                                               Allowed Amount   Allowed Amount
                                               for Foreign Dow  for Foreign Dow
                                               Corning Breast   Corning Breast
                                               Implant          Implant
                                               Claimants)       Claimants)
                                               determined after determined after
                                               review and       review and
                                               evaluation by    evaluation by
                                               the Claims       the Claims
                                               Office           Office


                                         (Disclosure Statement Exhibit) Page C-4

                             FOREIGN SETTLEMENT GRID
           PERSONAL INJURY CLAIMS--CATEGORY 3 & 4 COUNTRIES--CLASS 6.2
                             (ALL AMOUNTS IN U.S. $)
------------------------------------------------------------------------------
                                                 AMOUNT OF        ADDITIONAL
                                               COMPENSATION--     AMOUNT OF
              SETTLEMENT OPTION                    "BASE"       COMPENSATION--
                                                  PAYMENT         "PREMIUM"
                                                                   PAYMENT
------------------------------------------------------------------------------
  BREAST IMPLANT CLAIMS
------------------------------------------------------------------------------
    EXPLANTATION PAYMENT (SEE P. 78)                   $1,750              N/A
------------------------------------------------------------------------------
    RUPTURE PAYMENT (SEE PP. 78-79)                     7,000           $1,750
------------------------------------------------------------------------------
     50% multiple manufacturer reduction                  50%              50%
     applied to compensation under the
     Disease Payment Option, for silicone
     gel breast implants manufactured by
     Bristol, Baxter, or 3M
------------------------------------------------------------------------------
    DISEASE PAYMENT (SEE PP. 79-80)
------------------------------------------------------------------------------
     Disease Payment Option I: Level One C              3,500              700
     or D
------------------------------------------------------------------------------
         Level One B                                    7,000            1,400
------------------------------------------------------------------------------
         Level One A                                   17,500            3,500
------------------------------------------------------------------------------
     Disease Payment Option II: Level Two--            26,250            5,250
     GCTS--B
------------------------------------------------------------------------------
         Level Two--GCTS--A/PM/DM                      38,500            7,700
------------------------------------------------------------------------------
         Level Two--Systemic Sclerosis/Lupus           52,500           10,500
         C
------------------------------------------------------------------------------
         Level Two--Systemic Sclerosis/Lupus           70,000           14,000
         B
------------------------------------------------------------------------------
         Level Two--Systemic Sclerosis/Lupus           87,500           17,500
         A
------------------------------------------------------------------------------
    EXPEDITED RELEASE PAYMENT (SEE P. 80)                 700              N/A
------------------------------------------------------------------------------
  OTHER PRODUCTS CLAIMS (SEE P. 83)
------------------------------------------------------------------------------
    EXPEDITED RELEASE PAYMENT OPTION                      350
------------------------------------------------------------------------------
    MEDICAL CONDITION PAYMENT OPTION
------------------------------------------------------------------------------
     Level One--Base
------------------------------------------------------------------------------
         Chins, Facial, Nasal Gel Implants              1,750  Additional
                                                               payments
                                                               (including any
                                                               "premium"
                                                               entitlement) to
                                                               be allocated
                                                               from excess
                                                               Other Products
                                                               Fund, if any


                                         (Disclosure Statement Exhibit) Page C-5

                    FOREIGN SETTLEMENT GRID
    PERSONAL INJURY CLAIMS--CATEGORY 3 & 4 COUNTRIES--CLASS
                              6.2
                    (ALL AMOUNTS IN U.S. $)
-------------------------------------------------------------
                                AMOUNT OF        ADDITIONAL
                              COMPENSATION--     AMOUNT OF
      SETTLEMENT OPTION           "BASE"       COMPENSATION--
                                 PAYMENT         "PREMIUM"
                                                  PAYMENT
-------------------------------------------------------------
         SJO                          $1,750  Additional
                                              payments
                                              (including any
                                              "premium"
                                              entitlement) to
                                              be allocated
                                              from excess
                                              Other Products
                                              Fund, if any
-------------------------------------------------------------
         LJO--Knee                     2,625  Additional
                                              payments
                                              (including any
                                              "premium"
                                              entitlement) to
                                              be allocated
                                              from excess
                                              Other Products
                                              Fund, if any
-------------------------------------------------------------
         LJO--Hip                      3,500  Additional
                                              payments
                                              (including any
                                              "premium"
                                              entitlement) to
                                              be allocated
                                              from excess
                                              Other Products
                                              Fund, if any
-------------------------------------------------------------
         TMJ                           1,750  Additional
                                              payments
                                              (including any
                                              "premium"
                                              entitlement) to
                                              be allocated
                                              from excess
                                              Other Products
                                              Fund, if any
-------------------------------------------------------------
         Testicular, Penile            1,750  Additional
                                              payments
                                              (including any
                                              "premium"
                                              entitlement) to
                                              be allocated
                                              from excess
                                              Other Products
                                              Fund, if any


                                         (Disclosure Statement Exhibit) Page C-6

                             FOREIGN SETTLEMENT GRID
           PERSONAL INJURY CLAIMS--CATEGORY 3 & 4 COUNTRIES--CLASS 6.2
                             (ALL AMOUNTS IN U.S. $)
-------------------------------------------------------------------------------
                                                  AMOUNT OF        ADDITIONAL
                                                COMPENSATION--     AMOUNT OF
               SETTLEMENT OPTION                    "BASE"       COMPENSATION--
                                                   PAYMENT         "PREMIUM"
                                                                    PAYMENT
-------------------------------------------------------------------------------
     Level Two--TMJ Enhanced                            $3,500  Additional
                                                                payments
                                                                (including any
                                                                "premium"
                                                                entitlement) to
                                                                be allocated
                                                                from excess
                                                                Other Products
                                                                Fund, if any
-------------------------------------------------------------------------------
     Multiple manufacturer reduction for TMJ               50%              N/A
     Claimants who have both a Dow Corning
     Covered Other Product and a TMJ product
     made by any other manufacturer
-------------------------------------------------------------------------------
  SILICONE MATERIAL CLAIMS (SEE P. 83)
-------------------------------------------------------------------------------
    Expedited Release Payment                  To be paid from  To be paid from
                                               a fixed fund of  a fixed fund of
                                               $57.5 million    $57.5 million
                                               (NPV)            (NPV)
                                               (allocated to    (allocated to
                                               Foreign and      Foreign and
                                               Domestic         Domestic
                                               Silicone         Silicone
                                               Material         Material
                                               Claimants); the  Claimants); the
                                               amount paid to   amount paid to
                                               each individual  each individual
                                               Claimant will    Claimant will
                                               be determined    be determined
                                               after review     after review
                                               and evaluation   and evaluation
                                               by the Claims    by the Claims
                                               Office           Office


                                         (Disclosure Statement Exhibit) Page C-7

                                  EXHIBIT "D"
            (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


                         BIOGRAPHIES OF DIRECTORS AND
                      OFFICERS OF DOW CORNING CORPORATION

RICHARD A. HAZLETON--Chairman of the Board of Dow Corning. Mr. Hazleton began his Dow Corning career in 1965 as a chemical engineer. In 1968 Hazleton was named Economic Evaluator for Process Engineering. He was promoted to Business Evaluator Controller in 1973 and in 1976 became Manager of Planning and Evaluation for Europe. Hazleton was elected European Area Vice President and European Area Finance Director in 1978. Hazleton returned to the U.S. in 1981 as Corporate Controller and in 1983 became Midland Plant Manager. Hazleton was named a U.S. Area Vice President and Director of Manufacturing and Engineering in 1985 and in 1987 was elected a Corporate Vice President. Hazleton became General Manager of the Fluids, Resins and Process Industries Business in 1989. In 1991 he was named President of Dow Corning Europe. He became a member of the Dow Corning Board in December 1992, was named President of Dow Corning in January 1993, and assumed the additional responsibilities as Chief Executive Officer in June 1993. In September, 1994, he was named Chairman and Chief Executive Officer.

   Mr. Hazleton holds bachelor's and master's degrees in chemical engineering from Purdue University, and he earned a master's in business administration from Central Michigan University. Hazleton attended Harvard University's Advanced Management Program in 1983. He received an honorary doctorate in commercial sciences from Central Michigan University in 1993 and an honorary doctorate of engineering degree from Purdue University in 1998.

ROGER G. ACKERMAN--Chairman of the Board and Chief Executive Officer of Corning. Mr. Ackerman has been with Corning since 1962 in a variety of engineering, sales and management positions. In 1972 he was elected the President of a Corning subsidiary, Corhart Refractories Co., in 1975 the General Manager and Vice President of the Corning Incorporated Ceramic Products Division and in 1980 a Senior Vice President of Corning. In 1981 he became the Director of Corning's Manufacturing and Engineering Division, in 1983 the President of MetPath Inc. (now Quest Diagnostics Incorporated) and in 1985 Group President and a Director of Corning. In 1990 he was elected the President and Chief Operating Officer of Corning and in 1996 he was elected to his present position.

   Mr. Ackerman is a graduate of Rutgers University and the Program for Management Development program at Harvard University, with an honorary doctorate from Rutgers.

GARY E. ANDERSON--President of Dow Corning. Mr. Anderson began his Dow Corning career in 1967 in the Products Development-Fluids area and became a Building Superintendent in the Resins and Chemical Manufacturing area in 1969. Anderson became a Project Engineer in Process Engineering in 1973 and a Project Engineer supervisor in the Resins and Chemicals area in 1974. Anderson was named Evaluator/Controller for Fluids and Lubricants in 1976 and became a Manager of Economic Evaluation and Business Control in 1977. Anderson was promoted to Director, Manufacturing and Engineering in Europe in 1979 and became Vice President for Dow Corning Europe in 1980. Anderson was on leave from Dow Corning in 1983-84 to serve as acting Deputy Assistant Secretary for Basic Industries in the Department of Commerce. In 1984, Anderson returned to Dow Corning and became General Manager of Fluids, Resins and Process Industries. He was elected a Corporate Vice President in 1986 and was named a Group Vice President, Businesses, in 1989. In 1993, Anderson was elected Executive Vice President of Dow Corning. In October, 1994, he was named President.

   Mr. Anderson holds a bachelor's degree in chemical engineering from Michigan Technological University and a masters's degree in business administration from Central Michigan University.

DAVID T. BUZZELLI--Senior Consultant to Dow Chemical. Mr. Buzzelli joined Dow Chemical in 1965, and held several process engineering positions before becoming Technical Director of the Michigan Division Process Development Group in 1976. In 1980 he became Manager of Agricultural Products, Health and Environmental Services in the Michigan Division. In 1984 he was appointed Director of Governmental and Public Affairs for Dow Chemical and a Vice President of Dow Chemical U.S.A. Mr. Buzzelli was appointed Chairman, President and Chief Executive Officer of Dow Chemical Canada in 1986. From 1990 to 1997, he was Vice President and Corporate Director of Environment, Health & Safety, Public Affairs and Information Systems of Dow Chemical.

   Mr. Buzzelli graduated from the University of Minnesota in 1964 with a degree in Chemical Engineering. He received his master's degree in chemical engineering from the University of Delaware in 1965.

VAN C. CAMPBELL--Vice Chairman Finance & Administration, Corning. Mr. Campbell joined Corning in 1964. He was elected an Assistant Treasurer in 1971, Treasurer in 1972, a Vice President in 1973, Financial Vice President in 1975 and

                                        (Disclosure Statement Exhibit) Page D-1

Senior Vice President for Finance in 1980. He became General Manager of Corning's Consumer Products Division in 1981. He was elected Vice Chairman, responsible for finance and administration and a director of Corning in 1983. Mr. Campbell has been a Director of Dow Corning since 1983, and had previously been a Director from 1977 through 1981.

   Mr. Campbell is a graduate of Cornell University, and has a master's degree in Business Administration from Harvard University.

ENRIQUE C. FALLA--Senior Consultant to Dow Chemical. Mr. Falla joined Dow Latin America in 1967 as a Financial Staff Assistant. Beginning in 1971 Mr. Falla served, in turn, as Area Treasurer, General Manager for the Mexico Region, Director of Administration and Director of Business Development for Dow Latin America. In 1979 he was appointed Commercial Vice President for Dow Latin America, and became President of Dow Latin America in 1980. He was named Financial Vice President for Dow Chemical in 1984, was appointed to the Board of Directors of Dow Chemical in 1985. and was elected an Executive Vice President of Dow Chemical in 1991.

   Mr. Falla has a bachelor's degree in business administration and a master's degree in economics/finance, both from the University of Miami.

NORMAN E. GARRITY--President, Corning Technologies. Mr. Garrity joined Corning in 1966, serving in various production, sales and marketing positions. In 1984 he was named General Manager of Corning's Electrical Products Division and a Vice President of Corning. In 1987 he was named a Senior Vice President of Manufacturing and Engineering for the Corning Specialty Materials Group and became an Executive Vice President of Corning in 1990. In 1996 he was elected to his present position, and in that same year became a member of the Board of Directors for both Corning and Dow Corning.

   Mr. Garrity has both bachelor's and advanced degrees from Bucknell
University.

WILLIAM S. STAVROPOULOS--President and Chief Executive Officer of Dow Chemical. Mr. Stavropoulos joined Dow Chemical as a research chemist in Pharmaceutical Research in 1967. He became Research Manager of Diagnostics Products Research in 1973 and Business Manager of that division in 1976. He became Business Manager of Polyolefins in 1977. Mr. Stavropoulos became Director of Marketing for Dow U.S.A. Plastics Department in 1979, and was named Commercial Vice President for Dow Latin America in 1980. He then became President of Dow Latin America in 1984, and was named Commercial Vice President for Dow U.S.A. Basics and Hydrocarbons in 1985. He became Group Vice President for Dow U.S.A. Plastics and Hydrocarbons in 1987. In 1990 Mr. Stavropoulos was named President of Dow U.S.A. and was elected a Vice President of Dow Chemical. In 1991 he was elected a Senior Vice President and member of the Board of Directors of Dow Chemical. He became President and Chief Operating Officer of Dow Chemical in 1993, and assumed his current position in 1995.

   Mr. Stavropoulos holds a bachelor's degree in pharmaceutical chemistry from Fordham University and a doctorate in medicinal chemistry from the University of Washington.

                              OFFICER BIOGRAPHIES
                           (DOW CORNING CORPORATION)

RICHARD A. HAZLETON--See above.

GARY E. ANDERSON--See above.

SIEGFRIED HABERER--Executive Vice President of Dow Corning. Mr. Haberer joined Dow Corning in 1970. Prior to assuming his current post, he was European Area President and a Vice President of Dow Corning, General Manager of the Global Rubber Business, Manager of the European EEI Business, Director of Marketing USA EEI Business, and Marketing Manager of the European EEI Business. He assumed his present position in 1997.

   Mr. Haberer is a Diplom Ingenieur graduate (the equivalent of a bachelor's degree in engineering).

JOHN W. CHURCHFIELD--Mr. Churchfield began his career with Dow Corning in 1969 and in his early years was involved in silicone product development, sales and product marketing in the United States. In 1978, Churchfield joined the Corporate Economic Evaluation staff and became manager of that department in 1978. From 1981-1984, Churchfield was Director of Finance for Dow Corning's European Area operations in Brussels, Belgium. In 1984, Churchfield became Vice President of Sales and Marketing for Dow Corning's European Area operations. In 1986, Churchfield was promoted to Executive Vice President of Dow Corning Toray Silicone, Ltd. in Tokyo, Japan, and in 1989 he became General Manager of Heat Cured Rubber Products and Automotive/Fabrication Industries. In 1991, he was named General Manager, Designed Products Business. He was elected Vice President, Planning and Finance and Chief Financial Officer in 1993.

                                        (Disclosure Statement Exhibit) Page D-2

   Mr. Churchfield has a bachelor's degree in chemical engineering from Grove City College, Grove City, Pennsylvania. He attended the Harvard Business School Advanced Management Program in 1990.

JAMES R. JENKINS--Mr. Jenkins joined the Dow Corning legal department in 1976 as a Staff Attorney, leaving a position as a Federal Defender in the Federal Defender's Office in Detroit. In 1978 Jenkins was named Senior Attorney and he completed studies at the Parker School of Foreign and Comparative Law at Columbia University. In early 1981, Jenkins became Senior Managing Counsel and in 1982 he was elected Secretary and General Counsel. Jenkins was elected Vice President, Secretary and General Counsel in 1984.

   Mr. Jenkins received his bachelor's degree and his law degree from the University of Michigan. Jenkins completed the Program for Management Development at the Harvard University Business School in 1982.

BARBARA S. CARMICHAEL--Ms. Carmichael joined Dow Corning in 1990 as Director of Corporate Communications. In 1993 she was named Executive Director of Corporate Communications. In 1991, Carmichael was elected a U.S. Area Vice President and in 1995 she was named a Corporate Vice President. Prior to joining Dow Corning, Carmichael served as Director of Corporation Communications for a subsidiary of the NCR Corporation.

   Ms. Carmichael holds a Bachelor's Degree in English from Carleton College and a Master's Degree in English from the University of Minnesota.

GIFFORD E. BROWN--Mr. Brown joined Dow Corning as an accountant in 1969 and has held numerous positions in accounting and control and in systems and information management both in the United States and in Dow Corning's foreign divisions prior to becoming Manager of Economic Evaluation/Business Control in 1988. In 1991 he became Director of Corporate Planning and Business Development, and in 1992 he assumed the role of Director of Administration and Finance and Vice President of the Asian Area. He assumed his post as Executive Director or Human Resources in February, 1995, and was named a Corporate Vice President in February, 1997.

   Mr. Brown holds a Bachelor's Degree in accounting and finance from Bentley College in Boston and has participated in the Massachusetts Institute of Technology's Sloan School of Management senior executive program.

JAMES V. CHITTICK--Mr. Chittick joined Dow Corning in 1963 in Product Development. During his career at Dow Corning, he has worked at five plants-- Medical, Trumbull Lubricants and Rubber Finishing, Midland Plant, Seneffe Belgium, and Elizabethtown. Chittick was Plant Manager at both Seneffe and Elizabethtown. His other positions include Section Manager for Process Engineering, Material Flow Manager for the European Area, Director of Facilities Engineering, U.S. Area Vice President and Director of Quality and supply, and Executive Director of Human Resources. In February, 1995, Chittick was named Executive Director of Manufacturing and Engineering, and in March, 1995, Chittick was named a Corporate Vice President.

   Mr. Chittick graduated from South Dakota School of Mines and Technology as a Chemical Engineer and holds an MBA from Central Michigan University.

LEON D. CROSSMAN--As Director of Science and Technology for Dow Corning, Dr. Crossman is responsible for ensuring that Dow Corning continues to expand its materials science base and accelerates its ability to work across the science/application interface as required by its customers and the industries that Dow Corning services. Crossman joined Dow Corning in 1967. Crossman was named Manager of Semiconductor Silicon Research in 1973, Resins and Chemicals Unit Manufacturing Manager in 1978, Fluids and Lubricants Manufacturing Manager in 1981, Director of TS&D in 1982, Manager of the Specialty Elastomers Business in 1984, Manager of the High Tech CU in 1987, Director of Central Research and Development in 1989, and Director of Science and Technology in early 1991. Crossman was elected a Corporate Vice President in March 1991.

   Mr. Crossman received his bachelor's and master's degrees in engineering physics from South Dakota State University and his Ph.D. in solid state physics from Iowa State University.

BURNETT S. KELLY--Mr. Kelly joined Dow Corning in 1978 as a staff attorney. He served as Manager of Employee Relations from 1985 to 1989 and became Manager of the Hemlock Medical Plant in 1989. Kelly was named Manager of the Medical Materials Commercial Unit in 1991 and Director, Human Resources and Chairman of the Breast Implant Issue Management Team in 1992. In 1993, Kelly was named President of Dow Corning USA. In December 1993 he was named a Corporate Vice President. Immediately prior to joining Dow Corning, Kelly served as Counsel to the Chairman of the Equal Employment Opportunity Commission in Washington D.C.

   Mr. Kelly received his bachelor's degree from Michigan State University and his law degree from the Detroit College of Law.


                                        (Disclosure Statement Exhibit) Page D-3

R.P. KRASA--Mr. Krasa joined Dow Corning in 1974 and was named Economic Evaluator for Elastomers in 1977 and also led the Engineered Products Product Management Group. He became Greensboro Plant Manager in 1980 and returned to Midland in 1981 to manage Economic Evaluation. In 1984 Krasa was named Manager of the Automotive/Electrical Commercial Unit and in 1986, president of Dow Corning STI. He was Silicone Rubber Global Product Line manager in 1988 and was named Executive Vice President of Dow Corning Toray Silicone in 1989 and became President of that unit in 1991. In 1994 he became President of Dow Corning Asia and was elected a Corporate Vice President. In February, 1996, he returned to the U.S. to become General Manager of the Core Products Global Business Group.

   Mr. Krasa holds a bachelor's degree in chemical engineering from Iowa State University and an MBA from Central Michigan University.

RICHARD H. HOOVER--Mr. Hoover joined Dow Corning in 1971 as a salesperson for Fluids, Emulsions and Compounds. He moved to Fluids and Lubricants Marketing in 1976 and in 1978 was named product market manager of the Latin American Area. In 1982 he became Regional Manager in Mexico and in 1986, Market Development Manager for the Fluids, Resins and Process Industries Business. Hoover became manager of the Select Industries Commercial Unit in 1987, and in 1988, Director of Marketing for Elastomers and Engineered Industries Business. He was named Manager of the Construction Commercial Unit in 1989 and became Manager of the Performance Materials Business in 1991. In 1993, Hoover was a U.S. Area Vice President and Business Group manager for Advanced Materials in the U.S. In June, 1994, he became Executive Director or Health and Environmental Policy. In February, 1995, Mr. Hoover became President of Dow Corning Asia and was elected a Corporate Vice President.

   Mr. Hoover received his bachelor's degree in chemical engineering from the University of Kansas.

JERE D. MARCINIAK--Mr. Marciniak joined Dow Corning in 1997. He was named Product Marketing Manager in 1979. In 1980, he was named Elastomer Marketing manager for the European Area. He was named U.S. Area Vice President and Director of Sales and Marketing administration in 1989. He assumed the position of General Manager of the Global Sealants Business in August, 1993. In August, 1993, he became the General Manager of the U.S. Area Core Products Business Group. After the integration of the U.S. and Inter-America Areas, he was named Americas Area Vice President and General Manager of the Core Products Business Group. In January, 1998, he became European Area President and was named a Corporate Vice President.

   Mr. Marciniak received his bachelor's and master's degrees in business administration from Central Michigan University.

CHARLES W. LACEFIELD--Mr. Lacefield joined Dow Corning in 1962 as a chemist and has worked in various manufacturing positions in Midland, Michigan; Elizabethtown, Kentucky; and Brussels, Belgium. Prior to being named Vice President and Executive Director of Business Processes and Information Technology, Lacefield was Vice President and Director of Manufacturing and Engineering.

   Mr. Lacefield received his bachelor's in chemistry from the University of Florida and an MBA in management from Central Michigan University. In 1987 Lacefield attended the Sloan School of Management Program for Senior Executives.

ENDVAR ROSSI--Mr. Rossi joined Dow Corning in 1970 and held various positions in Sales and Marketing, including nearly four years in the Marketing Group of Latin America Area. In 1979, he was names Sales and Marketing Manager for the Brazil Region, and later Brazil Region manager. In 1986, he became European Area Director of Sales and Marketing and a European Area Vice President in 1988. He became Inter-America president in 1992. Rossi was named Executive Director of Marketing and Sales for Dow Corning in 1996, and was named a Corporate Vice President in 1997.

   Mr. Rossi holds a Bachelor's Degree in economics from the Pontificia Universidade Catolica de Sao Paulo and has completed Harvard University's Program for Management Development.

NEVILLE J. WHITFIELD--Mr. Whitfield joined a Dow Corning affiliate in 1967 and was initially involved in research and development in the fluids and resins business. In 1976 Whitfield managed the European regional sales offices and order entry and in 1978 he was named Research and Development Manager for Elastomers. In 1980 Whitfield began managing distribution, scheduling, planning and purchasing in Brussels and in 1982 he was named Manager of the European Paper and Textile Industry Groups. In 1984 Whitfield moved to Midland, Michigan where he managed the Performance Chemicals and Coatings Industries Commercial Unit. He was named Marketing Director for the fluids and resins business in 1986 and in 1988 he was named European Finance and Systems and Information Management Director. In 1993, Whitfield was named General Manager of the Advanced Materials Business Group and a Corporate Vice President.

   Mr. Whitfield is an honors chemistry graduate from Durham University in England. He completed the Program for Management Development at the Harvard Business School in 1979.


                                        (Disclosure Statement Exhibit) Page D-4

                                  EXHIBIT "E"
            (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


                         NON-DEBTOR JOINT VENTURES AND
                    SUBSIDIARIES OF DOW CORNING CORPORATION

    A.  DCC JOINT VENTURES.

      1. HEMLOCK SEMICONDUCTOR CORPORATION is a corporation organized under the laws of the State of Michigan. Its principal place of business is located in Hemlock, Michigan. DCC owns 63.25% of the common stock; Shin-Etsu Handotai owns 24.5% of the common stock; and Mitsubishi Metal Company owns 12.25% of the common stock. Hemlock Semiconductor Corporation is engaged in the production of polycrystalline silicon for use in the manufacture of semiconductor devices and solar cells.

      2. SDC TECHNOLOGIES, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Anaheim, California. DCE owns 50% of the common stock. Pilkington PLC owns the balance of the common stock. SDC Technologies, Inc. is a holding company for the stock of two subsidiary corporations, SDC Coatings, Inc. and Applied Hardcoating Technologies, Inc.

        A. SDC COATINGS, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Anaheim, California. SDC Technologies, Inc. owns 100% of the common stock. SDC Coatings, Inc. is engaged in the business of the development, manufacture and marketing of colloidal silica-based coating resins.

        B. APPLIED HARDCOATING TECHNOLOGIES, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Henderson, Nevada. SDC Technologies, Inc. owns 100% of the common stock. applied Hardcoating Technologies, Inc. is engaged in the business of custom coasting certain hard substrates with colloidal silica-based coating resins manufactured by SDC Coatings, Inc.

      3. DOW CORNING TORAY SILICONE CO., LTD. is a corporation organized under the laws of Japan. Its principal place of business is located in Tokyo, Japan and it operates manufacturing plants in Chiba-ken and Fukui-ken, Japan. DCC owns 65% of the stock. Toray Industries Co., Inc. owns the balance of the stock. Dow Corning Toray Silicone Co., Ltd. is engaged in the research, production and sale of organosilicon products.

    B.  DCC DIRECT AND INDIRECT DOMESTIC SUBSIDIARIES.

      1. DEVONSHIRE UNDERWRITERS LIMITED is a corporation organized under the laws of Bermuda. Its principal place of business is located in Hamilton, Bermuda. DCC is the equitable owner of 100% of the common stock. Devonshire Underwriters Limited is engaged in the business of underwriting insurance.

      2. DOW CORNING FOREIGN SALES CORPORATION is a corporation organized under the laws of the United States Virgin Islands. Its principal place of business is located in Charlotte Amalie, St. Thomas, Virgin Islands. DCC owns 50% of the common stock (Class A Common). Hemlock Semiconductor Corporation (an Affiliate) owns the balance of the common stock (Class B Common). Dow Corning Foreign Sales Corporation was established to conform to the U.S. tax rules for a foreign sales corporation. It is currently active.

      3. DOW CORNING STI, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Plymouth, Michigan. DCC owns 100% of the common stock. Dow Corning STI, Inc. is engaged in the business of manufacturing, sales and service of specialty compounded silicone rubber products, primarily to the automotive industry.

      4. SITE SERVICES, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Midland, Michigan. DCC owns 100% of the common stock. Site Services, Inc. is engaged in the business of providing maintenance, engineering and computer repair and original installation services to DCC's operations in the Midland, Michigan area.

      5. BAY ASSET FUNDING CORPORATION is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Midland, Michigan. DCC owns 100% of the common stock. Bay Asset Funding Corporation is engaged in the purchase and sale of trade receivables.

                                        (Disclosure Statement Exhibit) Page E-1

      6. DC LIQUID SYSTEM TECHNOLOGIES, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Midland, Michigan. DCC owns 100% of the common stock. DC Liquid System Technologies, Inc. engaged in the business of manufacturing and selling cellular and other elastomeric silicone sheet goods. It has sold substantially all of its operating assets to a third party.

     7. DOW CORNING SILICON ENERGY SYSTEMS, INC. is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Selkirk, Manitoba, Canada. DCC owns 100% of the common stock. Dow Corning Silicon Energy Systems, Inc. was established to engage in the business of conducting research and development in the area of silicon metals in conjunction with the Province of Manitoba, Canada. Substantially all of the operating assets of this corporation have been disposed of and its operations have been discontinued.

     8. WICKHEN PRODUCTS OF DELAWARE ("WPD") is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Midland, Michigan. DCC owns 100% of the common stock. WPD is the remaining inactive shell corporation from a former DCC acquisition.

       A. RECON ASSOCIATES is a corporation organized under the laws of the State of Delaware. WPD owns 100% of the common stock. Recon Associates is an inactive shell corporation.

       B. WICKHEN PRODUCTS INC. is a corporation organized under the laws of the State of Wisconsin. WPD owns 100% of the common stock. Wickhen Products Inc. is an inactive shell corporation.

       C. AGRON INC. is a corporation organized under the laws of the State of Delaware. WPD owns 100% of the common stock. Agron Inc. is an inactive shell corporation.

     9. DOW CORNING ENTERPRISES INC. ("DCE") is a corporation organized under the laws of the State of Delaware. Its principal place of business is located in Midland, Michigan. DCC owns 100% of the common stock. DCE is engaged in the business of investing in new ventures supporting DCC business activities.

        A. UNIVERSAL SILICONES AND LUBRICANTS LTD. is a joint venture organized under the laws of India. Its principal place of business is located in Bombay, India. DCE owns 49.9% of the ownership interests. Gandhi and Associates owns the balance of the ownership interests. Universal Silicones and Lubricants Ltd. is engaged in the manufacture, sale and distribution of silicone sealants and speciality lubricants in India.

        B. DOW CORNING POLSKA SP. ZO.O is a limited liability company organized under the laws of Poland. It is wholly-owned by DCE. It maintains its principal place of business in Warsaw, Poland. Dow Corning Polska Sp. zo.o is engaged in the business of undertaking commercial activities for materials and products relating to the chemical industry, and in particular to the silicone industry with both local and foreign partners in Eastern Europe.

    C.  DCC INTER-AMERICAN SUBSIDIARIES.

      1. DOW CORNING DE ARGENTINA S.A.I.C. is a corporation organized under the laws of Argentina. Its principal place of business is located in Buenos Aires, Argentina. DCC is the equitable owner of 100% of the common stock. Dow Corning de Argentina S.A.I.C. is engaged in the business of selling silicone and silicone based products.

      2. DOW CORNING DO BRAZIL LTDA is a limited liability company organized under the laws of Brazil. Its regional headquarters are located in Sao Paulo, Brazil and its manufacturing plant is located near Campinas, Brazil. DCC is the equitable owner of 100% of the ownership interests. Dow Corning do Brazil LTDA is engaged in the business of manufacturing and selling silicone and silicone based products.

       A. SIL TRADE INDUSTRIA E COMMERCIO LTDA is a limited liability corporation organized under the laws of Brazil. Its principal place of business is Sao Paulo, Brazil. Dow Corning do Brazil LTDA owns approximately 49% of the ownership interest with the remainder of the ownership interest owned by a number of businesses within Brazil. Sil Trade LTDA is engaged in the business of distributing sealant products.

      3. DOW CORNING CANADA, INC. is a corporation organized under the laws of Canada. Its regional headquarters are located in Mississauga, Ontario, Canada and it has sales offices in Calgary, Alberta, Canada; Montreal, Quebec, Canada; and in Vancouver, British Columbia, Canada. DCC owns 100% of the common stock. Dow Corning Canada, Inc. is engaged in the business of manufacturing and selling silicone and silicone based products.

      4. DOW CORNING DE COLOMBIA S.A. is a corporation organized under the laws of Colombia. Its principal place of business is located in Bogota, Colombia. DCC is the equitable owner of 100% of the common stock. Dow Corning de Colombia, S.A. is engaged in the business of importing and distributing silicone and silicone based products produced by DCC and its Subsidiaries.

                                        (Disclosure Statement Exhibit) Page E-2

      5. DOW CORNING DE MEXICO S.A. DE C.V. is a corporation organized under the laws of Mexico. Its regional headquarters are located in Mexico City, Mexico, its manufacturing operations are conducted at a plant located in San-Martin, Texmelucan, Puebla, Mexico, and a sales office is located in Guadalajara, Jalisco, Mexico. DCC is the equitable owner of 100% of the common stock. Dow Corning Canada, Inc. owns the balance of the common stock. Dow Corning de Mexico S.A. de C.V. is engaged in the business of manufacturing and selling silicone and silicone based products.

      6. DOW CORNING PUERTO RICO, INC. is a corporation organized under the laws of Puerto Rico. Its principal place of business is located in San Juan, Puerto Rico. DCC owns 100% of the common stock. Dow Corning Puerto Rico, Inc. is engaged in the business of importing and selling silicone and silicone based products produced by DCC and its Subsidiaries.

      7. DOW CORNING DE VENEZUELA S.A. is a corporation organized under the laws of Venezuela. Its principal place of business is located in Caracas, Venezuela. DCC is the equitable owner of 100% of the common stock. Dow Corning de Venezuela S.A. is engaged in the business of importing and selling silicone and silicone based products produced by DCC and its Subsidiaries.

      8. DOW CORNING CHILE S.A. is a corporation organized under the laws of Chile. Its principal place of business is located in Santiago, Chile. DCC is the equitable owner of 100% of the common stock. Dow Corning Chile S.A. is engaged in the business of importing and selling silicone and silicone based products produced by DCC and its Subsidiaries.

    D.  DCC ASIAN SUBSIDIARIES.

      1. DOW CORNING ASIA LTD. is a corporation organized under the laws of Japan. Its area headquarters are located in Tokyo, Japan and its research and development center is located in Yamakita, Japan. DCC owns 100% of the common stock. Dow Corning Asia Ltd. conducts the following operational activities: Asian management (consisting of business and functional managers), the operation of the Japan Computer Center and the Japan Research and Information Center; and the commercial businesses of selling chemicals, lubricants and medical materials.

      2. DOW CORNING AUSTRALIA PTY. LTD. is a corporation organized under the laws of Australia. Its principal place of business is located in Pennant Hills, New South Wales, Australia, and it has its manufacturing facility in Blacktown, New South Wales, Australia. DCC owns 100% of the common stock. Dow Corning Australia PTY, Ltd. is engaged in the business of manufacturing and selling silicone and silicone based products.

      3. DOW CORNING CHINA LIMITED is a corporation organized under the laws of Hong Kong. Its principal place of business is located in Hong Kong. DCC owns 100% of the common stock. Dow Corning China Limited is engaged in general marketing and liaison services with DCC distributors and customers in the People's Republic of China, in the introduction of, and the explanation of the application of, silicones to the People's Republic of China market and in furnishing other promotional and associated services.

      4. DOW CORNING KOREA LTD. is a corporation organized under the laws of South Korea and its manufacturing facility is located in Manseung, South Korea. Its principal place of business is located in Seoul, South Korea. DCC owns 100% of the common stock. Dow Corning Korea Ltd. is engaged in the business of manufacturing and selling silicones and silicone-based products.

      5. DOW CORNING NEW ZEALAND LTD. is a corporation organized under the laws of New Zealand. Its principal place of business is located in Auckland, New Zealand. DCC owns 100% of the common stock. Dow Corning New Zealand Ltd. is engaged in the sale and distribution of silicones and silicone-based products.

      6. DOW CORNING SINGAPORE PTE. LTD. is a corporation organized under the laws of Singapore. Its principal place of business is located in Singapore. DCC owns 100% of the common stock. Dow Corning Singapore PTE. Ltd. is engaged in the sale and distribution of silicones and silicone-based products.

      7. DOW CORNING TAIWAN INC. is a corporation organized under the laws of Taiwan. Its principal place of business is located in Taipei, Taiwan and it maintains a manufacturing plant in Chungli, Taiwan. DCC is the equitable owner of 100% of the common stock. Dow Corning Taiwan Inc. acts as a manufacturing site for silicone emulsions, heat vulcanizing silicone rubber, silicone sealants, and silicone dispersions. Dow Corning Taiwan Inc. is also engaged in the importation of silicone chemicals for sale in Taiwan and for export.

      8. DOW CORNING (THAILAND) LTD. is a corporation organized under the laws of Thailand. Its principal place of business is located in Bangkok, Thailand. DCC owns approximately 99.9% of the common stock. The following

                                        (Disclosure Statement Exhibit) Page E-3
  individuals own the balance of the common stock: Miss Choopun Chaiprabha, Miss Peerapan Kusathitsiriphan, Miss Suwannee Jirarudee, Mr. Suriyong Tungsuwan, Miss Wilarporn Pokhasuwan, Mr. Nitat Wattanakul, and Miss Jariya Thitirattanapinum. Dow Corning Thailand Ltd. is engaged in the business of importing, manufacturing and selling silicones in Thailand.

      9. DOW CORNING (SHANGHAI) CO. LTD. is a corporation organized under the laws of the People's Republic of China. Its principal place of business is located in Shanghai Municipality, People's Republic of China. Dow Corning Enterprises, Inc. owns 100% of the common stock. Dow Corning Shanghai Co. is engaged in the processing, manufacture and sale of silicone sealants, silicone emulsions and other silicone products and the provision of technical service to customers.

       10. DOW CORNING MALAYSIA SDN. BHD. is a corporation organized under the laws of Malaysia. Its principal place of business is Kuala Lumpur, Malaysia. DCC owns 100% of the common stock. Dow Corning Malaysia was established to manufacture, export, import, sell or distribute all types of silicone produces and chemical products. Currently, the corporation is an inactive shell corporation.

    E.  DCC DIRECT AND INDIRECT EUROPEAN SUBSIDIARIES.

      1. DC BELGIAN PENSION FUND (ASBL) is a non-profit association organized under the laws of Belgium. Its principal place of business is located in La Hulpe, Belgium. DC Belgian Pension Fund (ASBL) is engaged in the management of occupational retirement pensions, lump sum death benefits and other benefits for the employees of Dow Corning Europe (a DCC branch), Dow Corning Coordination Center S. A. and Dow Corning Seneffe S. A.

      2. DOW CORNING CONSTRUCTION S.A. is a stock company organized under the laws of France. Its principal place of business is located in Nanterre, France. DCC is the equitable owner of 100% of the common stock. Dow Corning Construction S.A. is engaged in the commercialization and sale of products and equipment related to the construction industry.

      3. DC STI S.A. is a stock company organized under the laws of France. It maintains its principal place of business in Chassieu, France. DCC owns 100% of the common stock. DC STI S.A. is engaged in the business of manufacturing and commercializing high consistency rubber products and selling such products in France, Belgium and North Africa.

      4. DOW CORNING FRANCE S.A. is a stock company organized under the laws of France. It maintains its principal place of business in Valbonne, France and has two additional locations in Lyon and Nanterre, France. DCC is the equitable owner of 100% of the common stock. Dow Corning France S.A. engages in research and manufacturing activities, the commercialization of medical and pharmaceutical products and the marketing and sale of industrial silicone products.

      5. DOW CORNING G.M.B.H (WIESBADEN) is a limited liability company organized under the laws of Germany. It maintains its registered office in Wiesbaden, Germany and two additional locations in Munich and Meerbusch, Germany. DCC owns 100% of the common stock. Dow Corning G.m.b.H (Wiesbaden) is engaged in research and manufacturing activities, and the commercialization of chemicals including sealants, silicone compounds, lubricants and application equipment and medical and pharmaceutical products.

      6. DOW CORNING GESMBH (AUSTRIA) is a limited liability company organized under the laws of Austria. It maintains its registered office in Vienna. DCC owns 100% of the common stock. Dow Corning GesmbH (Austria) is engaged in the business of commercialization of industrial silicone products in Eastern Europe.

      7. DOW CORNING IBERICA, S.A. is a stock company organized under the laws of Spain. It maintains its principal place of business in Barcelona, Spain. DCC owns 100% of the common stock. Dow Corning Iberica S.A. is engaged in the business of manufacturing and selling silicone chemicals.

      8. DOW CORNING INVESTMENT S.A. is a joint stock company organized under the laws of Belgium. It maintains its principal place of business in La Hulpe, Belgium. DCC is the equitable owner of 100% of the common stock. Dow Corning Investment S.A. is engaged in the business of holding stocks and participations in various other companies.

      9. DOW CORNING COORDINATION CENTER S.A. is a stock company organized under the laws of Belgium. Its principal place of business is located in La Hulpe, Belgium. Dow Corning Investment S.A. is the equitable owner of 100% of the common stock. Dow Corning Coordination Center S.A. provides the following services to other DCC European Subsidiaries: the centralization of financial operations, accounting activities and the hedging of foreign

                                        (Disclosure Statement Exhibit) Page E-4
  exchange risks, the centralization of scientific research, patent and administrative law activities, relations with national and international governmental authorities, and insurance and reinsurance.

       10. DOW CORNING LIMITED is a limited liability company organized under the laws of the United Kingdom. It maintains its principal place of business in Barry, Wales and has a sales office in Reading, Great Britain. DCC is the equitable owner of 100% of the common stock. Dow Corning Limited is engaged in the business of manufacturing basic silicone products for sale and is engaged in the business of selling DC products in the United Kingdom and other countries in the United Kingdom region.

       A. DOW CORNING HANSIL LIMITED is a corporation organized under the laws of England. It maintains its principal place of business in Byfleet, Surrey, England. Dow Corning Limited owns 100% of the common stock. Dow Corning Hansil Limited is engaged in the business of marketing and selling sealants in the United Kingdom.

       B. DOW CORNING STI LIMITED is a company incorporated under the laws of England. It maintains its principal business office in Manchester, United Kingdom. Dow Corning Limited is the equitable owner of 100% of the common stock. Dow Corning STI Limited is engaged in the business of custom compounding of rubber and acting as a distributor of DCC's silicone rubber products in the United Kingdom.

       11. DOW CORNING S.A. is a joint stock company organized under the laws of Belgium. It maintains its principal place of business in Seneffe, Belgium. Dow Corning Corporation is the equitable owner of 100% of the common stock. Dow Corning S.A. is engaged in the business of manufacturing silicone products and serves as the contract manufacturer for Dow Corning Europe.

       12. DOW CORNING S.P.A. is a joint stock corporation organized under the laws of Italy. It maintains its business offices in Agrate, Brianza, Sesto Ulterianio, and Trento. DCC owns 100% of the common stock. Dow Corning S.p.A. is engaged in the business of manufacturing and selling products of DCC and its Subsidiaries in Italy.

       13. DC KRAFFT S.A. is a stock company organized under the laws of Spain. It maintains its registered office in Andoain, Spain. DCC owns 65% of the ownership interests. Krafft S.A. owns the balance of the ownership interests. DC Krafft S.A. is engaged in the business of manufacturing, marketing and selling sealants in Spain and Portugal.

                                        (Disclosure Statement Exhibit) Page E-5

                                  EXHIBIT "F"
            (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


                                                                      EXHIBIT F

                        PROJECTED FINANCIAL STATEMENTS

The Debtor believes that the Plan meets the Bankruptcy Code's feasibility requirement that plan confirmation is not likely to be followed by a liquidation, or the need for further financial reorganization of the Debtor or any successor of the Debtor under the Plan. In connection with the development of the Plan, and for the purpose of determining whether the Plan satisfies this feasibility standard, the Debtor analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the management of the Debtor prepared financial projections for the period from fiscal year 1998 through 2002 (the "Projection Period") (the "Projections"). The Projections and certain of the underlying assumptions are summarized below.

The Debtor does not, as a matter of course, publish its business plan or make projections of its anticipated financial position or results of operations. Accordingly, the Debtor does not anticipate that it will, and disclaims any obligation to, furnish updated business plans or projections to holders of Claims prior to the Effective Date or holders of Senior Notes after the Effective Date, or to include such information in documents required to be filed with the Securities and Exchange Commission or otherwise make such information public.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY DOW CORNING'S INDEPENDENT CERTIFIED ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE COMPANY. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY DOW CORNING, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN MAKING THEIR DETERMINATIONS OF WHETHER TO ACCEPT OR REJECT THE PLAN.

PRINCIPAL ASSUMPTIONS

(i) Projections: In connection with its efforts to develop the Plan, DCC and its consolidated subsidiaries and joint ventures prepared the Projections. The Projections assume the Company will remain the leading manufacturer of silicone-based products worldwide.

(ii) Effective Date: The Projections assume confirmation of the Plan in accordance with its terms prior to June 30, 1999. For ease of presentation, the Projections assume that all transactions contemplated by the Plan to be consummated as of the Effective Date will be so consummated as of June 30, 1999 (the "Effective Date"). References in the Projections to "Predecessor" are references to the Debtor and its consolidated subsidiaries and joint ventures for dates and periods prior to and including the assumed Effective Date. References in the Projections to "Successor" are references to the Reorganized Debtor and its consolidated subsidiaries and joint ventures for dates and periods from and after the assumed Effective Date.

(iii) Treatment of Insurance Policies: The Debtor and The Dow Chemical Company as co-insureds: The Debtor has estimated the amount and timing of cash it is entitled to receive from insurance policies as a source of its payments to the Settlement Trust and Litigation Trust as a result of the total nominal liabilities recognized on the balance sheet. Estimated insurance assets on the balance sheet are comprised of recoveries from all sources of insurance related funds available to the Debtor, including: (a) scheduled cash payments with respect to settlements with certain insurers which provided coverage solely to the Debtor; (b) estimate of funds the Debtor is entitled to receive from the cash in an escrow

                                        (Disclosure Statement Exhibit) Page F-1
   account resulting from prior cash settlements with respect to insurance policies which provided coverage to the Debtor and The Dow Chemical Company as co-insureds ("Shared Policies"); (c) estimate of funds the Debtor is entitled to receive from coverage-in-place settlements with respect to Shared Policies; and (d) estimate of funds the Debtor is entitled to receive from carriers which have not reached a cash or coverage-in-place settlement with the Debtor, including Shared Policies. The treatment of insurance policies as reflected in the projected financial statements is based on the settlement regarding allocation of insurance proceeds and coverage. (See Section 6.2 of the Plan of Reorganization)

(iv) Accounting Treatment of Product Liability Related Items Prior to the Effective Date: Prior to the fiscal year ended December 31, 1995, DCC had taken steps to reflect the anticipated financial consequences to DCC of product liability claims and related matters prior to the Bankruptcy Filing. Prior to the Bankruptcy Filing, DCC recorded sizable charges in excess of estimated insurance recoveries, recognized potential liabilities based on previous settlement negotiations, recorded related insurance receivables based on anticipated recoveries and accrued significant net deferred taxes on its books. The Projections maintain the level of product liability reserves and other balance sheet items for dates prior to the assumed Effective Date. Changes in insurance receivables for dates prior to the assumed Effective Date reflect amounts received from settlements with certain insurance carriers.

(v) Accounting Treatment of Estimated Settlement Facility and Litigation Facility Funding Requirements--Post Effective Date: Proforma liabilities recognized on the balance sheet include the total nominal value of the estimated funding requirements to or on behalf of the Settlement Facility and Litigation Facility. The total maximum nominal value of the estimated funding requirements is $3,172 million based on the Funding Payment Agreement. The Projections assume the Company is required to fund the entire Annual Payment Ceiling in each Funding Period.

(vi) Accounting Treatment of the Plan of Reorganization: The projected balance sheet of the Successor as of the assumed Effective Date, and the projected statements of operations and cash flows and projected financial information of the Successor for periods ending after the assumed Effective Date, do not give effect to the adoption of "fresh start accounting" as promulgated by the AICPA Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

(vii) Reorganization Expenses: The Debtor has incurred and expects to continue to incur significant reorganization expenses in the bankruptcy proceeding: approximately $20 million, $50 million, $45 million, $50 million, and $18 million in 1995, 1996, 1997, 1998, and the first half of 1999, respectively. The projected expenses are comprised of the actual and necessary costs and expenses of preserving the estate and operating the Debtor's business, including wages, salaries, or commissions for services rendered after the commencement of the bankruptcy proceeding and compensation for legal, financial and other services awarded under section 330 (a) or 331 of the Bankruptcy Code.

OPERATING ASSUMPTIONS

1. Market Position: DCC is the leading manufacturer of silicone-based products worldwide. DCC believes that it is positioned within the industry to maintain or, with respect to certain applications and business lines, increase its worldwide segment share over the Projection Period as a result of its reputation and commitment to innovation, globalization of the silicone industry and anticipated increases in demand for silicone-based products.

2. Inflation: The Projections assume that the impact of inflation will be largely offset by price increases and productivity gains. Historically, the impact of inflation on DCC's financial position and results of operations has been minimal.

3. Currency: DCC manufactures and markets its products on five continents. As such, DCC's assets and cash flow fluctuate, in dollar terms, with the dollar value of a number of currencies. The Projections do not undertake to specifically project possible fluctuations in the U.S. dollar value of foreign currencies. However, the projections do assume that the U.S. dollar's value in relation to applicable foreign currencies will reduce dollar denominated operating profits by approximately 8% as compared with 1997 results.

4. Revenues: Sales revenue growth, which is based upon DCC's assessment of the competitive environment, macro-economic expectations and demand, is expected to be driven primarily by volume increases. The assumed volume increases are based upon, among other things, continued displacement of organic materials by silicones in various applications and the narrowing of the cost-performance gap between silicones and non-silicone materials.

5. Operating Costs and Expenses: Operating costs and expenses consist of manufacturing cost of sales and marketing and administrative expenses. Manufacturing cost of sales includes the variable costs of products sold consisting primarily of (a) raw material costs, (b) variable selling expense and (c) certain fixed operating expenses.

                                        (Disclosure Statement Exhibit) Page F-2

    (a)RAW MATERIALS: The Projections assume that DCC continues to source the majority of its purchases of chemical grade silicon, the principal raw material used in the production of its products, through long-term supply contracts with preferred suppliers. The Projections assume that worldwide production capacity of silicon will continue to be adequate to meet worldwide demand and that DCC will be able to procure adequate supply of silicon throughout the Projection Period. The Projections also assume that raw material cost increases will be largely offset by improvements in raw material usage and yield in DCC's manufacturing operations.

  (b)VARIABLE SELLING EXPENSE: Variable selling expense includes freight, duty, sales commissions and sales allowances. Variable selling expenses are projected to be a constant percentage of sales, based on current and historical experience.

  (c)FIXED OPERATING EXPENSES: DCC's projected fixed expenses are based on the level of fixed manufacturing expenses, research and development (both included in manufacturing cost of sales), and marketing and administrative expenses assumed to be necessary to achieve sales and volume targets during the Projection Period. DCC will incur increasing levels of fixed operating expenses.

6. Capital Expenditures: The Projections assume aggregate capital expenditures from 1998 through 2002 in an amount assumed to be sufficient to maintain DCC's manufacturing facilities, to expand production capacity to meet increasing demand, to provide for selective strategic investments and to provide the necessary capital improvements to comply with environmental regulations. The Projections assume that all capital expenditures are funded with internally generated cash with the exception of Hemlock Semiconductor Corporation ("HSC"), a majority owned joint venture (see Minority Interests in Consolidated Joint Ventures). HSC funds its capital expenditures with cash from HSC operations and a revolving credit facility.

7. Income Taxes: Upon emergence from Chapter 11, projected income taxes are based upon an assumed composite tax rate of approximately 40% for foreign, federal, state and local taxes. Projected cash taxes reflect assumed reductions in taxable income related to post-petition interest on claims and net cash contributions related to product liabilities in excess of cash recoveries from insurance assets.

8. Minority Interests in Consolidated Joint Ventures: Joint ventures more than 50% owned and less than 100% owned, which are fully consolidated and adjusted for minority interest, consist primarily of the 63.25% ownership in HSC and the 65% ownership in Dow Corning Toray Silicone Co., Ltd. ("DCTS "). The Business Plan assumes that 50% of the earnings of DCTS are paid as dividends in the following year and that 36% of the earnings of HSC are paid as dividends in the following year. For fiscal year end 1997, DCTS had trade sales of $350.7 million and net earnings of $16.7 million and HSC had trade sales of $236.9 million and net earnings of $41.3 million.

9. Retiree Benefits: DCC maintains defined benefit retirement plans covering most domestic and certain foreign employees and has various defined contribution and savings plans covering certain employees. The Projections assume that benefits will be maintained at current levels.

                                        (Disclosure Statement Exhibit) Page F-3

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES
                         PROJECTED FINANCIAL STATEMENTS
                           PERIOD ENDED DECEMBER 31,
                            (IN MILLIONS OF DOLLARS)

                                    PREDECESSOR                                    SUCCESSOR
                          -------------------------------           ----------------------------------------
                              ACTUAL                                PROFORMA
                           1996    1997    1998   6/30/99 ADJUST.   6/30/99   1999    2000    2001    2002
                          ------- ------- ------- ------- --------  -------- ------- ------- ------- -------
ASSETS
Current Assets:
 Cash and marketable
  securities              $ 528.5 $ 593.4 $ 560.9 $ 566.8 ($ 431.8) $ 135.0  $ 209.9 $ 276.6 $ 356.2 $ 202.5
 Trade accounts
  receivable                489.8   474.3   481.6   485.6      --     485.6    490.4   513.0   549.4   587.5
 Insurance receivable
  (1)                        23.7    85.5   117.2     4.3     27.3     31.6     25.7   197.7   155.6    75.1
 Inventory                  298.3   325.9   357.8   349.8      --     349.8    340.1   352.7   371.4   397.5
 Prepaid expenses and
  other                     188.4   142.6   142.5   142.4      --     142.4    142.1   142.6   142.7   142.8
                          ------- ------- ------- ------- --------  -------  ------- ------- ------- -------
  Total current assets    1,528.7 1,621.7 1,660.0 1,548.9   (404.5) 1,144.4  1,208.2 1,482.6 1,575.2 1,405.4
Property, plant and
 equipment--net           1,305.4 1,480.1 1,636.0 1,673.0      --   1,673.0  1,680.5 1,718.2 1,820.7 1,955.5
Investments                  50.7    23.1    24.2    25.0      --      25.0     25.0    25.6    26.2    26.8
Insurance receivable (2)  1,479.9 1,428.8 1,416.4 1,539.3   (881.3)   658.0    632.3   434.6   279.0   203.9
Patents, goodwill and
 other intangibles           32.6    27.1    26.2    25.8      --      25.8     25.3    24.4    23.5    22.6
Deferred tax asset--non-
 current (3)                383.0   393.8   374.8   368.0    540.9    908.8    908.8   908.8   908.8   908.8
Restricted cash in
 escrow (4)                 275.0   275.0   275.0   300.0   (300.0)     --       --      --      --      --
Other                        58.7    69.1    69.1    69.1      --      69.1     69.1    69.1    69.1    69.1
                          ------- ------- ------- ------- --------  -------  ------- ------- ------- -------
                          5,114.1 5,318.7 5,481.6 5,549.0 (1,045.0) 4,504.0  4,549.3 4,663.3 4,702.6 4,592.3
                          ======= ======= ======= ======= ========  =======  ======= ======= ======= =======
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable            $   5.0 $  14.8 $  14.8 $  14.8 $    0.0  $  14.8  $  14.8 $  14.8 $  14.8 $  14.8
 Long term debt--current      1.3    24.2    19.8     --       --       --       0.4     0.5     5.7     0.2
 Facility funding
  requirement (7)             --      --      --      --      31.6     31.6     25.7   197.7   374.0   204.0
 Accounts payable           172.3   164.6   159.4   162.4      --     162.4    166.1   171.9   180.5   192.4
 Accrued expenses           165.3   178.2   182.7   184.9      --     184.9    187.6   190.8   195.5   200.8
 Other current
  liabilities (5)           136.6   108.0   106.9   107.9     (2.4)   105.5    105.5   107.5   110.6   113.8
                          ------- ------- ------- ------- --------  -------  ------- ------- ------- -------
  Total current
   liabilities              480.4   489.8   483.5   470.0     29.2    499.3    500.2   683.2   881.0   725.9
Long term debt (6)          103.3   140.9   121.2   121.2    983.3  1,104.5  1,104.0 1,103.6 1,097.9 1,097.6
Liabilities subject to
 compromise               3,452.1 3,419.1 3,419.0 3,419.0 (3,419.0)     --       --      --      --      --
Facility funding
 requirement (7)              --      --      --      --   2,120.0  2,120.0  2,094.3 1,896.6 1,522.6 1,318.6
Minority interest           128.4   130.6   125.0   121.2      --     121.2    123.6   132.1   143.6   152.1
Deferred tax--non-
 current (3)                  --      3.8    27.9    38.9      --      38.9     51.5    81.3   130.3   190.7
Other liabilities (8)       111.4   108.2   109.4   110.3    170.4    280.7    296.8   296.8   306.4   307.2
Stockholders' equity (9)    838.4 1,026.3 1,195.7 1,268.3   (928.9)   339.5    378.8   469.8   620.8   800.1
                          ------- ------- ------- ------- --------  -------  ------- ------- ------- -------
                          5,114.1 5,318.7 5,481.6 5,549.0 (1,045.0) 4,504.0  4,549.3 4,663.3 4,702.6 4,592.3
                          ======= ======= ======= ======= ========  =======  ======= ======= ======= =======

                                         (Disclosure Statement Exhibit) Page F-4

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES
                         PROJECTED FINANCIAL STATEMENTS
                           PERIOD ENDED DECEMBER 31,
                            (IN MILLIONS OF DOLLARS)

                                     PREDECESSOR                              SUCCESSOR
                         --------------------------------------  --------------------------------------
                                       ACTUAL
                                                       Q1 & Q2   Q3 & Q4
                           1996      1997      1998      1999      1999      2000      2001      2002
                         --------  --------  --------  --------  --------  --------  --------  --------
Net sales                $2,532.3  $2,643.5  $2,500.0  $1,147.5  $1,402.5  $2,680.0  $2,890.0  $3,110.0
Operating costs and
 expenses:
 Manufacturing cost of
  sales                   1,674.0   1,795.9   1,750.0     828.9   1,013.1   1,904.0   1,993.0   2,127.0
 Marketing and
  administrative
  expenses                  462.3     466.9     465.0     225.0     275.0     511.0     527.0     558.0
                         --------  --------  --------  --------  --------  --------  --------  --------
                          2,136.3   2,262.9   2,215.0   1,053.9   1,288.1   2,415.0   2,520.0   2,685.0
Operating income            396.0     380.7     285.0      93.6     114.4     265.0     370.0     425.0
Other expense (income):
 Net interest expense
  (income) (10)             (46.3)    (59.4)    (64.7)    (27.8)     42.9      93.5      89.6      91.6
 Implant expense
  (income) (11)               --        --        --      (25.0)      --        --        --        --
 Other expense(income)      (16.1)    (32.2)     (3.0)      --       (0.6)     (2.8)     (7.6)    (10.0)
                         --------  --------  --------  --------  --------  --------  --------  --------
Income (loss) before
 reorganization costs
 and income taxes           458.4     472.2     352.7     146.4      72.0     174.3     287.9     343.4
 Reorganization costs
  (12)                       49.4      45.0      50.0   1,492.4       --        --        --        --
                         --------  --------  --------  --------  --------  --------  --------  --------
Income (loss) before
 income taxes               409.0     427.2     302.7  (1,346.1)     72.0     174.3     287.9     343.4
 Income tax provision       168.9     168.8     121.1    (494.2)     28.8      69.7     115.2     137.4
 Minority interest's
  share in income            18.4      20.9      12.2       4.3       3.9      13.6      21.8      26.7
                         --------  --------  --------  --------  --------  --------  --------  --------
Net Income (loss)        $  221.7  $  237.6  $  169.3  ($ 856.2) $   39.3  $   91.0  $  151.0  $  179.3
                         ========  ========  ========  ========  ========  ========  ========  ========

                                         (Disclosure Statement Exhibit) Page F-5

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES
                         PROJECTED FINANCIAL STATEMENTS
                           PERIOD ENDED DECEMBER 31,
                            (IN MILLIONS OF DOLLARS)

                                                     SUCCESSOR
                                            ------------------------------
                                            Q3&Q4
                                             1999    2000    2001    2002
                                            ------  ------  ------  ------
CASH FROM OPERATIONS:
Net Income                                  $ 39.3  $ 91.0  $151.0  $179.3
Operating adjustments:
  Depreciation and amortization              138.7   308.8   287.2   302.3
Changes in assets and liabilities:
  Accounts and notes receivable               (4.8)  (22.6)  (36.4)  (38.1)
  Inventories                                  9.7   (12.6)  (18.7)  (26.1)
  Prepaid expenses                             0.2    (0.5)   (0.1)   (0.1)
  Accounts payable                             3.7     5.8     8.5    11.9
  Accrued expenses                             2.7     3.1     4.7     5.3
                                            ------  ------  ------  ------
    Cash provided by operations              189.6   373.0   396.3   434.5
CASH FLOWS FROM INVESTING:
  Capital expenditures                      (145.8) (345.6) (388.8) (436.3)
  Other                                       (0.0)   (0.0)   (0.0)    0.0
                                            ------  ------  ------  ------
    Cash used for investing                 (145.8) (345.6) (388.8) (436.3)
CASH FLOWS FROM FINANCING:
  Net change due to financing                 (0.0)   (0.4)   (0.5)   (5.7)
  Payment of deferred obligations--net (13)    0.0     0.0     0.0  (218.4)
  Dividends paid to stockholders                --      --      --      --
  Minority interest                            2.5     8.4    11.5     8.5
                                            ------  ------  ------  ------
    Cash used for financing                    2.5     8.0    11.1  (215.6)
OTHER:
  Deferred income taxes                       12.6    29.8    49.0    60.4
  Other                                       16.1     1.5    12.0     3.4
NET CHANGE IN CASH                            75.0    66.6    79.6  (153.7)
Cash at beginning of year                    135.0   209.9   276.6   356.2
                                            ------  ------  ------  ------
Cash at end of year                          209.9   276.6   356.2   202.5

                                         (Disclosure Statement Exhibit) Page F-6

                DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES
                         PROJECTED FINANCIAL STATEMENTS
                           PERIOD ENDED DECEMBER 31,
                            (IN MILLIONS OF DOLLARS)


                                      PREDECESSOR                       SUCCESSOR
                              -------------------------------  -------------------------------
                                         ACTUAL       Q1 & Q2  Q3 & Q4
                               1996    1997    1998    1999     1999     2000    2001    2002
                              ------  ------  ------  -------  -------  ------  ------  ------
PROJECTED CASH FLOW DATA:
Operating profit              $396.0  $380.7  $285.0  $ 93.6   $114.4   $265.0  $370.0  $425.0
Depreciation and
 amortization                  174.4   168.5   195.0   128.5    128.5    286.0   266.0   280.0
                              ------  ------  ------  ------   ------   ------  ------  ------
EBITDA (14)                    570.3   549.2   480.0   222.1    242.9    551.0   636.0   705.0
Changes in working capital:
 Accounts and notes
  receivable                   (15.4)   15.5    (7.3)   (4.0)    (4.8)   (22.6)  (36.4)  (38.1)
 Inventories                    30.7   (27.6)  (31.9)    8.0      9.7    (12.6)  (18.7)  (26.1)
 Prepaid expenses and
  other                          6.2    10.3     0.1     0.2      0.2     (0.5)   (0.1)   (0.1)
 Accounts payable               25.5    (7.7)   (5.2)    3.1      3.7      5.8     8.5    11.9
 Accrued expenses               11.0    (9.4)    4.5     2.2      2.7      3.1     4.7     5.3
                              ------  ------  ------  ------   ------   ------  ------  ------
   Total                        58.1   (18.8)  (39.9)    9.5     11.6    (26.8)  (41.9)  (47.2)
Capital expenditures (15)     (312.6) (425.3) (350.0) (165.0)  (145.8)  (345.6) (388.8) (436.3)
                              ------  ------  ------  ------   ------   ------  ------  ------
Operating cash flow            315.8   105.0    90.1    66.6    108.7    178.6   205.3   221.5
                              ======  ======  ======  ======   ======   ======  ======  ======
PROFORMA LONG-TERM DEBT AND
NOTES PAYABLE:
 New Senior Notes                                     $  983   $  983   $  983  $  983  $  983
 Other Debt                                              136      136      136     135     129
 Less: Current portion                                     0       (0)      (0)     (6)     (0)
                                                      ------   ------   ------  ------  ------
   Total Long-Term Debt and
    Notes Payable                                      1,119    1,119    1,118   1,113   1,112
OTHER LIABILITY RELATED
ITEMS:
 Facility funding
  requirement--current                                $   32   $   26   $  198  $  374  $  204
 Facility funding
  requirement                                          2,120    2,094    1,897   1,523   1,319
                                                      ------   ------   ------  ------  ------
                                                       2,152    2,120    2,094   1,897   1,523

                                         (Disclosure Statement Exhibit) Page F-7

               DOW CORNING CORPORATION AND SUBSIDIARY COMPANIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (1) Prior to the Effective Date, the current insurance receivable includes scheduled cash payments, with respect to settlements with certain insurers which provided coverage solely to the Debtor, and to the Debtor and The Dow Chemical Company as co-insureds ("Shared Policies"), to be held in escrow accounts. Proforma insurance assets reflect estimated recoveries from all sources of insurance related funds available to the Debtor. The treatment of insurance policies as reflected in the projected financial statements is based on the settlement regarding allocation of insurance proceeds and coverage.

 (2) Prior to the Effective Date, the long-term insurance receivable includes: (i) an estimated $762.5 million of cash settlements as of the Effective Date, prior to the application of the Insurance Allocation Agreement, held in escrow accounts with respect to certain insurers which provided coverage solely to the Debtor, and to the Debtor and The Dow Chemical Company as co-insureds ("Shared Policies"); and, (ii) an estimated $776.8 million of recoveries as of the Effective Date, prior to the application of the Insurance Allocation Agreement, from all other sources of insurance, assuming for accounting purposes, liability levels based on pre-petition settlement negotiations. Following the Effective Date, proforma insurance assets reflect estimated recoveries from all sources of insurance related funds available to the Debtor. The treatment of insurance policies as reflected in the projected financial statements following the Effective Date is based on the settlement regarding allocation of insurance proceeds and coverage. Amounts shown are nominal amounts and do not reflect any discount due to the timing of receipts.

 (3) The adjustments on the balance sheet to the deferred tax accounts reflect the tax effects of the Plan.

 (4) Restricted cash in 1999 is comprised of $300 million of funds previously escrowed pursuant to the Global Settlement Agreement.

 (5) Adjustment to "other current liabilities" reflects projected administrative claims.

 (6) Adjustment reflects additional long term debt due to the issuance of Senior Notes to certain creditors.

 (7) Proforma liabilities recognized on the balance sheet include the total nominal value of the estimated funding requirements to or for the benefit of the Settlement Facility and Litigation Facility. The total maximum nominal value of the funding requirement is $3,172 million based on the Funding Payment Agreement. The Projections assume the Company is required to fund the entire Annual Payment Ceiling in each Funding Period.

 (8) Adjustment to "other liabilities" reflects the re-classification of Retiree Benefit liabilities from "liabilities subject to compromise" to "other liabilities."

 (9) Adjustment to stockholders' equity account reflects the difference due to necessary adjustments to book assets and liabilities to restate the balance sheet to reflect the Plan.

(10) Interest income is calculated based upon the average balance of cash and marketable securities and restricted cash held in escrow accounts. Amounts include interest income, net of tax, on cash from settlements with certain insurance carriers held in qualified settlement funds.

(11) Assumes $25 million of the $42.5 million of administrative funds contributed to the Global Settlement Agreement would be recovered in 1999.

(12) Amount in 1999 is comprised of $18 million of reorganization expenses incurred in 1999 and a $1,474.4 million net adjustment as a result of emergence from bankruptcy.

(13)  Net of cash recovery from certain insurance assets.

(14) Defined as earnings before interest, taxes, depreciation, amortization and other non-operating items.

(15) Capital expenditures during the Projection Period include significant expansion at the HSC joint venture. HSC funds its capital expenditures with cash from HSC operations and a revolving credit facility.

                                        (Disclosure Statement Exhibit) Page F-8

                                  EXHIBIT "G"
            (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


                       SUMMARY OF INSURANCE SETTLEMENTS
                            AND REMAINING COVERAGES

   The following exhibit provides a description of settlements approved by the Bankruptcy Court since May 15, 1995, between Dow Corning Corporation ("Dow Corning") and its product liability insurers. Pre-petition settlements that provide coverages that remain available are also described. Finally the exhibit describes the remaining product liability coverages that are not the subject of any settlements and that may relate to medical implant claims.

   The settlements descriptions are divided into two categories: buy-out settlements and coverage-in-place settlements. Generally buy-out settlements provide that the insurer has paid or agreed to pay specific amounts for release of its product liability coverages. Coverage-in-place settlements are agreements that obligate the insurers to recognize and pay claims upon agreed terms that resolve disputes between Dow Corning and the insurers as to claims covered by the policies. The descriptions indicate the amount of money generated by buy-out settlements with interest accrued thereon as of November 30, 1998, net of payments made to Hoechst Marion Roussel, Inc. out of such proceeds, and payments scheduled to be received. Coverage-in-place settlements are described by the remaining limits available for product liability claims.

   Some of the buy-out settlements and, in certain specific situations, the coverage-in-place settlement with the AIG Member Companies are subject to an escrow agreement under which various parties in interest, including Dow Corning and The Dow Chemical Company, continue to assert rights.

                              BUY-OUT SETTLEMENTS

                                                              BALANCE AS OF
 INSURERS                                                       11/30/98
 --------                                                    ---------------
    1. Hartford Accident and Indemnity Company, et al.       $119,483,044.53
       approved August 11, 1995
    2. London Market Insurance Companies approved March      $196,682,214.98
       25, 1996
       remaining balance to be collected                     $  1,502,747.13/2/
    3. National Casualty Company approved March 25, 1996     $    759,319.25
    4. Federal Insurance Company approved March 25, 1996     $ 15,102,788.88
    5. Arab Insurance Group (BSC) approved March 25, 1996    $    532,529.83
    6. Ludgate Insurance Company, Ltd. approved March 25,    $  1,077,216.48
       1996
    7. Algemene Verzekering Maatschappij Diligentia N.V.     $     12,217.12
       Te Amsterdam approved
       March 25, 1996
    8. Nationale-Nederlanden Schadeverzekering               $    457,644.66
       Maatschappij N.V. approved
       March 25, 1996
    9. American Re-Insurance Company approved March 25,      $  4,888,309.29
       1996
   10. American Empire Surplus Lines Insurance Company (as   $  7,278,149.01
       managing agent for Transport Indemnity Company)
       approved March 25, 1996
   11. Zurich Insurance Company, Zurich International,       $  4,127,905.31
       Ltd. approved March 25, 1996
   12. European Market Insurance approved March 25, 1996     $  7,809,915.15
   13. TIG Insurance Company, et al. approved March 25,      $ 26,997,749.26
       1996
   14. Seguros Comercial America, S.A. de C.V. approved      $  1,393,837.01
       June 6, 1996
   15. American Centennial Insurance Company approved June   $ 24,651,150.27
       14, 1996
   16. Centennial Insurance Company approved June 14, 1996   $  2,277,179.87

----------------------

   /1 /In addition, one of the London Market Insurers, the London Group, has commenced insolvency proceedings. This London Group still owes Dow Corning Corporation partial payments of $1,502,747.13, the majority of which is now past due.
   /2 /All remaining balances are shown net of corresponding obligations due to Hoechst Marion Roussel, Inc. upon receipt.

                                        (Disclosure Statement Exhibit) Page G-1

                                                              BALANCE AS OF
 INSURERS                                                       11/30/98
 --------                                                    ---------------
   17.    Prudential Reinsurance Company and Gibraltar       $ 53,873,190.47
          Casualty Company approved
          July 5, 1996
          remaining balance to be collected                  $ 14,400,000.00/3/
          Republic Insurance Company approved September 5,
   18.    1996                                               $    737,448.31
   19.    Stonewall Insurance Company approved September
          5, 1996                                            $  5,950,639.79
   20.    Employers Insurance of Wausau, a Mutual Company
          approved
          November 21, 1996                                  $ 12,193,279.53
          remaining balance to be collected                  $  4,833,333.00/4/
   21.    Swiss Re-Insurance Company of Zurich approved
          May 1, 1997                                        $  1,527,478.55
   22.    European Reinsurance Company of Zurich approved
          May 1, 1996                                        $  2,291,217.70
   23.    Royal Belge I.R.S. AD'Assurances approved May 1,
          1997                                               $  2,890,585.47
   24.    Haftpflichtverband Der Deutschen Industrie
          approved May 1, 1997                               $  2,923,065.10
   25.    North River Insurance Company, et al. approved
          March 29, 1996                                     $ 44,079,058.82
   26.    Allstate Insurance Company approved June 14,
          1996                                               $ 39,760,000.00
   27.    X L Insurance Company approved June 6, 1996        $ 32,936,307.66
   28.    Unione Italiana Reinsurance Company of America
          approved December 18, 1997                         $  1,494,224.18
   29.    KWELM Companies approved June 4, 1998              $  3,979,491.52
          additional payments will be received upon the
          Established Scheme Liabilities created under the
          settlement but the amount of such payments that
          will be paid under the KWELM Companies' Scheme
          of Arrangement is not known at this time

                         COVERAGE-IN-PLACE SETTLEMENTS
                                                                 REMAINING
 INSURERS                                                        LIMITS/5/
 --------                                                    ---------------
   30.    Travelers Casualty & Surety Company (formerly      $206,351,569.00
          The Aetna Casualty & Surety Company) pre-
          petition agreement/6/
   31.    AIU Insurance Company, et al. (AIG Member          $396,300,000.00
          Companies) approved
          June 6, 1996
   32.    American Guarantee and Liability Insurance         $  4,000,000.00/7/
          Company approved May 16, 1996
   33.    Royal Indemnity Company approved August 16, 1995   $  7,000,000.00

----------------------

   /3 /A payment of $10,000,000.00 was received in December, 1998, which increased the received balance and reduced the remaining balance to $4,400.000.00 which is due December 15, 1999.
   /4 /A payment of $2,416,667.00 was received in January, 1999, which increased the received balance and reduced the remaining balance to $2,416,666.00, which is due on January 5, 2000.
   /5 /Remaining limits shown are net of payments received as of November 30, 1998. Only a portion of these limits are available for breast implant claims.
   /6 /This pre-petition agreement also included a buy-out of primary policies. Proceeds of this pre-petition buy-out were not segregated or escrowed as with post-petition buy-out settlement proceeds. Travelers disputes Dow Corning's calculation of the balance of the remaining coverage.
   /7 /Dow Corning anticipates that this remaining coverage will be included in a buy-out settlement of unsettled coverages with American Guarantee that appears to be in the final stages of negotiation.

                                        (Disclosure Statement Exhibit) Page G-2

                              REMAINING COVERAGES

   There are a number of insurance policies that Dow Corning contends provide, or may provide, coverages for medical implant claims. Many of the insurers who issued these policies dispute Dow Corning's contentions that the policies provide coverage for medical implant claims and/or dispute the manner in which Dow Corning has allocated claims among insurance policies. The ultimate amount that may be collectable from these policies is dependent upon numerous factors. The amounts that may be collectable will be affected by the resolution of Michigan law regarding the interpretation of policy terms, the amount of Dow Corning's liability for medical products claims and the distribution of those claims among different product types and over different policy periods, the amount of competing claims by other insureds including Dow Chemical, the ability of the insurers to meet their financial obligations, etc.

   The remaining coverages are listed by the insurance company or group of related insurance companies that issued the policies. These coverages are divided into insurance companies or groups of insurance companies that are involved in some type of insolvency proceedings and those that are not involved currently in any insolvency proceedings. Among those that are not currently involved in any insolvency proceeding, some may have financial issues that could impair their ability to pay claims and some may become involved in insolvency proceedings in the future.

   The insurance coverages are further divided into those coverages that Dow Corning believes provide coverages based upon an occurrence basis, policies that cover injuries that "occur" within the policy period, and those policies that provide coverages based upon a claims made basis, policies that cover claims that are asserted and reported within the policy period.

   The Remaining limits listed for these coverages are the approximate amount of coverages that Dow Corning believes have not been exhausted as of September 30, 1997.

                                                         REMAINING
INSURERS                                                  LIMITS
--------                                              ---------------
SOLVENT INSURERS
  OCCURRENCE POLICIES
  34.AIU Foreign                                      $ 20,000,000.00
  35.Allianz Versicherungs                            $  3,500,000.00
  36.American Bankers                                 $  4,500,000.00
  37.American Guarantee-Foreign/8/                    $ 22,000,000.00
  38.Argonaut Ins. Co.                                $  9,000,000.00
  39.Associated International Ins. Co.                $  5,000,000.00
  40.Brittany Ins. Co./8/                             $  1,333,120.00
  41.Continental Casualty/Boston/Harbor               $ 19,250,000.00
  42.Employers Mutual Casualty Ins. Co.               $ 14,500,000.00
  43.Highlands Ins. Co.                               $  8,391,098.00
  44.Home Ins. Co.                                    $ 61,573,200.00
  45.International Surplus Lines                      $ 25,373,060.00
  46.Interstate Fire and Casualty                     $  2,763,334.00
  47.Kemper/American Manufacturers/Lumberman's Mutual $  7,000,000.00
  48.National Indemnity/8/                            $ 18,750,000.00
  49.Safety Mutual/Safety National                    $  9,150,000.00
  50.Timber                                           $ 77,750,000.00
  51.Unigard Mutual Ins. Co.                          $  6,000,000.00
  52.Wesport/Manhattan Fire/Puritan                   $ 15,000,000.00
  CLAIMS MADE POLICIES
  53.ACE Ins. Co./8/                                  $150,000,000.00
  54.Zurich Re/Anglo American/Turegum                 $ 40,000,000.00

POTENTIALLY INSOLVENT INSURERS
  OCCURRENCE POLICIES
  55.Centaur Ins. Co.                                 $ 22,500,000.00
  56.Ins. Co. of Florida                              $  1,000,000.00

----------------------

   /8 /Dow Corning anticipates that these coverages may be resolved as a result of settlement discussions that appear to be nearing successful conclusion.

                                        (Disclosure Statement Exhibit) Page G-3

                                        REMAINING
INSURERS                                 LIMITS
--------                             ---------------
  57.Ideal Mutual Ins. Co.           $ 15,500,000.00
  58.Integrity Ins. Co.              $ 25,448,350.00
  59.Midland Ins. Co.                $114,952,230.00
  60.Mission/Mission National        $ 66,776,407.00
  61.Pine Top Ins. Co.               $ 25,000,000.00
  62.Southern American Ins. Co.      $  2,000,000.00
  63.Transit Casualty                $ 25,000,000.00
  64.English & American              $ 17,204,742.00
  65.Slater Walker                   $     35,693.00
  66.Orion/London & Overseas         $ 26,379,428.00
  67.Andrew Weir                     $  8,950,506.00
  68.Bermuda Fire & Marine/8/        $  8,899,740.00
  69.British Northwestern            $    999,600.00
  70.Bryanston/8/                    $    575,818.00
  71.L'Etoille                       $     17,846.00
  72.Pine Top (UK)                   $    113,263.00
  73.Southern American Ins. Co. (UK) $    141,355.00
  74.St. Helens                      $  2,620,140.00
  75.Agricola                        $    350,597.00
  76.Bercanus Ins. Co.               $  2,000,000.00
  77.Canadian Universal              $  2,000,000.00
  78.Colonial Assurance              $  2,553,052.00
  79.Hafez                           $    134,971.00
  80.Insurance Exchange of Americas  $    500,000.00
  81.Mutual Fire & Marine            $  2,116,217.00
  82.Reserve Ins. Co.                $  1,000,000.00
  83.Yuval                           $     17,359.00

                                         (Disclosure Statement Exhibit) Page G-4

                                  EXHIBIT "H"
             (TO AMENDED JOINT DISCLOSURE STATEMENT WITH RESPECT TO
                     AMENDED JOINT PLAN OF REORGANIZATION)


                              LIQUIDATION ANALYSIS

($ in millions)

                                                       RANGE OF
                                                        VALUES
                                                     --------------
                                                      LOW     HIGH
                                                     ------  ------
LIQUIDATION PROCEEDS COMPUTATION
--------------------------------
Going Concern Value                              (1) $2,765  $3,440
  Less: Applicable Risk Adjustments              (2)   (700)   (869)
                                                     ------  ------
Gross Proceeds from Sale of Business                  2,065       2,572
  Average of the Range                                  $2,318
                                                        ======
  Less: Cost of Selling Business                 (3)      (116)
                                                        ------
Net Proceeds from Asset Sales                           $2,203
Net Proceeds from Asset Sales                           $2,203
  Add: Cash and Other Assets                     (4)       735
  Add: Estimated Insurance Assets                (5)     1,067
  Less: Liquidation Tax Liabilities              (6)      (291)
  Add: Tax Benefits of Deductions due to Claims  (6)       431
                                                        ------
Net Liquidation Proceeds Available                       4,145
SECURED AND UNSECURED PRIORITY CLAIMS
-------------------------------------
  Administrative Claims                                      2
  Priority Tax Claims                                        5
  Professional Fees and potential claims for
    Severance, Pension and Contracts                       100
                                                        ------
                                                           108
Net Proceeds Available for Unsecured Claims,
 Personal Injury Claims and Equity                      $4,037
                                                        ======

                                         (Disclosure Statement Exhibit) Page H-1

                         NOTES TO LIQUIDATION ANALYSIS

The following footnotes set forth the assumptions and methodology employed in the preceding hypothetical chapter 7 liquidation analysis. While the Debtor believes that the assumptions utilized in the liquidation analysis are reasonable, the validity of such assumptions may be affected by the occurrence of events or the existence of conditions not now contemplated or by other factors. Underlying this analysis are a number of assumptions which are inherently subject to significant uncertainties and contingencies, many of which would be beyond control of the Debtor. Accordingly, while the analysis is necessarily presented with numerical specificity, the actual liquidation value of the Debtor may vary from that considered herein and variations may be material.

The principal assumptions used in DCC's liquidation analysis include the following:

(1) GOING CONCERN VALUE:

The analysis assumes that in hypothetical chapter 7 liquidation, DCC, its wholly owned subsidiaries and joint venture interests would be sold as going concerns. It is assumed that this strategy would produce the highest value consistent with the chapter 7 trustee's obligation to liquidate assets of the estate expeditiously. The liquidation analysis assumes hypothetically that a chapter 7 case is initiated on June 30, 1999.

The following factors, not listed in order of importance, were considered in valuing DCC as a going concern:

  b) information concerning current operations and prospects of the business;

  c) market valuation of certain publicly traded chemical companies, whose operating businesses are characterized as comparable to that of DCC;

  d) acquisition values, multiples and premiums of recent acquisitions for comparable companies or operating divisions;

  e) a discounted cash flow analysis of DCC, based on projected financial information;

  f) certain economic, industry and company specific information which was deemed to be appropriate and relevant.

Debt of DCC's wholly owned subsidiaries that are not debtors in the proceedings, comprised of approximately $35m, has been reflected as a deduction from the Going Concern Value.

(2) APPLICABLE RISK ADJUSTMENTS:

The Debtor believes that a liquidation under chapter 7 would inevitably lead to selling conditions which would substantially reduce the total value available to the estate. The following are some, but not all, of the deleterious consequences that the Debtor believes would result from a chapter 7 liquidation:

  a) The sale of the Debtor's assets and businesses under the time pressure and adverse publicity attendant to a chapter 7 liquidation would create a difficult selling environment and could result in a transaction consummated at a substantial discount to going-concern value. In the Debtor's circumstances, these effects would be particularly acute because (i) the concerns of a purchaser over successor liability and
      (ii) the scale, technology and experience required in the silicone-based products industry limits the number of strategic buyers.

  b) Conversion of the Case to a chapter 7 liquidation would adversely affect (i) morale, productivity and retention of the Debtor's employees; (ii) the willingness of the Debtor's vendors to provide goods and services and extend credit; (iii) the business relationships between the Debtor and its customers; and (iv) the ability of the Debtor to attract new customers and to exploit various business opportunities otherwise available to it. Given that the Debtor's profitability is heavily dependent on the maintenance of market share and sustained research and development efforts, any prolonged delay which results in loss of customers or loss of key personnel would cause a significant decline in projected cash flows and, therefore, value to a potential acquirer.

The discount applied to the going concern value represents a judgment as to the discount that would be required in selling the operating businesses to take into account the matters referred to above and other risks inherent in the chapter 7. The chapter 7 discount applied to the going concern value is 25%. The discounts applied by any particular purchaser could be significantly different due to the factors mentioned above.

(3) COST OF SELLING BUSINESS:

The costs associated with selling the business as a going concern including agency fees, trustee fees, commissions, etc., are estimated to be 5% of the sale proceeds (excluding cash and cash equivalents).

                                        (Disclosure Statement Exhibit) Page H-2

(4) ESTIMATED CASH AND CASH EQUIVALENTS:

Estimated cash and cash equivalents is comprised of the following:

  a)  Projected cash and cash equivalents as of June 30, 1999.

  b) Restricted cash comprised of $300m of funds previously escrowed pursuant to the Global Settlement Agreement.

(5) ESTIMATED INSURANCE ASSETS:

The estimate of insurance assets is based on the insurance settlement agreement, which may or may not be in effect in chapter 7 liquidation. The estimate assumes a delay in insurance collection during the liquidation.

(6) CERTAIN TAX ASSUMPTIONS:

LIQUIDATION TAX LIABILITIES:

Amount represents the tax liability resulting from corporate liquidation, assuming estate were to sell all of its assets pursuant to a chapter 7 liquidation. It is assumed that the estate would pay taxes at 40% on the tax gain on the sale of the assets.

TAX BENEFIT OF DEDUCTIONS DUE TO CLAIMS:

The estimated tax benefit from the payment of claims, net of insurance assets, which is assumed to be available to offset taxable income from the gain on sale of assets and taxable income in prior years.

                                        (Disclosure Statement Exhibit) Page H-3